Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

each Seller party hereto,

as Sellers,

each Subject Company party hereto,

as the Subject Companies,

WPX Energy Williston, LLC,

as Purchaser,

and

Devon Energy Corporation,

as Parent

Dated as of July 8, 2024

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ii

iii

iv

EXHIBITS:

Exhibit A	Assets
Exhibit A-1	Leases
Annex I	GM II Leases
Annex II	GM III Leases
Exhibit A-2	Wells
Annex I	GM II Wells
Annex II	GM III Wells
Exhibit A-3	DSUs
Annex I	GM II DSUs
Annex II	GM III DSUs
Exhibit A-4	Surface Rights and Rights of Way
Annex I	GM II Surface Rights and Rights of Way
Annex II	GM III Surface Rights and Rights of Way
Exhibit A-5	Gathering and Disposal Systems
Annex I	GM II Gathering and Disposal Systems
Annex II	GM III Gathering and Disposal Systems
Exhibit B	Form of Assignment of Subject Securities
Exhibit C	Form of Excluded Asset Assignment
Exhibit D	Form of Resignation and Release
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Post-Closing Letter Agreement
Exhibit G	Form of Escrow Agreement

SCHEDULES:

Schedule 1.1	Existing Hedges
Annex I	GM II Existing Hedges
Annex II	GM III Existing Hedges
Schedule 1.2	Certain Excluded Assets
Annex I	GM II Excluded Assets
Annex II	GM III Excluded Assets
Schedule 1.3	Knowledge
Part A Annex I	GM II Knowledge Persons
Part A Annex II	GM III Knowledge Persons
Part B	Purchaser Knowledge Persons
Schedule 2.2(a)	Percentage Share Allocation
Schedule 2.4(k)	Specified Adjustments
Schedule 2.8	Allocated Value
Annex I	GM II Allocated Values
Annex II	GM III Allocated Values
Schedule 4.4	Seller Conflicts
Annex I	GM II Seller Conflicts
Annex II	GM III Seller Conflicts

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Schedule 4.5	Seller Litigation
Annex I	GM II Seller Litigation
Annex II	GM III Seller Litigation
Schedule 4.10	Seller Brokers’ Fees
Annex I	GM II Seller Brokers’ Fees
Annex II	GM III Seller Brokers’ Fees
Schedule 5.4	Subject Company Groups Conflicts
Annex I	GM II Conflicts
Annex II	GM III Conflicts
Schedule 5.5(a)	Capitalization
Annex I	GM II Capitalization
Annex II	GM III Capitalization
Schedule 5.5(b)	Other Securities
Annex I	GM II Other Securities
Annex II	GM III Other Securities
Schedule 5.5(c)	Seller Governing Document Matters
Annex I	GM II Seller Governing Document Matters
Annex II	GM III Seller Governing Document Matters
Schedule 5.6	Financial Statements
Annex I	GM II Financial Statements
Annex II	GM III Financial Statements
Schedule 5.7(a)	Undisclosed Liabilities
Annex I	GM II Undisclosed Liabilities
Annex II	GM III Undisclosed Liabilities
Schedule 5.7(b)	Credit Document Indebtedness
Annex I	GM II Credit Document Indebtedness
Annex II	GM III Credit Document Indebtedness
Schedule 5.8	Litigation
Annex I	GM II Litigation
Annex II	GM III Litigation
Schedule 5.10	Taxes
Annex I	GM II Taxes
Annex II	GM III Taxes
Schedule 5.11(f)	Employment Plans
Annex I	GM II Employment Plans
Annex II	GM III Employment Plans
Schedule 5.11(i)	Labor and Employee Benefits
Annex I	GM II Labor and Employee Benefits
Annex II	GM III Labor and Employee Benefits
Schedule 5.11(m)	Transaction Payments
Annex I	GM II Transaction Payments
Annex II	GM III Transaction Payments
Schedule 5.12	Compliance with Laws
Annex I	GM II Compliance with Laws
Annex II	GM III Compliance with Laws
Schedule 5.13(a)	Material Contracts
Annex I	GM II Material Contracts
Annex II	GM III Material Contracts

Schedule 5.13(b)	Certain Material Contract Matters
Annex I	GM II Material Contract Matters
Annex II	GM III Material Contract Matters
Schedule 5.14	Outstanding Capital Commitments
Annex I	GM II Outstanding Capital Commitments
Annex II	GM III Outstanding Capital Commitments
Schedule 5.15	Consents; Preferential Rights
Annex I	GM II Consents; Preferential Rights
Annex II	GM III Consents; Preferential Rights
Schedule 5.16	Wells
Annex I	GM II Wells
Annex II	GM III Wells
Schedule 5.17	Environmental Matters
Annex I	GM II Environmental Matters
Annex II	GM III Environmental Matters
Schedule 5.18	Royalties and Expenses
Annex I	GM II Royalties and Expenses
Annex II	GM III Royalties and Expenses
Schedule 5.19	Imbalances
Annex I	GM II Imbalances
Annex II	GM III Imbalances
Schedule 5.20	Advance Payments
Annex I	GM II Advance Payments
Annex II	GM III Advance Payments
Schedule 5.21(a)	Owned Real Property
Annex I	GM II Owned Real Property
Annex II	GM III Owned Real Property
Schedule 5.21(b)	Leased Real Property
Annex I	GM II Leased Real Property
Annex II	GM III Leased Real Property
Schedule 5.22	Casualty Loss and Condemnation
Annex I	GM II Casualty Loss and Condemnation
Annex II	GM III Casualty Loss and Condemnation
Schedule 5.23	Insurance
Annex I	GM II Insurance
Annex II	GM III Insurance
Schedule 5.24	Bank Accounts
Annex I	GM II Bank Accounts
Annex II	GM III Bank Accounts
Schedule 5.26	Absence of Certain Changes
Annex I	GM II Absence of Certain Changes
Annex II	GM III Absence of Certain Changes
Schedule 5.27	Other Business or Assets
Annex I	GM II Other Business or Assets
Annex II	GM III Other Business or Assets
Schedule 5.28(a)	Affiliate Arrangements
Annex I	GM II Affiliate Arrangements
Annex II	GM III Affiliate Arrangements

Schedule 5.28(b)	EnCap Affiliate Arrangements
Annex I	GM II EnCap Affiliate Arrangements
Annex II	GM III EnCap Affiliate Arrangements
Schedule 5.29	Credit Support
Annex I	GM II Credit Support
Annex II	GM III Credit Support
Schedule 5.30	Suspense Funds
Part A Annex I	GM II Suspense Funds
Part A Annex II	GM III Suspense Funds
Part B Annex I	GM II Suspended Receipts
Part B Annex II	GM III Suspended Receipts
Schedule 5.32	Regulatory Matters
Annex I	GM II Regulatory Matters
Annex II	GM III Regulatory Matters
Schedule 5.33	Leases
Annex I	GM II Leases
Annex II	GM III Leases
Schedule 5.34	Surface Use
Annex I	GM II Surface Use
Annex II	GM III Surface Use
Schedule 5.35	Payout Balances
Annex I	GM II Payout Balances
Annex II	GM III Payout Balances
Schedule 5.38	Certain Transfers
Annex I	GM II Transfers
Annex II	GM III Transfers
Schedule 6.12(e)	Purchaser Capitalization
Schedule 8.1(a)	Subject Company Group Personnel
Annex I	GM II Personnel
Annex II	GM III Personnel
Schedule 8.2	Interim Operations of the Subject Company Groups
Annex I	GM II Interim Operations
Annex II	GM III Interim Operations
Schedule 8.2(b)	Interim Period Employee Matters
Schedule 8.2(c)	Seller Management Persons
Part A Annex I	GM II Seller Management Persons
Part A Annex II	GM III Seller Management Persons
Part B Annex I	GM II Severance Plans
Part B Annex II	GM III Severance Plans
Schedule 8.13	Credit Support
Annex I	GM II Credit Support
Annex II	GM III Credit Support
Schedule 8.16	Seismic Licenses
Part A Annex I	GM II Retained Seismic Licenses
Part A Annex II	GM III Retained Seismic Licenses

Part B Annex I	GM II Terminated Seismic Licenses
Part B Annex II	GM III Terminated Seismic Licenses
Schedule 8.17	Affiliate Arrangements
Annex I	GM II Affiliate Arrangements
Annex II	GM III Affiliate Arrangements
Schedule 8.19(a)	Permitted Trade Areas
Schedule 8.24(b)	Specified Litigation Matter
Schedule 10.2	Specified Persons (Post-Closing Letter Agreement)
Schedule PE	Permitted Encumbrances
Schedule SF	Subject Formations
Schedule WCA	Working Capital

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SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), is dated as of July 8, 2024 (the “Execution Date”), by and among Grayson Mill Holdings II, LLC, a Delaware limited liability company (“GM II Seller”) and Grayson Mill Holdings III, LLC, a Delaware limited liability company (“GM III Seller”, and together with the GM II Seller, each a “Seller” and collectively the “Sellers”); Grayson Mill Intermediate HoldCo II, LLC (“GM II Subject Company”) and Grayson Mill Intermediate HoldCo III, LLC (“GM III Subject Company”, and together with the GM II Subject Company, each individually a “Subject Company” and collectively the “Subject Companies”); WPX Energy Williston, LLC, a Delaware limited liability company (“Purchaser”); and Devon Energy Corporation, a Delaware corporation (“Parent”, and together with Purchaser, each individually a “Purchaser Party” and collectively the “Purchaser Parties”). Each of the Sellers, Subject Companies, and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, GM II Seller holds and desires to sell, and Purchaser desires to purchase and acquire, one hundred percent (100%) of the issued and outstanding Securities of GM II Subject Company (the “GM II Subject Securities”), with such GM II Subject Securities more fully described on Schedule 5.5(a); and

WHEREAS, GM III Seller holds and desires to sell, and Purchaser desires to purchase and acquire, one hundred percent (100%) of the issued and outstanding Securities of GM III Subject Company (the “GM III Subject Securities”, and together with the GM II Subject Securities, the “Subject Securities”), with such GM III Subject Securities more fully described on Schedule 5.5(a).

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions. As used herein:

“2023 Audited Financials” is defined in Section 5.6.

“280G Stockholder Approval” is defined in Section 11.8.

“401(k) Plan” is defined in Section 8.11(f).

“AAA” means the American Arbitration Association.

“Accepted Additional Lease” is defined in Section 8.18(a).

“Accounting Principles” is defined in Section 2.5(a).

“Accounting Referee” is defined in Section 2.7(b).

“Action” means any action, claim, investigation, audit, arbitration, suit, inquiry, charge, complaint, litigation or similar legal proceeding (including any civil, criminal, administrative or appellate proceeding), arbitration or criminal prosecution, or any appeal thereof.

“Additional Lease” is defined in Section 8.18(a).

“Additional Lease Acquisition” is defined in Section 8.18(a).

“Additional Lease Acquisition Costs” means the actual and documented direct costs and expenses incurred by any Subject Company to acquire an Additional Lease including, but not limited to, any brokers fees, due diligence costs, title examination costs and any other similar costs and expenses related thereto.

“Additional Lease Acquisition Deadline” is defined in Section 8.18(a).

“Additional Lease Deposit” means an amount in cash equal to the sum of the aggregate amount of all Additional Lease Purchase Prices (as calculated by the applicable Seller in good faith and set forth in the applicable Additional Lease Notice(s)) attributable to any Accepted Additional Leases asserted by a Seller pursuant to one or more valid Additional Lease Notices prior to the Additional Lease Acquisition Deadline that Sellers and Purchaser have not agreed upon prior to Closing.

“Additional Lease Notice” is defined in Section 8.18(b).

“Additional Lease Purchase Price” means, with respect to any Accepted Additional Lease that is the subject of an Additional Lease Acquisition, to the extent that all or portions of such Accepted Additional Lease is included in or allocated to a DSU or Well with an Allocated Value, an amount equal to the difference of (a) the aggregate Title Benefit Amounts with respect to such Additional Lease Acquisition (as calculated in accordance with Section 3.2(e), mutatis mutandis), minus (b) the Additional Lease Acquisition Costs paid or payable by the applicable member of the applicable Subject Company Group for such Additional Lease.

“Additional Subject Company Hedges” is defined in Section 8.14(b).

“Adjusted Purchase Price” is defined in Section 2.2.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, with “Control” (and derivatives thereof) meaning the ability to direct the management or policies of a Person through ownership of voting Securities, pursuant to a written agreement, or otherwise; provided, however, (a) each Subject Company (and each member of each Subject Company Group) shall be deemed to be an Affiliate of the applicable Seller for all periods prior to the Closing, (b) each Subject Company (and each member of each Subject Company Group) shall be deemed to be an Affiliate of Purchaser for all periods after the Closing, and (c) when used with respect to any Seller, except when used in clause (b) of the definition of “Excluded Records”, the term “Affiliate” shall not include EnCap Investments, L.P. or any private equity funds, portfolio companies, parallel investment entities, or alternative investment entities owned, managed, or Controlled by EnCap Investments, L.P., in each case, other than such Seller, and each of such Seller’s respective direct and indirect Subsidiaries.

“Affiliate Arrangements” means (a) any and all Contracts between (i) any member of a Subject Company Group or any of its directors, managers, officers, employees or consultants, or any members of their immediate families, or that is otherwise binding on any member of a Subject Company Group or the Assets, on the one hand, and (ii) any Seller, any Person owning (directly or indirectly) any Securities in such Seller or any of their respective Affiliates (which, for the avoidance of doubt, does not include the Subject Company Groups for purposes of this definition) or any of their respective directors, managers, officers, employees or consultants, or any members of their immediate families, on the other hand, (b) any arrangement whereby any Seller, any Person owning (directly or indirectly) any Securities in such Seller or any of their respective Affiliates (which, for the avoidance of doubt, does not include the Subject Company Groups for purposes of this definition) or any of their respective directors, managers, officers, employees or consultants, or any members of their immediate families owns any interest in any of the Assets, (c) any arrangement whereby any member of a Subject Company Group is obligated to pay currently or in the future any amounts to any Seller, any Person owning (directly or indirectly) any Securities in such Seller or any of their respective Affiliates (which, for the avoidance of doubt, does not include the Subject Company Groups for purposes of this definition) or any of their respective directors, managers, officers, employees or consultants or any members of their immediate families or (d) any arrangement whereby any Seller, any Person owning (directly or indirectly) any Securities in such Seller or any of their respective Affiliates (which, for the avoidance of doubt, does not include the Subject Company Groups for purposes of this definition) or any of their respective directors, managers, officers, employees or consultants or any members of their immediate families is obligated to pay currently or in the future any amounts to any Subject Company.

“Agreement” is defined in the introductory paragraph hereof.

“Allocated Value” means, (i) with respect to the applicable Subject Formation(s) as to each DSU and Well, the portion of the Unadjusted Purchase Price plus the amount set forth on Schedule 2.4(k), Part A allocated on the applicable Annex to Schedule 2.8 as to each such DSU and Well; and (ii) with respect to the Gathering and Disposal Systems, the portion of the Unadjusted Purchase Price plus the amount set forth on Schedule 2.4(k), Part B allocated on the applicable Annex to Schedule 2.8 for such Gathering and Disposal Systems.

“Allocation” is defined in Section 2.8.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, any state antitrust or unfair competition Laws and all other national, federal, state, foreign or multinational Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, attempted monopolization, restraint of trade, lessening of competition or abusing or maintaining a dominant position. Antitrust Laws also includes any Law that requires one or more parties to a transaction to submit a notification to a Governmental Authority with the authority to review certain transactions to determine if such transactions violate any Antitrust Law.

“Assets” means with respect to each Subject Company Group, such Subject Company Group’s individual or collective right, title, and interest in and to the following:

(a) all Hydrocarbon leases, mineral interests, fee mineral interests, overriding royalties, reversionary interests, non-participating royalty interests, net profit interests, production payments, and any other mineral, royalty other similar interests in or payable out of production of Hydrocarbons from or allocated to the Hydrocarbon leases or other interests described herein, including those interests set forth on the applicable Annex to Exhibit A-1 for such Subject Company Group or, at Closing, that constitute an Accepted Additional Leases pursuant to Section 8.18 (collectively, the “Leases”), together with all pooled, communitized, or unitized acreage which includes all or part of any Leases or any Wells (including the DSUs set forth on the applicable Annex to Exhibit A-3, the “Units”), together with the lands covered by any such Leases or Units, and all tenements, hereditaments, and appurtenances arising out of or derived from any of the Leases or the Units (collectively, the “Lands”);

(b) any and all Hydrocarbon, water, CO2, injection, disposal or other wells located on, under, within or producing from or allocated to the Lands, including those described on the applicable Annex to Exhibit A-2 for such Subject Company Group (the “Wells”, and together with the Leases, the Units and the Lands, the “Oil and Gas Properties”), in each case whether producing, non-producing, permanently or temporarily Plugged and Abandoned;

(c) all surface fee interests, easements, licenses, servitudes, rights of way, surface leases and other rights to use the surface, in each case to the extent appurtenant to, and used or held for use in connection with, the ownership or operation of the Oil and Gas Properties, including the property described on the applicable Annex to Exhibit A-4 for such Subject Company Group (the “Surface Rights and Rights of Way”);

(d) the Gathering and Disposal Systems;

(e) all Contracts;

(f) all Permits;

(g) all wellhead equipment, flowlines, pipelines equipment, injection facilities, platforms, compressors, meters, tanks, batteries, tools, utility lines, facilities and other equipment, fixtures or machinery of any kind or character that are used or held for use in connection with the ownership or operation of the Oil and Gas Properties, the Gathering and Disposal Systems or otherwise in connection with the Business of each Subject Company Group (the “Equipment”);

(h) the Hydrocarbons produced from the Assets or allocated thereto from and after the Effective Time; and

(i) all other assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, all of such Subject Company Group’s, bank accounts, receivables and Cash and Cash Equivalents, as well as all credits, rebates and refunds;

provided, however, “Assets”, “Contracts”, “Permits”, “Equipment”, “Gathering and Disposal Systems” “Leases”, “Units”, “Wells”, “Surface Rights and Rights of Way” and “Oil and Gas Properties” shall not include any Excluded Assets.

“Assignment” is defined in Section 10.2(c).

“Audit Firm” is defined in Section 8.12(b).

“Balance Sheet Date” is defined in Section 5.6.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

“Barrel” means forty-two (42) United States standard gallons of two hundred and thirty one (231) cubic inches per gallon at sixty degrees (60°) Fahrenheit.

“BTU” means a British Thermal Unit, which is the amount of energy required to raise the temperature of one pound avoirdupois of water from fifty-nine degrees (59°) Fahrenheit to sixty degrees (60°) Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.

“Business” means the ownership and operation by each Subject Company Group of the Assets and other activities conducted by such Subject Company Group that are incidental thereto.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas or Oklahoma City, Oklahoma.

“Business Employee” means each individual who is employed by a Subject Company or its Subsidiary (if any).

“Cash and Cash Equivalents” means (a) money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination, (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (d) commercial paper issued by any bank or any bank holding company owning any bank, and (e) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America, in each case, only to the extent constituting cash equivalents in accordance with GAAP; provided that, Cash and Cash Equivalents shall be calculated net of (x) restricted balances, and any other amounts that are not freely and immediately usable, distributable or transferable (including security deposits, bond guarantees, collateral reserve accounts and amounts held in escrow or held by the applicable Subject Company Group on behalf of Third Parties), and (y) outstanding outbound checks, drafts, draws, ACH debits and wire transfers.

“Cash Purchase Price” is defined in Section 2.2(a).

“Casualty Event” is defined in Section 8.3.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Claim Notice” is defined in Section 13.6(b).

“Closing” is defined in Section 10.1.

“Closing Adjusted Purchase Price” is defined in Section 2.7(a).

“Closing Certificate” means the certificate delivered by each Seller and its applicable Subject Companies at the Closing pursuant to Section 10.2(e).

“Closing Date” is defined in Section 10.1.

“Closing Distribution” means a distribution to be made by each Subject Company Group at or immediately prior to Closing to or for the benefit of Sellers in an amount equal to all or substantially all of the Cash and Cash Equivalents of such Subject Company Group as of the close of business six (6) Business Days prior to the Closing Date, excluding any reserves, as reasonably determined by the applicable Seller, to be retained by such Subject Company Groups, which will include at least an amount of Cash and Cash Equivalents that is needed to satisfy obligations of the Subject Company Group reasonably expected to be paid (to avoid incurring any additional interest, expense, penalty or other loss to the Subject Company Groups) within ten (10) days following the Closing.

“Closing Payment” means the amount of cash consideration payable by Purchaser to Sellers at the Closing, which shall be an amount equal to the remainder of (a) the estimate of the cash portion of the Closing Adjusted Purchase Price as determined pursuant to Section 2.7(a), minus (b) the Performance Deposit, minus (c) the Defect Deposit (if any), minus (d) the Additional Lease Deposit (if any).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including with respect to state and local income, franchise, margin and gross receipts Taxes.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of March 27, 2024, by and among the Sellers, each subsidiary of Sellers, EnCap Investments, L.P. and Devon Energy Production Company, L.P., as amended from time to time.

“Consent” means any consent, approval, authorizations, or permit of, or filing with, or notification to, any Governmental Authorities or any other Person which are required to be obtained, made, or complied with for or in connection with the sale, assignment and transfer of the Subject Securities and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Continuation Period” is defined in Section 8.11(b).

“Continuing Employee” is defined in Section 8.11(b).

“Contracts” means all contracts, agreements, loans, debentures, notes, bonds, indentures, licenses, leases and any other instruments or agreements (written or oral) (including amendments, supplements or modifications thereto) that are binding on any member of a Subject Company Group, the Assets (including the Oil and Gas Properties) or the Business or that relate to the ownership or operation of the Assets (including the Oil and Gas Properties) or the Business, including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, and other contracts and arrangements (including any amendments, supplements or modifications thereto) pursuant to which any Subject Company Group member acquired interests in any other Assets, transportation agreements, agreements for the sale and purchase of Hydrocarbons, and processing agreements; provided, however, without limiting the instruments included in the Assets, the defined term “Contracts” shall not include the (a) Leases, (b) Surface Rights and Rights of Way (other than surface use agreements or similar surface contracts that are not in the nature of a real property interest), and (c) other instruments constituting any Subject Company Group member’s chain of title to the Oil and Gas Properties or any such Surface Rights and Rights of Way.

“Control” is defined in the definition of “Affiliate”.

“Credit Document Indebtedness” all Pre-Effective Time Credit Document Indebtedness and Post-Effective Time Credit Document Indebtedness.

“Credit Documents” means (a) as to GM II Subject Company Group, that certain Credit Agreement dated as of April 26, 2021 among Grayson Mill Energy II, LLC, Wells Fargo Bank, NA, as administrative agent and issuing bank, and the other lenders party thereto, as amended and (b) as to GM III Subject Company Group, that certain Credit Agreement dated June 12, 2023 among Grayson Mill Energy III, LLC, JPMorgan Chase Bank, N.A., as administrative agent and issuing bank and the other lenders party thereto, as amended, and any amendments, extensions, supplements or replacements of any of the Credit Documents or substitute facilities thereof.

“Credit Support” means any cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support.

“Cure Deadline” means (a) with respect to Title Defects, the date that is one hundred twenty (120) days after the Closing Date and (b) with respect to Environmental Defects, the date that is one (1) Business Day prior to the Closing Date.

“Customary Hydrocarbon Deductions” means, with respect to Hydrocarbons, and without duplication, the actual amount of: (a) any amounts previously deducted by the applicable payor from the proceeds paid for such Hydrocarbons (if such proceeds have actually been paid to the applicable Subject Company Group member as of the date of determination) and (b) any express deductions included in determining the applicable Contract price (if any) for such Hydrocarbons as of the date of determination, insofar as such amounts have not been deducted in calculating the Settlement Price, including (but not limited to) the amount of all (i) Royalties applicable to such Hydrocarbons (insofar as such amounts are not accounted for as Working Capital Liabilities for purposes of determining Effective Time Working Capital), (ii) marketing, transportation fees and other post-production costs charged by Third Parties (other than Taxes) in respect of such Hydrocarbons in the ordinary course of business and (iii) gravity adjustments for which there is no payment to such Subject Company Group member in connection with the sale of such Hydrocarbons.

“Cut-Off Date” means the date of the final settlement and determination of the Adjusted Purchase Price in accordance with Section 2.7(b).

“D&O Insurance” means a directors’ and officers’ insurance and indemnification policy.

“Damages” means the amount of any actual loss, cost, amounts paid in settlement, damage, liability, penalties, fines, expense, claim, award or judgment incurred or suffered by a Person arising out of or resulting from a given matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of arbitrators, attorneys, consultants, accountants or other agents and experts reasonably incident to such matters, and the costs of investigation or monitoring of such matters, and the costs of enforcement.

“Defect” means any Environmental Defect or Title Defect.

“Defect Amount” is defined in Section 3.2(d).

“Defect Deadline” is defined in Section 3.2(a).

“Defect Deductible” means an amount equal to $115,875,000.00.

“Defect Deposit” means an amount in cash equal to the positive remainder (if any) of the following (and which amount shall not be less than $0):

(a) an amount equal to the positive remainder, if any, of the following (and for clarity, if the remainder of the amounts described in this clause (a) is less than $0, then for purposes of this definition, such amount shall be deemed to be $0):

(i) the aggregate Defect Amounts for all Title Defects (other than Special Warranty Defects) that exceed the applicable Individual Defect Threshold with respect to all alleged Title Defects asserted by Purchaser pursuant to one or more valid Defect Notices prior to the Defect Deadline;

(ii) plus, the aggregate Defect Amounts for all Environmental Defects that exceed the applicable Individual Defect Threshold with respect to all alleged Environmental Defects asserted by Purchaser pursuant to one or more valid Defect Notices prior to the Defect Deadline;

(iii) minus, the aggregate Defect Amounts with respect to any and all Title Defects (other than Special Warranty Defects) that Sellers and Purchaser have agreed upon prior to Closing or that Sellers and Purchaser have agreed that Sellers have cured prior to Closing;

(iv) minus the aggregate Defect Amounts with respect to any and all Environmental Defects that Sellers and Purchaser have agreed upon prior to Closing or that Sellers and Purchaser have agreed that Sellers have cured prior to Closing;

(v) minus the Defect Deductible;

(b) plus the aggregate Defect Amounts for all Special Warranty Defects asserted by Purchaser pursuant to one or more valid Defect Notices prior to the Defect Deadline (less any such Special Warranty Defects that Sellers and Purchaser have agreed upon prior to Closing or that Sellers and Purchaser have agreed that Sellers have cured prior to Closing);

(c) minus, the aggregate Title Benefit Amounts for all Title Benefits asserted by Sellers pursuant to one of more valid Title Benefit Notices prior to the Defect Deadline, as agreed to by the Parties as of the Closing Date.

“Defect Notice” is defined in Section 3.2(a).

“Defect Referee” means the Title Referee or the Environmental Referee, as applicable.

“Defensible Title” means the aggregate title of the applicable Subject Company Group in and to each applicable Subject Formation of the DSUs and Wells that, as of the Effective Time and Closing Date and except for and subject to Permitted Encumbrances, is (x) deducible of record, or (y) beneficial title (1) validly obtained by forced pooling pursuant to N.D. Cent. Code Sections 38-08-07 and 38-08-08 and the rules and regulations promulgated and/or related thereto, or (2) evidenced by non-consent elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements, pooling Orders or unitization agreements, in Seller’s or the Subject Company Group’s Records; and:

(a) as to the applicable Subject Formations, entitles such Subject Company Group to receive a Net Revenue Interest as to Hydrocarbons (i) in the case of any DSU, not less than the Net Revenue Interest percentage shown with respect to such Subject Formation as to such DSU in the applicable Annex to Exhibit A-3 for such Subject Company Group over the productive life of such DSU; (ii) in the case of any Well, not less than the Net Revenue Interest percentage shown with respect to such Subject Formation as to such Well in the applicable Annex to Exhibit A-2 for such Subject Company Group over the productive life of such Well; except, in each case of subsections (i) and (ii) of this subsection (a), (A) any decreases in connection with those operations in which such Subject Company Group may elect after the Execution Date to be a non-consenting co-owner in compliance with Section 8.2, (B) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) any decreases resulting from the establishment or amendment, after the Execution Date, of production sharing agreements, pools or units in compliance with Section 8.2 and applicable Laws, or (D) any decreases required to allow other Working Interest owners to make up or settle Imbalances;

(b) as to the applicable Subject Formations, obligates such Subject Company Group to bear a Working Interest no greater than the Working Interest shown for such Well or DSU in the applicable Annex to Exhibit A-2 or Exhibit A-3 for such Subject Company Group, as applicable, over the productive life of such Well or DSU, except for (i) decreases in connection with a future reversion or other adjustment at some level of cost recovery or payout, to the extent accurately represented in the “APO” and “BPO” interest in the applicable Annex to Exhibit A-2 or Exhibit A-3 for such Subject Company Group and such Subject Formation, (ii) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law or (iii) increases that are accompanied by at least a proportionate increase in such Subject Company Group’s Net Revenue Interest in such Well or DSU as to such applicable Subject Formations; and

(c) is free and clear of Liens.

“Direct Claim” is defined in Section 13.6(g).

“Disclosure Schedules” means the aggregate of all schedules that set forth exceptions, disclosures, or otherwise relate to or are referenced in any of the representations or warranties of each Seller or each Subject Company set forth in Article 4 or Article 5.

“Dispute” is defined in Section 14.3(a).

“Disputed Defect Matter” is defined in Section 3.2(i)(ii).

“Disqualified Individual” is defined in Section 11.8.

“Divesture Action” is defined in Section 8.4(b).

“DOJ” is defined in Section 8.4(d).

“DSU” means each designated spacing unit described on the applicable Annex to Exhibit A-3 for such Subject Company Group, including the Leases (or undeveloped portion thereof) included in or constituting such designated spacing unit but, in each case, (a) only as to the Subject Formation for each designated spacing unit on the applicable Annex to Exhibit A-3 for such Subject Company Group and (b) excluding any interest in any Wells identified on the applicable Annex to Exhibit A-2.

“Effective Time” means 12:01 a.m. Central Time on June 1, 2024.

“Effective Time Working Capital” means the positive or negative amount of (a) the Working Capital Assets minus (b) the Working Capital Liabilities, a non-binding, illustrative example of which is attached hereto as Schedule WCA.

“EnCap Affiliate Arrangements” means any and all Contracts (excluding, for the avoidance of doubt, any Affiliate Arrangements) between (a) any member of a Subject Company Group, or that is otherwise binding on any member of a Subject Company Group or the Assets, on the one hand, and (b) any EnCap Affiliated Party, provided, however, that any pooling agreement, joint operating agreement, division order, or production sharing agreement, in each case, to the extent the same is (i) on customary and arms’ length terms and (ii) not material to the Subject Company Group taken as a whole, shall not constitute an “EnCap Affiliate Arrangement” for purposes of this Agreement.

“EnCap Affiliated Party” means EnCap Investments, L.P. or any private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by EnCap Investments, L.P., in each case, other than any Seller, any Affiliate of any Seller, any Subject Company Group or any Affiliate of a Subject Company Group.

“Environmental Defect” means any condition or matter with respect to the Assets and/or such Subject Company Group’s ownership or operation of its Assets (including any Release of Hazardous Substances) that constitutes a violation of, non-compliance with, or presently requires (or if known, would presently require) Remediation under applicable Environmental Laws; provided, however, the following conditions, matters, Releases and Environmental Liabilities shall be excluded from and in no event constitute an “Environmental Defect”: (a) the presence or absence of NORM (except to the extent constituting a current violation of or non-compliance with Environmental Law), (b) Plugging and Abandonment obligations or liabilities as may be required by any Governmental Authority (except to the extent constituting a current violation of Environmental Law), (c) the flaring of natural gas or other gaseous hydrocarbons, (except to the extent constituting a current violation of or non-compliance with Environmental Law) (d) any condition, matter, Release or Environmental Liability that is expressly disclosed (and not deemed to be disclosed) in Section 5.17 of the Disclosure Schedules on and as of the Execution Date, (e) the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators or other ancillary equipment) except with respect to equipment (i) that causes or has caused any environmental pollution, contamination or degradation where Remediation is presently required (or if known or confirmed, would be presently required) under Environmental Laws or (ii) the use or condition of which is a violation of or non-compliance with, or presently requires Remediation under, Environmental Law or (f) any requirement of the recently finalized Quad Ob and Quad Oc federal Clean Air Act New Source Performance Standards for the oil and gas sector that do not become effective until after the Execution Date.

“Environmental Disputed Matter” is defined in Section 3.2(i)(ii).

“Environmental Laws” means the following: CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended in effect as of the Execution Date, and all other Laws in effect as of or prior to the Execution Date addressing (i) pollution or pollution control; (ii) protection of natural resources, the environment or biological resources; (iii) health or safety (regarding environmental hazards); and/or (iv) the disposal, exposure of persons to, or Release or threat of Release of Hazardous Substances.

“Environmental Liabilities” means any and all Damages, Remediation obligations, liabilities, environmental response costs, costs to cure, costs to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties, and fines arising out of or related to any violations or non-compliance with any Environmental Laws, including any contribution obligation under CERCLA or any other Environmental Law or responsibilities or obligations incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to any Environmental Defects, any failure to comply with Environmental Laws, any Release of Hazardous Substances or any other environmental condition with respect to the ownership or operation of the Assets.

“Environmental Referee” is defined in Section 3.2(i)(ii).

“Equipment” is defined in the definition of “Assets”.

“Equity Purchase Price” is defined in Section 2.2(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank National Association, a national banking association.

“Escrow Agreement” means that certain Escrow Agreement among each Seller, Purchaser and the Escrow Agent substantially in the form attached hereto as Exhibit G, as such may be amended, supplemented or replaced from time to time.

“Escrow Earnings” is defined in Section 8.27(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means with respect to each Subject Company Group, the following: (a) the assets and properties, if any, set forth on Schedule 1.2 for such Subject Company Group, (b) the Excluded Records; (c) any Assets excluded pursuant to Section 3.2(g)(ii); (d) any and all claims for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets related to (i) Seller Subject Company Group Taxes and Seller Subject Company Group Income Taxes for such Subject Company Group and (ii) Flow-Through Income Taxes allocated or allocable to such Subject Company Group for any Tax period ending on or before the Closing Date for such Subject Company Group; (e) to the extent not covered in subclause (d) of this definition, any and all claims for refunds or credits owed to any such Subject Company from any Governmental Authority or Third Party to the extent related or attributable to (i) any Excluded Assets, or (ii) any matter taken into account as a Working Capital Liability for purposes of determining Effective Time Working Capital, or that Sellers are required to indemnify Purchaser for pursuant to Section 13.2, and then only for the applicable survival period of such indemnification obligation, (f) any proceeds or earning with respect to any other Excluded Assets, (g) any and all Excluded Records and (h) the Subject Marks.

“Excluded Assets Assignment” means, if applicable, an assignment and conveyance of the Excluded Assets from any Subject Company to one or more Sellers or their respective designees in the form attached hereto as Exhibit C.

“Excluded Records” means: (a) any and all data, correspondence, materials, descriptions and records relating to the auction, marketing, sales negotiation or sale of the Subject Securities or the Assets, including the existence or identities of any prospective inquirers, bidders or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person; (b) corporate, financial, Tax, and legal data and Records (or portions thereof) that relate exclusively to the businesses of any Affiliate of any Seller generally other than any member of any Subject Company Group, the Assets or the Business; (c) subject to and not in limitation of Section 8.24, legal records and legal files of any member of any Subject Company Group with respect to or that relate to this Agreement, any Transaction Document or any of their communications prior to the Closing with respect to the transactions contemplated thereby or hereby, including all work product of and attorney-client communications with any Seller’s or member of any Subject Company Group’s legal counsel (other than title opinions); (d) records to the extent related to any assets of Third Parties that have been the subject of evaluation by any Seller or member of any Subject Company Group prior to the Execution Date (except for any Records pertaining to any Accepted Additional Leases or Incoming Trade Assets); (e) other than reserve reports or other non-proprietary reserve data or information, in each case, reasonably requested or required pursuant to Section 8.12 or Section 8.23, valuations and estimates of any quantities of the Subject Securities, any Subject Company or member of any Subject Company Group, any Assets, and any pricing assumptions, forward pricing estimates, or pricing studies related thereto, in each case whether prepared by any Subject Company, any Seller, or any of their respective Affiliates, or any Third Parties; (f) copies of Records retained by Sellers pursuant to Section 8.8; (g) emails of the Seller Management Persons; provided that if any records or data that would otherwise constitute Records or Contract files of the Subject Company Group exist only in the emails of a Seller Management Person, then a copy of all such emails shall be included in the Records and/or Contracts of the Subject Company Group and such copies will not be Excluded Records; (h) electronic files on any member of any Subject Company Group’s servers and networks, insofar as, and only to the extent constituting any other type of Excluded Records; (i) personnel files, medical files, and other employment records related to any service provider who is not employed by any member of any Subject Company Group; and (j) any and all data, information, materials, records and files to the extent (and only to the extent) relating to the Excluded Assets.

“Execution Date” is defined in the introductory paragraph hereof.

“Existing Credit Support” is defined in Section 8.13.

“Existing Hedges” means any Hedges that are binding upon or applicable to any member of a Subject Company Group or their respective Assets (or for which any member of a Subject Company Group has liability) at any time as of the Effective Time or from the Effective Time until immediately prior to Closing (including any such Hedges that are applicable at any time prior to the Closing and purport to extend beyond the Closing), including, without limitation, those Hedges described on Schedule 1.1.

“Financial Statements” is defined in Section 5.6.

“Financing” is defined in Section 6.9.

“First Holdback Release Date” means, the date that is six (6) months after the Closing Date.

“Flow-Through Income Taxes” means U.S. federal Income Taxes and any similar Income Taxes imposed by any state or local Laws on the direct or indirect owners of any entity on a flow-through basis by allocating or attributing to such owners all or certain of such entity’s items of income, gain, loss, deduction and other relevant tax attributes.

“Flow-Through Subsidiary” means Redan Resources, LLC, Ashford Energy, LLC, and Grayson Mill Operating.

“Fraud” means, with respect to any Party, any actual and intentional fraud in the making of the representations and warranties of such Party set forth in Article 4, Article 5 or Article 6 (or any certificate delivered pursuant to this Agreement), as applicable; provided that such actual and intentional fraud of a Party shall only be deemed to exist if such Party had actual knowledge, without any duty or obligation of investigation or inquiry (and without any imputed or constructive knowledge), that the representations and warranties made in Article 4, Article 5 or Article 6 (or any certificate delivered pursuant to this Agreement) were actually breached when made, and were made with the express intention to induce the Purchaser or Parent (in the case of a representation or warranty made by a Seller) or Seller or the Subject Companies (in the case of a representation made by Purchaser or Parent) to enter this Agreement and rely on such representations and warranties to such other Party’s detriment and the other Party did so justifiably rely thereon and suffered actual damage as a result thereof. For the avoidance of doubt, “Fraud” does not include (a) constructive fraud, equitable fraud or promissory fraud or (b) any fraud based on constructive knowledge, negligent misrepresentation, recklessness or any similar theory.

“FTC” is defined in Section 8.4(b).

“Fundamental Representations” means (a) the representations and warranties of each Seller set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4(a), Section 4.7, Section 4.10, Section 5.1, Section 5.2, Section 5.3, Section 5.4(a), Section 5.5(a), (b), (c) and (d); and (b) the representations and warranties of the Purchaser Parties set forth in Section 6.1, Section 6.2, Section 6.3, Section 6.4(a), Section 6.12(a), (b), (c) and (d), Section 6.13 and Section 6.20 (in each case, including the corresponding representations and warranties given in the Closing Certificates delivered at Closing by each Seller and Purchaser pursuant to Section 10.2(e) and Section 10.3(i), respectively).

“GAAP” means generally accepted accounting principles in the U.S.

“Gathering and Disposal Systems” means with respect to each Subject Company Group, such Subject Company Group’s (a) Hydrocarbon gathering, treating, compression, transmission and/or handling systems, storage terminals and storage facilities; produced and fresh water pipelines, recycling and disposal systems; and all associated Equipment and surface rights pertaining to the foregoing, including as depicted on the applicable Annex of Exhibit A-5; and (b) rights, titles, interests and licenses to access and use the “Blend Facility” and associated properties, as described in that certain Crude Oil Optimization Service Agreement dated effective June 1, 2024, by and among Glacier Peak Midstream, LLC, Pivotal Energy Partners USA, Inc. and Redan Resources, LLC (as the same may be amended from time to time).

“Guaranteed Obligations” is defined in Section 14.15.

“GM II Adjusted Cash Purchase Price” is defined in Schedule 2.2(a).

“GM II Adjusted Equity Purchase Price” is defined in Schedule 2.2(a).

“GM II Audit Group” is defined in Section 5.6(a).

“GM II Cash Purchase Price” is defined in Schedule 2.2(a).

“GM II Equity Purchase Price” is defined in Schedule 2.2(a).

“GM II Seller” is defined in the introductory paragraph hereof.

“GM II Subject Company Group” means GM II Subject Company and each of its Subsidiaries.

“GM II Subject Securities” is defined in the recitals hereof.

“GM III Adjusted Cash Purchase Price” is defined in Schedule 2.2(a).

“GM III Adjusted Equity Purchase Price” is defined in Schedule 2.2(a).

“GM III Audit Group” is defined in Section 5.6(a).

“GM III Cash Purchase Price” is defined in Schedule 2.2(a).

“GM III Equity Purchase Price” is defined in Schedule 2.2(a).

“GM III Seller” is defined in the introductory paragraph hereof.

“GM III Subject Company Group” means GM III Subject Company and each of its Subsidiaries.

“GM III Subject Securities” is defined in the recitals hereof.

“Governing Documents” means with respect to any Person that is not a natural person, the articles or certificate of incorporation or organization, by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other governing or organizational documents of such Person.

“Governmental Authority” means any court, tribunal, arbitral body (public or private), authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, tribe, quasi-governmental entity or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power.

“Grayson Mill Operating” means Grayson Mill Operating, LLC, a Delaware limited liability company.

“Guaranteed Obligations” is defined in Section 14.15.

“Hazardous Substances” means any pollutant, contaminant, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, or otherwise hazardous material or waste characterized or defined as “solid waste”, “hazardous waste”, “hazardous substance”, “hazardous material” or “toxic substance” under applicable Environmental Laws, including chemicals, pollutants, contaminants, wastes or toxic substances, which are classified as hazardous, toxic, radioactive, or otherwise are regulated by, or form the basis for Damage or liability under, any applicable Environmental Law including hazardous substances under CERCLA.

“Hedge” means any future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities.

“Hedge Gains” means, with respect to the Subject Company Hedges, the amount to which any member of a Subject Company Group is entitled to receive under the terms of any and all such Subject Company Hedges (without offset or netting of amounts under any other Hedge transaction with the counterparty that is a party to such Subject Company Hedges), including any liquidation and/or termination fees or payments made or payable upon the liquidation or termination of the same.

“Hedge Losses” means, with respect to the Subject Company Hedges, the amount to which any member of a Subject Company Group is obligated to pay under the terms of any and all such Subject Company Hedges (without offset or netting of amounts under any other Hedge transaction with the counterparty that is a party to any such Subject Company Hedges), including any liquidation and/or termination fees or payments made or payable upon the liquidation or termination of the same.

“Holdback Amount” means (a) as of the Closing Date an amount in cash equal to Two Hundred Million Dollars ($200,000,000); and (b) as of the applicable date of determination after the Closing Date, an amount in cash equal to the sum of (i) such amount described in subpart (a) of this definition, plus (ii) any and all interest and earnings accrued on the “Holdback Amount” under the Escrow Agreement after the Closing Date, as of such date of determination, minus (iii) any and all disbursements and distributions of the Holdback Amount made after Closing pursuant to Section 13.7.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Clearance” means the expiration or termination of all applicable waiting periods under the HSR Act with respect to the transaction contemplated by this Agreement.

“HSR Clearance Date” means the date that HSR Clearance occurs.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

“Imbalance” means any over-production, under-production, over-delivery, under delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, processing agreements and gathering or transportation agreements.

“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by or calculated with respect to is included in clause (a) above (but excluding ad valorem, property, excise, severance, production, sales, use real or personal property transfer or similar Taxes), or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clause (a) or (b) above.

“Incoming Trade Asset” is defined in Section 8.19(a).

“Indebtedness” means, with respect to any Person, at any date, in each case without duplication, (a) all indebtedness or obligations of such Person for borrowed money (or issued or incurred in substitution or exchange for borrowed money), including all principal, interest, premiums, fees (including arranging, administrative, late and default fees), expenses, overdrafts, costs of collection and penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services from any Subject Company in the ordinary course of business), (b) all obligations of such Person evidenced by debentures, notes, bonds, loans or other debt securities, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid or drawn under a letter of credit or similar instruments, including bankers’ acceptance, bank guarantees, surety bonds, performance bonds and other similar credit support bonds, whether or not matured, (d) all liabilities or obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations under any capital lease (other than Subject Company Leases) which are recorded as (or should be, in accordance with the Accounting Principles, recorded as) a capital lease on the Financial Statements, (f) all amounts owing by such Person as deferred purchase price for property or services, including “earn-out” payments, but excluding accounts payable and accrued expenses incurred in the ordinary course of business, (g) all guarantees of any obligations of a Person that is not a member of such Subject Company Group, whether direct or indirect, contingent or otherwise, by such Person or for which such Person may be liable or for which any assets of such Person may be subject to a Lien and (h) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with the Accounting Principles. To the extent any Indebtedness will be retired or discharged at the Closing, Indebtedness shall also include any and all amounts necessary and sufficient to retire such Indebtedness, including principal, scheduled payments, accrued interest and finance charges, and other fees, penalties or payments (prepayment, make-whole or otherwise) necessary and sufficient to retire such Indebtedness at the Closing.

“Indemnified Person” is defined in Section 13.6(a).

“Indemnifying Party” is defined in Section 13.6(a).

“Individual Defect Threshold” means (a) with respect to Environmental Defects, Two Hundred Thousand Dollars ($200,000) and (b) with respect to Title Defects, One Hundred Seventy-Five Thousand Dollars ($175,000).

“Individual Indemnity Threshold” means Two Hundred Thousand Dollars ($200,000).

“Initial Outside Date” is defined in Section 12.1(b).

“IRS” means the Internal Revenue Service.

“Knowledge” means (a) as to any Seller and/or any Subject Company, the actual conscious knowledge, without any duty or obligation of investigation or inquiry, of only those Persons named on the applicable Annex of Schedule 1.3, Part A and (b) as to Purchaser, the actual conscious knowledge, without any duty or obligation of investigation or inquiry, of only those Persons named on Schedule 1.3, Part B.

“Labor Agreement” means any collective bargaining agreement or other Contract with a union, works council, labor organization, or other employee representative.

“Lands” is defined in subsection (a) of the definition of “Assets”.

“Laws” means all laws, statutes, rules, acts, regulations, ordinances, Orders, decrees, requirements, judgments and codes of Governmental Authorities, including common law.

“Leakage” means, without duplication, any of the following to the extent incurred, occurring or paid during the period after the Effective Time and on or prior to the Closing with respect to each Subject Company Group: (a) any dividend, interest on capital, advance or distribution (whether in cash or in kind) declared, paid or made (whether actual or deemed), or any return of capital (whether by reduction of capital or redemption, amortization or purchase of Securities or quotas) or other payment made on any Securities of any Subject Company, by any Subject Company to or on behalf of or for the benefit of, any Seller, any other Affiliate of any such Seller (other than a member of a Subject Company Group) or any EnCap Affiliated Party, including the Closing Distribution, but excluding any dividends or distributions of any Excluded Assets; (b) any liabilities assumed, indemnified, guaranteed, incurred or paid by any member of such Subject Company Group for the benefit of or on behalf of any Seller, any other Affiliate of any Seller (other than a member of a Subject Company Group) or any EnCap Affiliated Party; (c) any waiver, forgiveness, release, deferral or discount by any member of such Subject Company Group of any amount owed to it by (or any right or any claim against) any Seller, any other Affiliate of any such Seller (other than a member of a Subject Company Group) or any EnCap Affiliated Party; (d) any agreement or arrangement entered into by a member of such Subject Company Group to give effect to any matter referred to in subparts (a) through (d) above; (e) (i) acquisition costs (including any brokers fees, due diligence costs and other similar costs and expenses) incurred after the Effective Time and paid or payable to any Seller or any other Affiliate of any such Seller (other than a member of a Subject Company Group), or to any Third Party (including any EnCap Affiliated Party), in connection with the acquisition of any of the Oil and Gas Properties described on Exhibit A-1 through Exhibit A-3 as of the Execution Date or (ii) any Additional Lease Acquisition Costs (but expressly excluding Additional Lease Purchase Price for any Accepted Additional Leases); (f) the costs and expenses incurred after the Effective Time by any Subject Company attributable to curing and/or Remediating any Defects asserted by Purchaser pursuant to this Agreement (or Defects existing at or after the Effective Time that are cured by any member of such Subject Company Group prior to such assertion by Purchaser pursuant to this Agreement); (g) any payments made or costs or expenses incurred prior to the Execution Date (including, if applicable, in connection with settling any Action by any Third Party) in connection with the cure or attempt to cure any matter that would, if occurring after the Execution Date and prior to Closing, constitute a breach of this Agreement or any other Transaction Document, other than Property Costs or other costs or expenses incurred or paid in the ordinary course of business and consistent with past practices (without regard or preparation for the entry into this Agreement); (h) any amount of general or administrative costs, overhead costs, management costs, fees or expenses or similar amounts that are paid or payable to any Seller or any Affiliate of any Seller (other than a member of a Subject Company Group), or to any EnCap Affiliated Party, or that are charged or chargeable by any Seller or any Affiliate of any Seller (other than any a member of a Subject Company Group) or by any EnCap Affiliated Party for a particular calendar month (or partial calendar month); (i) any costs, expenses or fees with respect to any sale, transfer or surrender of any assets or rights from any Seller or any Affiliate of Seller (other than a member of a Subject Company Group) or any EnCap Affiliated Party to any member of the applicable Subject Company Group; and (j) any agreement or arrangement entered into by a member of such Subject Company Group to give effect to any matter referred to in subparts (a) through (i) above; provided, however, notwithstanding anything to the contrary herein and for the avoidance of doubt, any amounts or liabilities taken into account or included in the calculation of Working Capital Liabilities shall not constitute Leakage (“Permitted Leakage”).

“Leased Real Property” means as to each Subject Company Group, all of such Subject Company Group’s right, title and interest in and to the leasehold or subleasehold estates and other similar rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by such Subject Company Group, in each case, other than any Oil and Gas Properties and/or Surface Rights and Rights of Way.

“Leases” is defined in subsection (a) of the definition of “Assets”.

“Lien” means any lien, mortgage, pledge, charge, collateral assignment, encumbrances, or security interest of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Litigation Support Group” is defined in Section 8.24(a).

“Material Contract” means as to each Subject Company Group, any Contract (other than an arrangement that is subject to Section 5.11 or Section 8.11) that is one or more of the following types or that:

(a) any Contract (other than joint operating agreements, unit operating agreements, or pooling agreements or similar Contracts) that can reasonably be expected to result in aggregate payments by the members of such Subject Company Group of more than Five Hundred Thousand Dollars ($500,000) during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(b) any Contract (other than joint operating agreements, unit operating agreements, pooling agreements or similar Contracts) that can reasonably be expected to result in aggregate revenues to the members of such Subject Company Group of more Five Hundred Thousand Dollars ($500,000) during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(c) any Hydrocarbon or produced or fresh water purchase and sale, marketing, transportation, gathering, processing, treating, disposal, blending supply or storage or similar Contract that (i) is not terminable without penalty upon sixty (60) days’ or less notice;

(d) any (i) Credit Document or (ii) Contract creating or evidencing any Indebtedness of any member of such Subject Company Group;

(e) any (i) Contract (other than pooling agreements, pooling Orders, unit agreements, or similar Contracts) constituting a farmout or farm-in agreement; partnership agreement; joint venture agreement; joint operating agreement; unit operating agreement; production sharing agreement; carried interest agreement; participation agreement; exploration agreement; development agreement; and (ii) to the extent not described in clause (e)(i), any other Contract with any remaining drilling or development obligations, unexpired or remaining acreage earning rights, or wellbore earning rights, or any similar Contract;

(f) any Contract that constitutes a lease (other than any Lease) under which any Subject Company is the lessor or the lessee of real or personal property which lease (i) cannot be terminated by a Subject Company Group member without penalty upon sixty (60) days’ or less notice and (ii) involves an annual base rental of more than Five Hundred Thousand Dollars ($500,000) (net to such Subject Company Group);

(g) any Contract that is a drilling contract or that requires any Subject Company to drill any well;

(h) any (i) Contract that contains or constitutes an existing area of mutual interest or any drag-along right, tag-along right, right of first offer or refusal or similar right in favor of a Third Party with respect to any Assets, or (ii) Contract that purports to prohibit, limit or restrict the manner in which, or the location in which a member of such Subject Company Group may conduct its business or compete in any jurisdiction; provided that a Contract shall not constitute a Material Contract pursuant to this subsection (h) solely because such Contract (A) contains provisions providing for maintenance of uniform interests, preferential purchase agreements or similar preferential agreements, in each case, contained in A.A.P.L. form joint operating agreements customary to the oil and gas industry, (B) is a surface use agreement or similar Contract containing setback provisions or (C) is a confidentiality or similar agreement entered into in the ordinary course of business;

(i) any Contract that relates to the prior acquisition or disposition of any material Oil and Gas Properties, Securities or any other material Assets of such Subject Company Group from and after March 2, 2021, or with respect to which any member of the Subject Company has any material outstanding rights or obligations (other than indemnity rights or obligations that customarily survive closing and for which there is no pending or threatened unresolved claim);

(j) any Contract that requires any member of the Subject Company Group to transfer, sell, lease, assign, trade, exchange or otherwise dispose of, or to acquire any interest in, any Oil and Gas Properties, Securities, or any other material Assets or properties (other than Contracts for the sales and dispositions of Hydrocarbons that are terminable without penalty upon sixty (60) days’ or less notice or sales or dispositions of surplus or salvage equipment and materials in the ordinary course of business), or that involves any pending or contemplated merger, consolidation or similar business combination transaction;

(k) any Affiliate Arrangement that will not be terminated prior to Closing;

(l) any Contract that constitutes a pipeline facility operating agreement;

(m) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which any member of the Subject Company Group or, with respect to the Assets, Sellers or their respective Affiliates, will have any material outstanding obligation after the Effective Time;

(n) any Contract (i) for which the primary purpose is to indemnify another Person (excluding any master services agreements), (ii) guaranteeing any payment or performance obligation of any Third Party for which the guaranteed obligations have not been fully paid or performed or (iii) for which the primary purpose is to assume, retain, indemnify or remediate any matter arising under or relating to Environmental Laws;

(o) any Contract that provides for an irrevocable power of attorney that will be binding on any member of such Subject Company Group after the Closing;

(p) any Contract (i) containing call upon, option to purchase, take-or-pay provisions, minimum volume commitments or similar rights or obligations, affecting any Asset or the production of Hydrocarbons and (ii) any Contract containing a dedication of any of the Oil and Gas Properties or the production of Hydrocarbons therefrom;

(q) the Existing Hedges;

(r) the Seismic Licenses;

(s) any partnership agreement, limited liability company agreement or any other substantially similar Contract (other than the Governing Documents of any Subject Company) that govern or pursuant to which any member of the Subject Company Group holds any Securities; and

(t) any Labor Agreement.

“Marketing Material” means bank books, bank information memoranda, offering memoranda, offering circulars, road show presentations, prospectuses, registration statements and other information packages, similar materials and marketing materials (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information), in each case, prepared in connection with the Financing.

“MMBtu” means one million (1,000,000) BTU.

“Net Revenue Interest” means, with respect to any Oil and Gas Property or DSU, the percentage interest in and to all production of Hydrocarbons saved, produced and sold from or allocated to such Oil and Gas Property or DSU, after giving effect to all Royalties.

“NOG Tax Partnership” means that arrangement classified as a partnership for U.S. federal Income Tax purposes described in the NOG Tax Partnership Agreement.

“NOG Tax Partnership Agreement” means that certain Tax Partnership Agreement attached as Exhibit G to the Farmout Agreement between Ovintiv USA Inc. (as predecessor to Grayson Mill Bakken, LLC) and Northern Oil and Gas, Inc., Slawson Energy, LLC, and Monkota Petroleum Corporation, dated as of December 30, 2021.

“Non-Fundamental Representations” means each Seller’s representations and warranties in Article 4 and Article 5 of this Agreement that are not Fundamental Representations (in each case, including the corresponding representations and warranties given in the Closing Certificates delivered at Closing by each Seller pursuant to Section 10.2(e)).

“Non-Recourse Person” is defined in Section 14.13.

“NORM” means naturally occurring radioactive material, radon gas and asbestos.

“Notice” is defined in Section 14.1.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Properties” is defined in subsection (b) of the definition of “Assets”.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Ordinary Course Development Plan” means a Subject Company’s development plan with respect to such Subject Company’s ordinary course drilling and completion and midstream and other operations for the Assets, the applicable scheduled Wells and the other Assets, in each case, from the Execution Date through the Extended Outside Date, which plan is set forth on Schedule 8.2.

“Other Party” means (a) as it relates to any Seller (and any Subject Company prior to Closing), Purchaser (and any Subject Company after Closing), and (b) as it relates to Purchaser (and any Subject Company after Closing), any Seller (and any Subject Company prior to Closing).

“Outgoing Trade Asset” is defined in Section 8.19(a).

“Owned Real Property” means with respect to each Subject Company Group, all of such Subject Company Group’s right, title and interest in and to all real property, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, in each case, other than any Oil and Gas Properties and/or Surface Rights and Rights of Way.

“Parent” is defined in the introductory paragraph hereof.

“Parent Common Equity” means the common stock of Parent, par value ten cents ($0.10) per share.

“Parent Equity Plan” means collectively, all equity or equity-based incentive plans and employee stock purchase plans of Parent or its Subsidiaries, in each case, including all applicable award agreements thereunder.

“Parent Financial Statements” is defined in Section 6.14.

“Parent Guarantee” is defined in Section 14.15.

“Parent SEC Documents” is defined in Section 6.14.

“Partnership Allocations” is defined in Section 2.8.

“Party” or “Parties” is defined in the introductory paragraph hereof.

“Payoff Letters” is defined in Section 10.2(f).

“Percentage Share” has the meaning set forth in Schedule 2.2(a).

“Performance Deposit” is defined in Section 2.3(a).

“Permit” means federal, state and local government licenses, permits, registrations, franchises, orders, consents, approvals, certifications, variances, waivers, exemptions, and other authorizations by, or filings with, any Governmental Authority, including those necessary to own and operate the Business or the Assets.

“Permitted Encumbrances” means any or all of the following:

(a) all Royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, reduce the applicable Subject Company Group’s Net Revenue Interest in the applicable Subject Formations as to each DSU or Well below that shown in the applicable Annex to Exhibit A-2 or Exhibit A-3 for such Subject Company Group, as applicable, for such DSU or Well;

(b) the terms of any Contract described on Schedule 5.13(a), Lease, or Surface Rights and Rights of Way, including provisions for penalties, suspensions, or forfeitures contained therein, in each case to the extent the effect thereof does not, individually or in the aggregate, operate: (i) in the case of any DSU, to reduce the Net Revenue Interest percentage shown with respect to the applicable Subject Formations as to such DSU in the applicable Annex to Exhibit A-3 for such Subject Company Group; (ii) in the case of any Well, to reduce the Net Revenue Interest percentage shown with respect to such Well in the applicable Annex to Exhibit A-2 for such Subject Company Group as to the applicable Subject Formation; (iii) in the case of any DSU, to increase the Working Interest percentage shown with respect to the applicable Subject Formations as to such DSU in the applicable Annex to Exhibit A-3 for such Subject Company Group; (iv) in the case of any Well, to increase the Working Interest percentage shown with respect to such Well in the applicable Annex to Exhibit A-2 for such Subject Company Group as to the applicable Subject Formation; (each of clauses (i) through (iv), an “Interest Reduction”), or otherwise materially detract from the use or operation of the Wells or DSU as currently used and operated by such Subject Company Group as of the Effective Time;

(c) all (i) rights of first refusal, preferential purchase rights and similar rights with respect to the Assets and (ii) Consents, notice requirements and similar restrictions, in each case, that are either (A) set forth on Schedule 5.15, or (B) not applicable to the transactions contemplated by this Agreement (whether or not set forth on Schedule 5.15), except, in each case of subparts (A) and (B), to the extent pertaining to a prior exercise of, breach of, or failure to comply with, the terms thereof by any of the Subject Company Group members or any predecessor in title, if such prior breach or failure has actually resulted in an Interest Reduction;

(d) Liens created under the terms of the Leases, Surface Rights and Rights of Way or the Contracts, Liens for Taxes, materialman’s Liens, warehouseman’s Liens, workman’s Liens, carrier’s Liens, mechanic’s Liens, vendor’s Liens, repairman’s Liens, employee’s Liens, contractor’s Liens, operator’s Liens, construction Liens, Liens pursuant to any applicable federal or state securities Law, and other similar Liens arising in the ordinary course of business that, in each case, secure amounts or obligations (i) owed by Persons other than any member of any Subject Company Group or any predecessor in interest of any member of any Subject Company Group or (ii) not yet delinquent (including any amounts being withheld as provided by Law), or, if delinquent, being contested in good faith by appropriate actions, and if so contested, are set forth on Schedule PE;

(e) to the extent not yet triggered, rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(f) any easement, right-of-way, covenant, servitude, permit, surface lease, surface use agreement, condition, restriction, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Effective Time that does not (i) materially detract from the use or operation of the Assets subject thereto or affected thereby as operated as of the Effective Time or (ii) result in an Interest Reduction;

(g) all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, (iv) to use any property in a manner which does not, individually or in the aggregate, materially impair the use of such property for the purposes for which it is currently owned and operated as of the Effective Time, or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(h) rights of any (i) owner or lessee that relate exclusively to any oil and gas interests in formations, strata, horizons or depths other than the Subject Formations or (ii) to the extent not resulting in an Interest Reduction, common owner of any interest in Assets currently held by any member of any Subject Company Group and such common owner as tenants in common or through common ownership or by contract;

(i) except to the extent such delay or failure could reasonably be expected to result in a Third Party’s superior claim of title to the affected Well or DSU, any (i) failure of the records of any Governmental Authority (including any state, the BLM and BIA) to reflect any member of any Subject Company Group as the owner of any Asset, provided that the instruments evidencing the conveyance of such title to any Subject Company from its immediate predecessor in title are recorded in the real property, conveyance, or other Records of the applicable county, and except to the extent that the records of such Governmental Authority (including any state, the BLM or BIA) reflect a competing claim of superior title as evidenced (A) in the records of such Governmental Authority by a conveyance from the Subject Company Group’s immediate predecessor in title to a Person other than a member of the Subject Company Group prior to the conveyance by such immediate predecessor in title to the applicable member of the Subject Company Group or (B) by a claim that has been asserted against a member of the Subject Company Group by such competing claimant and has not been finally resolved in favor of a member of the Subject Company Group; (ii) failure to record Leases, Surface Rights and Rights of Way issued by any Governmental Authority in the real property, conveyance, or other records of the county in which such Leases, Surface Rights and Rights of Way are located, provided that the instruments evidencing the conveyance of such title to any member of any Subject Company Group from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease, Surface Rights and Rights of Way; or (iii) delay or failure of any Governmental Authority to approve the assignment of any Assets to any Subject Company or any predecessor in title to any member of any Subject Company Group unless (x) such approval has been expressly denied or rejected in writing by such Governmental Authority or (y) such delay or failure could reasonably be expected to result in a Third Party’s superior claim of title to the affected Well;

(j) Liens, defects, burdens or irregularities which are based solely on (i) a lack of information in any member of any Subject Company Group’s files or of record, (ii) references to any document if a copy of such document is not in any member of any Subject Company Group’s files or of record or (iii) the inability to locate an unrecorded instrument of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last ten (10) years and, in each case of clauses (i), (ii) or (iii), solely to the extent that Sellers or the Subject Company Group is not relying on such information, documents, or instruments to vest title to the applicable Assets in the Subject Company Group, or any Subject Company Group’s predecessors in title;

(k) lack of (i) Contracts or rights for transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of any DSU or Well or other operation that has not been commenced as of the Closing Date (and except to the extent resulting in an Interest Reduction), any Permits, easements, rights of way, unit designations, production sharing agreements, or pooling or similar orders not yet obtained, formed or created;

(l) any Liens, defects, irregularities, or other matters (i) set forth or described in Schedule PE, or (ii) that are expressly waived by Purchaser in writing or that have been fully and finally discharged at no cost to Purchaser or any Subject Company at or prior to Closing;

(m) the terms and conditions of this Agreement, or any other Transaction Document;

(n) defects based on or arising out of the failure of a Lease to hold, after the Closing Date, a specified number of net mineral acres after the primary term of such Lease has expired based on any provision in the Lease providing that the Lease holds only acreage within the proration units as to wells producing in paying quantities (or that are held payments in lieu of such production);

(o) Liens created under deeds of trust, mortgages and similar instruments by the lessor or mineral owners under a Lease covering the lessor’s or mineral owner’s surface and mineral interests in the land covered thereby to the extent (i) such Liens or obligations secured thereby have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, or which, by their own terms, matured more than ten (10) years ago, but which have not been released of record or (ii) (A) such Liens do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (B) no mortgagee or lienholder of any such Lien has, prior to the Defect Deadline, initiated or threatened in writing foreclosure or similar proceedings against the interest of lessor in such Lease, nor has any member of any Subject Company Group received any written notice of lessor default under any such Lien;

(p) (i) except to the extent actually resulting in an Interest Reduction, defects based on a lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit); or (ii) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer or similar provisions in operating agreements with respect to assignments in any member of the applicable Subject Company Group’s chain of title to the Asset unless there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtain such waiver;

(q) defects based on or arising out of the failure of any member of the applicable Subject Company Group to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement, or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, to the extent such Well (i) has been properly permitted by the applicable Governmental Authority and (ii) the allocation of Hydrocarbons produced from such Well among such Lease or tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production;

(r) any assignments of Assets earned, acquired or otherwise due to or owed to any member of any Subject Company Group by a Third Party, but not yet received and/or filed of record, to the extent such earned or acquired interests are specified in Schedule PE;

(s) any assignments of record title or operating rights in any federal Lease or state Lease earned or acquired by any member of any Subject Company Group, but not yet approved by the applicable Governmental Authorities, in each case, except to the extent such Governmental Authority has expressly denied or rejected in writing such assignment;

(t) any Liens, defects, irregularities or other matters that would not constitute a Title Defect under the definition of “Title Defect” in this Agreement;

(u) any Liens, defects, irregularities or other matters which have been fully and finally terminated, released, waived, extinguished or otherwise cured under Sections 105(a), 363(b), and 363(f) of the Bankruptcy Code as a result of any final Order within the meaning of 28 U.S.C. § 158(a);

(v) the expiration of any Leases by their terms on or after the Closing Date;

(w) any defects arising from any determination that the State of North Dakota does not own the oil and gas fee estate in all or any portion of the Leases or tenements, hereditaments, and appurtenances arising out of or derived from the Leases from the State of North Dakota, as the lessor, in lands between the high and low watermarks of any river;

(x) any defects arising out of (i) any lawsuit or other action asserting that the BIA improperly approved leases of allotted lands that were not in the “best interest” of the lessor because of an inadequate lease bonus or otherwise, or (ii) the failure of the BIA to have approved any assignments in a member of any Subject Company Group’s chain of title to a Lease covering allotted lands unless (x) such approval has been expressly denied or rejected in writing by the BIA or (y) such failure could reasonably be expected to result in a Third Party’s superior claim of title to the affected Lease; and

(y) any defects based solely upon the failure to file an affidavit relating to the occurrence of a required contingency pursuant to N.D. Cent. Code Section 47-16-40.

“Permitted Leakage” is defined in the definition of “Leakage”.

“Permitted Parent Securities Lien” is defined in Section 6.13.

“Permitted Securities Lien” means Liens or restrictions on transfer: (i) arising under any applicable federal and state securities Laws, (ii) arising pursuant to, or as otherwise set forth in, the Governing Documents of any member of any Subject Company, (iii) created or imposed by Purchaser or its Affiliates at or after Closing, (iv) with respect to pre-Closing periods only, arising in connection with the Credit Documents or (v) that are released from the Subject Securities as of Closing.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

“Phase I” is defined in Section 8.1(a).

“Phase II” is defined in Section 8.1(a).

“Plan” shall mean: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA; and (b) each personnel policy, equity option, equity appreciation rights, restricted equity, phantom equity other equity or equity-based, profit sharing, bonus, incentive, commission, vacation policy, severance, termination, separation, deferred compensation, individual consulting, employment, retention, change of control and each other employee benefit or compensation plan, agreement, arrangement, program, practice, policy or understanding that is not described in clause (a) above, in each case which is sponsored, maintained, contributed to or required to be contributed to by a Subject Company or its Subsidiaries and under or with respect to which such Subject Company or its Subsidiaries have any current or contingent liability or obligation.

“Plugging and Abandonment,” and “Plugged and Abandoned” and “Plug and Abandon” and its derivatives mean all plugging, replugging, abandonment and re-abandonment, equipment removal, disposal, or restoration associated with the properties and assets included in or burdened by the Assets, including all plugging and abandonment, dismantling, decommissioning, Remediation, removal, surface and subsurface restoration, site clearance and disposal of the Wells, well cellars, fixtures, flowlines, pipelines, structures, and personal property located on or associated with assets and properties included in the Assets and the lands burdened thereby, the removal and capping of all associated flowlines, field connections, transmission, and gathering lines, pit closures, the restoration of the surface, site clearance, any disposal of related waste materials, excluding NORM and asbestos, and obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all applicable Laws and the requirements of Governmental Authorities, the terms and conditions of the Leases, Surface Rights and Rights of Way and Contracts.

“Post-Effective Time Credit Document Indebtedness” means any Indebtedness of a Subject Company Group incurred pursuant to the Credit Documents of such Subject Company Group after the Effective Time, together with any interest accrued thereon after the Effective Time, but excluding, for the avoidance of doubt, any Subject Company Hedges; provided, however, to the extent any Indebtedness of such Subject Company Group incurred pursuant to the Credit Documents after the Effective Time is used to pay off or replace any Pre-Effective Time Credit Document Indebtedness of such Subject Company Group, then such Indebtedness, together with any interest accrued thereon after the Effective Time, shall constitute Pre-Effective Time Credit Document Indebtedness of such Subject Company Group.

“Post-Effective Time Period” means, solely with respect to Subject Company Group Taxes, any Tax period beginning at or after the Effective Time.

“Pre-Closing Date Period” shall mean, solely with respect to Subject Company Group Income Taxes, any Tax period ending on or before the Closing Date.

“Pre-Effective Time Credit Document Indebtedness” means the Indebtedness of a Subject Company Group (a) incurred and outstanding pursuant to the Credit Documents as of the Effective Time, together with any interest accrued thereon after the Effective Time and (b) any Indebtedness of the Subject Company Group incurred pursuant to any replacement Credit Documents after the Effective Time, together with any interest accrued thereon, to the extent the proceeds thereof are used to pay off or replace any Pre-Effective Time Credit Document Indebtedness, but excluding in each case of (a) and (b), for the avoidance of doubt, any Subject Company Hedges.

“Pre-Effective Time Period” means, solely with respect to Subject Company Group Taxes, any Tax period ending before the Effective Time.

“Preferential Right” means any right or agreement that enables any Person to purchase or acquire any Assets or Subject Securities or portion thereof as a result of or in connection with (a) the transfer of the Subject Securities or direct or indirect change of control of any Subject Company or its Subsidiaries, (b) the indirect transfer of any Assets or (c) the execution of this Agreement or the consummation of the transactions contemplated herein.

“Preliminary Settlement Statement” is defined in Section 2.7(a).

“Property Costs” means all operating expenses (including costs of insurance, overhead, employees, rentals, shut-in payments, and title examination and curative actions and capital expenditures, and costs of drilling and completing wells, and costs of acquiring equipment) incurred to Third Parties in the ownership and operation of the Assets, including overhead costs charged to the Subject Company Group by Third Party operators in respect of the Oil and Gas Properties under any applicable Contracts, but excluding (without limitation) (x) any amounts that constitute Leakage and (y) any and all Taxes; provided, however, solely for the purposes of Section 2.4(g)(ii), all references in this definition to “Assets” or the “Business” shall be deemed to be references to the “Excluded Assets”.

“Profit Bonus Plan” means the Grayson Mill Operating, LLC Profit Bonus Plan.

“PTET Election” shall mean, with respect to a given “Domestic Jurisdiction” (as defined in IRS Notice 2020-75), an election for an entity treated as a partnership for U.S. federal income tax purposes to be subject to an entity-level Tax imposed by such “Domestic Jurisdiction” on such entity, as described in Notice 2020-75.

“Public Transaction Statement” is defined in Section 8.6.

“Purchaser” is defined in the introductory paragraph hereof.

“Purchaser Arrangements” is defined in Section 11.8.

“Purchaser Certificate” means the certificate delivered by Purchaser Parties at the Closing pursuant to Section 10.3(i).

“Purchaser Entities” means Parent, Purchaser and their respective Subsidiaries.

“Purchaser Financial Statements” is defined in Section 8.12(a).

“Purchaser Group” is defined in Section 13.2.

“Purchaser Party Material Adverse Effect” means any event, effect, occurrence, change or circumstance that (a) has had, or is reasonably expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Purchaser Entities, taken as a whole, or (b) prevents or materially delays the consummation of the transactions hereunder or the performance of any Purchaser Party’s obligations and covenants hereunder that are to be performed at Closing; provided, however, that “Purchaser Party Material Adverse Effect” shall not include material adverse effects resulting from (i) general changes in Hydrocarbon or other commodity prices; (ii) changes in condition or developments generally applicable to the oil and gas industry in the United States or any area or areas where the assets of the Purchaser Parties or any of their Subsidiaries are located; (iii) economic, financial, credit or political conditions and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates; (iv) acts of God, hurricanes, tornados, meteorological events, storms and pandemics (including COVID 19); (v) Orders, acts or failures to act of Governmental Authorities (except as a direct result of any action or inaction that was taken or required to be taken by or on behalf of a Purchaser Party or its Affiliates); (vi) labor unrest, strikes, civil unrest or similar disorder, terrorist acts, embargo, sanctions or interruption of trade, or any outbreak, escalation or worsening of hostilities or war; (vii) any reclassification or recalculation of reserves in the ordinary course of business; (viii) changes in Laws or the Accounting Principles or the interpretation thereof after the Execution Date; (ix) effects or changes that are cured in full at the sole cost of the Purchaser Entities or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 12; (x) any effect resulting from any action taken by Purchaser or any Affiliate of Purchaser, other than those expressly permitted in accordance with the terms of this Agreement; (xi) action or inaction taken by a Purchaser Party or any Affiliate of a Purchaser Party with Sellers’ written consent or that are otherwise expressly permitted or prescribed hereunder; (xii) any Casualty Event; (xiii) natural declines in well performance; (xiv) failure of Parent to achieve any periodic earnings, revenue expense, sales or other estimated projection, forecast or budget prior to the Closing (provided, that the foregoing exclusion set forth in this clause (xiv) shall not preclude the underlying cause thereof being a Purchaser Party Material Adverse Effect, unless otherwise excluded from this definition); (xv) entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 8; or (xvi) this Agreement or the Transaction Documents.

“Purchaser Prepared Returns” is defined in Section 11.3(b).

“Purchaser’s Representatives” is defined in Section 8.1(a).

“Purchaser Subject Company Group Taxes” shall mean Subject Company Group Taxes attributable to any Post-Effective Time Period and the portion of any Straddle Period beginning at the Effective Time (determined in accordance with Section 11.1).

“Reasonable Documentation” means, with respect to any Defect asserted by Purchaser, as applicable and to the extent reasonably necessary for Sellers to identify the existence of the Defect or the Defect Amount:

(a) A copy of any available title opinion, landman’s title report, or title run sheet describing the asserted Title Defect;

(b) A copy of the relevant document to the extent the alleged Defect is a document;

(c) The assignment preceding and following a gap in the chain of title or a title opinion describing the gap in reasonable detail, to the extent the basis of the alleged Defect is a gap in any Subject Company’s chain of title;

(d) A copy of the document creating or evidencing the Lien or encumbrance, to the extent the basis of the alleged Defect is a Lien or encumbrance;

(e) A copy of the reasonable documentation relied upon by Purchaser describing in reasonable detail the Defect, to the extent the alleged Defect is an Environmental Defect; or

(f) Any other documents reasonably necessary for Sellers and the Defect Referee (as well as any title attorney, examiner, or environmental consultant hired by such Persons) and relied upon by Purchaser to identify the existence of such alleged Defect or the applicable Defect Amount.

“Records” means all books, records, files, data, information, drawings, and maps to the extent (and only to the extent) related to the Subject Securities, any member of a Subject Company Group, or the Assets, including minute books and other corporate records of any member of a Subject Company Group (such as financial and accounting records and data), electronic copies of all computer records where available, contract files, easement files, well logs, division order files, title opinions and other title information (including abstracts, evidences of rental payments, maps, surveys, and data sheets), hazard data, and surveys, production records, engineering files, and environmental records, in each case, to the extent disclosure or transfer is not prohibited by written agreements with a Third Party or subjected to payment of a fee, penalty or other consideration to a Third Party, or by applicable Law, or for which consent to transfer has been received or for which Purchaser has agreed in writing to pay such fee, penalty, or other consideration, as applicable, but excluding, however, in each case, the Excluded Records.

“Records Period” is defined in Section 8.12.

“Registration Rights Agreement” means the Equityholders’ and Registration Rights Agreement in the form attached hereto as Exhibit E to be executed and delivered by Sellers (or their respective designees) and Parent at the Closing.

“Regulatory Material Adverse Effect” is defined in Section 8.4(b).

“Release” means any discharge, emission, releasing, spilling, leaking, pumping, pouring, placing, depositing, injecting, dumping, burying, leaching, migrating, abandoning or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Remediate” (and its derivatives) means any remedial, removal, response, investigation, monitoring, cure, construction, closure, disposal, testing, integrity testing, or other corrective actions required or allowed under applicable Environmental Laws or by a Governmental Authority with jurisdiction to fully cure or remove a Release or a violation of or liability under Environmental Law in the lowest cost manner reasonably available, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk based corrective action, institutional controls, or other appropriate restrictions on the Oil and Gas Properties, including caps, dikes, encapsulation or leachate collection systems that is effective, in compliance with applicable Environmental Laws and that allows for the continued operation of the relevant Asset(s); provided, however, “Remediate” shall not include any obligations with respect to Plugging and Abandonment except as (and then only to the extent) currently required in order to comply with, or to address a current violation of, Environmental Laws. The term “Remediation” shall have correlative meaning.

“Required Parent SEC Documents” is defined in Section 6.14.

“Resale Shelf” is defined in Section 6.17.

“Retained Employment-Related Liabilities” means, without duplication, to the extent not otherwise accounted for as a Subject Company Group Tax or a Working Capital Liability for purposes of determining Effective Time Working Capital, (a) with respect to any employees or individual natural person service providers who, in each case, for any period prior to Closing, provided services to the Subject Company Groups, any and all Damages and obligations arising out of an Action asserted by any Third Party (including employees and contractors) attributable to, associated with or relating to or arising under or in connection with (i) to the extent existing or arising on or prior to the Effective Time, any Plan or any other compensation or benefit plan, program, agreement, policy or arrangement of any kind at any time maintained, sponsored or contributed to or required to be contributed to by Sellers or any of their Affiliates (including, for any period prior to Closing, the Subject Company Groups) or under or with respect to which Sellers or any of their Affiliates (including, for any period prior to Closing, the Subject Company Groups) has (or has had) any current or contingent liability or obligation, or (ii) to the extent existing or arising on or prior to Closing, any violation or breach by Seller or any Affiliate of any Seller (including any member of a Seller Group) of any and all applicable Laws regarding labor, employment and employment practices; (b) any and all Damages and obligations attributable to, associated with or relating to, or arising under or in connection with, the employment, engagement, termination or transfer of employment by any Seller or any Affiliate of any Seller (including, prior to Closing, any member of a Subject Company Group), in each case, of any Seller Management Persons, in each case, during any period after the Effective Time and (c) any and all Damages and obligations attributable to, associated with or relating to or arising under or in connection with the Profit Bonus Plan or payments thereunder whether existing or arising on, prior to or after the Effective Time; provided, that notwithstanding anything to the contrary set forth above, (x) any ordinary course payroll, compensation, or benefit plan payments to Continuing Employees or Seller Management Persons, (y) payments to Continuing Employees or Seller Management Persons of annual bonuses earned under and in accordance with Plans in respect of the calendar year in which the Closing Date occurs (but expressly excluding the Profit Bonus Plan), and (z) all Damages or obligations arising out of Purchaser’s or its Affiliates’ employment or engagement of any individual, in each case, shall not constitute Retained Employment-Related Liabilities; and provided further that, notwithstanding anything to the contrary set forth above, to the extent any such Damages or obligations are satisfied by applicable insurance policies maintained by Sellers or any of their Affiliates on or prior to the Effective Time and continued by Purchaser or any of its Affiliates following the Effective Time, such Damages or obligations shall not constitute Retained Employment-Related Liabilities.

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any Security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Oil and Gas Properties, DSUs or the proceeds thereof to Third Parties.

“SEC” means the United States Securities and Exchange Commission.

“Section 280G Payments” is defined in Section 11.9.

“Second Holdback Release Date” means the date that is fifteen (15) months after the Closing Date.

“Securities” means any equity interests or other equity security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other equity security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided, however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons, including any Oil and Gas Properties.

“Securities Act” means the Securities Act of 1933, as amended.

“Seismic License” is defined in Section 8.16(a).

“Seller” and “Sellers” are defined in the introductory paragraph hereof.

“Seller Combined Group” means any Combined Group for Texas franchise tax purposes of which each of (a) one or more members of a Subject Company Group and (b) any Seller or an Affiliate of a Seller (other than a member of the applicable Subject Company Group), is or was a member on or prior to the Closing Date.

“Seller Combined Return” means any Tax Return of a Seller Combined Group for which a Seller or an Affiliate of Seller (other than a member of such Seller’s Subject Company Group) is the reporting entity, including the Texas franchise Tax Returns of the Seller Combined Group of each Seller for the taxable period that includes the Closing Date, which, for the avoidance of doubt, shall include the activities of each member of such Seller’s Subject Company Group for the period from January 1 of such taxable year through the Closing Date.

“Seller Group” is defined in Section 13.1.

“Seller Management Persons” is defined in Section 8.2(c).

“Seller Material Adverse Effect” means any event, effect, occurrence, change or circumstance that (a) has had, or is reasonably expected to have, individually or in the aggregate, a material adverse effect on the Business or the ownership, operation or financial condition or results of operation of the Subject Securities, Subject Company Groups, and/or the Assets, taken as a whole or (b) prevents or materially delays the consummation of the transactions hereunder or the performance of any Seller’s or any Subject Company’s obligations and covenants hereunder that are to be performed at Closing; provided, however, that “Seller Material Adverse Effect” shall not include material adverse effects resulting from (i) general changes in Hydrocarbon or other commodity prices; (ii) changes in condition or developments generally applicable to the oil and gas industry in the United States or any area or areas where the Assets are located; (iii) economic, financial, credit or political conditions and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates; (iv) acts of God, hurricanes, tornados, meteorological events, storms and pandemics (including COVID 19); (v) Orders, acts or failures to act of Governmental Authorities (except as a direct result of any action or inaction that was taken or required to be taken by or on behalf of a

Seller or its Affiliates); (vi) labor unrest, strikes, civil unrest or similar disorder, terrorist acts, embargo, sanctions or interruption of trade, or any outbreak, escalation or worsening of hostilities or war; (vii) any reclassification or recalculation of reserves in the ordinary course of business; (viii) changes in Laws or the Accounting Principles or the interpretation thereof after the Execution Date; (ix) effects or changes that are cured in full at the sole cost of Sellers or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 12; (x) any effect resulting from any action taken by Purchaser or any Affiliate of Purchaser, other than those expressly permitted in accordance with the terms of this Agreement; (xi) action or inaction taken by a Seller or any Affiliate of a Seller (including any Subject Company) with Purchaser’s written consent or that are otherwise expressly permitted or prescribed hereunder; (xii) any Casualty Event; (xiii) natural declines in well performance; (xiv) failure of a Subject Company to achieve any periodic earnings, revenue expense, sales or other estimated projection, forecast or budget prior to the Closing (provided, that the foregoing exclusion set forth in this clause (xiv) shall not preclude the underlying cause thereof being a Seller Material Adverse Effect, unless otherwise excluded from this definition); (xv) entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 8; or (xvi) this Agreement or the Transaction Documents.

“Seller Prepared Corporate Income Tax Returns” means the Tax Returns with respect to Income Taxes of each of Grayson Mill Intermediate, LLC, Grayson Mill Royalty Blocker II, LLC, Grayson Mill Bakken Nominee Corp., and Grayson Mill Royalty Blocker III, LLC for any Pre-Closing Date Period, including, the Taxable period that begins on January 1 of the calendar year that includes the Closing Date and ends at the end of the day on the Closing Date (but excluding the Seller Combined Returns).

“Seller Releasing Group” is defined in Section 13.5(a).

“Seller Subject Company Group Taxes” means Subject Company Group Taxes attributable to any Pre-Effective Time Period and the portion of any Straddle Period ending immediately prior to the Effective Time (determined in accordance with Section 11.1).

“Seller Subject Company Group Income Taxes” means Subject Company Group Income Taxes attributable to any Pre-Closing Date Period.

“Seller Taxes” means, without duplication (a) any and all Taxes (other than Subject Company Group Taxes, Subject Company Group Income Taxes and Transfer Taxes) imposed by any applicable Laws on a Seller, any of its direct or indirect owners or Affiliates (other than any member of a Subject Company Group), or any Combined Group of which any of the foregoing is or was a member for any Tax period; (b) any and all Seller Subject Company Group Taxes; (c) any and all Seller Subject Company Group Income Taxes, (d) any and all Taxes (other than Subject Company Group Taxes or Subject Company Group Income Taxes) for which any member of a Subject Company Group (or any predecessor thereof) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of being included in any Combined Group (other than any Combined Group of which Purchaser or any of its Affiliates, other than any member of a Subject Company Group, is or was a member) at any time on or before the Closing Date; (e) any and all Taxes (other than Subject

Company Group Taxes or Subject Company Group Income Taxes) of any Person (other than a member of the Subject Company Group, Purchaser or an Affiliate of Purchaser) for which any member of a Subject Company Group is or has been liable as a transferee or successor, by contract or other arrangement (other than any commercial agreements or arrangements entered into in the ordinary course of business that are not primarily related to Taxes) or otherwise, resulting from events, transactions or relationships occurring or existing prior to the Closing; and (f) any and all Taxes imposed on or with respect to the ownership, operation or distribution (including, for the avoidance of doubt, any Excluded Asset Assignment) of the Excluded Assets; provided, that no such Tax will constitute a Seller Tax to the extent such Tax (i) results from actions taken by Purchaser, any of its Affiliates or any member of a Subject Company Group on the Closing Date but after the Closing, or (ii) was (x) accounted for in the adjustments to the Unadjusted Purchase Price made pursuant to Section 2.4, Section 2.5 or Section 2.7, as applicable, (y) economically borne by a Seller pursuant to Section 11.1(d) or Section 11.3 or (z) accounted for in Transaction Costs as finally determined under Section 2.7.

“Seller Tax Contest” is defined in Section 11.8.

“Settlement Price” means, with respect volumes of Hydrocarbons: (a) if such volumes are actually sold on or prior to the date of determination of the Settlement Price, the actual sale price for such Hydrocarbons; (b) if such volumes have not been sold on or prior to the date of determination, but are subject to Contracts setting forth pricing terms for the sale of such Hydrocarbons, the Contract price for such volumes as of the Effective Time; or (c) if neither clause (a) or (b) applies, then (i) in the case of gaseous Hydrocarbons, $0.64/MMBtu, (ii) in the case of crude oil, $76.14/Barrel and (iii) in the case of condensate, scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline Hydrocarbons, $18.73/Barrel, as applicable.

“Share Price” means forty seven dollars and three cents ($47.03).

“Special Warranty Defect” means any Title Defect with respect to any Oil and Gas Property that is asserted by Purchaser pursuant to one or more valid Defect Notices prior to the Defect Deadline if such Title Defect would also constitute a breach of Sellers’ representations and warranties set forth in Section 5.36; provided, however, “Special Warranty Defect” shall expressly exclude any alleged defect, encumbrance, Lien or matter that constitutes a Permitted Encumbrance or is expressly excluded as a “Title Defects” pursuant to the definition thereof.

“Specified Liabilities” means any Damages, obligations, or liabilities of any member of the Subject Company Group related to or arising out of the following:

(a) the disposal or transportation, or arrangement for disposal or transportation, by or on behalf of any member of such Subject Company Group of any Hazardous Substances taken from the Assets to any location that is not an Asset that occurred prior to the Closing;

(b) the failure of the applicable Seller, any member of its Subject Company Group, or any of their respective Affiliates to pay, underpayment, or incorrect payment of any and all Royalties or other interest owners’ revenues or proceeds with respect to the sales of Hydrocarbons attributable to the Oil and Gas Properties of such Subject Company Group (other than the Suspense Funds set forth on Schedule 5.30) and attributable to the period that Hydrocarbons were produced and marketed from such Oil and Gas Properties during such Subject Company Group’s period of ownership of the Assets prior to the Effective Time;

(c) any civil or criminal fines or penalties imposed on any member of the Subject Company Group, their Affiliates, or the Assets by any Governmental Authority to the extent arising from or relating to any pre-Closing violations of Law (other than civil fines or penalties resulting from pre-Closing violations of Environmental Laws) by any Seller, any member of a Subject Company Group, or their respective Affiliates;

(d) (i) any Actions that were not, but should have been set forth on Schedule 4.5 or Schedule 5.8 as of the Execution Date in order for such representations and warranties to be true and correct as of the Execution Date and (ii) the Specified Litigation Matter, in each case, to the extent (and only to the extent) such Damages, obligations, or liabilities are related to, arise out of, or are attributable to periods prior to the Closing Date;

(e) Retained Employment-Related Liabilities;

(f) any Excluded Assets of the applicable Subject Company Group, to the extent related to or arising out of the ownership or operation thereof prior to Closing; and

(g) Third Party Claims attributable to personal injury, illness or wrongful death attributable to any Sellers’, any member of a Subject Company Group, or their respective Affiliates’ ownership or operation of the Assets arising prior to the Closing Date.

“Solvent” with respect to any Person, means that, as of any date of determination, (a) the fair saleable value of the assets of such Person on a consolidated basis, as of such date, exceeds the sum of all liabilities of such Person, including contingent and other liabilities, as of such date, (b) the fair saleable value of the assets of such Person on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured and (c) such Person on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or will be engaged following such date.

“Specified Litigation Matter” has the meaning set forth on Schedule 8.24(b).

“Straddle Period” means (a) with respect to any Flow-Through Income Taxes , any Tax period that begins on or before and ends after the Closing Date and (b) with respect to Subject Company Group Taxes, any Tax period beginning before and ending after the Effective Time.

“Straddle Period Tax Contest” is defined in Section 11.8.

“Subject Company” is defined in the introductory paragraph hereof.

“Subject Company Group” means (a) as to GM II Seller and the GM II Subject Company, the GM II Subject Company Group and (b) as to GM III Seller and the GM III Subject Company, the GM III Subject Company Group.

“Subject Company Group Severance Plan” means the Grayson Mill Operating, LLC Change in Control Severance Plan as described on Schedule 5.11(f).

“Subject Company Group Taxes” means as to each Subject Company Group, any Taxes imposed on or with respect to any member of such Subject Company Group or its Assets ; provided, however, that Subject Company Group Taxes shall not include (i) Flow-Through Income Taxes, (ii) Transfer Taxes, (iii) Subject Company Group Income Taxes, or (iii) Taxes imposed on or with respect to gain recognized by any Seller from the transactions described in this Agreement.

“Subject Company Group Income Taxes” means as to each Subject Company Group, any Income Taxes imposed on any member of such Subject Company Group; provided, however, that Subject Company Group Income Taxes shall not include (i) Flow-Through Income Taxes, (ii) Transfer Taxes, or (iii) Taxes imposed on or with respect to gain recognized by any Seller from the transactions described in this Agreement.

“Subject Company Groups Indemnified Parties” is defined in Section 8.10(a).

“Subject Company Hedges” means the Existing Hedges and the Additional Subject Company Hedges.

“Subject Company Leases” means any leases for office space, compression equipment, drilling rigs, fracking equipment or vehicles to the extent related to the use (and right of use) of such office space, equipment, rigs or vehicles attributable to periods after the Effective Time.

“Subject Company Releasing Group” is defined in Section 13.5(b).

“Subject Company Representatives” means, with respect to Sellers and each Subject Company Group, (a) partners, employees, officers, directors, managers, members, equity owners and counsel of such Person or any of its Affiliates and (b) any consultant, attorney, accountant or agent retained by such Person or the parties listed in subsection (a) above.

“Subject Formation” means, subject to exceptions or exclusions as noted on Exhibit A-2 or Exhibit A-3 as to any applicable Well or DSU:

(a) for each producing (or capable of producing) Well, the formation from which such Well is producing;

(b) for each Well that has been drilled but has not been completed, the formation identified for such Well on the applicable Annex to Exhibit A-2 for such Subject Company Group; and

(c) for each DSU, the formation identified for such DSU on the applicable Annex to Exhibit A-3 for such Subject Company Group, and which formation(s) are described and depicted on Schedule SF.

“Subject Marks” is defined in Section 8.9.

“Subject Securities” is defined in the recitals hereof.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the voting Securities, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or which the specified Person Controls (or Controls the management). Except as otherwise provided in this Agreement, prior to the Closing, each Subject Company shall be considered a Subsidiary of its respective Seller, and after the Closing, each Subject Company shall be considered a Subsidiary of Purchaser.

“Surface Rights and Rights of Way” is defined in subsection (c) of the definition of “Assets”.

“Suspense Funds” means any and all Royalties and other amounts held in suspense by any Subject Company as of the Closing, and any interest accrued in escrow accounts for such suspended funds.

“Target Closing Date” is defined in Section 10.1.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, property, transfer, value added, sales, use, gross receipts, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto.

“Termination Date” is defined in Section 12.1.

“Third Party” means any Person other than a Seller, a Purchaser Party, any Subject Company or any of its or their respective Affiliates as of the applicable date of determination.

“Third Party Claim” is defined in Section 13.6(c).

“Title Benefit” means the aggregate title of the applicable Subject Company Group, as of the Effective Time and as of Closing Date, that is (x) deducible of record, or (y) beneficial title (1) validly obtained by forced pooling pursuant to N.D. Cent. Code Sections 38-08-07 and 38-08-08 and the rules and regulations promulgated and/or related thereto, or (2) evidenced by non-consent elections or deemed elections following delivery of an AFE and failure of the recipient of such AFE to respond in a timely manner, in each case, made or delivered pursuant to joint operating agreements, pooling agreements, pooling Orders or unitization agreements, in Seller’s or the Subject Company Group’s Records; and:

(a) as to the applicable Subject Formation, entitles such Subject Company Group to receive a Net Revenue Interest in the case of any Well or DSU, greater than the Net Revenue Interest shown in the applicable Annex to Exhibit A-2 for such Subject Company Group for such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group for such DSU, as applicable; or

(b) as to the applicable Subject Formation, obligates such Subject Company Group to bear a Working Interest, in the case of any Well or DSU, less than the Working Interest percentage shown in the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Well or Exhibit A-3 with respect to such DSU, as applicable, without a proportionate or greater decrease in such Subject Company Group’s Net Revenue Interest.

“Title Benefit Amount” is defined in Section 3.2(e).

“Title Benefit Notice” is defined in Section 3.2(b).

“Title Defect” means any individual Lien, obligation, burden or defect or other matter, including a discrepancy in Net Revenue Interest or Working Interest that results in the failure of the applicable Subject Company Group to collectively have Defensible Title to any individual Well or DSU; provided, however, in no event shall any of the following be considered or constitute a “Title Defect”: (a) (i) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest, or mineral interest, in each case, unless the underlying instrument expressly requires such consent or authorization (or prohibits pooling without such authorization); and (ii) except to the extent resulting in an Interest Reduction, the failure of any Annex to Exhibit A-1 to reflect any lease or any unleased mineral interest where the owner thereof was validly treated as a non-participating co-tenant during the drilling of any well; (b) any defect arising out of a lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law; (c) any defect in the chain of the title consisting of the failure to recite marital status in a document, lack of spousal joinder or omissions of succession or heirship proceedings, unless affirmative evidence shows that such failure or omission results or is reasonably likely to result in another Person’s actual and superior claim of title to the Assets; (d) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results in or is reasonably likely to result in another Person’s actual and superior claim of title to the Assets; (e) any defects or irregularities resulting from, arising out of or related to probate proceedings or lack thereof, which defects or irregularities have existed for more than ten (10) years and no affirmative evidence shows that another Person has asserted (or is reasonably likely to assert) a superior claim of title to the Assets; (f) any gap in the chain of title, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which such documents shall be included in a Defect Notice; (g) any burden or encumbrance constituting a top-lease or similar interest that is subject to and/or subordinated to the terms of a valid and effective Lease, unless the owner of such top-lease has asserted an actual and superior claim of title to the affected Assets; (h) any burden, or defect arising from prior leases relating to the Lands that are terminated but are not surrendered or released of record unless affirmative evidence shows that such failure or omission results in or is reasonably likely to result in another Person’s superior claim of title to the affected Assets; (i) any defect arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty; (j) any Lien, obligation, burden, defect, or loss of title (A) resulting from any

Seller’s or any member of such Subject Company Group’s conduct of business in compliance with this Agreement between the Execution Date and Closing Date or (B) that results in an Interest Reduction, to the extent such Interest Reduction results from Purchaser’s failure to consent to such Seller or any member of the Subject Company Group performing or electing to participate in any operation pursuant to Section 8.2; (k) any Lien, obligation, burden, or defect that affects only which Person has the right to receive Royalty payments (rather than the amount of such Royalty) and that does not affect the validity of the underlying Asset; (l) any Lien, obligation, burden, or defect as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Oil and Gas Properties held by production, or lands pooled, communitized, or unitized therewith, in each case, to the extent such period of alleged cessation or insufficient production occurred more than ten (10) years prior to the Execution Date, and, in each case except to the extent the cessation of production, insufficient production or failure to conduct operations is affirmatively shown to exist and would give, or has given, rise to a right of the lessor or other Third Party to terminate the underlying Lease; (m) except to the extent actually resulting in an Interest Reduction, any defect arising from the failure of any non-participating royalty owners to ratify a Unit, (n) any defects or irregularities in acknowledgements unless affirmative evidence shows that such failure or omission results in, or is reasonably likely to result in, another Person’s superior claim of title to the Assets; (o) any defects arising from lack of an affidavit of identity or the need for one if the relevant Person’s name is readily apparent unless affirmative evidence shows that such failure or omission results in, or is reasonably likely to result in, another Person’s superior claim of title to the Assets; or (p) any defects arising from a lack of power of attorney unless affirmative evidence shows that such failure or omission results in, or is reasonably likely to result in, another Person’s superior claim of title to the Assets.

“Title Disputed Matter” is defined in Section 3.2(i)(ii).

“Title Referee” is defined in Section 3.2(i)(ii).

“Trade Agreement” is defined in Section 8.19(a).

“Trade Notice” is defined in Section 8.19(a).

“Transaction Costs” means (a) all investment banking fees, legal fees, accounting fees and other advisory fees, costs and expenses, in each case, incurred by a Subject Company Group prior to the Closing, in connection with the preparation for, negotiating or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and the general sales process of the Subject Companies and the Assets (including any fees, costs or expense incurred in connection with the marketing of the Subject Companies and the Assets for sale and any sales process with any Person other than Purchaser and its Affiliates); (b) all transaction, change in control, retention or stay bonuses, severance, incentive, phantom equity or deferred compensation payments or other similar payments or obligations to any current or former Business Employee, officer, director or other individual service provider of any Subject Company or its Affiliates payable as a result of or in connection with the execution, delivery and performance of this Agreement or any other Transaction Document (including in combination with any other event), or the consummation of the transactions contemplated by this Agreement or any other Transaction Document (including in combination with any other event), in each case, together with the employer portion of any applicable FICA, state, local or foreign withholding, payroll, social security, unemployment or similar Taxes due with respect to any such payments (calculated as if all such amounts were paid on the Closing Date) contemplated hereby or thereby (but excluding, for purposes of this clause (b), any payments arising due to any actions taken by or at the written direction of Purchaser); (c) any assignment or change in control payments or prepayment premiums, penalties, charges or similar fees or expenses that are required to be paid at the time of, or the payment of which would become due and payable as a result of the execution and delivery of this Agreement or any other Transaction Document and the consummation of the transactions contemplated hereby or thereby at the Closing (excluding any amount or payments that are included or taken into account in the calculation of Working Capital Liabilities); (d) to the extent incurred prior to the Closing, any outstanding but unpaid severance, retention, deferred compensation, bonus, commission or incentive obligations, whether or not accrued, in respect of any current or former Business Employee, officer, director or other individual service provider of any Subject Company, in each case, together with the employer portion of any applicable FICA, state, local or foreign withholding, payroll, social security, unemployment or similar Taxes due with respect to any such payments (calculated as if all such amounts were paid on the Closing Date) (but excluding, for purposes of this clause (d), any payments arising due to any actions taken by or at the written direction of Purchaser); but excluding in each case of (a) through (d) above, (1) any fees, costs or expenses incurred by any Subject Company Group that Purchaser is expressly responsible for or is expressly required to bear or reimburse Seller or any Subject Company Group for pursuant to the terms of this Agreement, including (if applicable) pursuant to Section 3.2(i), Section 8.1, Section 8.4, Section 8.10, Section 8.11, Section 8.12, Section 8.14, Section 8.16, Section 8.23, Section 8.24 and Article 11, and (2) for the avoidance of doubt, any severance payable under the Subject Company Group Severance Plan to any Continuing Employees on or after the Closing that arises as the result of the occurrence of a “Qualifying Termination” (as defined in the Subject Company Group Severance Plan) that occurs on or after the Closing due to actions taken by Purchaser or any of its Affiliates (including any Subject Company Group).

“Transaction Documents” means (a) this Agreement, (b) the Assignment, (c) the Excluded Asset Assignments, (d) the Confidentiality Agreement, (e) the Escrow Agreement, (f) the Registration Rights Agreement, and (g) each other agreement, document, certificate, or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing. When Transaction Documents is used with respect to a specific Person, it means only those Transaction Documents to which such Person is a party.

“Transfer Taxes” is defined in Section 11.2.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Unadjusted Purchase Price” is defined in Section 2.2(a).

“Units” is defined in subsection (a) of the definition of “Assets”.

“VDR” means that certain virtual data room maintained by or on behalf of the Sellers and the Subject Companies at https://secure.smartroom.com/app/main/#/Smart2205724.

“Waived Benefits” is defined in Section 11.8.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local applicable Law addressing employment losses, mass layoffs or plant closings.

“Wells” is defined in subsection (b) of the definition of “Assets”.

“Williston Basin” means the geographical area that is generally regarded as the “Williston Basin” underlying parts of Montana, North Dakota and South Dakota.

“Working Capital Assets” means as to each Subject Company Group, the current assets of such Subject Company Group as of the Effective Time (including all Cash and Cash Equivalents), each determined in accordance with Accounting Principles, but excluding (a) any Tax assets, (b) any current assets constituting Excluded Assets, (c) the Subject Company Hedge assets, (d) any oil country tubular goods, inventory, spare parts, backup tangible inventory and other inventory (whether on location or in transit), including any of the foregoing that are booked under GAAP as property, plant and equipment, materials and supplies, other assets and current assets associated with discontinued operations and/or (e) such Subject Company Group’s entitlement of any linefill, tank bottoms, or merchantable Hydrocarbons in tanks or storage facilities produced from or credited to the Assets, in each case, on or as of the Effective Time.

“Working Capital Liabilities” means as to each Subject Company Group, the current liabilities of such Subject Company Group as of the Effective Time (including any Indebtedness, whether or not current), each determined in accordance with Accounting Principles but excluding any (a) Tax liabilities, (b) Plugging and Abandonment or asset retirement obligations, (c) Environmental Liabilities, (d) Transaction Costs, (e) any Credit Document Indebtedness (including, for the avoidance of doubt, any accrued fees or interest (in kind or in cash) thereon), (f) any liabilities related to Subject Company Hedges, (g) any insurance premiums attributable to the insurance policies held by such Subject Company Group to the extent such premiums are attributable to insurance coverage with respect to periods prior to the Effective Time and/or (h) Subject Company Leases.

“Working Interest” means, with respect to any Oil and Gas Property or DSU, the percentage of costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment on or in connection with such Oil and Gas Property or DSU required to be borne with respect thereto, but without regard to the effect of any Royalties.

Section 1.2 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular form includes the plural form and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document, or instrument means, unless specifically provided otherwise, such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Law means, unless specifically provided otherwise, such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means, unless specifically provided otherwise, that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (f) reference in this Agreement to any Article, Section, Appendix, Schedule, or Exhibit means such Article or Section hereof or Appendix, Schedule or Exhibit hereto; (g) “hereunder”, “hereof”, “hereto”, and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision thereof; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is not exclusive; (j) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (k) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect on the interpretation of this Agreement; (l) all references to “Dollars” means United States Dollars; (m) references to “days” shall mean calendar days, unless the term “Business Days” is used; (n) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person; (o) any references to a “member of a Subject Company Group” shall be deemed to refer to the applicable Subject Company and each of its Subsidiaries, and not to any of the holders of any Securities of the applicable Subject Company or Subject Companies with respect to such Subject Company Group; and (p) any reference in this Agreement to “made available” to or “provided to” a Purchaser Party or Purchaser’s Representatives means a document or other item of information that was provided or made available to a Purchaser Party or Purchaser’s Representatives in the VDR prior to 11:59 p.m., Central Standard Time as of July 7, 2024.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Subject to the terms and conditions contained in this Agreement, (a) GM II Seller agrees to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser agrees to purchase, accept and pay for, GM II Seller’s interest in and to the GM II Subject Securities, (b) GM III Seller agrees to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser agrees to purchase, accept and pay for, GM III Seller’s interest in and to the GM III Subject Securities, in each case of clauses (a) and (b), free and clear of all Liens, except for Permitted Securities Liens and (c) Parent agrees to issue and deliver to Sellers or their designees, as applicable, the Parent Common Equity included in the Equity Purchase Price free and clear of all Liens, except for Permitted Parent Securities Liens.

Section 2.2 Purchase Price.

(a) The aggregate consideration payable by the Purchaser Parties for the Subject Securities shall be Five Billion Dollars ($5,000,000,000) (the “Unadjusted Purchase Price”), which amount shall consist of: Three Billion, Two Hundred Fifty Million Dollars ($3,250,000,000) (the “Cash Purchase Price”) and a number of shares of Parent Common Equity (rounded up to the nearest whole share) equal to (A) One Billion, Seven Hundred Fifty Million Dollars ($1,750,000,000), divided by (B) the Share Price (such Parent Common Equity, the “Equity Purchase Price”); provided that the Cash Purchase Price and the Equity Purchase Price shall be allocated to each Seller in accordance with its respective Percentage Share as set forth in Schedule 2.2(a).

(b) The Unadjusted Purchase Price shall be adjusted as provided in this Section 2.2 (including in Schedule 2.2(a)) and Section 2.4 (as adjusted, the “Adjusted Purchase Price”).

(c) Notwithstanding anything to the contrary contained herein, if, at any time on or after the Execution Date and prior to the Closing, (i) Parent makes (A) any Parent Common Equity dividend or distribution (in each case, that is declared by Parent following the Execution Date), (B) subdivision or split of any Parent Common Equity, (C) combination or reclassification of Parent Common Equity into a smaller number of shares of Parent Common Equity or (D) issuance of any Securities by reclassification of Parent Common Equity (including any reclassification in connection with a merger, consolidation or business combination in which Parent or any acquiror, as applicable, is the surviving Person) or (ii) any merger, consolidation, combination, or other transaction is consummated pursuant to which Parent Common Equity is converted to cash or other Securities, then the Share Price and the number of shares of Parent Common Equity to be issued to Sellers pursuant to this Agreement shall be equitably and proportionately adjusted to reflect such change to provide the same economic effect as contemplated by this Agreement prior to such action, including, for the avoidance of doubt, in the cases of clauses (i)(C) and (ii) to provide for the receipt by Sellers, in lieu of any Parent Common Equity, the same number Securities and/or the amount of cash received in exchange for each share of Parent Common Equity in connection with any such transaction described in clauses (i)(C) and (ii) hereof; provided, however, that in the event of any Parent Common Equity dividend or distribution pursuant to subclause (i)(A), such amounts in respect of such dividend or distribution shall be treated as an upward adjustment to the Cash Purchase Price pursuant to this Agreement. An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Equity shall be issued as part of the Equity Purchase Price, no dividend or distribution with respect to the Parent Common Equity shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, at Closing, Purchaser shall pay to such Seller an amount in cash determined by multiplying (x) the Share Price by (y) the fraction of a share (rounded to the nearest hundredth when expressed in decimal form) of Parent Common Equity to which such Seller or such Seller’s designees would otherwise be entitled to receive pursuant hereto.

Section 2.3 Performance Deposit.

(a) Within three (3) Business Days of the Execution Date, Purchaser will deposit with the Escrow Agent an amount in cash equal to five percent (5.0%) of the Unadjusted Purchase Price (such amount, together with any and all interest and earnings accrued thereon under the Escrow Agreement after the Execution Date, the “Performance Deposit”) via wire transfer of immediately available funds to the account or accounts designated by the Escrow Agreement, such Performance Deposit to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

(b) In the event that Closing occurs, then on the Closing Date (i) a portion of the Performance Deposit equal to the Holdback Amount shall be retained in escrow as provided in Section 10.2(b) and Section 10.3(g) and, after Closing, such Holdback Amount shall be held and disbursed in accordance with the terms of this Agreement and the Escrow Agreement, and (ii) the portion of the Performance Deposit in excess of the Holdback Amount shall be disbursed to Sellers as provided in Section 10.2(b) and Section 10.3(g).

(c) If for any reason this Agreement is terminated in accordance with Section 12.1, then the Performance Deposit shall be disbursed as provided in Section 12.2.

Section 2.4 Adjustments to the Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted with respect to each Subject Company Group, without duplication, as follows (it being understood that the adjustments with respect to each Seller and its Subject Company Group shall be made and allocated separately to the portion of the Unadjusted Purchase Price allocated to such Seller and its Subject Company Group as set forth in Section 2.2 and Section 2.4, as applicable):

(a) increased or decreased with respect to the Effective Time Working Capital of such Subject Company Group as follows:

(i) increased, by an amount equal to the Effective Time Working Capital of such Subject Company Group in the event the Effective Time Working Capital is a positive amount;

(ii) decreased, by an amount equal to the absolute value of the Effective Time Working Capital of such Subject Company Group in the event the Effective Time Working Capital is a negative amount;

(b) increased, by an amount equal to the aggregate amount, if any, of all Cash and Cash Equivalent capital contributions made after the Effective Time to such Subject Company Group by the applicable Seller(s) or any Person(s) who, directly or indirectly, owns a Security in such Subject Company Group;

(c) increased or decreased with respect to certain Hedge Losses, Hedge Gains, and other costs, fees and expenses associated with Subject Company Hedges as to such Subject Company Group as follows (without duplication):

(i) decreased, by an amount equal to the aggregate amount of all Hedge Losses and any other costs, fees or expenses attributable to the Subject Company Hedges paid or payable by any member of such Subject Company Group on or after the Effective Time, excluding any payments made at the Closing from the proceeds of the Closing Payments; and

(ii) increased, by an amount equal to the aggregate amount of Hedge Gains attributable to the Subject Company Hedges paid or payable to or received by any member of such Subject Company Group on or after the Effective Time;

(d) increased or decreased with respect to certain Credit Document Indebtedness (and in the case of clause (iv), certain other Indebtedness) of such Subject Company Group as follows:

(i) decreased by an amount, if any, equal to (A) any Pre-Effective Time Credit Document Indebtedness (expressly including any interest payments or any other fees, charges or penalties associated with the retirement of such Credit Document Indebtedness) and (B) any interest payments accruing to the portion of the Pre-Effective Time Credit Document Indebtedness that was drawn and outstanding at and as of the Effective Time, in each case of this Section 2.4(d)(i)(A) or Section 2.4(d)(i)(B), to the extent that such amount is paid or satisfied by such Subject Company Group during the period after the Effective Time and prior to the Closing, but excluding any payments made at the Closing from the proceeds of the Closing Payment or the Closing Distribution under Section 2.6;

(ii) increased by an amount, if any, equal to (A) the principal amount of any Post-Effective Time Credit Document Indebtedness, (B) any interest payments accruing or attributable to any Post-Effective Time Credit Document Indebtedness, to the extent such principal amount is first drawn after the Effective Time and (C) any other fees, charges or penalties associated with the retirement of any such Credit Document Indebtedness described in this Section 2.4(d)(ii)(A) or Section 2.4(d)(ii)(B), but in each case, only to the extent that such principal amount described in Section 2.4(d)(ii)(A) or interest payments described in Section 2.4(d)(ii)(B) are paid or satisfied out of the proceeds of the Closing Payment or Closing Distribution under Section 2.6;

(iii) decreased by an amount, if any, equal to any Pre-Effective Time Credit Document Indebtedness (expressly including any interest payments or any other fees, charges or penalties associated with the retirement of such Credit Document Indebtedness) that is outstanding immediately prior to the Closing, that is not retired and satisfied in full at the Closing from the proceeds of the Closing Payment or Closing Distribution under Section 2.6;

(iv) decreased by an amount, if any, equal to any Indebtedness (other than (x) Post-Effective Time Credit Document Indebtedness or (y) Indebtedness of the kind described in clause (e) of the definition of “Indebtedness”) that is incurred from and after the Effective Time and prior to the Execution Date, unless such Indebtedness is retired and satisfied in full at the Closing from the proceeds of the Closing Payment or Closing Distribution under Section 2.6;

(e) decreased by the amount, if any, of all Leakage of such Subject Company Group occurring on or after the Effective Time and prior to or at the Closing (including, without duplication, the Closing Distribution);

(f) decreased with respect to Defects in accordance with Section 3.2(g)(i);

(g) increased or decreased with respect to Excluded Assets of such Subject Company Group as follows:

(i) increased, by an amount equal to the aggregate amounts of Cash and Cash Equivalents actually received by such Subject Company Group attributable to or earned from any Excluded Assets during any period from and after the Effective Time;

(ii) decreased, by the amount of all Property Costs or other costs or expenses, including all prepaid costs and expenses, paid by such Subject Company Group on or after the Effective Time, in each case, that are incurred in connection with the ownership or operation of the Excluded Assets, including any other costs, fees, expense or liability incurred or paid in connection with the disposition, transfer, dividend or distribution of the Excluded Assets to Sellers or their designee on or after the Effective Time;

(h) decreased, by an amount equal to the Transaction Costs (i) paid by such Subject Company Group after the Effective Time and prior to Closing or (ii) that are vested, earned, or accrued, but remain unpaid, and the obligation of such Subject Company Group immediately prior to the Closing, or that become vested, earned or accrued as of the Closing (excluding any amounts payable under the Subject Company Group Severance Plan) (and in each case in this clause (ii), that are not satisfied in full out of the proceeds of the Closing Payment or Closing Distribution under Section 2.6);

(i) increased or decreased with respect to Taxes as follows:

(i) increased, by (A) the amount of all Purchaser Subject Company Group Taxes of such Subject Company Group that are paid or otherwise economically borne by any Seller, its Affiliates (other than such Subject Company Group) or any Seller’s direct or indirect owners, and (B) the amount of all Purchaser Subject Company Group Taxes of such Subject Company Group that are paid or otherwise economically borne by such Subject Company Group prior to the Effective Time;

(ii) decreased, by (A) the amount of all Seller Subject Company Group Taxes of such Subject Company Group that are paid or otherwise economically borne by Purchaser, its Affiliates (other than such Subject Company Group) or any Purchaser’s direct or indirect owners, and (B) the amount of all Seller Subject Company Group Taxes of such Subject Company Group that are (I) paid or otherwise economically borne by such Subject Company Group after the Effective Time but prior to the Closing Date or (II) unpaid as of the Closing Date;

(j) increased by the aggregate amount of all Additional Lease Purchase Prices attributable to all Accepted Additional Leases as to such Subject Company Group in accordance with Section 8.18;

(k) increased by the amounts set forth in Schedule 2.4(k); and

(l) increased, or decreased, as applicable, by any other amounts provided for elsewhere in this Agreement as expressly increasing or decreasing the Unadjusted Purchase Price or otherwise agreed upon in writing by Sellers and Purchaser.

Section 2.5 Adjustment Procedures.

(a) All adjustments to the Unadjusted Purchase Price shall be made (i) in accordance with the terms of this Agreement and, to the extent not inconsistent or in conflict with this Agreement and otherwise applicable, in accordance with GAAP, as consistently applied by the applicable Subject Company Group prior to Closing (the “Accounting Principles”) except that the Accounting Principles shall not apply to any adjustments to the extent inconsistent with the provisions of Section 11.1 and (ii) without duplication. For the avoidance of doubt, no item that is included in or taken into account in the determination of the calculation of Effective Time Working Capital of any Subject Company Group shall be subject to any other adjustment to the Unadjusted Purchase Price. When available, actual figures will be used for the adjustments to the Unadjusted Purchase Price at Closing. To the extent actual figures are unavailable at Closing, Sellers’s good faith estimates will be used at Closing subject to final adjustments in accordance with the terms hereof.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) at Closing, all adjustments to the Unadjusted Purchase Price (whether positive or negative) shall be made (x) sixty-five percent (65%) in cash (increasing or decreasing the Cash Purchase Price), and (y) thirty-five percent (35%) in Parent Common Equity (on the basis that each share of Parent Common Equity shall be valued at the Share Price) (increasing or decreasing the number of shares of Parent Common Equity to be issued to the Sellers as part of the Equity Purchase Price): provided, however:

(A) that any upward adjustments under Section 2.4(k) shall be made only in cash (and not in shares of Parent Common Equity), with the remaining adjustment to the Unadjusted Purchase Price settled on the sixty-five percent (65%) / thirty-five percent (35%) pro rata basis set forth in clause (i) above;

(B) the number of shares of Parent Common Equity comprising the Equity Purchase Price at Closing shall not exceed nineteen and ninety-nine hundredths percent (19.99%) of all issued and outstanding shares of Parent Common Equity as of immediately prior to Closing, and with respect to all net upward adjustments made in shares of Parent Common Equity based on the Share Price, such aggregate adjustments as to the Sellers shall be made until such maximum percentage is reached, after which point any additional upward adjustment to the Unadjusted Purchase Price made at Closing shall be made in cash to the Cash Purchase Price only; and

(ii) after Closing, all adjustments to the Unadjusted Purchase Price shall be made in cash.

(c) Notwithstanding anything to the contrary in this Agreement, in determining the adjustments contemplated under Section 2.4(a), the following shall be taken into account to the extent not in express conflict with the definitions of Effective Time Working Capital, Working Capital Assets and Working Capital Liabilities; provided, the following shall in no way be construed as a limitation to the definition of any of Effective Time Working Capital, Working Capital Assets and Working Capital Liabilities:

(i) the following shall be deemed to constitute Working Capital Assets of a Subject Company Group (without duplication or limitation):

(A) all Cash and Cash Equivalents of such Subject Company Group at the Effective Time, and all unpaid refunds on deposits, prepayments or similar items and all insurance proceeds receivable by any Subject Company Group attributable to periods prior to the Effective Time;

(B) the amount of all pre-paid or deposited Property Costs and all other costs and expenses (other than Taxes) paid by or on behalf of such Subject Company Group prior to the Effective Time that are attributable to the ownership of the Assets after the Effective Time that are not reimbursed or repaid to such Subject Company Group prior to the Effective Time, including (1) bond and insurance premiums and deductibles paid or borne by or on behalf of such Subject Company Group with respect to any period after the Effective Time (prorated as applicable, and, with respect to any insurance premiums pertaining to insurance policies that will not be retained by a member of the applicable Subject Company Group after Closing, limited only to prepayments for the period between the Effective Time and Closing), (2) Royalties, (3) cash calls to Third Party operators, (4) bonus, lease extensions, rentals and other lease maintenance payments not due or payable until after the Effective Time and (5) annual registration fees and/or well registration fees attributable to any period after the Effective Time (prorated as applicable), but in any event excluding (x) any Transaction Costs, (y) amounts attributable to Excluded Assets, and (z) any amounts that would constitute “Leakage”;

(C) all unpaid proceeds, receivables and amounts earned as of the Effective Time from the sale of Hydrocarbons produced from or attributable to the Oil and Gas Properties, in each case, net of any applicable Customary Hydrocarbon Deductions, together with any other unpaid amounts receivables earned by or owed to such Subject Company Group, in each case during any period before the Effective Time to the extent reasonably likely to be received by the Subject Company Group within the one hundred twenty (120) day period after the Closing Date;

(D) if any member of such Subject Company Group is the operator under an operating agreement covering any of the Assets or assets then owned by such Subject Company Group, an amount equal to the Property Costs and other costs and expenses paid before the Effective Time by such Subject Company Group, such Seller or any of its or their Affiliates on behalf of the other joint interest owners without reimbursement prior to the Effective Time (including through netting of revenues paid to such joint interest owners) that are attributable to periods after the Effective Time, in each case, only to the extent that such costs and expenses are (1) permitted to be charged to such joint interest owners under the applicable joint operating agreement, unit operating agreement, pooling agreement, pooling order or production sharing agreement or similar Contract and (2) reasonably likely to be received by the Subject Company Group (x) within the one hundred twenty (120) day period after the Closing Date or (y) recovered from such Third Party via netting of offsets under applicable Contracts); and

(E) with respect to any Imbalances where such Subject Company Group is underproduced as to Hydrocarbons or has overdelivered Hydrocarbons, an amount equal to the aggregate amount owed by Third Parties to such Subject Company Group for such Imbalances as of the Effective Time if the applicable Contract governing such Imbalance requires monthly cash balancing, or, if monthly cash balancing is not required under such applicable Contract, on the basis of the applicable Settlement Price; and

(ii) the following shall be deemed to constitute Working Capital Liabilities of a Subject Company Group (without duplication or limitation):

(A) the amount of all Property Costs payable by such Subject Company Group that are unpaid as of the Effective Time with respect to operations on or relating to the Assets that are attributable to periods prior to the Effective Time; and

(B) with respect to any Imbalances where such Subject Company Group is overproduced as to Hydrocarbons or has underdelivered Hydrocarbons, an amount equal to the aggregate amount owed by such Subject Company Group to Third Parties for such Imbalances as of the Effective Time, if the applicable Contract governing such Imbalance requires monthly cash balancing, or, if monthly cash balancing is not required under such applicable Contract, on the basis of the applicable Settlement Price.

(d) All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid or received under this Agreement.

(e) For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they are produced into the tank batteries related to each Well and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. The Parties shall use reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings, gauging or strapping data are not available.

(f) Surface use or damage fees and other Property Costs that are paid periodically (including deficiency or shortfall payments pertaining to minimum volume commitments or similar requirements that accrue on a periodic basis (e.g., quarterly, semi-annually or annually)) shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.

(g) “earned” and “incurred,” as used in Section 2.4 and this Section 2.5, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.

Section 2.6 Closing Date Flow of Funds. Contemporaneously with Closing:

(a) The Closing Payment shall be disbursed at the Closing as follows:

(i) First, to the amount of any Credit Document Indebtedness of any Subject Company Group or any Seller (including any Post-Effective Time Credit Document Indebtedness) outstanding as of the Closing Date, to the applicable holders of such Credit Document Indebtedness (including any such amounts required to obtain at Closing the releases, terminations and instruments referenced in Section 10.2(f) that constitute or create any Liens binding on the Assets or Subject Securities, or that secure any such Credit Document Indebtedness of a Seller or an Affiliate of such Seller), as specified in the Payoff Letters;

(ii) Second, to the extent any Hedge Losses amounts are owed by any Subject Company Group at Closing in connection with any Subject Company Hedge liquidations in accordance with Section 8.14(b), to the Persons owed any amounts in connection therewith, as set forth in the Preliminary Settlement Statement;

(iii) Third, to the extent any Transaction Costs are due and payable or outstanding as of Closing, to the Persons owed any such Transaction Costs, as set forth in the Preliminary Settlement Statement; and

(iv) Fourth, the remainder to the Person(s) and account(s) designated by Sellers in the Preliminary Settlement Statement.

(b) Each applicable Seller shall cause the members of such Seller’s Subject Company Group to make the Closing Distribution to the Person(s) and account(s) designated by Sellers in the Preliminary Settlement Statement.

Section 2.7 Closing Payment and Post-Closing Adjustments.

(a) Not later than five (5) Business Days prior to the Closing Date, the Sellers shall prepare and deliver, or cause to be prepared and delivered, to Purchaser, a draft preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth for each Subject Company Group, (i) each Seller’s good faith estimate of the portion of the Adjusted Purchase Price allocated to such Seller as of the Closing Date (but excluding any adjustments with respect to disputed alleged Defects or Title Defects that Sellers have elected to cure Post-Closing for which amounts are included in the Defect Deposit, and any adjustments with respect to disputed alleged Title Benefits and Accepted Additional Leases, for which amounts are included in the

Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)) after giving effect to all adjustments set forth in Section 2.4 and subject to the adjustment procedures specified in Section 2.5, (ii) the Persons, accounts and amounts of disbursements that are required to receive such amounts in accordance with Section 2.6 (including the amounts Sellers designate and nominate to receive the portions of the Closing Payment, Closing Distribution under Section 2.6(a)(iv) and Section 2.6(b) and the Adjusted Equity Purchase Price), and (iii) the wiring instructions for all such payments and disbursements. Each Seller shall supply to Purchaser reasonable documentation in the possession of such Seller and its Subject Company Group to support the items for which adjustments are proposed or made in any such Preliminary Settlement Statement and a brief explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after receipt of the draft Preliminary Settlement Statement, Purchaser may deliver to Sellers a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes, and Sellers shall consider such proposed changes in good faith. Sellers’ and Purchaser shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Sellers’ receipt of Purchaser’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price at Closing (such estimated Adjusted Purchase Price, the “Closing Adjusted Purchase Price”); provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any such unagreed adjustments as set forth in the Preliminary Settlement Statement as presented by the Sellers will be used to adjust the Unadjusted Purchase Price at Closing.

(b) As soon as reasonably practicable after the Closing, but not later than one hundred twenty (120) days following the Closing Date, Purchaser shall prepare and deliver to Sellers a draft final settlement statement setting forth the final calculation of the Adjusted Purchase Price allocated and attributable to each Seller (but excluding any adjustments with respect to disputed alleged Defects or Title Defects that Sellers have elected to cure post-Closing for which amounts are included in the Defect Deposit and disputed alleged Title Benefits and Additional Leases for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)) and showing the calculation of each adjustment under Section 2.4 as to each Seller and Subject Company Group with respect thereto, based on the most recent actual figures for each adjustment. Purchaser shall make reasonable documentation that is in the possession of Purchaser, or its Affiliates or Purchaser’s Representatives, available to support the final figures. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of Purchaser’s statement hereunder, Sellers may deliver to Purchaser a written report containing any changes that Sellers propose be made in such statement, if any, together with a brief explanation of such changes. Any changes not so specified in such written report shall be deemed waived and Purchaser’s determinations with respect to all such elements of a final settlement statement that are not addressed specifically in such report shall prevail (but excluding any adjustments with respect to disputed alleged Defects or Title Defects that Sellers have elected to cure post-Closing for which amounts are included in the Defect Deposit, and any adjustments with respect to disputed alleged Title Benefits and Accepted Additional Leases, for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)). If Sellers’ fails to timely deliver a written report to Purchaser containing changes Sellers propose to be made to a final settlement statement, such final settlement statement as delivered by Purchaser will be deemed to be correct and mutually agreed upon by the Parties and will be final and binding on the Parties (and excluding any adjustments with respect to disputed alleged Defects or Title Defects that Sellers have elected to cure post-Closing for which amounts are included in the Defect Deposit, and any adjustments with respect to disputed alleged Title Benefits and Accepted Additional Leases, for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)) and not subject to further audit or arbitration. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price attributable to each Seller no later than forty-five (45) days following Sellers’ receipt of Purchaser’s statement delivered hereunder. In the event that the Parties cannot reach agreement as to any final settlement statement of the Adjusted Purchase Price or portion thereof (but excluding any adjustments with respect to disputed alleged Defects or Title Defects that Sellers have elected to cure post-Closing for which amounts are included in the Defect Deposit, and any adjustments with respect to disputed alleged Title Benefits and Accepted Additional Leases, for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)) within such period of time, either Sellers or Purchaser may refer the items of adjustment which are in dispute or the interpretation or effect of this Section 2.7(b) to a nationally recognized independent accounting firm or consulting firm mutually acceptable to both Sellers and Purchaser (the “Accounting Referee”) for review and final determination by arbitration. The Accounting Referee shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 2.7(b). If the Parties are unable to mutually agree upon an Accounting Referee, then the Houston office of the AAA shall choose such Accounting Referee. The Accounting Referee, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the items of adjustment which are in dispute. All communications between any Party and the Accounting Referee shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five (5) Business Days’ notice. The Accounting Referee’s determination shall be made, based on the materials submitted to the Accounting Referee as described above and not by independent review, within fifteen (15) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal, and shall constitute an arbitral award upon which a judgement may be entered in any court having jurisdiction thereof. In determining the amount of any adjustment to the Adjusted Purchase Price (but excluding any adjustments with respect to disputed alleged Defects or Title Defects that Sellers have elected to cure post-Closing for which amounts are included in the Defect Deposit, and any adjustments with respect to disputed alleged Title Benefits and Accepted Additional Leases, for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)), the Accounting Referee shall be bound by the terms of Section 2.4 and may not increase the Adjusted Purchase Price more than the increase proposed by Sellers nor decrease the Adjusted Purchase Price more than the decrease proposed by Purchaser, as applicable. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed aspects of Adjusted Purchase Price adjustments submitted by any Party and may not award damages, interest (except to the extent expressly provided for in this Section 2.7), or penalties to any Party with respect to any matter. Each Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Sellers shall collectively bear one-half and Purchaser shall bear one-half of the fees, costs and expenses of the Accounting Referee.

(c) Each Seller shall promptly assist (and will cause its Affiliates to assist) Purchaser in preparation of the final settlement statement of the Adjusted Purchase Price under Section 2.7(b) by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be reasonably requested by Purchaser to facilitate such process post-Closing. Following the Closing and until the Adjusted Purchase Price is finalized, Purchaser and the Subject Companies shall promptly (i) make available to each Seller all Records, including all invoices and receipts, and (ii) provide reasonable access to Purchaser and its Affiliate’s personnel during normal business hours, in each case, to the extent reasonably necessary for each Seller to review, audit, dispute and provide comments to the proposed final settlement statement(s) proposed by Purchaser and conduct, respond and prepare and present materials in connection with the Accounting Referee arbitration contemplated hereunder.

(d) Within five (5) Business Days after the earlier of (A) the expiration of Sellers’ thirty (30) day review period without delivery of any written report or objections by Sellers or (B) if Sellers deliver any such report or objection, the date on which the Parties or the Accounting Referee finally determine in writing the Adjusted Purchase Price (but excluding any adjustments with respect to disputed alleged Defects or Title Defects that Sellers have elected to cure post-Closing for which amounts are included in the Defect Deposit, and any adjustments with respect to disputed alleged Title Benefits and Accepted Additional Leases, for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)):

(i) if the Adjusted Purchase Price, as finally determined, exceeds the Closing Adjusted Purchase Price (but excluding any adjustments with respect to disputed alleged Defects or Title Defects that Sellers have elected to cure post-Closing, for which amounts are included in the Defect Deposit, and with respect to disputed Accepted Additional Leases, for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)) then promptly (and in any event within three (3) Business Days following the final determination of the Adjusted Purchase Price), Purchaser shall pay to the Persons as directed by Sellers by wire transfer of immediately available funds to an account(s) designated by Sellers in writing an amount in cash equal to such excess; or

(ii) if the Closing Adjusted Purchase Price equals or exceeds the Adjusted Purchase Price, as finally determined (but excluding any adjustments with respect to disputed alleged Defects or Title Defects that Sellers have elected to cure post-Closing, for which amounts are included in the Defect Deposit, and with respect to disputed Accepted Additional Leases, for which amounts are included in the Additional Lease Deposit, each of which shall be exclusively addressed and resolved exclusively under Section 3.2(i)), then promptly (and in any event within three (3) Business Days following the final determination of the Adjusted Purchase Price), Sellers shall deliver to Purchaser an amount in cash equal to the amount of such excess.

(e) All cash payments made or to be made under this Agreement to or at the direction of any Seller shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Sellers in writing.

(f) All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid, credited, debited, or received under this Agreement.

Section 2.8 Tax Treatment; Allocation of Purchase Price for Tax Purposes. The Parties agree that the sale of the Subject Securities pursuant to Section 2.1 will be treated for U.S. federal and applicable state and local income tax purposes as a taxable sale to Purchaser of all of the assets of the GM II Subject Company by GM II Seller and all of the assets of the GM III Subject Company by GM III Seller, in each case, which assets shall include partnership interests in the NOG Tax Partnership and the Flow-Through Subsidiaries, as applicable. No Party or any Affiliate thereof shall take a position inconsistent with the preceding sentence for any purpose unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or corresponding provision of applicable U.S. state or local Law. Each of Sellers and Purchaser shall use commercially reasonable efforts to agree upon an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes (i) first, among the Flow-Through Subsidiaries and the NOG Tax Partnership (and among the assets of each Flow-Through Subsidiary and the NOG Tax Partnership, as applicable), (ii) second, among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060) with respect to the remainder of the assets of each member of such Subject Company Group (other than the Flow-Through Subsidiaries), in each case, in accordance with Sections 751, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder (as applicable and in a manner consistent with the applicable Seller’s respective percentage of the Adjusted Purchase Price) within thirty (30) days after the Cut-Off Date (or such other date that is mutually agreed to by the Sellers and the Purchaser) (collectively, the “Allocation”). If the Parties are not able to agree on the portion of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes to be allocated to the NOG Tax Partnership and the Flow-Through Subsidiaries (and among the assets of the NOG Tax Partnership and each Flow-Through Subsidiary, as applicable) (the “Partnership Allocations”) within thirty (30) days of the Cut-Off Date (or such other agreed date), the Parties shall submit any items that remain in dispute to the Accounting Referee in accordance with the procedures set forth in Section 2.7(b). The Parties shall request that the Accounting Referee make a decision with respect to all such items within forty-five (45) days after the submission of such items to the Accounting Referee, and in any event as promptly as practicable. The Accounting Referee’s final determination with respect to such matters shall be set forth in a written statement by the Accounting Referee delivered simultaneously to the applicable Seller and Purchaser and shall, absent manifest error, be final, conclusive and binding on the Parties. With respect to the Partnership Allocations, and with respect to the remainder of the Allocation to the extent the Sellers and Purchaser reach an agreement with respect to the Allocation, (a) Sellers and Purchaser shall use commercially reasonable efforts to update the Allocation in a manner consistent with Sections 751, 755 and Section 1060 of the Code following any adjustment to the purchase consideration for Tax purposes pursuant to this Agreement, and Sellers and Purchaser shall, and shall cause their Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including IRS Form 8594, which Sellers and Purchaser shall timely file with the IRS, and neither Sellers nor Purchaser shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that (i) to the extent Sellers and Purchaser cannot mutually agree on the Allocation, each Party shall be entitled to determine its own allocation and file its IRS Form 8594 consistent therewith (other than with respect to the Partnership Allocations) and (ii) neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

Section 2.9 Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amounts as are required to be withheld therefrom and paid over to the applicable Governmental Authority under the Code, or any applicable provision of Tax Law; provided, that other than with respect to withholding Taxes owed as a result of the failure of a Seller to deliver the form described in Section 10.2(d), Purchaser will, prior to any deduction or withholding, use commercially reasonable efforts to notify such Seller of any anticipated withholding, and reasonably cooperate with such Seller and its Affiliates to minimize the amount of any applicable withholding to such affected Person. To the extent that amounts are so withheld and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller in respect of which such deduction or withholding was made.

ARTICLE 3

TITLE AND ENVIRONMENTAL MATTERS

Section 3.1 Title and Environmental Matters. Purchaser hereby acknowledges and agrees, without limitation of Sellers’ representations and warranties set forth in Section 4.5, Section 5.8, Section 5.13, Section 5.15(a), Section 5.16, Section 5.17, Section 5.18, Section 5.21, Section 5.22, Section 5.33, Section 5.36, Section 5.37 and Section 5.38 (and the applicable indemnity rights under Section 13.2(c) with respect to such representations and warranties) or the indemnities in Section 13.2(e), prior to Closing, this Article 3, the conditions to Closing set forth in Article 9 and the rights and remedies set forth in Article 12, set forth Purchaser Parties’ sole and exclusive remedy against any member of the Seller Group with respect to (i) any Defect, (ii) the failure of any Subject Company Group, Subject Company or any other Person to have title to any of the Assets (whether Defensible Title or otherwise), and (iii) the existence of any Environmental Defect, Environmental Liabilities, Release of Hazardous Substances, or any other environmental condition or obligation with respect to any Subject Company Group, Subject Company and/or the Assets.

Section 3.2 Defects; Adjustments.

(a) Notice of Defects. As a condition to Purchaser asserting any claim with respect to any alleged Defect pursuant to this Article 3, Purchaser must deliver to Sellers a valid Notice or Notices (each a “Defect Notice”) with respect to such alleged (i) Title Defect on or before 5:00 p.m. Central Time on the date that is sixty-seven (67) days after the Execution Date, and (ii) Environmental Defect on or before 5:00 p.m. Central Time on the date that is sixty (60) days after the Execution Date (the “Defect Deadline”); provided that Purchaser shall use commercially reasonable efforts to provide to Sellers updates no later than 5:00 p.m. Central Time every other Friday between the Execution Date and the Defect Deadline (which notices may be preliminary in nature and may be amended or supplemented by a Defect Notice) that describe any alleged Defects identified by or on behalf of Purchaser or Purchaser’s Representatives during the prior calendar week; provided, further, that Purchaser’s failure to provide such preliminary updates or notices with respect to any Defect shall not in any way prejudice or restrict Purchaser’s right to subsequently assert such Defect in a Defect Notice on or before the Defect Deadline, nor shall such failure be deemed a breach of this Agreement. In order to be a valid Defect Notice as to each alleged Defect, each such Notice shall be in writing and must include, the following:

(i) a description of the alleged Defect;

(ii) a description of the Asset, including the DSU or Well and Subject Formation(s), subject to such alleged Defect;

(iii) if applicable, the Allocated Value of each Asset subject to the alleged Defect;

(iv) Purchaser’s good faith estimate of the Defect Amount attributable to such alleged Defect and the computations and information upon which Purchaser’s estimate is based;

(v) Reasonable Documentation in Purchaser’s or Purchaser’s Representatives’ possession or reasonable control and relied upon by Purchaser in supporting Purchaser’s assertion and claim of such Defect; and

(vi) with respect to any alleged Environmental Defect, if applicable, reference to the applicable Environmental Laws, if known, that have been violated or that require Remediation with respect to the applicable Assets.

SUBJECT TO, AND WITHOUT LIMITATION OF, SELLERS’ REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 4.5, SECTION 5.8, SECTION 5.13, SECTION 5.15(A), SECTION 5.16, SECTION 5.17, SECTION 5.18, SECTION 5.21, SECTION 5.22, SECTION 5.33, SECTION 5.36, SECTION 5.37 AND SECTION 5.38, THE CONDITIONS TO CLOSING SET FORTH IN ARTICLE 9 AND THE RIGHTS AND REMEDIES SET FORTH IN ARTICLE 12 AND ARTICLE 13, ABSENT FRAUD, PURCHASER PARTIES SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL DEFECTS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLERS HAVE NOT RECEIVED ON OR BEFORE THE DEFECT DEADLINE A DEFECT NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.2(A) (OR WITH RESPECT TO SECTION 3.2(A)(I), SECTION 3.2(A)(V) AND SECTION 3.2(A)(VI), IN ALL MATERIAL RESPECTS).

(b) Notice of Title Benefits. As a condition to Sellers asserting any claim with respect to any alleged Title Benefit, should Sellers discover any Title Benefit on or prior to the Defect Deadline, Sellers shall have the right, but not the obligation, but in no event later than the Defect Deadline, to deliver to Purchaser a written notice (each a “Title Benefit Notice”), which such Title Benefit Notice shall include:

(i) a description of the alleged Title Benefit;

(ii) a description of the DSU or Well subject to such alleged Title Benefit;

(iii) the Allocated Value of each DSU or Well subject to the alleged Title Benefit;

(iv) Sellers’ good faith estimate of the Title Benefit Amount attributable to such Title Benefit and the computations and information upon which such Party’s estimate is based; and

(v) supporting documents consistent with the scope of Reasonable Documentation as is reasonably necessary for Purchaser and the Defect Referee (as well as any title attorney or examiner hired by any such Persons) to verify or investigate the existence of the alleged Title Benefit.

SELLERS SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE BENEFITS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLERS HAVE NOT SENT TO PURCHASER ON OR BEFORE THE DEFECT DEADLINE A VALID NOTICE THAT SATISFIES EACH OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.2(B) (OR WITH RESPECT TO SECTION 3.2(B)(I) AND SECTION 3.2(B)(V), IN ALL MATERIAL RESPECTS).

(c) Option to Cure Defects. Sellers shall have the right, but not the obligation to attempt, at Sellers’ sole cost, to cure or remove, on or prior to the applicable Cure Deadline, any Defects asserted in a valid Defect Notice; provided that, if Sellers elect to cure any Defects after Closing, then Sellers shall notify Purchaser of its election prior to or contemporaneously with Sellers’ delivery of the Preliminary Settlement Statement. Alleged Defects shall be deemed to have been cured or removed if Sellers and Purchaser agree that, or if there has been a final determination pursuant to Section 3.2(i) that (i) with respect to Title Defects, the DSU or Wells affected by such alleged Defect are free of such Defect as of the applicable Cure Deadline or (ii) with respect to Environmental Defects, such Environmental Defect has been Remediated as of the applicable Cure Deadline. If any asserted Defect is not cured or removed, or if Sellers and Purchaser cannot agree as to whether such Defect has been cured, Remediated, or removed, and it is determined by the applicable Defect Referee that such Defect is not cured by the applicable Cure Deadline, the Unadjusted Purchase Price shall be adjusted by the Defect Amount attributable to such Defect. Any Seller’s attempt to cure or remove a Defect shall not constitute an obligation to cure or attempt to cure such Defect or a waiver of such Seller’s right to dispute the validity, nature or value of, or cost to cure, such Defect.

(d) Defect Amounts. The diminution of value of the Assets attributable to any valid Defect that burdens an Asset (the “Defect Amount”) shall be determined as follows:

(i) if Purchaser and Sellers agree on the Defect Amount, that amount shall be the Defect Amount;

(ii) subject to Section 3.2(d)(vii), if a Title Defect is a Lien that is liquidated in amount, then the Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Subject Company Group’s interest in the affected DSU or Well;

(iii) if a Title Defect as to the applicable Subject Formation affecting any Well or DSU represents a negative discrepancy between (A) the actual Net Revenue Interest for the applicable Subject Formation as to such Well or DSU and (B) the Net Revenue Interest percentage stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation for such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation for such DSU, as applicable, over the productive life of such Well or DSU, and in such case there is a proportionate decrease in the actual Working Interest with respect to the applicable Subject Formation as to such Well or DSU, as applicable, from the Working Interest stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation for such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation for such DSU, as applicable, then the Defect Amount shall be equal to the product of (1) the Allocated Value of such Subject Formation as to such Well or DSU, as applicable multiplied by (2) a fraction, the numerator of which is (x) the remainder of (I) the “Net Revenue Interest” percentage stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation for such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation for such DSU, as applicable, minus (II) the actual Net Revenue Interest for such Subject Company Group with respect to such Subject Formation as to such Well or DSU, as applicable, and the denominator of which is (y) the “Net Revenue Interest” percentage stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation for such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation for such DSU, as applicable; provided that if the Title Defect does not affect the “Net Revenue Interest” percentage stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation for such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation for such DSU, as applicable, throughout its entire productive life, the Defect Amount determined under this Section 3.2(d)(iii) shall be reduced to take into account the applicable time period only;

(iv) if the Title Defect represents an obligation, encumbrance, burden, or charge upon or other defect in title to the applicable Subject Formation as to a DSU or Well of a type not described in Section 3.2(d)(i) through Section 3.2(d)(iii), the Defect Amount shall be determined by taking into account the Allocated Value of the Subject Formation for the DSU or Well so affected, the portion of the Subject Company Group’s interest in the applicable Subject Formation as to such DSU or Well affected by the Title Defect, the legal effect of the Title Defect, the potential present value economic effect of the Title Defect over the life of the applicable Subject Formation as to such DSU or Well, the values placed upon the Title Defect by Purchaser and Sellers, the estimated capital and operational costs and expenses (or reduction or increases thereof) attributable to the Subject Company Group’s Working Interest, and such other reasonable factors as are necessary to make a proper evaluation and determination of such value;

(v) if a Defect is an Environmental Defect, the Defect Amount shall be equal to the costs and expenses chargeable to the Subject Company Group’s Working Interest or interest (as of the Closing Date) to Remediate the Asset subject to such Environmental Defect in the lowest-cost manner reasonably available, consistent with applicable Environmental Laws, taking into account that non-permanent remedies (including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the industrial use of the property, caps, dikes, encapsulation, leachate collection systems, and the like), may be the lowest-cost manner reasonably available if such non-permanent remedies are effective, in compliance with applicable Environmental Laws and the requirements of applicable Governmental Authorities and allow for the continued operation of the relevant Asset(s); provided, however, such Defect Amount shall expressly exclude (A) the costs, fees and expenses of Purchaser’s and/or its Affiliate’s employees or attorneys, (B) costs, fees and expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with permit renewal/amendment activities), and (C) overhead costs of Purchaser or its Affiliates;

(vi) subject to and without limitation of Section 3.2(f), the Defect Amount with respect to a Defect shall be determined without duplication of any costs or losses included in another Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price; and

(vii) notwithstanding anything to the contrary in this Agreement, with respect only to Title Defects, the aggregate adjustment to the Unadjusted Purchase Price for all Defect Amounts attributable to Defects with respect to each Asset shall not exceed the Allocated Value of such Asset (after giving effect to any applicable adjustments due to prior Defects) except with respect to Liens that are liquidated in amount with personal recourse to any member of the Subject Company Group (so long as such recourse is not limited to the Assets subject to such Lien).

(e) Title Benefit Amounts. The “Title Benefit Amount” for any Title Benefit shall be determined as follows:

(i) if a Title Benefit applicable to any Subject Formation as to any Well or DSU represents a positive discrepancy between (A) the actual Net Revenue Interest for such Subject Company Group with respect to such Subject Formation as to such Well or DSU and (B) the Net Revenue Interest percentage stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation as to such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group for such DSU, and in such case there is a proportionate increase in the actual Working

Interest with respect to the applicable Subject Formation as to such Well or DSU, as applicable, from the Working Interest stated on the applicable Annex to Exhibit A-2 for the Subject Company Group with respect to such Subject Formation for such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation for such DSU, as applicable, then the Title Benefit Amount shall be equal to (1) the product of the Allocated Value of such Subject Formation as to such Well or DSU multiplied by (2) a fraction, the numerator of which is (x) the remainder of (I) the actual Net Revenue Interest for such Subject Company Group with respect to such Subject Formation as to such Well or DSU minus (II) the Net Revenue Interest percentage stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation as to such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation as to such DSU, and the denominator of which is (y) the Net Revenue Interest percentage stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation as to such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation for such DSU; provided that if the Title Benefit does not affect the Net Revenue Interest percentage stated on the applicable Annex to Exhibit A-2 for such Subject Company Group with respect to such Subject Formation as to such Well or the applicable Annex to Exhibit A-3 for such Subject Company Group with respect to such Subject Formation as to such DSU throughout its entire productive life, the Title Benefit Amount determined under this Section 3.2(e)(i) shall be reduced to take into account the applicable time period only; and

(ii) if the Title Benefit represents a benefit of a type not described in Section 3.2(e)(i), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Subject Formation of the DSU or Well so affected, the portion of the Subject Company Group’s interest in the DSU or Well affected by the Title Benefit, the legal effect of the Title Benefit, the potential positive economic effect of the Title Benefit over the life of the affected DSU or Well, the values placed upon the Title Benefit by Purchaser and Sellers, and such other reasonable factors as are necessary to make a proper evaluation and determination of such value.

(f) Individual Defect Threshold; Defect Deductible. Notwithstanding anything to the contrary in this Agreement:

(i) except as otherwise provided in Section 3.2(f)(iii), there shall be no adjustments to the Unadjusted Purchase Price under Section 3.2(g) for any Defect or Defects to the extent the Defect Amount for any valid individual Defect is less than the applicable Individual Defect Threshold (it being agreed that the Individual Defect Threshold represents a threshold and not a deductible);

(ii) except as otherwise provided in Section 3.2(f)(iii), with respect to all valid Defects where the Defect Amount thereof exceeds the applicable Individual Defect Threshold, there shall be no adjustment to the Unadjusted Purchase Price under Section 3.2(g) with respect to any and all such Defects unless and until the aggregate Defect Amounts thereof that exceed the applicable Individual Defect Threshold also exceed the Defect Deductible and then only to the extent such aggregate amount exceeds the Defect Deductible (it being the intention of the Parties that the Defect Deductible represents a deductible and not a threshold);

(iii) notwithstanding anything herein to the contrary: (A) if a single Title Defect arising from a single fact or circumstance (rather than a single type of Title Defect) affects multiple Wells or DSUs, then the Defect Amounts with respect to such single Title Defect as to all such Wells or DSUs as to all affected Subject Company Groups shall be aggregated for purposes of calculating whether the Defect Amount associated with such Title Defect exceeds the applicable Individual Defect Threshold and (B) if a single Title Defect (rather than a single type of Title Defect) affects more than one Subject Formation within a single Well or DSU, then the Defect Amounts with respect to such single Title Defect as to all affected Subject Formations within such single Well or DSU shall be aggregated for purposes of calculating whether the Defect Amount associated with such Title Defect exceeds the applicable Individual Defect Threshold;

(iv) notwithstanding anything herein to the contrary (and without limitation of Section 8.18 or Section 8.19), with respect to any Defect that is a Title Defect, the applicable Individual Defect Threshold and the Defect Deductible shall not apply to any recourse under this Agreement (including any adjustments to the Unadjusted Purchase Price) with respect to any Special Warranty Defect; and

(v) the Parties agree that for purposes of calculating the Individual Defect Threshold pursuant to this Section 3.2(f), if an Environmental Defect which is solely a regulatory or permitting deficiency and not a physical condition affects multiple Assets (e.g., the failure to obtain the same type of permit required under applicable Environmental Laws or prepare and file the same type of plan (including spill, prevention, control, and countermeasure plans) or report), then the Defect Amounts associated with each such Environmental Defect that is common across multiple Assets may be aggregated for purposes of meeting the Individual Defect Threshold.

(g) Sole and Exclusive Remedies for Defects. Subject to each Seller’s right to cure, Remediate, or dispute the existence of, a Defect and the Defect Amount asserted with respect thereto, in the event that any valid Defect is not waived in writing by Purchaser or is not cured or Remediated (and further subject to Purchaser’s right to dispute the validity of such cure or Remediation) on or prior to the applicable Cure Deadline, then:

(i) subject to Section 3.2(f), Section 3.2(h), Section 3.2(i), and each Seller’s rights under Section 3.2(g)(ii), with respect to all uncured Defects for which the Defect Amount with respect thereto exceeds the applicable Individual Defect Threshold, the Unadjusted Purchase Price with respect to the applicable Subject Company Group shall be decreased by the sum of the aggregate Defect Amounts attributable to all such Defects with respect to such Subject Company Group, but only to the extent such aggregate sum with respect to Defects as to all Subject Company Groups exceeds the Defect Deductible, it being the intention of the Parties that the Defect Deductible constitutes a deductible and not a threshold; or

(ii) notwithstanding anything herein to the contrary, in lieu of the remedy for Title Defects set forth in Section 3.2(g)(i), Sellers shall have the right, but not the obligation, to elect in writing delivered to Purchaser on or prior to the Closing Date, to cause the applicable Subject Company Group to exclude any Oil and Gas Property subject to any alleged Title Defect (along with the portion of any other Assets as are necessary (and then only to the extent necessary) for the ownership or operation of such Assets) from the transactions contemplated hereunder if the Defect Amount(s) attributable to such Oil and Gas Property equals or exceeds 90% of the Allocated Value of such Oil and Gas Property and, in such event, (A) the Unadjusted Purchase Price with respect to such Subject Company Group shall be decreased by the Allocated Value of such Excluded Assets, (B) all such Assets shall be deemed to be excluded from the definition of Assets and from the applicable Annex to Exhibit A, (C) such Assets shall be deemed to constitute Excluded Assets, and (D) at Closing, the applicable members of the Subject Company Group shall execute and deliver an assignment of such Excluded Assets in accordance with Section 10.2(j).

(h) Remedies for Title Benefits. Subject to Purchaser’s right to dispute the existence of a Title Benefit and the Title Benefit Amount asserted with respect thereto and the terms of Section 8.19, the amount of any decrease to the Unadjusted Purchase Price under Section 3.2(g) with respect to a given Subject Company Group shall be offset by the sum of the aggregate Title Benefit Amounts attributable to all such Title Benefits with respect to such Subject Company Group; provided that, for the avoidance of doubt, that a Title Benefit may only offset a Defect, and may not result in any standalone increase to the Unadjusted Purchase Price.

(i) Disputed Defects; Defect Escrow.

(i) Sellers and Purchaser shall use good faith efforts to agree prior to Closing (and if applicable for any Title Defects that Sellers have elected to attempt to cure after Closing, prior to the Cure Deadline) on the interpretation and effect of this Article 3 and the validity and determination of all Title Benefits, Title Benefit Amounts, Defects and Defect Amounts (or the cure or Remediation thereof). If Sellers and Purchaser are unable to agree (A) on the scope, interpretation and effect of this Article 3, the existence, cure or amount of any Title Benefits, Title Benefit Amounts, Defects or Defect Amounts by the Closing Date, or if Sellers have elected to attempt to cure any Title Defects following the Closing Date, or (B) as to any Additional Leases or Additional Lease Purchase Price, then (1) no adjustments shall be made to the Unadjusted Purchase Price at Closing with respect to such disputed Title Benefits, Title Benefit Amounts, Defects, Defect Amounts, Additional Leases or Additional Lease Purchase Price, and (2) with respect to any such (I) disputed Defects or Defect Amounts associated with Title Defects which Sellers have elected to cure following the Closing Date or (II) Additional Leases or Additional Lease Purchase Price, at Closing, Purchaser shall deposit with the Escrow Agent a portion of the Cash Purchase Price equal to the Defect Deposit and/or the Additional Lease Deposit, as applicable, in accordance with Section 10.3(c) and/or Section 10.3(d), which shall be held by the Escrow Agent and released to the appropriate Party as provided in this Section 3.2(i) and the terms of the Escrow Agreement.

(ii) If Sellers and Purchaser are unable to agree on the interpretation and effect of this Article 3, the existence, cure, Remediation or amount of (A) (1) any disputed Title Benefits, Title Benefit Amounts, Title Defects, or Defect Amounts associated with Title Defects, or (2) whether any Additional Lease meets the requirements set forth in Section 8.18 or the Additional Lease Purchase Price (each, a “Title Disputed Matter”) by the date one hundred thirty (130) days after the Closing Date, or (B) any disputed Environmental Defects or Defect Amounts associated with Environmental Defects (each, an “Environmental Disputed Matter”, and together with the Title Disputed Matters, the “Disputed Defect Matters”) by the date that is thirty (30) days after the Closing Date, then, subject to Section 3.2(f) and Section 3.2(g), all such Disputed Defect Matters shall be exclusively and finally resolved pursuant to this Section 3.2(i). During the ten (10) Business Day period following (1) the date one hundred thirty (130) days after the Closing Date, each of Sellers and Purchaser shall submit in writing its proposed resolution of each Title Disputed Matter to a title attorney that has at least ten (10) years’ experience in oil and gas titles in the State of where the applicable Asset is located as selected by mutual agreement of Purchaser and Sellers, or absent such agreement during such ten (10) Business Day period, by the Houston, Texas office of the AAA (the “Title Referee”) and (2) the date thirty (30) days after the Closing Date, each of Sellers and Purchasers shall submit in writing its proposed resolution of each Environmental Disputed Matter to a nationally recognized independent environmental consulting firm or environmental attorney experienced in resolving Environmental Liabilities mutually acceptable to Sellers and Purchaser or, absent such agreement during such ten (10) Business Day period, by the Houston office of the AAA (the “Environmental Referee” and collectively with the Title Referee, each a “Defect Referee”). If the Defect Referee is not agreed upon during the ten (10) Business Day period described above, then the deadline for either Party to submit its written proposal with respect to the applicable Disputed Defect Matters shall be tolled until ten (10) Business Days after the applicable Defect Referee is appointed. The Defect Referee shall not have worked as an employee, outside counsel or consultant, or in any other capacity, for any Party or any Affiliate of any Party during the ten (10) year period preceding the arbitration or have any financial interest in the dispute.

(iii) There shall be a single arbitration proceeding for all Title Disputed Matters properly submitted to the Title Referee and a single arbitration proceeding for all Environmental Disputed Matters properly submitted to the Environmental Referee. Each arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with, but not under the auspices or jurisdiction of, the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 3.2(i)(iii). The applicable Defect Referee’s determination shall be made within sixty (60) days after submission of the matters in dispute and shall be final and binding upon the Parties, without a right of appeal. Neither Sellers nor Purchaser may have any ex parte communications with the applicable Defect Referee concerning the applicable Defect Referee’s determination of the applicable Disputed Defect Matters. In making a determination, the applicable Defect Referee shall be bound by the rules set forth in this Article 3 or, if applicable, Section 8.18, and may consider such other matters as in the opinion of the applicable Defect Referee are necessary or helpful to make a determination; provided, however, in determining the existence or amount of any Defect or Defect Amount, neither Purchaser nor Sellers may submit any evidence, records, materials, or information that was not included either in a valid Defect Notice delivered to Sellers by the Defect Deadline or in Sellers’ or Purchaser’s initial written submission to the applicable Defect Referee. Additionally, the applicable Defect Referee may consult with and engage any disinterested Third Party to advise the Defect Referee, including title attorneys, petroleum engineers, and environmental consultants.

(iv) In no event shall the Defect Referee’s determination of (A) any Defect Amount with respect to any Defect be any lower than the amount asserted by Sellers for such Defect or any greater than the amount asserted by Purchaser for such Defect or (B) any Title Benefit Amount with respect to any Title Benefit be any lower than the amount asserted by Purchaser for such Title Benefit or any greater than the amount asserted by Sellers for such Title Benefit. Notwithstanding anything herein to the contrary, the Defect Referee shall have exclusive, final and binding authority with respect to the scope of the Defect Referee’s authority regarding any Title Disputed Matter (with respect to the Title Referee) or Environmental Disputed Matter (with respect to the Environmental Referee), as applicable and in no event shall any dispute as to the authority of the Defect Referee to determine any such disputes be subject to resolution or the provisions of Section 14.3. The applicable Defect Referee shall act as an expert for the limited purpose of determining the Disputed Defect Matters properly submitted by any Party to such Defect Referee and may not award any damages, interest or penalties to any Party with respect to any matter. The costs and expenses of the Defect Referee shall be borne by Sellers, on the one hand, and Purchaser, on the other hand, based upon the percentage that the amount not ultimately awarded to such Party by the applicable Defect Referee bears to the aggregate amount actually contested by such Party. Promptly, and in any event within three (3) Business Days following the final determination by the applicable Defect Referee as to any Disputed Defect Matter, or within three (3) Business Days following the Cure Deadline (to the extent that Sellers and Purchaser have agreed that Sellers have cured a Title Defect after Closing and on or before the Cure Deadline), Purchaser and Sellers shall execute joint written instructions to the Escrow Agent to release from the Defect Deposit and/or the Additional Lease Deposit the applicable amount(s) in dispute to the Party or Parties that the Defect Referee has determined are entitled to such amount(s), or as agreed by the Parties, as applicable.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Subject to the exceptions and matters set forth on the corresponding Disclosure Schedules, each Seller, severally and not jointly, represents and warrants to Purchaser on the Execution Date and the Closing Date as to itself and not to any other Seller the matters set out in this Article 4.

Section 4.1 Organization, Existence and Qualification. Such Seller is duly formed or organized, validly existing and in good standing under the Laws of the state where it is formed (as set forth in the introductory paragraph) and, except where the failure to do so does not result in a Seller Material Adverse Effect, is duly qualified to carry on its business in the states where it is required to do so.

Section 4.2 Power. Such Seller has the requisite limited liability company power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party at Closing and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is or will be a party at Closing.

Section 4.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party at Closing, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement has been duly and validly executed and delivered by such Seller (and all Transaction Documents required to be executed and delivered by such Seller prior to or at Closing shall be duly and validly executed and delivered by such Seller) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of such Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of public policy and/or equity (regardless of whether such enforceability is considered in an Action in equity or at law).

Section 4.4 No Conflicts. Except as set forth on Schedule 4.4 and/or as required by Antitrust Laws, the execution, delivery and performance of this Agreement and the other Transaction Documents by such Seller, and the consummation of the transactions contemplated by this Agreement and any other Transaction Documents, do not (a) violate or result in a breach under any provision of the Governing Documents of such Seller, (b) result in (with or without the giving of notice, or passage of time or both) the creation of any Lien (other than any Permitted Securities Liens) on the Subject Securities or any Securities of any member of any Subject Company Group, (c) violate any Order, regulation or decree applicable to such Seller as a party in interest, (d) violate any Law applicable to such Seller or by which any of the Assets owned by such Seller’s Subject Company Group are bound or affected, (e) require that any Consents be obtained, made or complied with or (f) violate or conflict with, or permit the cancellation, termination or acceleration by a Third Party of, or constitute a default, result in the termination or acceleration of the maturity of, or result in the loss of a benefit or increase in any fee, liability or obligation under, any Contract to which such Seller is a party or which affects any of the Assets owned by such Seller’s Subject Company Group or the Subject Securities, except in each case of the foregoing clauses (b) through (f) for any matters that would not, or would not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated by this Agreement or any other Transaction Documents to which such Seller is, or will be, a party.

Section 4.5 Litigation. Except (a) as set forth on Section 4.5 or (b) with respect to any Action filed or threatened in writing by any Governmental Authority after the Execution Date related to or arising out of Antitrust Laws, the execution or delivery of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereunder or thereunder, there are no Actions pending or, to such Seller’s Knowledge, expressly threatened in writing by any Third Party or Governmental Authority against such Seller or its Affiliates (i) with respect to the Subject Securities owned by such Seller; (ii) that challenges the validity or enforceability of the obligations of such Seller under this Agreement or the obligations of such Seller under the other Transaction Documents to which it is or will be a party; or (iii) that seeks to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by such Seller of the transactions contemplated hereby or thereby.

Section 4.6 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Actions pending against, being contemplated by or, to such Seller’s Knowledge, threatened in writing against, such Seller or any Affiliate that Controls such Seller. Such Seller is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors.

Section 4.7 Ownership of Subject Securities. Such Seller is the record and beneficial owner of all of the Subject Securities described on Schedule 5.5(a) as being owned by such Seller, free and clear of all Liens (other than Permitted Securities Liens). At the Closing, the delivery by such Seller to Purchaser of the Assignment will vest Purchaser with good title to all of the Subject Securities held by such Seller (as set forth on Schedule 5.5(a)), free and clear of all Liens (other than Permitted Securities Liens).

Section 4.8 Investment Intent; Accredited Investor. Such Seller (and each such Seller’s designee) is acquiring the Parent Common Equity, if any, issued to it at Closing comprising part of the Equity Purchase Price for its own account and not with a view to its sale or distribution in violation of the Securities Act, any applicable state blue sky Laws or any other applicable securities Laws. Such Seller has made, independently and without reliance on Purchaser Parties or any of their Affiliates or the Purchaser’s Representatives (except to the extent that such Seller has relied on the representations and warranties in this Agreement), its own analysis of the Parent Common Equity comprising part of the Equity Purchase Price and such Seller has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Such Seller acknowledges that the Parent Common Equity comprising part of the Equity Purchase Price is not registered pursuant to the Securities Act and that none of the Parent Common Equity comprising part of the Equity Purchase Price may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act. Such Seller is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

Section 4.9 Independent Evaluation. Such Seller is a sophisticated, experienced and knowledgeable investor. In entering into this Agreement, such Seller has relied solely upon such Seller’s own expertise in legal, tax and other professional counsel concerning this transaction, the Parent Common Equity, if any, issued to such Seller (or such Seller’s designees) at Closing and the value thereof. Such Seller acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Parent Common Equity, if any, issued to such Seller (or such Seller’s designees) at Closing as it has deemed necessary or appropriate to enter into this Agreement, and (b) at Closing, such Seller shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of the Parent Common Equity, if any, issued to such Seller (or such Seller’s designees) at Closing as such Seller has deemed necessary or appropriate to consummate the transaction.

Section 4.10 Brokers’ Fees. Except as set forth on Schedule 4.10, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of such Seller or any of its Affiliates for which Purchaser or any of its Affiliates (including, following the Closing, such Subject Company Group) shall have any responsibility.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING EACH SUBJECT COMPANY

Subject to the exceptions and matters set forth on the Disclosure Schedules, each Seller, severally and not jointly, represents and warrants on behalf of its respective Subject Company Group (and only with respect to such Seller’s respective Subject Company Group and not any other Subject Company Group) to the Purchaser Parties as of the Execution Date and as of the Closing Date the matters set out in this Article 5.

Section 5.1 Existence and Qualification. Such Subject Company and each of its Subsidiaries is a limited liability company duly formed, validly existing and in good standing under the Laws of the state where it is formed and, except where the failure to be so duly qualified would not have, individually or in the aggregate, a Seller Material Adverse Effect, is duly qualified to carry on its business in the states where it is required to do so.

Section 5.2 Power. Such Subject Company and each of its Subsidiaries has the requisite limited liability company power and authority to own, lease and operate its properties, rights or assets, carry on its businesses as now conducted, to enter into, deliver and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.3 Authorization and Enforceability. The execution, delivery and performance by such Subject Company and each of its Subsidiaries (if applicable) of this Agreement and/or the other Transaction Documents to which such Subject Company or such Subsidiary (if applicable) is or will be a party at Closing, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Subject Company and such Subsidiaries (if applicable). This Agreement has been duly and validly executed and delivered by such Subject Company (and all Transaction Documents required to be executed and delivered by such Subject Company or its Subsidiaries (if applicable) at the Closing shall be duly and validly executed and delivered by such Subject Company or such Subsidiary (if applicable)) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of such Subject Company or such Subsidiary (if applicable), enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of public policy and/or equity (regardless of whether such enforceability is considered in an Action in equity or at law).

Section 5.4 No Conflicts. Except as set forth on Schedule 5.4, as provided under the Credit Documents or as required by Antitrust Laws, the execution, delivery and performance by such Subject Company and each of its Subsidiaries (if applicable) of this Agreement and/or the other Transaction Documents to which such Subject Company or such Subsidiary (if applicable) is or will be a party at Closing, and the consummation of the transactions contemplated by this Agreement and any other Transaction Documents and performance of the terms and conditions hereof and thereof by such Subject Company and such Subsidiaries (if applicable), do not (a) result in a violation or breach under any provision of the Governing Documents of such Subject Company or its Subsidiaries (if applicable); (b) result in (with or without the giving of notice, or passage of time or both) or require the creation or imposition of any Lien on the Subject Securities or any Securities of such Subject Company or its Subsidiaries or any of their respective Assets, other than (i) with respect to any Assets other than the Subject Securities, any Permitted Encumbrances or (ii) with respect to the Subject Securities, any Permitted Securities Lien; (c) violate or conflict with, or permit the cancellation, termination or acceleration by a Third Party of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, result in the termination or acceleration of the maturity of, or result in the loss of a benefit or increase in any fee, liability or obligation under, any Contract to which such Subject Company or its Subsidiaries is a party or which affects any of the Assets or the Subject Securities; (d) violate any Order, regulation or decree applicable to such Subject Company or its Subsidiaries as a party in interest; or (e) violate or conflict with any Laws applicable to such Subject Company, its Subsidiaries or its Assets or the applicable Subject Securities, except in each case of clauses (b) through (e) above, where such creation, imposition, violation, conflict, cancellation, termination, acceleration or default would not result in a Seller Material Adverse Effect.

Section 5.5 Capitalization.

(a) Schedule 5.5(a) sets forth the ownership structure of such Subject Company including all of the issued and outstanding Securities of such Subject Company and the record and beneficial ownership thereof. Such Subject Securities constitute all of the issued and outstanding Securities in such Subject Company and Schedule 5.5(a) sets forth all of the record and beneficial holders of Securities of the Subject Company. The Subject Securities have been duly authorized and validly issued and are fully paid and non-assessable (except as otherwise provided under applicable Law). Except as set forth on Schedule 5.5(b) such Subject Company does not have any Subsidiaries or own, directly or indirectly, any Securities in any Person.

(b) The authorized Securities of each such Subsidiary consist solely of the Securities held beneficially and of record by such Subject Company, either directly or through a member of such Subject Company Group (and there are no other record or beneficial holders of Securities of such Subsidiaries other than members of the Subject Company Group), such Securities of such Subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable (except as otherwise provided under applicable Law). Such Subject Company has, either directly or indirectly through a member of such Subject Company Group, good and valid title to the Securities of its Subsidiaries, free and clear of any and all Liens, other than Permitted Securities Liens. Other than its Subsidiaries which are set forth on Schedule 5.5(b) and except as set forth on Schedule 5.5(b) such Subject Company does not own and has never owned of record or beneficially, any direct or indirect (through a Subsidiary or otherwise) Securities or interests in, and has not had any investments in, any Person. There are no bonds, debentures, notes or other indebtedness of such Subject Company or its Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, Securities having the right to vote or consent) on any matters on which holders of Securities of such Subject Company or its Subsidiaries may vote.

(c) Except as expressly set forth in the Governing Documents of the applicable Subject Company or its Subsidiaries (if any) or its Seller (if and to the extent described for such Seller on the applicable Annex to Schedule 5.5(c)) there are no (i) outstanding preemptive or other outstanding Rights with respect to the Securities of such Subject Company or its Subsidiaries, (ii) equity appreciation rights, phantom equity, profit participation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Securities of such Subject Company or its Subsidiaries or requiring such Subject Company or its Subsidiaries to (A) issue, transfer, convey, assign, redeem or otherwise acquire or sell, or make a payment the value of which is measured by reference to, any Securities or (B) grant, extend or enter into any subscription, option, warrant, call, right, commitment, understanding or other rights or Contracts with respect to Securities, (iii) member agreements, irrevocable proxies, voting trusts, voting agreements, member or partnership agreements or other rights or Contracts relating to the voting of any Securities of such Subject Company or its Subsidiaries or (iv) agreements or Rights granted by such Subject Company to any Person, or any right or privilege capable of becoming an agreement or Right, for the purchase, subscription, allotment or issue of any unissued Securities (including convertible Securities, warrants or convertible obligations of any nature) of such Subject Company or its Subsidiaries.

(d) No Securities of such Subject Company or its Subsidiaries have been offered, issued, sold or transferred in violation of (i) any applicable Law or (ii) any preemptive, purchase or call options, subscription rights, rights of first refusal, Rights or other similar rights. Prior to the Execution Date, such Subject Company has made available to Purchaser (or its representatives) true and complete copies of each Governing Document of such Subject Company and its Subsidiaries and all amendments or modifications thereto.

(e) Neither such Subject Company nor any of its Subsidiaries are in breach of any such Governing Documents in any material respect. None of the Securities of such Subject Company or its Subsidiaries have been certificated.

Section 5.6 Financial Statements.

(a) Such Subject Company has delivered to Purchaser copies of (i) the audited consolidated financial statements (x) in the case of the GM II Seller, Grayson Mill Energy II, LLC and its Subsidiaries (the “GM II Audit Group”) and (y) in the case of GM III Seller, Grayson Mill Energy III, LLC and its Subsidiaries (the “GM III Audit Group”), which in each case, comprise the consolidated balance sheet as of December 31, 2023, and related consolidated statements of operations, changes in members’ equity and cash flows for the fiscal year ended December 31, 2023, together with all related notes thereto and accompanied by reports thereon of such Subject Company’s independent auditor (collectively, the “2023 Audited Financials”) and (ii) the unaudited consolidated balance sheet of (x) in the case of the GM II Seller, the GM II Audit Group and (y) in the case of GM III Seller, the GM III Audit Group, in each case, as of

March 31, 2024 (the “Balance Sheet Date”) and the related consolidated statements of operations, changes in members’ equity and cash flows for the three (3) month periods ended March 31, 2024 ((i) and (ii), collectively, the “Financial Statements”). Except as set forth on Schedule 5.6, (A) each of the Financial Statements has been prepared in accordance with GAAP consistently applied and without modification of the accounting principles used in the preparation thereof throughout the periods presented, and (B) presents fairly in all material respects the consolidated financial position, results of operations, equity and cash flows of the GM II Audit Group and GM III Audit Group, as applicable, as of the date and for the period indicated therein, except that the Financial Statements as of and for the period ended on March 31, 2024 do not contain footnote disclosures and other presentation items required by Accounting Principles (which, if presented, would not differ materially from those presented in the 2023 Audited Financials) and are subject to normal year-end adjustments.

(b) To such Seller’s Knowledge, there is not, and during the period from January 1, 2021 through the Execution Date there has not been, (A) any material weakness in the system of internal accounting controls used by such Subject Company and its Subsidiaries, (B) any fraud, corporate misappropriation or similar wrongdoing that involves any of the management of such Subject Company Group or other employees who have a role in the preparation of financial statements or in the internal accounting controls used by such Subject Company Group or (C) any written notice of any claim received by such Subject Company or its Subsidiaries regarding any of the foregoing.

(c) The Subject Companies themselves (and not including other members of the respective Subject Company Groups) (i) have no material assets, liabilities or obligations that would be required to be disclosed on the Financial Statements (had the Subject Companies been consolidated into such Financial Statements) other than (A) their respective interests in the Subject Company Groups, (B) those arising under this Agreement and (C) Cash and Cash Equivalents, and (iii) have never had any material operations other than their ownership of the Securities of the applicable members of the Subject Company Group.

Section 5.7 No Undisclosed Liabilities.

(a) There are no liabilities or obligations, or any claim or judgment, of or with respect to such Subject Company or its Subject Company Group that would be required by GAAP to be reserved, reflected or otherwise disclosed on a balance sheet of such Subject Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) as set forth on Schedule 5.7(a), (b) liabilities reserved, reflected or otherwise disclosed in the balance sheet of such Subject Company as of the Balance Sheet Date included in the Financial Statements in accordance with GAAP, (c) liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which result from or arise in connection with any breach, violation or default under any Laws, Contracts or Permits or any tort, fraud or infringement), (d) Transaction Costs, (e) liabilities included in Effective Time Working Capital (f) Excluded Assets, (g) Subject Company Hedges, (h) Plugging and Abandonment or asset retirement obligations, (i) Environmental Liabilities, (j) any Credit Document Indebtedness, or (k) liabilities that would not have, individually or in the aggregate, a Seller Material Adverse Effect.

(b) Schedule 5.7(b) sets forth all Credit Document Indebtedness of such Subject Company Group as of the Effective Time and the Execution Date.

Section 5.8 Litigation. Except (a) as set forth on Schedule 5.8, (b) with respect to Environmental Laws and Environmental Liabilities, which are addressed in Article 3, Section 5.13 (with respect to the Material Contracts described in clauses (m) and (n) of such definition), Section 5.16 and Section 5.17, (c) with respect to Tax matters, which are addressed in Section 5.10 and Section 5.11, and (d) for any Action filed or threatened in writing by any Governmental Authority after the Execution Date related to or arising out of Antitrust Laws, the execution or delivery of this Agreement or the consummation of the transactions contemplated hereunder: there are no Actions (i) pending before any Governmental Authority against (A) any member of such Subject Company Group, (B) any Affiliate of such Seller (other than the members of its Subject Company Group) in respect of the Assets or the Business of such Subject Company Group, or (C) to such Seller’s Knowledge as of the Execution Date, any Third Party operator of the Assets, in each case of this clause (C), that (x) relates to the Assets of such Subject Company or such Subject Company’s or its Subsidiaries’ ownership or operation thereof or (y) seeking to prevent the consummation of the transactions contemplated hereby; or (ii) to such Seller’s Knowledge, threatened in writing by any Third Party or Governmental Authority against the members of such Seller’s Subject Company Group relating to any Subject Securities, any Asset or such Subject Company’s or its Subsidiaries’ ownership or operation thereof, or seeking to prevent the consummation of the transactions contemplated hereby. To Seller’s Knowledge, as of the Execution Date, there are no Actions pending before a Governmental Authority against any officer, director, equityholder, manager or member of any of such Seller’s respective Subject Company Group, in each case, in their capacities as such and relating to their roles or responsibilities with or to the Subject Company Group. Except for Orders, writs, injunctions, judgments or decrees generally applicable to owners or operators of Hydrocarbon, water, or midstream assets or property in the Williston Basin, there are no unsatisfied orders, writs, injunctions, judgements or decrees issued by a Governmental Authority outstanding against such Seller, such Subject Company or its Subsidiaries or any of their respective Affiliates related to any of the Assets or the Subject Securities of such Subject Company or its Subsidiaries, or the Business of such Seller’s Subject Company Group.

Section 5.9 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Actions pending against, being contemplated by or, to such Seller’s Knowledge, threatened in writing against, such Seller’s respective Subject Company Group. Each member of the Subject Company Groups is now Solvent and will not fail to remain Solvent as a result of any of the transactions contemplated by this Agreement or any other Transaction Document. No Subject Company is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors.

Section 5.10 Taxes. Except, in each case, as set forth on Schedule 5.10:

(a) (i) all material Tax Returns required to be filed by or with respect to each member of such Seller’s respective Subject Company Group have been duly and timely filed (taking into account any valid extension of the due date for filing), (ii) all material Taxes owed by each member of such Seller’s respective Subject Company Group that have become due and payable have been duly and timely paid and (iii) all Tax withholding and deposit requirements imposed on or with respect to each member of such Seller’s respective Subject Company Group and the Assets have been satisfied in all material respects;

(b) there are no Liens (other than Permitted Encumbrances) on any of the assets of any member of such Seller’s respective Subject Company Group (including, for the avoidance of doubt, the Assets) that arose in connection with any failure (or alleged failure) to pay any Taxes;

(c) no Tax audits, litigation, administrative or judicial Actions or other proceedings have been commenced or are being conducted, pending or threatened in writing with respect to any member of such Seller’s respective Subject Company Group or the Assets, and no member of such Seller’s respective Subject Company Group has received written notice of any pending claim (which remains outstanding) against it from any applicable Governmental Authority for assessment of Taxes of such member of such Seller’s respective Subject Company Group or of any Assets, and, to such Seller’s Knowledge, no such claim has been threatened;

(d) other than pursuant to the limited liability company agreements of the Sellers and the Flow-Through Subsidiaries and the NOG Tax Partnership Agreement, none of the Assets are subject to any tax partnership agreement or are otherwise treated, or required to be treated, as held in an arrangement requiring a partnership Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code;

(e) for U.S. federal income tax purposes, (i) each member of such Seller’s respective Subject Company Group (other than Grayson Mill Intermediate, LLC, the Flow-Through Subsidiaries, Grayson Mill Bakken Nominee Corp., Grayson Mill Royalty Blocker II, LLC and Grayson Mill Royalty Blocker III, LLC ) is classified, and at all times since formation has been classified, as an entity disregarded as separate from its regarded owner, (ii) each of Grayson Mill Intermediate, LLC, Grayson Mill Royalty Blocker II, LLC, Grayson Mill Royalty Blocker III, LLC and Grayson Mill Bakken Nominee Corp. is classified, and at all times since formation has been classified, as an association taxable as a corporation and (iii) each of Grayson Mill Operating, LLC, Redan Resources, LLC and Ashford Energy, LLC is, and has at all times since formation been, classified as a partnership;

(f) (i) no member of any Subject Company Group (A) is organized under the laws of any non-U.S. jurisdiction, (B) has a “permanent establishment” (within the meaning of any applicable Tax treaty), office or fixed place of business, or other form of taxable nexus in any non-U.S. jurisdiction, or (C) holds any assets located in any non-U.S. jurisdiction, and (ii) no claim has been made by any Governmental Authority in a jurisdiction where each Seller, any of their respective Affiliates or each member of such Seller’s respective Subject Company Group does not file Tax Returns that a member of such Seller’s Subject Company Group is or may be subject to taxation in that jurisdiction;

(g) there is no (i) extension of time in effect with respect to the due date for the filing of any Tax Return with respect to Taxes of any member of such Seller’s respective Subject Company Group or with respect to any Asset (other than automatic extensions obtained in the ordinary course of business) or (ii) any waiver or agreement for any extension of time for the assessment or payment of any such Taxes;

(h) no member of such Seller’s respective Subject Company Group is, or has been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement with a Person that is not a member of a Subject Company Group that will remain in effect following Closing;

(i) no power of attorney, that is currently in force, has been granted with respect to any matter relating to Taxes of a member of such Seller’s respective Subject Company Group or Taxes imposed on the Assets;

(j) no member of such Seller’s respective Subject Company Group has any liability for the Taxes of any Person (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law) or (2) as a transferee or successor, by contract or otherwise, in each case, other than (a) any Combined Group all of the members of which are members of the applicable Subject Company Group, and (b) with respect to any commercial agreements or contracts containing customary provisions entered into in the ordinary course of business that are not primarily related to Taxes;

(k) no member of such Seller’s respective Subject Company Group has participated in or is participating in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(l) no member of such Seller’s respective Subject Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any Straddle Period) beginning after the Closing Date as a result of: (1) an adjustment under either Section 481(a) of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) by reason of a change in method of accounting occurring prior to the Closing for a taxable period ending on or prior to the Closing Date, (2) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed prior to the Closing, (3) an installment sale or open transaction disposition made prior to the Closing, (4) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing or (5) any prepaid amount received or deferred revenue accrued prior to the Closing;

(m) other than with respect to Texas franchise Taxes, no member of such Seller’s respective Subject Company Group is subject to income or franchise tax in any state on a Combined Group basis;

(n) neither Grayson Mill Intermediate, LLC, Grayson Mill Royalty Blocker II, LLC, Grayson Mill Royalty Blocker III, LLC nor Grayson Mill Bakken Nominee Corp. has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355(a) of the Code;

(o) no member of any Seller’s respective Subject Company Group has ever made a PTET Election; and

(p) for U.S. federal income tax purposes, (i) Grayson Mill Bakken Nominee Corp. has operated as an agent of Grayson Mill Bakken, LLC (or the regarded owner of Grayson Mill Bakken, LLC) at all times during which Grayson Mill Bakken Nominee Corp. has held legal title to any Assets, and (ii) Grayson Mill Bakken Nominee Corp. has never been treated as the beneficial owner of any Assets.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.10 and Section 5.11 are the only representations and warranties of the Subject Companies in this Agreement with respect to Tax matters.

Section 5.11 Labor and Employee Benefits.

(a) No Subject Company or any of its Subsidiaries is a party to or bound by any Labor Agreement, nor is any such Labor Agreement being negotiated by or on behalf of any Subject Company or its Subsidiaries. No Business Employees are represented by any labor union, works council, or other labor organization with respect to their employment with the applicable Subject Company or its Subsidiaries. There are no pending, nor, to such Seller’s Knowledge, threatened against or affecting any Subject Company or its Subsidiaries, material labor grievances, strikes, unfair labor practice charges, labor arbitrations, lockouts, slowdowns, picketing, concerted work stoppages or other material labor disputes with respect to any Business Employees or former employees of any Subject Company or its Subsidiaries, nor have there been any such disputes in the past three (3) years. In the past three (3) years, no labor union, works council, other labor organization, or group of employees of any Subject Company or its Subsidiaries has made a demand for recognition or certification to such Subject Company or its Subsidiaries, and there are no representation or certification proceedings presently pending or, to such Seller’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations tribunal or authority. To such Seller’s Knowledge, in the past three (3) years there have been no labor organizing activities with respect to any employees of such Subject Company or its Subsidiaries (including any Business Employee).

(b) Such Subject Company and its Subsidiaries are, and for the past three (3) years have been, in material compliance with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action, automated employment decision tools and other artificial intelligence and unemployment insurance.

(c) Except as would not result in material liability for such Subject Company and its Subsidiaries: (i) such Subject Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Laws, Contract or company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to such Subject Company and its Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(d) Each Subject Company and its Subsidiaries has reasonably investigated all sexual harassment or other unlawful harassment, discrimination or retaliation allegations against any Business Employees and any former employees who were employed by such Subject Company or its Subsidiaries that have arisen in the past three (3) years of which any of them is aware. With respect to each such allegation with merit, such Subject Company or its Subsidiaries have taken corrective action that is reasonably calculated to prevent further improper action.

(e) To such Seller’s Knowledge, no current or former employee of any Subject Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement or restrictive covenant obligation owed to such Subject Company or its Subsidiaries.

(f) Schedule 5.11(f) sets forth each material Plan for such Seller’s Subject Company Group. With respect to each such Plan, such Subject Companies or their Subsidiaries have provided correct and complete copies of: (i) the Plan documents and all amendments thereto; (ii) the most recent summary plan description and all summaries of material modifications; (iii) all certificates of insurance for related insurance contracts or other funding arrangements; (iv) the most recent determination, advisory or opinion letter received from the IRS; and (v) all non-routine correspondence with any Governmental Authority. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Plan. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no material breach of fiduciary duty (as determined under ERISA) with respect to any Plan. Each Plan is and has been established, maintained, funded, operated, and administered in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws. All contributions, distributions, reimbursements, and premium payments with respect to each Plan have been made in all material respects or properly accrued within the time periods prescribed by the terms of each Plan, ERISA, and the Code. Neither the Subject Companies nor any of their Subsidiaries have incurred (whether or not assessed) any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist that could result in the imposition of any such material Tax or penalty.

(g) No Plan is, and neither the Subject Companies nor any of their Subsidiaries sponsor, maintain, contribute to, have any obligation to contribute to, or have any current or contingent liability or obligation under or with respect to: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Section 412 or 430 of the Code or subject to Title IV of ERISA; (ii) a “multiemployer plan”, as that term is defined in Section 3(37) of ERISA; (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (v) a plan or arrangement that provides post-employment, post-ownership, or post-service health or other welfare benefits except as required by Section 4980B of the Code (and for which the beneficiary pays the full premium cost of coverage).

(h) Neither the Subject Companies nor any of their Subsidiaries have any current or contingent material liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.

(i) Neither the Subject Companies nor any of their Subsidiaries have any current or contingent liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code. Except as expressly contemplated by the terms of this Agreement or set forth in Schedule 5.11(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event, could: (i) result in any payment of compensation or benefits (whether in cash, property or the vesting of property) becoming due to any Business Employee; (ii) materially increase any amount of compensation or benefits otherwise due or payable to any Business Employee; (iii) result in the acceleration of the funding or time of payment or vesting of any compensation, equity award or other benefits; or (iv) result in the forgiveness of any Business Employee loan.

(j) There is no material matter, Action or claim pending or threatened (other than routine claims for benefits) with respect to any of the Plans.

(k) No Subject Company or its Subsidiaries has any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(l) Each Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in operational compliance with, and is in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, such that no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any material additional Tax, interest or penalties under Section 409A of the Code.

(m) Except to the extent set forth in Section 11.9 or on Schedule 5.11(m) and after giving effect to any 280G Stockholder Approval and waivers actually attained (as described in Section 11.9 hereof), no payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the consummation of the transactions contemplated hereby, either alone or in combination with another event, by any current or former Business Employee, officer, director or other individual service provider of the Subject Company Groups could not be deductible by reason of Section 280G of the Code.

(n) Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.11, together with the representations and warranties in Section 5.8, are the only representations and warranties of any Seller or such Subject Company in this Agreement with respect to labor, employment and employee benefit matters.

Section 5.12 Compliance with Laws. Except (a) as set forth on Schedule 5.12, (b) with respect to Tax matters, which are addressed in Section 5.10 and Section 5.11, and (c) with respect to Environmental Laws and Environmental Liabilities, which are addressed in Article 3, Section 5.13 (with respect to the Material Contracts described in clauses (m) and (n) of such definition), Section 5.16 and Section 5.17, such Subject Company’s and its Subsidiaries’ ownership and operation of the Business and the Assets is, and has been for the last two (2) years, in compliance with all applicable Laws or Orders in all material respects, and neither such Subject Company nor its Subsidiaries, nor any of their respective Affiliates (other than such Subject Company and its Subsidiaries) have received any written notice from any Governmental Authority regarding any unresolved material violation or failure to comply with any Law or that it is under investigation by any Governmental Authority for material non-compliance with any applicable Laws.

Section 5.13 Material Contracts.

(a) Schedule 5.13(a) lists a complete and accurate list of all Material Contracts of such Subject Company and/or its Subsidiaries as of the Execution Date. Prior to the Execution Date, such Subject Company has made available to Purchaser (or its representatives) true and complete copies of each such Material Contract to which such Subject Company and/or its Subsidiaries is a party, or is the successor to a party, or by which such Subject Company or its Subsidiaries or their respective Assets is bound, and all non-ministerial amendments or modifications thereto.

(b) Except as disclosed on Schedule 5.13(b), (i) neither such Subject Company nor its Subsidiaries, nor, to the Knowledge of such Seller, any other Person, is in material breach or material default under any Material Contract, (ii) no written notice of material breach or material default or threatening to terminate, cancel, breach, amend the terms of, renegotiate, modify, or accelerate or delay the maturity or performance of any Material Contract (in whole or in part) has been received or delivered by such Subject Company or its Subsidiaries under any such Material Contract, the final resolution of which is outstanding as of the date hereof, and (iii) no event has occurred that, with the giving of notice or the passage of time or both, would constitute a breach or default in any material respect by such Subject Company or its Subsidiaries under any Material Contract or, to the Knowledge of such Seller, any other party to such Material Contract.

(c) Except for (i) termination of any applicable Material Contract at or prior to the Closing pursuant to the express terms of this Agreement, or (ii) any such Material Contract that expires at the end of its term (or renewal period) in accordance with its terms after the Execution Date and prior to Closing, each Material Contract of such Subject Company and/or its Subsidiaries is a valid and binding obligation of such Subject Company or its Subsidiaries, and is in full force and effect in all material respects and enforceable in accordance with its terms against such Subject Company or its Subsidiaries and, to such Seller’s Knowledge as of the Execution Date, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting the rights and remedies of creditors generally, as well as to general principles of public policy (including the power of a court to deny enforcement of remedies generally based upon public policy) and/or equity (regardless of whether enforceability is considered in an Action at Law or in equity).

Section 5.14 Outstanding Capital Commitments. Except as set forth on Schedule 5.14, as of the Execution Date, there are no outstanding authorizations for expenditure or similar requests or invoices for funding or participation under any Contract that are binding on such Subject Company or its Subsidiaries or its or their Assets and that will individually require expenditures by the Subject Company or its Subsidiaries attributable to periods on or after the Effective Time in excess of Five Hundred Thousand Dollars ($500,000) (net to such Subject Company’s and its Subsidiaries’ aggregate Working Interests in such Assets).

Section 5.15 Consents; Preferential Rights. Except (x) for filings required under Antitrust Laws, (y) for Consents that are customarily obtained from and after the Closing, and (z) as set forth on Schedule 5.15, (a) no Consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or any of the Transaction Documents or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby and (b) there are no Preferential Rights applicable to or triggered by the sale or transfer (directly or indirectly) of the Assets or Subject Securities of such Subject Company or its Subsidiaries contemplated by this Agreement.

Section 5.16 Wells. Except as set forth on Schedule 5.16:

(a) there are no Wells operated by a member of the Subject Company Group (or its Affiliate), or, to the Knowledge of such Seller, any other Well, (i) with respect to which there is an unresolved Order or for which such Subject Company or its Subsidiaries has received an unresolved notice from any Governmental Authority requiring that such well be Plugged and Abandoned, or (ii) that is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Laws, Permits, Contracts and the Leases, that has not been Plugged and Abandoned in accordance with such applicable Contracts, Permits, Laws, and Leases;

(b) all Wells drilled by a member of its Subject Company Group and, to the Knowledge of such Seller, all other Wells, have been drilled and completed, or are being drilled and completed, in a manner that is within the limits permitted by applicable Leases, Contracts, Laws and Permits;

(c) there are no Assets that have been plugged, dismantled or abandoned by such Subject Company or its Subsidiaries (or, to the Knowledge of such Seller, any other Third Party operator), in each case, in a manner that does not comply in all material respects with applicable Leases, Contracts, Laws and Permits; and

(d) to the Knowledge of such Seller, no Well operated by a member of the Subject Company Group (or its Affiliate) (or, to the Knowledge of such Seller, any other Well) is subject to penalties after the Effective Time on allowables under applicable Laws because of any overproduction occurring prior to the Effective Time.

Section 5.17 Environmental. Except as set forth in Schedule 5.17:

(a) there are no Actions pending, or to the Knowledge of such Seller, threatened in writing before any Governmental Authority against such Subject Company or its Subsidiaries relating to any violation or breach of or liability under any Environmental Laws with respect to such Subject Company’s or its Subsidiaries’ ownership or operation of any Asset;

(b) neither such Subject Company nor its Subsidiaries has entered into any agreements, consents, Orders, decrees or judgments with any Governmental Authorities based on any violations of or liability under Environmental Laws by such Subject Company or its Subsidiaries that relate to the future use of the Assets and that require any material future Remediation;

(c) to the Knowledge of such Seller as of the Execution Date, and except as would not reasonably be expected to be material and adverse to the Business of such Subject Company Group, taken as a whole, there has been no release, treatment, storage, disposal, arrangement for or permitting of the disposal, transportation or handling of, exposure to, or contamination by, any Hazardous Substances that has given or would give rise to material liability to or in favor of any other Person under Environmental Laws relating to such Hazardous Substances;

(d) neither such Subject Company nor its Subsidiaries have received written notice or report from any Governmental Authority or other Person relating to a material violation of, or material liability under, Environmental Laws, including any of the foregoing asserting that any of the Assets operated by such Subject Company or its Subsidiaries is the subject of any material Remediation, removal, clean-up, response action, enforcement action or Order regarding any material actual or alleged presence or Release of Hazardous Substances that has not been finally resolved; and

(e) as of Closing, such Seller and such Subject Companies have made available to Purchaser copies of all material environmental reports, audits and assessments in their possession regarding the Assets.

Notwithstanding any other provision of this Agreement, the representations and warranties in Section 5.13 (with respect to the Material Contracts described in clauses (m) and (n) of such definition), Section 5.16 and this Section 5.17 are the only representations and warranties in this Agreement with respect to environmental matters, Environmental Laws and/or Environmental Liabilities.

Section 5.18 Royalties. Except as set forth on Schedule 5.18, to the Knowledge of such Seller, as of the Execution Date, all Royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from or attributable to the Oil and Gas Properties that are payable by such Subject Company or its Subsidiaries, have been properly and timely paid in all material respects (or are being held as Suspense Funds) in accordance with applicable Leases, applicable Contracts, and applicable Laws, in each case, to the extent and only to the extent related to periods in which such Seller, such Subject Company and its Subsidiaries, and their respective Affiliates, owned such Assets prior to the Effective Time.

Section 5.19 Imbalances. Except as set forth on Schedule 5.19 or for which the Unadjusted Purchase Price shall be adjusted, (a) with respect to any of the Assets operated by a member of the Subject Company Group (or its Affiliate), there are no material Imbalances with respect to the Subject Company Group or any of its Assets as of the date(s) set forth on

Schedule 5.19, and (b) with respect to any of the Assets not operated by a member of the Subject Company Group (or its Affiliate), to the Knowledge of such Seller as of the Execution Date, there are no material Imbalances with respect to the Subject Company Group or any of its Assets as of the date(s) set forth on Schedule 5.19.

Section 5.20 Advance Payments. Except as set forth in Schedule 5.20, and except for any throughput deficiencies attributable to or arising out of any Imbalances described on Schedule 5.19, (a) with respect to any of the Assets operated by a member of the Subject Company Group (or its Affiliate), none of such Subject Company or its Subsidiaries is obligated by virtue of any take or pay payment, advance payment or other similar payment (other than as established by the terms of the Leases) or under any gathering, transmission or any other similar contract or agreement, or (b) with respect to any of the Assets not operated by a member of the Subject Company Group (or its Affiliate), to the Knowledge of such Seller, none of such Subject Company or its Subsidiaries is obligated to gather, deliver, process or transport Hydrocarbons, or deliver proceeds from the sale thereof, at some future time without receiving full payment therefor at or after the time of delivery.

Section 5.21 Certain Real Property Interests.

(a) Schedule 5.21(a) identifies each Owned Real Property held by such Subject Company and/or its Subsidiaries.

(b) Schedule 5.21(b) identifies each Leased Real Property held by such Subject Company and/or its Subsidiaries, including a complete list of all leases for such Leased Real Property.

Section 5.22 Casualty Loss and Condemnation. As of the Execution Date, there are no pending or, to such Seller’s Knowledge, threatened Casualty Events with respect to any Assets of such Subject Company or its Subsidiaries with damages reasonably estimated to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate for all such Casualty Events, net to the applicable Subject Company Group’s interest in such Assets. There is no actual or threatened taking (whether permanent, temporary, whole or partial) of any of the Assets, or any part of the Assets, of such Subject Company or its Subsidiaries by reason of condemnation or eminent domain. To such Seller’s Knowledge as of the Execution Date, except as set forth in Schedule 5.22 and excluding any Environmental Liabilities, there has been no material property damage to any material assets or properties of such Subject Company Group between the Effective Time and the Execution Date that are not covered by insurance.

Section 5.23 Insurance. Set forth on Schedule 5.23 is, as of the Execution Date, a list of all material risk property, general liability, Third Party offsite pollution liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability and directors’ and officers’ liability insurance and other insurance policies and contracts of insurance held by, or maintained for the benefit of, such Subject Company and its Subsidiaries and its or their respective Assets and Business. A copy of (i) the applicable certificate of insurance for each such policy and (ii) each such policy that has been received by such Seller or its Subject Company Group from the applicable insurance provider prior to the Execution Date, has been made available to the Purchaser Parties prior to the Execution Date. As of the Execution Date, all of

such policies are in full force and effect and there is no material claim pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers listed on Schedule 5.23. None of such Subject Company or its Subsidiaries is in material default under any provisions of any such insurance policy, nor has such Subject Company or its Subsidiaries received written notice of cancellation of any insurance policy.

Section 5.24 Bank Accounts; Officers; Powers of Attorney. Schedule 5.24 sets forth (a) a complete and accurate list of all deposit, demand, savings, passbook, security or similar accounts maintained by such Subject Company and its Subsidiaries with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account, and (b) an accurate and complete list of all officers, directors and managers of such Subject Company and its Subsidiaries and a complete list of all Persons holding powers of attorney issued by such Subject Company and its Subsidiaries that will remain in effect as of immediately prior to the Closing.

Section 5.25 Books and Records. The minute books of such Subject Company and its Subsidiaries contain materially accurate and complete records of all meetings held and actions taken by such Subject Company and its Subsidiaries. Such Subject Company and its Subsidiaries maintain all books of account and other business records (including the Records) required by applicable Law or necessary to conduct the business of such Subject Company and its Subsidiaries in accordance with its past practices, consistently applied.

Section 5.26 Absence of Certain Changes. Except as set forth on Schedule 5.26, since the Effective Time, the business of such Subject Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects.

Section 5.27 No Other Business or Assets. Except as set forth in Schedule 5.27 and the Excluded Assets, no real property, right or interest material to the continued ownership and operation of the Business of such Subject Company and its Subsidiaries or the Assets owned by them as owned and operated as of the Execution Date is being retained by Seller or any Affiliate of Seller (other than the Subject Company Groups).

Section 5.28 Affiliate Arrangements.

(a) Except as set forth on Schedule 5.28(a), there are no Affiliate Arrangements with respect to such Subject Company or its Subsidiaries.

(b) Except as set forth on Schedule 5.28(b), to such Seller’s Knowledge, there are no EnCap Affiliate Arrangements with respect to any member of the Subject Company Group or its Subsidiaries.

Section 5.29 Credit Support. Schedule 5.29 sets forth a complete and accurate list of all Credit Support posted or entered into by each member of the Subject Company Group (or by any Seller or any other Affiliate of any Seller, on behalf of a member of the Subject Company Group or with respect to the ownership or operation of the Assets) with Governmental Authorities or any other Person.

Section 5.30 Suspense Funds. To such Seller’s Knowledge as of the Execution Date, the applicable Annex of Schedule 5.30, Part A lists all Suspense Funds held by such Subject Company or its Subsidiaries as of the dates set forth on the applicable Annex to such Schedule. To such Seller’s Knowledge, except as set forth on the applicable Annex of Schedule 5.30, Part B, all material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties owned by such Subject Company or its Subsidiaries are being received by such Subject Company or its Subsidiaries in a timely manner consistent with historical practices and are not being held in suspense.

Section 5.31 Permits. Except (a) as set forth on Schedule 5.12, (b) with respect to Permits under Environmental Laws, which are addressed in Article 3, Section 5.13 (with respect to the Material Contracts described in clauses (m) and (n) of such definition), Section 5.16, and Section 5.17, (c) with respect to applicable Permits regarding labor and employment practices, which are addressed in Section 5.11: (i) each member of the Subject Company Group has obtained, and to such Seller’s Knowledge, each Third Party operator of the Assets has obtained, and is maintaining, all material Permits required to be obtained to operate the Assets in accordance with applicable Laws, (ii) each such Permit is in full force and effect and there exists no material default under any such Permit by any member of the Subject Company Group or its Affiliates.

Section 5.32 Regulatory. Except as set forth on Schedule 5.32, neither such Subject Company nor any of its Subsidiaries (a) is engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, is engaged in the transportation of natural gas in intrastate commerce under the Natural Gas Policy Act of 1978, or uses any of the Assets owned by any member of such Subject Company Group in a manner that subjects it, any Third Party operator of the Assets owned by any member of such Subject Company Group or any future owner of the Assets owned by it to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to the blanket certificate described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act; or (b) holds any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions. Neither such Subject Company nor any of its Subsidiaries has acquired any of the Assets owned by any member of such Subject Company Group through the use of eminent domain or condemnation. Any member of the Subject Company Group that holds a waiver from the Federal Energy Regulatory Commission is in compliance in all material respects with the requirements for obtaining and maintaining such waiver and with the Federal Energy Regulatory Commission’s order granting such waiver.

Section 5.33 Leases. Except as set forth on Schedule 5.33, (a) as of the Execution Date, neither the applicable Subject Company nor its Subsidiaries have received any unresolved written notices alleging any material default or material breach under any Lease by such Subject Company or its Subsidiaries or, to such Seller’s Knowledge, their predecessors in interest; (b) as of the Execution Date, neither such Subject Company nor its Subsidiaries has received written notice from a lessor of any requirements or demands to drill additional wells on any of the Leases, as applicable, which requirements or demands have not been resolved; (c) as of the Execution Date, neither such Subject Company nor its Subsidiaries have received any unresolved written notice seeking to terminate any of the Leases; (d) no material Leases contain express provisions obligating such Subject Company or its Subsidiaries to drill any well on the Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease, and other than customary offset drilling provisions); and (e) as of the Execution Date, no material Lease operated by a member of such Subject Company Group (or its Affiliate) is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production.

Section 5.34 Surface Use. Except as set forth on Schedule 5.34, to such Seller’s Knowledge, none of the Leases, Contracts, or Surface Rights and Rights of Way of such Subject Company or its Subsidiaries are subject to any material restrictions on the use by such Subject Company or its Subsidiaries of the surface, in connection with Hydrocarbon operations, that would materially and adversely affect the operation of the Assets of such Subject Company and its Subsidiaries as owned and operated as of the Execution Date.

Section 5.35 Payout Balances. To such Seller’s Knowledge as of the Execution Date, Schedule 5.35 contains a list of the status, as of date(s) reflected therein, of any “payout” balance with respect to the Wells listed on Exhibit A-2 that are operated by the Subject Company Groups or any of their Affiliates and are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 5.36 Special Warranty. Such Seller represents and warrants that the applicable Subject Company Group holds (a) Defensible Title to each of the Wells and DSUs and (b) good and defensible title to the Surface Rights and Rights of Way, in each case, against every Person whomsoever lawfully claims the same or any part thereof by, through or under such Subject Company or its Subsidiaries or the applicable Seller thereof (or any of such Seller’s respective Affiliates), but not otherwise, subject, however, to the Permitted Encumbrances.

Section 5.37 Gathering and Disposal Systems. No part of the Assets comprising such Subject Company’s or its Subsidiaries’ Gathering and Disposal Systems is located on lands that are not subject to an agreement, easement or other surface right held by a member of a Subject Company Group permitting the location of such Assets on the lands covered by such agreement, easement or surface right, in each case, except as would not reasonably be expected to be material to the ownership, use or operation of the Gathering and Disposal Systems as of the Execution Date, subject, however, to the Permitted Encumbrances. The Assets of the Subject Company Groups, taken as a whole, include in all material respects all of the Assets necessary to access, own and operate the Gathering and Disposal Systems as currently accessed, owned and operated by the Subject Company Groups or any of their Affiliates as of the Execution Date. As of the Execution Date, the Gathering and Disposal Systems are in an operable state of repair adequate to maintain normal operations as currently conducted by the Subject Company Group, in all material respects, ordinary wear and tear excepted. No member of the Subject Company Groups has received from any counterparty to any agreement, easement or other surface right used or held for use in connection with the Gathering and Disposal Systems any unresolved written notice regarding a grantor of any such agreement, easement or other surface right seeking to terminate or materially amend any such agreement, easement or other surface right.

Section 5.38 Certain Transfers. With respect to any lands located within or under any DSUs identified on Exhibit A-3 as currently operated by any member of the Subject Company Group for which any member of the Subject Company Group owned any depths other than the Subject Formation(s), during the twelve (12) month-period prior to the Execution Date, to such Seller’s Knowledge, except for (i) any fee mineral interests that were subsequently leased back to any member of the Subject Company Group pursuant to a Lease set forth on Exhibit A-1, (ii) any overriding royalties, royalty interests, non-participating royalty interests, or other similar non-cost bearing interests as also correspondingly burden the Subject Formation(s) included in the Oil and Gas Properties, (iii) Permitted Encumbrances, (iv) contemporaneous transfers or sales of corresponding interests in the Subject Formations, (v) any release of acreage or depth(s) pursuant to the express term of any Lease, (vi) any matters set forth on Schedule 5.38 and/or (viii) any transfers or sales that are consummated after the Execution Date in compliance with Section 8.2(b), no member of the Subject Company Group has intentionally transferred or sold any material interests in such lands within or under any DSUs identified on Exhibit A-3 as currently operated by any member of the Subject Company Group for which any member of the Subject Company Group as to such depths or formations not included in the Subject Formation(s).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to the provisions of this Article 6, the Purchaser Parties jointly and severally represent and warrant to each Seller and each Subject Company as of the Execution Date and the Closing Date (or, with respect to any representation or warranty made as of a specified date other than the Execution Date, as of such date) the following:

Section 6.1 Existence and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of its organization (as set forth in the introductory paragraph) and except where failure to do so would not result in a Purchaser Party Material Adverse Effect, is duly qualified to carry on its business in the states where it is required to do so.

(b) Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its organization (as set forth in the introductory paragraph) and except where failure to do so would not result in a Purchaser Party Material Adverse Effect is duly qualified to carry on its business in the states where it is required to do so.

Section 6.2 Power. Purchaser has the requisite limited liability company power, and Parent has the corporate power, to enter into and perform their respective obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which they are or will be a party at Closing.

Section 6.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, to which Parent and/or Purchaser, as applicable, is or will be a party at Closing and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser and Parent, as applicable. This Agreement has been duly and validly executed and delivered by Purchaser and/or Parent (and all documents required to be executed and delivered by Purchaser and/or Parent at the Closing shall be duly and validly executed and delivered by Purchaser and/or Parent), as applicable and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of Purchaser and/or Parent, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of public policy and/or equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4 No Conflicts. Except for (a) filings that will be made pursuant to the rules and regulations of the NYSE and/or as required by Antitrust Laws or (b) such other declarations, filings, registrations, notices, authorizations, consents or approvals that if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Purchaser or Parent is, or will be, a party or to materially impair Purchaser’s or Parent’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party, the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser or Parent, and the consummation of the transactions contemplated hereby and thereby, shall not (a) violate any provision of any Governing Documents of any of the Purchaser Entities or any agreement or instrument to which any such Person is a party or by which it is bound, (b) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other financing instrument to which any of the Purchaser Entities is a party or by which it is bound, (c) violate any Order or regulation applicable to any of the Purchaser Entities as a party in interest or (d) violate any Law applicable to any of the Purchaser Entities.

Section 6.5 Consents, Approvals or Waivers. The execution, delivery and performance of this Agreement and the other Transaction Documents by any Purchaser Party shall not be subject to any consent, approval, notice or waiver from any Governmental Authority or other Third Party, other than (a) filings that will be made pursuant to the rules and regulations of the NYSE, (b) filings and expirations or terminations of the applicable waiting periods under the HSR Act, and (c) such other declarations, filings, registrations, notices, authorizations, consents or approvals that if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Purchaser or Parent is, or will be, a party or to materially impair Purchaser’s or Parent’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 6.6 Defense Production Act. No Purchaser Party is a foreign person and the transactions contemplated by this Agreement are not a covered transaction as those terms are defined in Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. App. 2170 and the regulations promulgated thereunder, 31 C.F.R. Part 800.

Section 6.7 Litigation. Except for any Action filed or threatened by any Governmental Authority after the Execution Date related to or arising out of Antitrust Laws, the execution or delivery of this Agreement, or the consummation of the transactions contemplated hereunder, there are no Actions (a) pending before any Governmental Authority against any Purchaser Party seeking to prevent the consummation of the transactions contemplated hereby or (b) to Purchaser’s knowledge, expressly threatened in writing with reasonable specificity by any Third Party or Governmental Authority against any Purchaser Party seeking to prevent the consummation of the transactions contemplated hereby.

Section 6.8 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Actions pending against, being contemplated by or, to Purchaser’s Knowledge, threatened against any Purchaser or any Affiliate thereof (whether by Purchaser or any Third Party).

Section 6.9 Financing. Purchaser and/or Parent (a) has sufficient cash on hand (in United States Dollars) to enable Purchaser and/or Parent to fund the Performance Deposit on the Execution Date, (b) will at the Closing have sufficient cash on hand (in United States Dollars), available lines of credit (including funds available pursuant to any debt offering or other debt financing transaction, the “Financing”) or other sources of immediately available funds to enable Purchaser and/or Parent to (i) pay the Closing Payment on the Closing Date to or on behalf of Sellers, (ii) to the extent applicable, fund the Additional Lease Deposit on the Closing Date and (iii) pay and perform all other obligations of Purchaser hereunder and under the other Transaction Documents delivered hereunder by the Purchaser Entities to the extent such obligations are due and payable at or prior to the Closing.

Section 6.10 Investment Intent. Purchaser is acquiring the Subject Securities for its own account and not with a view to their sale or distribution in violation of the Securities Act, any applicable state blue sky Laws or any other applicable securities Laws. Each Purchaser Party has made, independently and without reliance on Seller or any Subject Company (except to the extent that a Purchaser Party has relied on the representations and warranties in this Agreement), its own analysis of the Subject Securities, each Subject Company and the Assets for the purpose of acquiring the Subject Securities, and Purchaser has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Each Purchaser Party acknowledges that the Subject Securities are not registered pursuant to the Securities Act and that none of the Subject Securities may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act. Purchaser is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

Section 6.11 Independent Evaluation.

(a) Each of the Purchaser Parties is a sophisticated, experienced and knowledgeable investor in the oil and gas business. In entering into this Agreement, each of the Purchaser Parties has relied solely upon expertise of each of the Purchaser Parties in legal, tax and other professional counsel concerning this transaction, the Subject Securities, each Subject Company and the Assets and the value thereof. Purchaser acknowledges and affirms that (i) each Purchaser Party has completed such independent investigation, verification, analysis and evaluation of the Subject Securities, each Subject Company and the Assets and has made all such reviews and inspections of the Subject Securities, each Subject Company and the Assets as it has deemed necessary or appropriate to enter into this Agreement and (ii) at Closing (and assuming material compliance by Sellers and the Subject Companies with their respective obligations under Section 8.1 of this Agreement), each Purchaser Party shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of the Subject Securities, each Subject Company and the Assets and made all such reviews and inspections of the Subject Securities, each Subject Company and the Assets as each Purchaser Party has deemed necessary or appropriate to consummate the transaction.

(b) Each Purchaser Party understands and acknowledges that neither the SEC nor any federal, state, or foreign agency has passed upon the Subject Securities, any Subject Company and the Assets or made any finding or determination as to the fairness of an investment in the Subject Securities, any Subject Company and the Assets or the accuracy or adequacy of the disclosures made to any Purchaser Party.

Section 6.12 Capitalization.

(a) The authorized capital of Parent consists solely of (i) 1,000,000,000 shares of Parent Common Equity and (ii) 4,500,000 shares of preferred stock of Parent, $1.00 par value per share. As of June 30, 2024, the only issued and outstanding Securities of Parent are 627,571,672 shares of Parent Common Equity. Parent has, and at the Closing will have, sufficient authorized shares of Parent Common Equity to enable it to issue the portion of the Equity Purchase Price as determined pursuant to Schedule 2.2(a) at the Closing.

(b) All of the issued and outstanding shares of Parent Common Equity are duly authorized and validly issued in accordance with the Governing Documents of Parent, and are fully paid and non-assessable (except as otherwise provided under applicable Law).

(c) Except as disclosed on the Parent SEC Documents (including, for the avoidance of doubt, with respect to any Parent Equity Plans described in such Parent SEC Documents), (i) there are no outstanding preemptive or other outstanding Rights with respect to the Securities of Parent, (ii) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Securities of Parent or requiring Parent to issue, transfer, convey, assign, redeem or otherwise acquire or sell any Securities, (iii) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the voting of any of the Securities of Parent and (iv) no Securities of Parent are reserved for issuance.

(d) As of the Execution Date, Parent does not have any outstanding bonds, debentures, notes or other indebtedness for borrowed money, the holders of which have the right to vote (or convertible into or exercisable for Securities having the right to vote) with the holders of Securities of Parent on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

(e) Except as set forth on Schedule 6.12(e) or as disclosed on the Parent SEC Documents, as of the Execution Date, Parent is not party to any Contract that obligates it to (and does not otherwise have any obligation to) register for resale any Securities of Parent.

(f) Parent is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Governing Document of Parent in any material respects.

Section 6.13 Valid Issuance. The shares of Parent Common Equity comprising the Equity Purchase Price, when and if issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will have the rights, preferences and privileges specified in Parent’s Governing Documents, will be free of any Liens, other than Liens and restrictions on transfer (i) arising under any applicable federal and state securities Laws, (ii) arising pursuant to or otherwise set forth in the Governing Documents of Parent or (iii) created or imposed by a Seller or its Affiliates at or after the Closing (clauses (i) through (iii) collectively, the “Permitted Parent Securities Liens”).

Section 6.14 SEC Documents; Financial Statements; No Liabilities.

(a) Parent has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2023. All such documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Parent Financial Statements”) and that Parent may file after the Execution Date and prior to the Closing Date, are referred to herein as the “Required Parent SEC Documents,” and such Required Parent SEC Documents, together with any voluntarily filed forms, reports or other document filed by Parent with the SEC on or since January 1, 2023 (excluding, in each case, information explicitly deemed “furnished” rather than “filed”), are referred to herein as the “Parent SEC Documents.” The Required Parent SEC Documents, at the time filed or furnished, (i) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and (ii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Parent SEC Documents, at the time filed or furnished (except to the extent corrected or superseded by a subsequent Parent SEC Document filed prior to the Execution Date), did not (A) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) in the case of Parent SEC Documents other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Parent Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and, in the case of interim financial statements, subject to normal year-end adjustments, and fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Parent and its Subsidiaries as of the dates and for the periods indicated therein.

(b) There are no liabilities of or with respect to Parent that would be required by GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of Parent other than (i) liabilities reserved, reflected or otherwise disclosed in the consolidated balance sheet of Parent as of March 31, 2024 (including the notes thereto) included in the Parent Financial Statements, (ii) liabilities incurred in the ordinary course of business since March 31, 2024, (iii) fees and expenses incurred in connection with the transactions contemplated by this Agreement and the Transaction Documents or (iv) liabilities that would not be reasonably likely to have, individually or in the aggregate, a Purchaser Party Material Adverse Effect.

Section 6.15 Investment Company. Parent is not now, and immediately after the issuance and/or sale of the Parent Common Equity comprising all or any portion of the Equity Purchase Price, will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

Section 6.16 Internal Controls; Listing Exchange.

(a) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act and including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure) as required by Rule 13a-15 of the Exchange Act, which such disclosure controls and procedures are designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and Parent has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of Parent’s most recently completed fiscal quarter. Parent has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) designed by, or under the supervision of, Parent’s principal executive and principal financial officers, or persons performing similar functions, and effected by Parent’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and that includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements.

(b) Since January 1, 2023, Parent has not been become aware of, or been advised by its independent auditors of, any material weakness in the design or operation of internal controls that has been required to be disclosed in Parent’s filings with the SEC that has not been so disclosed. Since March 31, 2024, (i) Parent has not been advised by its independent auditors of any material weakness in the design or operation of internal controls that could adversely affect Parent’s internal controls, (ii) Purchaser has no Knowledge of any fraud that involves management or other employees who have a significant role in Parent’s internal controls and (iii) there have been no changes in internal controls or, to the Knowledge of Purchaser, in other factors that could reasonably be expected to materially affect internal controls, including any corrective actions with regard to any material weakness.

(c) The Parent Common Equity is registered under Section 12(b) of the Exchange Act and is listed on the NYSE, and Parent has not received any notice of delisting. No judgment, Order, ruling, regulation, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any Securities of Parent has been issued, and no proceedings for such purpose are, to the Knowledge of Purchaser, pending, contemplated or threatened.

Section 6.17 Form S-3. Subject to the Registration Rights Agreement, as of the Execution Date, Parent is eligible to register all of the Parent Common Equity issued to Sellers (or their respective designees) pursuant to the terms of this Agreement for resale by Sellers (or their respective designees) under a Registration Statement on Form S-3 promulgated under the Securities Act (the “Resale Shelf”).

Section 6.18 Absence of Changes. Since March 31, 2024, no Purchaser Party Material Adverse Effect has occurred.

Section 6.19 Compliance with Laws. Except as would not have, individually or in the aggregate, a Purchaser Party Material Adverse Effect, (a) the Purchaser Entities hold all authorizations from Governmental Authorities as are necessary for the ownership and operation of the assets of the Purchaser Entities as currently conducted, (b) each of the Purchaser Entities is in compliance with all applicable Laws and (c) no Purchaser Entity has received written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law.

Section 6.20 No Stockholder Approval. The transactions contemplated hereby, do not require any vote of the equityholders of Parent under applicable Law, the rules and regulations of the NYSE (or other national securities exchange on which the Parent Common Equity is then listed) or the Governing Documents of Parent.

Section 6.21 Takeover Laws. The transactions contemplated hereby are not subject to any applicable anti-takeover provisions related to business combinations under applicable Law, or any other similar Takeover Laws or any similar provision in the Parent’s Governing Documents.

Section 6.22 Relevant Area Interests. To Purchaser’s Knowledge, no Purchaser Party or any of their respective Affiliates directly or indirectly, through subsidiaries, partnerships, joint ventures, affiliated or controlled funds, or otherwise, (a) owns or holds any ownership, leasehold, stock, share capital, equity or other interest in any Person that operates (or takes any production in kind from) oil and gas properties that produce Uinta Basin waxy crude in any of Duchesne, Uintah, Utah, Grand, Emery, Carbon, and Wasatch Counties, Utah (the “Relevant Area”) that has produced or sold, on average over the six (6) month period prior to the Execution Date or the Closing Date, more than 2,000 barrels per day of waxy crude in the Relevant Area or (b) owns or holds, individually or in the aggregate, any interest (whether fee or leasehold) in lands located in the Relevant Area of more than 1,280 acres.

ARTICLE 7

DISCLAIMERS AND ACKNOWLEDGEMENTS

Section 7.1 General Disclaimers. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4, ARTICLE 5 (EACH AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND THE CERTIFICATES OF EACH SELLER AND ITS APPLICABLE SUBJECT COMPANIES TO BE DELIVERED AT THE CLOSING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (A) NO MEMBER OF THE SELLER GROUP NOR ANY SUBJECT COMPANY MAKES, EACH SELLER AND EACH SUBJECT COMPANY EXPRESSLY DISCLAIM, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT EACH PURCHASER PARTY HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS AGREEMENT OR ANY OTHER INSTRUMENT, AGREEMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (i) ANY MEMBER OF THE SELLER GROUP, (ii) ANY TITLE TO ANY OF THE ASSETS OR THE EXISTENCE OR NON-EXISTENCE OF ANY TITLE DEFECTS OR OTHER ENCUMBRANCES OR BURDENS ON THE ASSETS, (iii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS OR RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (iv) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (v) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (vi) ANY ESTIMATES OF THE VALUE OF THE SUBJECT SECURITIES OR THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (vii) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (viii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (ix) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (x) ANY BULK SALES LAWS OR

SIMILAR LAWS AND/OR ANY OTHER RECORD, FILES, MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER GROUP OR THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (B) EACH SELLER AND EACH SUBJECT COMPANY FURTHER DISCLAIMS, AND EACH PURCHASER PARTY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4, ARTICLE 5 (EACH AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND THE CERTIFICATES OF EACH SELLER AND ITS APPLICABLE SUBJECT COMPANIES TO BE DELIVERED AT THE CLOSING, THE SUBJECT SECURITIES AND THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT EACH PURCHASER PARTY HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS EACH PURCHASER PARTY DEEMS APPROPRIATE. EACH PURCHASER PARTY SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY ANY SELLER, ANY SUBJECT COMPANY OR ANY MEMBER OF THE SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND, ABSENT FRAUD, EACH PURCHASER PARTY EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT EACH PURCHASER PARTY DOES NOT HAVE AND WILL NOT HAVE AND WILL NOT ASSERT ANY CLAIM, DAMAGES OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER GROUP EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST ANY SELLER OR ANY SUBJECT COMPANY FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY OR COVENANT OF ANY SELLER UNDER THIS AGREEMENT AND TO THE EXTENT PROVIDED HEREIN.

Section 7.2 Environmental Disclaimers. Each Purchaser Party acknowledges that (a) the Assets have been used for exploration, development, production, gathering and transportation of oil and gas and other Hydrocarbons and there may be petroleum, produced water, wastes, asbestos-containing materials, scale, NORM, Hazardous Substances or other substances or materials located in, on or under the Assets or associated with the Assets; (b) the sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, pipelines, materials and equipment as scale, or in other forms; (d) the wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances; (e) NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment and (f) special procedures may be required for the assessment, Remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS. SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT, INCLUDING ARTICLE 3, ARTICLE 4, ARTICLE 5, ARTICLE 13, AND THE CERTIFICATES OF

EACH SELLER AND ITS APPLICABLE SUBJECT COMPANIES TO BE DELIVERED AT THE CLOSING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND ABSENT FRAUD, NONE OF ANY SELLER OR ANY SUBJECT COMPANY MAKES, AND EACH SELLER AND EACH SUBJECT COMPANY EXPRESSLY DISCLAIMS, AND EACH PURCHASER PARTY WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ENVIRONMENTAL DEFECT, ENVIRONMENTAL LIABILITIES, RELEASE OF HAZARDOUS SUBSTANCES OR ANY OTHER ENVIRONMENTAL CONDITION, INCLUDING THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED. AS OF CLOSING, EACH PURCHASER PARTY SHALL HAVE INSPECTED AND WAIVED ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES UNDER THIS AGREEMENT, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. EACH PURCHASER PARTY IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS. AS OF CLOSING, EACH PURCHASER PARTY HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AND THE RECORDS AS EACH PURCHASER PARTY HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION.

Section 7.3 Calculations, Reporting and Payments. EACH PURCHASER PARTY ACKNOWLEDGES AND AGREES THAT EACH PURCHASER PARTY CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM ANY SELLER’S (OR ITS REPRESENTATIVES’, DIRECT OR INDIRECT OWNERS’ OR AFFILIATES’ (INCLUDING, FOR THIS PURPOSE, THE SUBJECT COMPANY GROUPS’)) METHODOLOGIES FOR THE CALCULATION AND REPORTING OF (A) PRODUCTION OR ROYALTIES ATTRIBUTABLE TO PRODUCTION PRIOR TO THE EFFECTIVE TIME OR (B) TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING AFTER THE CLOSING DATE, IT BEING UNDERSTOOD THAT EACH PURCHASER PARTY MUST MAKE ITS OWN DETERMINATIONS AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAX RETURN. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 7.3 SHALL CAUSE ANY TAXES, INCLUDING ANY PENALTIES OR INTEREST THEREON, THAT ARE SELLER SUBJECT COMPANY GROUP TAXES OR SELLER SUBJECT COMPANY GROUP INCOME TAXES TO BE ECONOMICALLY BORNE BY PURCHASER.

Section 7.4 Changes in Prices; Well Events. EACH PURCHASER PARTY ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO: (A) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE TIME;

(B) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE EXECUTION DATE AND (C) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

Section 7.5 Limited Duties. ANY AND ALL DUTIES AND OBLIGATIONS WHICH EITHER PARTY MAY HAVE TO THE OTHER PARTY WITH RESPECT TO OR IN CONNECTION WITH THE SUBJECT SECURITIES, THE ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. THE PARTIES DO NOT INTEND (A) THAT THE DUTIES OR OBLIGATIONS OF EITHER PARTY, OR THE RIGHTS OF EITHER PARTY, SHALL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER OR (B) THAT ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH OR FAIR DEALING OR ANY OTHER MATTER REQUIRES EITHER PARTY TO INCUR, SUFFER OR PERFORM ANY ACT, CONDITION OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT AND THAT WOULD BE UNFAIR, AND THAT THEY DO NOT INTEND TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.

Section 7.6 Certain Information. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, ARTICLE 5 AND THE CERTIFICATES OF EACH SELLER AND ITS APPLICABLE SUBJECT COMPANIES TO BE DELIVERED AT THE CLOSING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND ABSENT FRAUD, (I) NO SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) EACH SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO EACH PURCHASER PARTY OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, CONSULTANTS, ADVISORS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY PURCHASER PARTY BY ANY MEMBER OF THE SELLER GROUP).

Section 7.7 Conspicuousness. EACH SELLER, EACH SUBJECT COMPANY AND EACH PURCHASER PARTY AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 7 AND THE REST OF THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE 8

COVENANTS OF THE PARTIES

Section 8.1 Access.

(a) Upon execution of this Agreement until the Closing Date, each Seller and Subject Company shall give each Purchaser Party, its Affiliates, and each of their respective officers, directors, managers, agents, accountants, attorneys, investment bankers, financing sources, environmental consultants and other authorized representatives (“Purchaser’s Representatives”) reasonable access to electronic copies of the Records in such Seller or Subject Company’s or any of its or their respective Affiliates’ possession, the personnel of such Subject Company Group set forth on Schedule 8.1(a), during regular business hours upon reasonable request by Purchaser, for each such Person’s respective subject area of expertise specified on Schedule 8.1(a), and, upon at least two (2) Business Days prior notice, to any Assets operated by such Subject Company or any of its Affiliates, in each case during the normal business hours of such Subject Company, solely for the purpose of conducting a due diligence review of such Assets and Records, in each case to the extent that such Subject Company may provide such access without (i) violating applicable Laws or breaching any Contracts, (ii) waiving any legal privilege (as reasonably determined by Sellers’ counsel) of any Seller or any Subject Company, any of their respective Affiliates (other than the disclosure of title opinions) or (iii) violating any confidentiality obligations of any Seller or any Subject Company to any Third Party; provided that Sellers shall, if requested by Purchaser, use commercially reasonable efforts (without an obligation to pay money or incur any liability to, or perform any obligation for the benefit of, any Third Party) to seek a consent or waiver to permit disclosure of confidential information without breach of any applicable confidentiality obligation. Such access shall be granted to Purchaser (x) with respect to the Records stored in electronic form, in the VDR, (y) with respect to the Records not stored in electronic format, in the offices of Sellers or its Affiliates and (z) otherwise, on the premises of the applicable Assets; provided, however, in no event shall any Seller or any Subject Company be obligated to provide, and Purchaser and Purchaser’s Representatives shall have no right to receive or review (A) any personnel records of, or relating to, any individual that is employed by any Subject Company (other than information required to be disclosed pursuant to Section 8.8), (B) prior to Closing, any Excluded Records or (C) prior to Closing, any email correspondence of any Subject Company, except to the extent constituting Records. To the extent that any Third Parties operate the Assets, each Subject Company shall use commercially reasonable efforts to provide Purchaser with access to such Assets (which efforts shall be limited to requesting that the applicable Third Party operator provide Purchaser’s Representatives with access to such Assets). All investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives with respect to the Assets shall be conducted at Purchaser’s sole cost and expense. Each Seller or its designee shall have the right to accompany Purchaser and Purchaser’s Representatives whenever they are on site on the Assets and are permitted to collect split test samples if any are collected pursuant to approved invasive activities under this Section 8.1(a). Purchaser’s investigation and review shall be conducted in a manner that minimizes interference with the ownership or operation of the Assets or the Business, and Purchaser’s inspection right with respect to the environmental condition of the Assets shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the ASTM International Standard Practice Environmental Site Assessments: Phase I Environmental Site

Assessment Process (Publication Designation: E1527 or E2247) or a similar visual assessment (including via any optical gas imaging cameras but excluding in all cases electronic ground or air scanners or samplers or other non-photographic devices) that does not include invasive sampling or testing of any environmental media (“Phase I”). No Purchaser Representative shall be entitled to conduct any sampling or testing of any environmental media in a manner similar to ASTM International Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903), or any other invasive or intrusive testing, measuring or sampling (including in all cases any electronic ground or air scanners or samplers or other non-photographic devices) on or relating to the Assets (“Phase II”), without submitting a rationale and proposed work plan for the proposed Phase II and obtaining the prior written consent of the applicable Subject Company, which consent may be granted, conditioned or withheld at the sole discretion of such Subject Company. In the event that Purchaser is unable to conduct a Phase I with respect to any Third Party-operated Asset or a Phase II with respect to any Asset due to any Seller, Subject Company, or Third Party (as applicable) withholding its consent or approval, Purchaser may elect, in its sole discretion, to submit a Defect Notice with respect to such Asset(s) pursuant to and consistent with Section 3.2(a), and the lack of data from such Phase I or Phase II shall not, in and of itself, invalidate such Defect Notice with respect to Section 3.2(a). Purchaser shall (1) furnish to each Seller and applicable Subject Company, free of costs, a copy of all final reports and test results prepared by or for any Purchaser Entity related to any Purchaser Entity’s diligence and investigation of the Assets, including any and all Phase I, Phase II, or further environmental assessments, intrusive testing or sampling (invasive or otherwise) on or relating to any of the Assets, in each case, to the extent such is relied upon by Purchaser in connection with the assertion of a Defect Notice, and (2) use commercially reasonable efforts to provide draft reports (or portions thereof) reasonably requested by Sellers or the Subject Companies to support any preliminary Defect Notice for any Environmental Defects asserted or anticipated to be asserted by Purchaser on or before the Defect Notice Date. Purchaser shall obtain from any applicable Governmental Authorities and Third Parties all Permits necessary or required to conduct any approved invasive activities permitted by any Subject Company; provided that, upon request, the applicable Subject Company shall provide Purchaser with assistance (at no cost or liability to any Seller or any Subject Company) as reasonably requested by Purchaser that may be necessary to secure such Permits. Each Seller and Subject Company shall have the right, at its option and cost, to split with Purchaser any samples collected pursuant to approved invasive activities. If the Closing does not occur, Purchaser Parties (1) shall return or destroy all copies of the Records, reports, summaries, evaluations, due diligence memos and derivative materials related thereto in the possession or control of Purchaser or any of Purchaser’s Representatives in accordance with the Confidentiality Agreement and (2) shall keep, and shall cause each of Purchaser’s Representatives to keep, any and all information obtained by or on behalf of Purchaser confidential in accordance with the terms of the Confidentiality Agreement.

(b) Prior to the Closing, no Purchaser Party shall (and the Purchaser Parties shall cause each Purchaser Representative not to) contact contractual counterparties, customers or potential customers of any Subject Company regarding this Agreement or the transactions contemplated hereby, any right of access to the Assets permitted hereunder, or the Business of a Subject Company (but excluding, for the avoidance of doubt, any contacts or communications in connection with the operation of any Purchaser Entity’s business in the ordinary course) without the prior written consent of Sellers, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, (i) that Sellers may withhold consent to any such communications that, upon advice from outside antitrust counsel, Sellers believe in good faith would violate applicable Antitrust Laws and (ii) such contact or communication shall solely pertain to post-Closing transition and administration of contractual or vendor relationships after Closing, (ii) a Seller Management Person shall be present at any such contact or communication and (iii) in no event shall any Purchaser Party or Purchaser Representative have the right to direct or suggest any such vendor or counterparty as to operations or contractual matters with respect to periods prior to the Closing.

(c) Purchaser Parties agrees to jointly and severally indemnify, defend and hold harmless each member of the Seller Group, from and against any and all Damages (including court costs and reasonable attorneys’ fees), including Damages attributable to, or arising out of Purchaser’s or Purchaser’s Representative’s access to the Records, any offices of any Seller or Subject Company or the Assets prior to the Closing by Purchaser or any of Purchaser’s Representatives, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP (BUT EXCLUDING DAMAGES ARISING OUT OF (I) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SELLER OR ANY SUBJECT COMPANY, (II) THE MERE DISCOVERY OF ANY ENVIRONMENTAL CONDITION INCLUDING ANY ENVIRONMENTAL DEFECTS OR ENVIRONMENTAL LIABILITIES, OR (III) ANY PRE-EXISTING CONDITIONS EXCEPT TO THE EXTENT THAT SUCH PRE-EXISTING CONDITIONS ARE EXACERBATED BY PURCHASER OR PURCHASER’S REPRESENTATIVES).

(d) Upon completion of Purchaser’s due diligence, Purchaser Parties shall, at its sole cost and expense and without any cost or expense to any Seller, any Subject Company or any of their respective Affiliates, (i) repair all damage done to the Assets in connection with Purchaser’s or Purchaser’s Representative’s due diligence, (ii) restore the Assets to the approximate same condition that they were prior to commencement of Purchaser’s or Purchaser’s Representative’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Purchaser’s or Purchaser’s Representative’s due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Purchaser’s or Purchaser’s Representative’s due diligence shall be promptly corrected by Purchaser.

(e) During all periods that Purchaser or any of Purchaser’s Representatives are on the Assets or any Subject Company’s premises, Purchaser shall maintain, at its sole expense, policies of insurance of the types and in the amounts customary for Purchaser’s or any of Purchaser’s Representatives’ review. Upon written request by any Seller, Purchaser shall provide evidence of such insurance to Sellers prior to entering the Assets or premises of any Seller, any Subject Company or any of their respective Affiliates.

(f) Purchaser understands that one or more members of the Seller Group (including the Subject Company Groups) have had discussions regarding other bids for the Subject Company Groups and/or the Assets and the preparation and negotiation of this Agreement, the Schedules hereto and the other documents contemplated herein, and that, excluding information related to this Agreement (including the representations and warranties and covenants set forth herein and the Schedules and Exhibits attached hereto), (i) Purchaser and each Subject Company shall not be entitled to use in connection with any disputes against any Seller or any Subject Company (before or after Closing) any Seller’s or any Subject Company’s internal drafts of this Agreement, copies of (or other information regarding) other bids for any Subject Company or emails or other written information (including in electronic form) relating to any of the foregoing or to the sales process (whether or not related to Purchaser’s bid or other bids for any Subject Company), and (ii) Purchaser hereby agrees that, except as reasonably necessary to defend any Third Party Claim after Closing, (A) it shall not have any rights to any such information and (B) it shall not request or subpoena any of any member of Seller Group or any Subject Company, or any of the Subject Company Representatives, management or employees to provide to any such information.

Section 8.2 Operation of Business of the Subject Company Groups.

(a) From the Execution Date until the Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing and in advance by Purchaser, no Seller shall (nor, with respect to clauses (ii) through (ix), shall it permit any of its Affiliates or Subsidiaries to):

(i) transfer, issue, pledge, grant, dispose of, encumber (other than with respect to Permitted Securities Liens), deliver, redeem or sell any Subject Securities held by such Seller, or authorize any such action,

(ii) amend or adopt any change to (other than administrative or ministerial amendments or changes that are not material to the Subject Companies), or waive any rights under, any Governing Documents of any Subject Company or any of its Subsidiaries;

(iii) form or acquire a Subsidiary of any Subject Company or any of its Subsidiaries, including by merger, consolidation, Securities acquisition, share exchange, business combination or otherwise; or

(iv) except as expressly permitted under Section 8.2(b), Section 8.18 and Section 8.19, (A) solicit, initiate, discuss, pursue, participate in, facilitate, consider, encourage or accept or enter into any agreement or contract regarding any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the Subject Securities (or any Securities of any member of the Subject Companies) or any Assets or (B) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing actions in clause (A).

(b) From the Execution Date until the Closing, except (w) as required by applicable Laws, (x) as set forth in the development plan and budget attached to Schedule 8.2 (the “Ordinary Course Development Plans”), but subject to Section 8.2(b)(v), (y) for the operations covered by the capital commitments described in Schedule 5.14 and/or (z) as expressly contemplated by this Agreement or as expressly consented to in writing in advance by Purchaser, each Subject Company shall, and shall cause its Subsidiaries to:

(i) conduct the ownership and operation of the Assets and the Ordinary Course Development Plan of such Subject Company and its Subsidiaries in the usual, regular and ordinary course of business in substantially the same manner as conducted by such Subject Company Group in the six (6) month period prior to the Execution Date;

(ii) not transfer, sell, hypothecate, encumber, place a Lien on, novate, swap, trade, exchange, affirmatively abandon, affirmatively relinquish or otherwise dispose of any of the Assets, except for (A) sales and dispositions of Hydrocarbons in the ordinary course of business, (B) the Plugging and Abandonment of any Assets to the extent required under any applicable Laws, Leases or Contracts, (C) sales and dispositions of inventory, equipment and materials in the ordinary course of business that are no longer necessary in the operation of the Assets for which replacements has been, or will be on or prior to Closing, obtained, (D) as expressly provided in Section 8.19 (and subject to the limitations therein), (E) the Excluded Assets, (F) any Lien constituting a Permitted Encumbrances or Liens required under the terms of the Credit Documents and (G) sales to Third Parties of authorizations for expenditures (and corresponding wellbore-only rights) associated with non-operated wellbores for which the Subject Company Group would, in the ordinary course of business and consistent with past practices (and subject to Section 8.2(b)(iv)) otherwise elect to go non-consent, provided that the aggregate capital expenditures (net to the Working Interest of such Subject Company Group) do not exceed Twenty-Five Million Dollars ($25,000,000), in the aggregate, for all such authorizations for expenditures and associated wellbore sales as to all members of either or both Subject Company Groups;

(iii) except as provided in Section 8.14, Section 8.15, Section 8.18 and Section 8.19 (and subject to the limitations in such provisions), not enter into, execute, terminate (other than terminations based on the expiration without any affirmative action by any Subject Company Group member), novate, materially amend or extend any Material Contracts (or Contracts that would be required to be listed on Schedule 5.13 had such Contract been entered into as of the Execution Date) provided, however, the Subject Company Group may, upon prior written notice to Purchaser, enter into (A) any Material Contracts (or any amendments, extensions, supplements and/or replacements with respect to any Material Contracts) with Third Parties to the extent necessary or advisable in connection with the conduct of any operations contemplated under the Ordinary Course Development Plan, (B) any Material Contracts (or any amendments, extensions, supplements and/or replacements with respect to any Material Contracts) with Third Parties as reasonably necessary to transport, market, process, store, sale or dispose of any Hydrocarbons or other substances, in each case, except as provided in Section 8.14, Section 8.15, Section 8.18 and Section 8.19, other than any Contract of the type described in clause (d), (h), (j) (after giving effect to the exclusions set forth therein), (k) (whether or not it will be terminated prior to Closing), (m), (n), (o), (p), (q), (r), (s) or (t) of the definition of “Material Contract”;

(iv) provide notice to (and a copy of the applicable authorization for expenditure) Purchaser, prior to proposing, committing to, or approving, or electing to be a non-consenting party with respect to, any authorizations for expenditure for capital expenditures (1) proposed by a Third Party that individually is reasonably estimated to involve commitments in excess of Two Hundred Fifty Thousand Dollars ($250,000) (net to the Working Interest of the Subject Company Group), or (2) proposed by a Seller, Subject Company Group member or any of their respective Affiliates that (x) is not otherwise contemplated in its respective Ordinary Course Development Plan, and (y) individually is reasonably estimated to involve commitments in excess of One Million Dollars ($1,000,000) (net to the Working Interest of such Subject Company Group);

(v) in the event that the reasonably expected aggregate costs of any individual budget category by “Operational Type” (which “Operational Type” categories shall include (A) drilling operations, (B) primary completions, (C) re-stimulations, re-fracs and re-working operations and (D) facilities and other costs) set forth in the Ordinary Course Development Plan would reasonably be expected to result in Subject Company Group exceeding the budget for such “Operational Type” specified in the Ordinary Course Development Plan by more than ten percent (10%) aggregated on the forthcoming three (3) months, Subject Company Group shall not propose, commit to or approve, or elect participate in, any authorizations for any new capital expenditure pertaining to such “Operational Type” (whether proposed by a Third Party or otherwise) that individually is reasonably estimated to involve commitments in excess of Two Million Dollars ($2,000,000) (net to the Working Interest of Subject Company Group), except in the event of an emergency to protect life or protect against imminent and substantial threat to environment or property; provided, however, that Subject Company Group may:

(A) remove up to three (3) wells per DSU, as defined by the Bottom Hole Location’s Township Range and Sections as listed in Schedule 8.2, provided the rationale to do so is based on Subject Company Group’s reasonable interpretation of current economics regarding commodity prices, service costs, well results, and geologic data; and

(B) Seller may purchase in bulk and prepay for equipment and materials, including but not limited to, casing, sand, tubulars, tanks, separators, chemicals, pipe, LACTS, and VRUs, provided the materials and equipment are reasonably expected to be purchased to support the development proposed on Schedule 8.2 or as it relates to the aforementioned in this Article 8.

(vi) not acquire properties or assets, including stock or other equity interests of another Person, in excess of Two Million Dollars ($2,000,000) individually or Five Million Dollars ($5,000,000) in the aggregate, whether through asset purchase, merger, consolidation, share exchange, business combination or otherwise, except for (A) acquisitions of Equipment and other inventory (excluding Hydrocarbon inventories)

in the ordinary course of business, (B) materials acquired in connection with capital expenditures consistent with Ordinary Course Development Plan applicable to such Subject Company Group (C) acquisitions of Additional Leases or entry into Permitted Trade Agreements in accordance with Section 8.18 and Section 8.19, as applicable (and subject to the limitations in such provisions) or (D) acquisitions via non-consent penalties or forfeitures or force pooled interest in any Well or other operation otherwise permitted under this Section 8.2;

(vii) not resign as operator of any of the Assets (other than assets that are transferred, exchanged, swapped or disposed as permitted under Section 8.2(b)(ii));

(viii) not issue (other than to another member of the applicable Subject Company Group) any Securities or split, combine or reclassify any of its outstanding Securities;

(ix) not make any investment in the Securities of any other Person (other than its existing Subsidiaries, if any);

(x) except as permitted in Section 8.2(b)(vi) or as otherwise provided in Section 8.18 and Section 8.19, not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, or acquire any Securities in, any Person;

(xi) not change the material accounting principles, practices or methods of any Subject Company, except as required by the Accounting Principles or statutory accounting requirements or similar principles in non-U.S. jurisdictions;

(xii) not adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution or wind-up of any Subject Company;

(xiii) use commercially reasonable efforts to fund costs, expenses and other capital requirements of the Subject Company Group with cash from operations or other cash on hand of the Subject Company Group before incurring any Indebtedness for borrowed money, including any Post-Effective Time Credit Document Indebtedness; provided, that no Seller or Subject Company shall be obligated to (or to cause the Subject Company Group to) (A) fund any such costs, expenses or capital requirements such that the Subject Company Group would be obligated to hold, in the aggregate and after paying such costs, expenses or capital requirements, a cash reserve equal to an amount less than Ten Million Dollars ($10,000,000) in cash or (B) issue any Securities to, draw on equity commitments from or require capital contributions from, any Person, including any Seller or its Affiliates, in each case, before incurring any Indebtedness for borrowed money, including any Post-Effective Time Credit Document Indebtedness;

(xiv) subject to and without limiting Section 8.2(b)(xiii), not (A) incur any Indebtedness, other than Post-Effective Time Credit Document Indebtedness in order to conduct the Business in the ordinary course in accordance with Section 8.15, or (B) make any loans, advances or capital contributions to, or investments in, any other Person (provided that any capital contribution between Subject Companies and Sellers and any required contributions under any Material Contract (including under the NOG Tax Partnership)shall be permitted);

(xv) use commercially reasonable efforts to (A) maintain existing Permits, (B) continue to process Permits and (C) monitor and, where applicable, protest any potential challenges to operatorship with respect to any DSU, in each case, in the ordinary course of business consistent with past practices; provided that any failure to maintain existing Permits, continue to process Permits or monitor operatorship or challenge operatorship shall not be deemed a breach of this Agreement except to the extent arising from a willful and intentional breach;

(xvi) not (A) make, change or revoke any material election relating to Taxes in a manner that is inconsistent with past practice, (B) settle or compromise any material Tax liability of any Subject Company Group (other than the payment of Taxes or collection of refunds in the ordinary course of business), (C) file any amended Tax Return, (D) change any method of accounting with respect to Taxes or (E) surrender any right to claim a refund of material Taxes, in each case, except with respect to Flow-Through Income Taxes for any tax period beginning on or prior to the Closing Date;

(xvii) maintain the books of accounts and Records of such Subject Company Group in the ordinary course of business, in accordance with its usual accounting practices;

(xviii) promptly, but in any event within five (5) Business Days after Sellers or any member of the Subject Company Group obtains Knowledge thereof, notify Purchaser of (A) any Actions filed with any Governmental Authority, or threatened in writing against any member of the Subject Company Group or their Affiliates, with respect to the Assets, the Business, any Subject Company Group member or transactions contemplated by this Agreement, (B) any material notices received from any Governmental Authority pertaining to the Assets or the Subject Company or (C) any actual or threatened Casualty Event;

(xix) use commercially reasonable efforts to (A) maintain or, to the extent expiring, renew in similar amounts and types to the extent then available on commercially reasonable terms and prices, the current insurance policies of such Subject Company Group, including as set forth on Schedule 5.23, and not voluntarily reduce or terminate any existing insurance of such Subject Company Group and (B) take all steps reasonably necessary to cause existing insurance policies set forth on Schedule 5.23 for which a Subject Company Group member is not the primary named insured to remain in place for the benefit of the Subject Company Group after Closing and for the remaining policy period thereof;

(xx) not grant or create any Preferential Right or Consent (other than any Consent that cannot, by its express terms, be unreasonably withheld, conditioned or delayed by the holder thereof) with respect to the direct or indirect transfer of any Oil and Gas Properties, the Gathering and Disposal Systems, or the interests of Subject Company Group;

(xxi) except to the extent required under applicable Laws or the terms of any pooling orders, Contracts or Leases, not establish or amend production sharing agreements, pools or units other than in the ordinary course of business to allocate production based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each Lease or leasehold tract affected thereby its share of such production;

(xxii) (A) keep Purchaser reasonably apprised of any drilling, re-drilling, completion or other material field operations proposed or conducted by any member of the Subject Company Group with respect to any Assets, to the extent such operations are not consistent with the Ordinary Course Development Plan or Schedule 5.14; and (B) promptly notify Purchaser if the aggregate actual capital costs (net to the Working Interest of such Subject Company Group) for a property, across all “Operational Types” for such property as set forth in the Ordinary Course Development Plan, or (if not in the Ordinary Course Development Plan) in the applicable authorization for expenditure approved or otherwise deemed approved pursuant to this Section 8.2, has or is expected to exceed one hundred and twenty-five percent (125%) of the amount budgeted for such operation in the Ordinary Course Development Plan or applicable authorization for expenditure;

(xxiii) not institute any Action (other than any Action related to Taxes), or enter into, or offer to enter into, any compromise, release or settlement of any Action pertaining to the Assets of the Subject Company Group or any member of the Subject Company Group, or waive or release any material right of any member of the Subject Company Group, (A) for which the amount in controversy or settlement amount is, or is reasonably expected to be, in excess of Five Hundred Thousand Dollars ($500,000), individually, or Five Million Dollars ($5,000,000), in the aggregate; or (B) with respect to any compromise, release or settlement, that (1) does not result in a final resolution of the applicable Subject Company Group member’s liability with respect to a Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim), (2) provides for any injunctive relief again, or requires any performance by, a member of the Subject Company Group other than payment of monetary Damages, (3) would reasonably be expected to have a material and adverse impact on the Subject Company Group or the ownership and operation of the Business or the Assets with respect to any period of time after the Effective Time (other than as a result of monetary damages) or (4) is not a pooling or similar order executed in the ordinary course of business; provided that, the limitations in clause (A) do not apply to any matter for which Sellers are required to and have accepted their obligation to indemnify Purchaser pursuant to this Agreement; and

(xxiv) with respect to Business Employees or any other individual, natural person service providers who provides material services of the Subject Company Groups, not take any of the prohibited actions set forth in Schedule 8.2(b)(xxiv), subject to the express exceptions in such Schedule;

(xxv) except as required by the terms of any Plan as in effect on the date hereof and set forth on Schedule 5.11(f), not take any of the prohibited actions set forth in Schedule 8.2(b)(xxv), subject to the express exceptions in such Schedule;

(xxvi) not reassign the duties of (A) a Business Employee such that he or she is no longer a Business Employee or (B) any other employee of a Seller or its Affiliates such that he or she would be a Business Employee;

(xxvii) not (A) modify, extend, terminate or enter into any Labor Agreement or (B) recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any Business Employees;

(xxviii) not implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions with respect to Business Employees that would result in any obligation to give notice to Business Employees under the WARN Act;

(xxix) not waive or release any noncompetition, no solicitation, nondisclosure or other restrictive covenant obligation of any current or former employee (including Business Employees) or individual engaged as an independent contractor providing services to the Business or the Assets;

(xxx) promptly (but in any event within three (3) Business Days) after receipt of copies of the insurance policies set forth on Schedule 5.23 from the applicable insurance provider, provide copies thereof to Purchaser; and

(xxxi) not agree or commit to take (or not to take, as applicable) any of the actions described above.

(c) Notwithstanding anything to the contrary herein, from the Execution Date until the Closing, Sellers shall have the right to transfer the employment of any individual listed on the applicable Annex of Schedule 8.2(c) (such individuals, the “Seller Management Persons”) to a Seller or an Affiliate of Sellers other than the Subject Companies.

(d) Purchaser’s approval of any action restricted by this Section 8.2 shall not be unreasonably withheld, conditioned or delayed (other than with respect to Section 8.2(a), Section 8.2(b)(vi)-(x), Section 8.2(b)(xii), and Section 8.2(b)(xxviii), for which Purchaser’s consent may be granted or withheld in its sole discretion), and shall be considered granted within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in a Seller’s or Subject Company’s Notice) of a Seller’s or Subject Company’s Notice to Purchaser requesting such consent unless Purchaser notifies a Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 8.2, neither Sellers nor any Subject Company shall be in breach of this Section 8.2 in the event of an emergency or risk of loss, damage or injury to any person, property or the environment or as otherwise required by Law. Sellers and any Subject Company may take such actions, and cause any Subject Company to take such actions, without breach of this Section 8.2 as are reasonably necessary to address an emergency to protect life or protect against an imminent and substantial threat to environment or property, or as otherwise required by applicable Law or Contract, and shall notify Purchaser of such action promptly thereafter. Notwithstanding anything to the contrary herein, Sellers shall provide, or will cause their Affiliates to provide, Purchaser copies of any authorizations for expenditures with respect to the Assets promptly after (but in any event within five (5) Business Days of) receipt thereof by Sellers, Subject Company Group, or their Affiliates. Requests for approval of any action restricted by this Section 8.2 shall be delivered to each of the following individuals, which requests may be delivered electronically to such individual’s email address set forth below, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Bill Lambert

Telephone: 405-552-3343

Email: bill.lambert@dvn.com

and

Steele B. Hoar

Telephone: 405-552-3342

Email: Steele.Hoar@dvn.com

(e) Notwithstanding anything herein to the contrary, but in all cases subject to and without limiting the Specified Liabilities and the rights to indemnity set forth in Section 13.2(d), neither Sellers nor any Subject Company shall have any liability, obligation or responsibility to any Purchaser Party or any other Person for any claims, damages, obligations, liabilities, losses, costs and expenses, including claims, damages, obligations, liabilities, losses, costs and expenses attributable to personal injury, death or property damage, relating to, attributable to or resulting from any breach of any covenant of any Subject Company set forth in Section 8.2(b)(i) except to the extent any such claims, damages, obligations, liabilities, losses, costs and expenses, including claims, liabilities, losses, costs and expenses attributable to personal injury, death or property damage, are the direct result of the gross negligence or willful misconduct of any Subject Company or its Subsidiaries. With respect to Assets for which any Subject Company is not designated as the operator under applicable Laws or Contracts, such Subject Company’s obligations under this Section 8.2 with respect to the conduct of operations of such Assets shall be limited to voting such Subject Company’s Working Interests or other voting interests in a manner consistent with the requirements set forth in Section 8.2(b)(i) or Section 8.2(b)(iv).

Section 8.3 Casualty and Condemnation. Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, each Purchaser Party shall assume all risk of loss with respect to the depreciation of the Assets due to ordinary wear and tear, in each case, with respect to the Assets. If, after the Execution Date but prior to or on the Closing Date, any portion of the Assets are destroyed or damaged by any act of God, fire, explosion, wild well, hurricane, storm, weather event, earthquake, landslide, act of nature, civil unrest or similar disorder, terrorist acts, war or any other hostilities or any other casualty or is expropriated or taken in condemnation or under right of eminent domain (each a “Casualty Event”), (a) each Purchaser Party and Sellers shall, subject to the satisfaction (or waiver) of the conditions to the Closing set forth in Section 9.1 and Section 9.2, nevertheless be required to proceed with Closing and (b) the Subject Company Groups shall be entitled to retain and/or receive (or be subrogated to all of Sellers’ (and their Affiliates’, but excluding the Subject Company Groups’ right, title and interest in)) any and all insurance proceeds and proceeds and rights as to any Third Party Claims of the Sellers and/or the Subject Company Groups arising out of any and all such Casualty Events.

Section 8.4 Closing Efforts and Further Assurances.

(a) Subject to the terms and conditions of this Agreement, Seller and each Purchaser Party shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby, including by using reasonable best efforts to (i) cause the conditions precedent of Seller (in the case of each Purchaser Party) and of each Purchaser Party (in the case of Seller) set forth in Article 9 to be satisfied by the Extended Outside Date, (ii) obtain all necessary Consents from Governmental Authorities, including the making of all necessary registrations, declarations and filings with Governmental Authorities (and, in the case of filings required to be made pursuant to the HSR Act, making such filings not later than ten (10) Business Days after the Execution Date) and take all steps as may be necessary to avoid, or to have terminated, if begun, any Action by any Governmental Authority by the Target Closing Date, (iii) defend any investigations, Actions, suits or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or order entered by any Governmental Authority that could prevent or delay the consummation of the transactions contemplated hereby and (iv) execute and deliver additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of, this Agreement.

(b) Notwithstanding anything herein to the contrary, each Purchaser Party shall, and shall cause each of its Affiliates, as necessary, to use reasonable best efforts to take any and all action necessary, to (i) avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing before the Outside Date, including without limitation defending through litigation on the merits (including appeal) any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under applicable Laws so as to enable Closing to occur as soon as reasonably possible (and in any event no later than the Extended Outside Date), which such reasonable best efforts shall include (A) agreeing or proffering to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of each Purchaser Entity or any of its Affiliates or, assuming the consummation of the Transactions, any Assets, (B) agreeing or proffering to limit in any manner whatsoever or not to exercise any rights of ownership of any securities, (C) agreeing to terminate any existing relationships, contractual rights or obligations of each Purchaser Entity or any of its Affiliates, (D) entering into any agreement that in any way limits the ownership or operation of any business, properties or assets (including after Closing the Assets) of any Purchaser Entity or any of its Affiliates, (E) the effectuation of any other change or restructuring of each Purchaser Entity and its Affiliates or (vi) any other remedy, condition or commitment of any kind (provided, however, that any such actions may, at the discretion of each Purchaser Party, be conditioned upon consummation of the Transactions) (each a “Divestiture Action”) to ensure that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Transactions, or to ensure that no Governmental Authority with the authority to clear, authorize or otherwise approve the consummation of the Transactions, fails to do so by the Extended Outside Date; provided, further, however, that, notwithstanding any other provision of this Agreement to the contrary, none of any Purchase Entity or any of their respective Affiliates shall be required to take or agree to take any Divestiture Action if such Divestiture Action (together with all other Divestiture Actions) would reasonably be expected to have a Regulatory Material Adverse Effect. For purposes of this Agreement, “Regulatory Material Adverse Effect” means an effect on the financial condition, business, operations, revenue or EBITDA of Purchaser, Purchaser Parent and its Affiliates, taken as a whole, from and after the Closing Date that would be materially adverse to a hypothetical company that is 100% of the size of a Person holding all of (and only) the Assets, taken as a whole as of the Execution Date. Notwithstanding anything to the contrary in this Agreement, any Divestiture Action may be conditioned upon consummation of the Transactions.

(c) Each Purchaser Party shall not, and shall cause their respective Affiliates not to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner) any Person or portion thereof, to the extent pertaining to the Williston Basin, or otherwise acquire or agree to acquire any assets or business within the Williston Basin, if such agreement, acquisition or other transaction would constitute a reportable transaction under the HSR Act or otherwise reasonably be expected to materially delay or impede the receipt of any required approval, consent, clearance, registration, waiver, order, expiration, termination of waiting period, authorization or the consummation of the Transactions that is a condition to Closing or prevent the ability of the Parties to consummate the Transactions by the Termination Date.

(d) In furtherance and not in limitation of the foregoing, Seller and each Purchaser Party shall (i) each furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated hereby, (ii) make an appropriate response as promptly as reasonably practicable to any request for additional information or documentation, by the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or by any other Governmental Authority in respect of such registrations, declarations and filings or such transactions, (iii) promptly notify the other Party of any material communication between that Party and the FTC, the DOJ or any other Governmental Authority, (iv) discuss with and permit the other Party (and its counsel) to review in advance, and consider in good faith the other Party’s reasonable comments in connection with, any proposed filing or communication to the FTC, the DOJ or any other Governmental Authority or, in connection with any Action by a private party to any other Person, relating to any regulatory Law or any investigation or Action pursuant to any regulatory Law in connection with the transactions contemplated hereby, (v) not participate or agree to participate in any meeting, telephone call or discussion with the FTC, the DOJ or any other

Governmental Authority in respect of any filings, investigation or inquiry relating to any regulatory Law or any investigation or other Action pursuant to any regulatory Law in connection with this Agreement or the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting, telephone call or discussion, (vi) furnish the other Party promptly with copies of all correspondence and communications relating to any regulatory Law or any investigation or Action pursuant to any regulatory Law between them and their Affiliates and their respective representatives on the one hand, and the FTC, the DOJ or any other Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby and (vii) cooperate in good faith with the other Party in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act or any other regulatory Law with respect to any such registration, declaration and filing or any such transaction. Anything to the contrary in this Section 8.4 notwithstanding, materials provided to the other Party or its outside counsel may be redacted to remove references concerning the valuation of each Purchaser Party or Seller or as necessary to address reasonable privilege or confidentiality concerns. In furtherance and not in limitation of the foregoing, Seller and each Purchaser Party agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the other Party, not to be unreasonably withheld or delayed. Purchaser Parties jointly and severally shall bear one hundred percent (100%) of all filing fees in connection with any filings made pursuant to the HSR Act in connection with the transactions contemplated hereunder.

Section 8.5 Liability for Brokers’ Fees. Each Party hereby agrees to indemnify, defend and hold harmless the Other Party, any Affiliate of such Other Party, and all such Other Party’s stockholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants from and against any and all claims, obligations, Damages, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees) arising as a result of undertakings or agreements of any such indemnifying Party (or any of its Affiliates) prior to Closing, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or document contemplated hereunder.

Section 8.6 Press Releases. The Parties shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transaction Documents or the transactions contemplated by this Agreement (a “Public Transaction Statement”) and shall not issue any such Public Transaction Statement without the prior written consent of the Other Party (which consent shall not be unreasonably withheld, conditioned or delayed), other than any Public Transaction Statement that only contains information and statements regarding the Transaction Documents or the transactions contemplated by this Agreement that are consistent with those that have been previously approved for disclosure by the Parties pursuant to this Section 8.6; provided, however, that the foregoing shall not restrict disclosures by any Purchaser Party or any of its Affiliates (a) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over any Purchaser Party or an Affiliate of Purchaser and the Purchaser

Parties have provided Sellers with (i) a copy of such disclosure no less than forty-eight (48) hours prior to such public disclosure and (ii) the opportunity to provide comment thereon (which comments shall be considered in good faith by each Purchaser Party), (b) to Governmental Authorities or any Third Party holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments, or terminations of such rights, or seek such consents, (c) to any Non-Recourse Person or Financing source, or (d) consistent with prior press releases or other public announcements made in compliance with this Section 8.6 or any communication plan or strategy previously agreed to by the Sellers. Each Purchaser Party shall be jointly and severally liable for the compliance of each Purchaser Party with the terms of this Section 8.6.

Section 8.7 Expenses. Except as otherwise expressly provided in this Agreement, all fees, costs and expenses incurred by any Purchaser Entity (excluding, however, Transaction Costs) in connection with or related to the negotiation, authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Purchaser shall be jointly and severally borne solely and entirely by Purchaser Parties, and all such fees, costs and expenses incurred by Seller and the Subject Company Group prior to the Closing (other than fees incurred in connection with Purchaser’s financing and securities law requirements) shall be borne solely and entirely by Seller.

Section 8.8 Records.

(a) At and after Closing, subject to and in compliance with Section 8.25, Sellers may retain, at their sole cost and expense, (i) copies of any and all Records and (ii) originals (whether electronically or in hard copy format) of any and all Excluded Records and any data constituting an Excluded Assets; provided that, to the extent that such information has not been removed or extracted from any networks or servers of the Subject Company Group as of the Closing Date, for a period of up to one hundred twenty (120) days after Closing, Purchaser shall, and shall cause its Affiliates (including the Subject Company Group) to, reasonably cooperate with Sellers (at Sellers’ sole cost, expense and risk), to complete the extraction of any such Excluded Records or data; provided, further that Purchaser may condition its cooperation on the execution and delivery of customary access indemnity and/or confidentiality agreements and compliance by Seller or its representatives with Purchaser or Purchaser Parent’s internal policies and procedures. At and after Closing, Purchaser shall, and shall cause each Subject Company to, preserve and keep a copy of all Records in any Subject Company’s and Purchaser’s possession for a period of at least seven (7) years after the Closing Date.

(b) Notwithstanding the provisions of Section 8.8(a)(i), Purchaser may destroy books, records or documents from time to time and prior to the end of such period in accordance with its normal document retention policy as long as Purchaser first provides Sellers with written Notice and gives the applicable Sellers reasonable opportunity, at such Seller’s sole cost and expense, to remove and retain all or any part of such Records. After such seven (7) year period, before any Purchaser Entity and/or any Subject Company shall dispose of any such Records, Purchaser and each Subject Company shall give Seller at least thirty (30) days’ Notice to such effect, and each Seller shall be given an opportunity, at Seller’s cost and expense, to remove and retain all or any part of such Records as such Seller may select. From and after Closing, Purchaser and each Subject Company shall provide to such Seller, at no out-of-pocket cost or expense to such Seller, reasonable access to such books and records pertaining to the Assets or the Business of the Subject Company Group with respect to periods prior to Closing and remain in any Purchaser Entity’s and/or each Subject Company’s possession or control and reasonable access to the Assets and other properties and employees of any Purchaser Entity and/or any Subject Company in connection with matters relating to the ownership or operations of the Assets, or any claims or disputes (a) relating to this Agreement, (b) amongst any members of the Seller Group or (c) with any Third Parties (for the purpose of examining and copying at Sellers’ sole expense), at reasonable times and upon reasonable advance notice to Purchaser, insofar as and only to the extent such books and records were generated by or on behalf of the Subject Company Group prior to Closing, and then only to the extent that such books and records (i) relate to Seller Taxes, (ii) relate to any Specified Liabilities or other matters, Actions, Damages or claims for which any Seller is required to bear or provide indemnification hereunder or (iii) are reasonably necessary for Seller to defend or prosecute any claim for which Seller owes an obligation of indemnification to Purchaser or its Affiliates under this Agreement; provided Purchaser and Company shall not be obligated to provide such access or any such information to the extent that providing such access or information (A) violates applicable Laws or causes a breach of any Contract existing as of the Closing Date, (B) waives any legal privilege (as reasonably determined by Purchaser’s counsel) of Purchaser, Company or any member of the Purchaser Group, any of their respective Affiliates to the extent such privilege arises after Closing, or (C) violates any confidentiality obligation of Purchaser or any member of Purchaser Group to any Third Party existing prior to the Execution Date.

(c) If requested by Purchaser, Sellers shall, for a period not to exceed three (3) months after Closing, and at no out of pocket expense to Sellers (unless Purchaser has agreed in writing to pay or advance such amounts) use commercially reasonable efforts to assist Purchaser in connection with the transfer or transition of any licenses and/or related data that (i) are included in the Excluded Records or Excluded Assets and (ii) are reasonably necessary to operate the Business in the ordinary course.

Section 8.9 Change of Name; Removal of Name. Notwithstanding any other provision of this Agreement to the contrary, from and after Closing, Purchaser agrees, on behalf of the Subject Company Groups and the Purchaser Group, that they (a) shall have no right to use the names “Grayson Mill”, “Grayson Mill Energy”, “GME”, or any similar name or any intellectual property rights related thereto or containing or compromising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Subject Marks”), and (b) will not at any time hold themselves out as having any affiliation with any Seller or any of its Affiliates. In furtherance thereof, (i) within sixty (60) days after the Closing Date, Purchaser shall file all documentation reasonably necessary to change the legal name of each Subject Company with all applicable Governmental Authorities in all applicable jurisdictions and (ii) within sixty (60) days after the Closing Date, Purchaser shall remove, strike over or otherwise obliterate or cease using all Subject Marks from all Assets and materials, including, without limitation, any Oil and Gas Properties, vehicles, business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials. From and after the Closing: (A) no Purchaser Party shall object to (1) the formation by any Seller or its Affiliates of an entity with the words “Grayson Mill”, “Grayson Mill Energy”, “GME”, or any of the other Subject Marks in its name or (2) the use by any Seller or its Affiliates of the logo used by any Subject Company prior to the Closing as the logo for any other Person and (B) each Purchaser Party and each Subject Company shall provide such consents as may be reasonably requested in connection with the formation of such new Persons.

Section 8.10 Indemnification of Directors and Officers.

(a) For a period of six (6) years from and after the Effective Time, each Subject Company shall indemnify and hold harmless (and advance funds in respect of each), in the same manner (and no broader than) as required by the Governing Documents of the applicable Subject Company Group immediately prior to the Execution Date, each present and former director, manager, officer and employee of each Subject Company (in all of their capacities as such with respect to the Subject Company Groups) (collectively, the “Subject Company Groups Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, Damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such Subject Company Groups Indemnified Party is or was a director, manager, officer or employee of any Subject Company, whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions by directors or officers of each Subject Company in their capacities as such arising in connection with the transactions contemplated hereby), and shall provide advancement of expenses to the Subject Company Groups Indemnified Parties, in all such cases to the same extent that (and no broader than) such Persons are indemnified or have the right to advancement of expenses as of the Execution Date by the Subject Company Groups pursuant to the Governing Documents of any Subject Company and indemnification agreements, if any, in existence on the Execution Date (each of which have been made available to the Purchaser).

(b) Purchaser and each Subject Company agree that, until the six (6) year anniversary date of the Closing Date, the Governing Documents of each Subject Company shall contain provisions no less favorable with respect to indemnification of Subject Company Groups Indemnified Parties than are provided in the Governing Documents of the applicable members of the Subject Company Groups Indemnified Parties in existence on the Execution Date, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of any Subject Company Groups Indemnified Parties with respect to indemnification or advancement of expenses unless such amendment, modification or repeal is required by applicable Law.

(c) At or prior to the Closing, Sellers shall cause the Subject Companies to obtain (and fully prepay, subject to reimbursement by Purchaser at Closing of one hundred percent (100%) of the premium thereof), a “tail” policy from an insurer with substantially the same or better credit rating as the current carrier(s) for the existing D&O Insurance of the Subject Company Groups that provides coverage for acts or omissions occurring prior to the Effective Time covering each such Person covered by the D&O Insurance of the Subject Company Groups as of the Effective Time on terms with respect to coverage and in amounts no less favorable in the aggregate than the D&O Insurance of the Subject Company Groups in effect on the Execution Date and with a term of six (6) years from the Effective Time; provided, however, that Purchaser and/or any Subject Company shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the existing annual premium currently paid by the Subject Company Groups for such coverage; and provided, further, however, that if any annual premium for such insurance coverage exceeds three hundred percent (300%) of such existing annual premium, Purchaser shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount. From and after the Closing, Purchaser shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by each Subject Company.

(d) The provisions of this Section 8.10 are (i) intended to be for the benefit of, and will be enforceable by, each Subject Company Groups Indemnified Party and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. To the extent provided in the Governing Documents of the Subject Company Groups in effect as of the Execution Date, the Subject Companies shall pay all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Subject Company Groups Indemnified Party in enforcing the indemnity obligations provided in this Section 8.10 unless it is ultimately determined pursuant to the Governing Documents of the Subject Company Groups in effect as of the Execution Date that such Subject Company Groups Indemnified Party is not entitled to such indemnity.

(e) For a period of six (6) years after the Closing Date, if any Purchaser Entity or any Subject Company, or any of its or their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation, limited liability company, partnership or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, to the extent not assumed by operation of law, Purchaser shall require the successors and assigns of such Person assume the indemnification obligations set forth in this Section 8.10.

Section 8.11 Employee Matters.

(a) No later than five (5) days after the HSR Clearance Date, Sellers shall provide Purchaser with a list of (i) the Business Employees, as of, which such list includes the following for each Business Employee: (A) name or employee identification number, (B) job title; (C) date of hire; (D) primary work location; (E) base annual salary or hourly wage rate, as applicable; (F) exempt or non-exempt classification, (G) active or inactive status, (H) employing entity, (I) visa status (if applicable), (J) accrued but unused paid time off, and (K) current year target incentive compensation, as applicable; and (ii) individuals engaged by a Seller or its Affiliate (whether in their personal capacity or through a limited liability company of which they are the sole member) as independent contractors who provide material services to the Business or Assets, including for each, (1) a description of the Contract applicable to such services, (2) a description of the services provided, and (3) primary work location; provided, however, that such information will be shared in non-anonymized and unredacted form pursuant to the procedure outlined in the Clean Team Agreement between the Parties and under the supervision of the Parties’ antitrust counsel. Such lists shall be updated ten (10) Business Days prior to the Closing.

(b) From the Closing Date until the first (1st) anniversary thereof (or, if earlier, the date of a Continuing Employee’s termination) (the “Continuation Period”), Purchaser shall provide each Business Employee who is employed by a Subject Company or a Subsidiary as of immediately prior to the Closing Date and who continues employment immediately upon the Closing (collectively, the “Continuing Employees”) with (i) an annual base salary or hourly wage level, as applicable, and target annual cash bonus opportunities at least equal to those provided to each such Continuing Employee immediately prior to the Closing and (ii) employee benefits (excluding defined benefit plans, retiree health or welfare benefit plans, nonqualified deferred compensation plans, and equity and equity-based compensation plans) that are substantially comparable in the aggregate to those provided to similarly situated employees of the Purchaser or its Subsidiaries (subject to the same exclusions).

(c) Purchaser agrees that it shall assume (or cause one of its Subsidiaries to assume) the Subject Company Group Severance Plan, and shall fulfill (or cause one of its Subsidiaries to fulfill) all obligations that apply to the Subject Company or its successor or any Subsidiary thereof under the Subject Company Group Severance Plan. For the avoidance of doubt, during the Continuation Period, Purchaser shall not (and, as applicable, shall cause its Subsidiaries not to) terminate or alter or amend the Subject Company Group Severance Plan in any manner not permitted by the terms thereof.

(d) If the Closing Date occurs more than one hundred twenty (120) days after the start of the applicable Subject Company’s (or its Subsidiary’s) fiscal year, Purchaser shall ensure, or shall cause the applicable Subject Company or Subsidiary to ensure, that each Continuing Employee who remains employed with the Subject Company as of such date receives an annual bonus in respect of the fiscal year in which the Closing Date occurs in an amount equal to the Continuing Employee’s target annual bonus; provided, that the Purchaser shall have no obligations under this Section 8.11(d) in respect of bonus amounts exceeding $5,000,000 (in the aggregate for all eligible Continuing Employees).

(e) Purchaser shall use commercially reasonable efforts to (or shall cause its Subsidiaries to use commercially reasonable efforts to), for the plan year in which the Closing occurs: (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any group health plans in which such Continuing Employees and their eligible dependents are eligible to participate after the Closing Date to the extent that such limitations were waived or satisfied under the corresponding Plan that provides group health benefits and (ii) provide each Continuing Employee with credit for any co-insurance and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any group health plans in which such Continuing Employee and such Continuing Employee’s eligible dependents are eligible to participate after the Closing Date. For the avoidance of doubt, Purchaser shall (or shall cause its Subsidiaries to) continue to honor any paid time off accrued and unused by a Continuing Employee through the Closing Date. With respect to any Plan maintained by Purchaser or its Subsidiaries in which any Continuing Employee is eligible to participate on or after the Closing Date (including any Plan continued by Purchaser or its Subsidiaries), Purchaser shall provide, or cause the applicable Subject Company or Subsidiary to provide, credit for purposes of determining eligibility to participate, level of paid time off benefits, and vesting for full or partial years of service with Seller or its Affiliates (including the Subject Companies and any predecessor employer) performed at any time prior to the Closing Date; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits or compensation to any Continuing Employee for the same period of service. Sellers and their respective Affiliates agree that, notwithstanding the terms of any non-competition, non-solicit, non-disclosure, non-interference, or similar restrictive covenant between any Seller or any Affiliate of Seller, including any Subject Companies, or any of its or their Subsidiaries (on the one hand) and any Continuing Employees (on the other hand) (the “RCAs”), such Continuing Employees shall be permitted to provide services to Purchaser and its Affiliates following the Closing, and Sellers shall not (and shall cause their Affiliates and Subsidiaries not to) seek to enforce the terms of any such RCA following the Closing.

(f) The applicable Subject Company shall cause the board of directors (or equivalent governing body) of such Subject Company to adopt, no later than the day prior to the Closing Date, a written consent (the form of which shall have been approved by Purchaser, whose approval shall not be unreasonably withheld) terminating the Grayson Mill Energy, LLC Retirement Plan (the “401(k) Plan”), with such termination to be effective no later than the day immediately prior to the Closing Date. Prior to the Closing Date, the Subject Companies shall notify participants in the 401(k) Plan of the termination of the 401(k) Plan.

(g) Purchaser shall not, and shall cause its Affiliate not to, take any action following the Closing that results in WARN Act liability for Sellers or their Affiliates, subject to the accuracy of the information provided by Sellers as referenced in the last two sentences of this Section 8.11(g). No later than ten (10) days prior to the Closing Date, Sellers will provide Purchaser with a list, by termination date and work location, setting forth each employee or former employee of Seller and its Affiliates who has incurred an “employment loss” (as defined by the WARN Act) at any site of employment where a Business Employee is located in the ninety (90) days prior to the date of such list. Such list will be updated one (1) day prior to the Closing Date to reflect such information in the ninety (90) days prior to Closing.

(h) During the period between the Execution Date and the Closing Date, Sellers shall use commercially reasonable efforts to make the Seller Management Persons and those individual independent contractors who are providing services related to the operation of the Assets and engaged by Seller or its Affiliates (including a member of the Subject Company Group) available to Purchaser or its Affiliates for the purpose of allowing Purchaser and its Affiliates to interview each such Seller Management Person and contractor and determine the nature and extent of each such Person’s continuation with Purchaser or its Affiliates, if any.

(i) The provisions of this Section 8.11 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Business Employee or other current or former employee of a member of the Subject Company Group, Sellers or any of their respective Affiliates including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement), other than the Parties and their respective permitted successors and assigns, any third party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 8.11) under or by reason of any provision of this Section 8.11. Nothing in this Section 8.11, express or implied, shall be (i) deemed an establishment, amendment, modification for any purpose, or termination of any Plan or any other employee benefit or compensation plan, program, policy, contract, agreement or arrangement, or (ii) construed to prevent Purchaser or its Affiliates from creating, amending, terminating or modifying to any extent or in any respect any employee benefit or compensation plan, program, policy, contract, agreement or arrangement that Purchaser or its Affiliates may establish or maintain at any time.

Section 8.12 Financial Information.

(a) From and after the Execution Date until the date that is six (6) months following the Closing Date (the “Records Period”), each Seller and the Subject Companies agree to use commercially reasonable efforts (i) to make available to Purchaser and its Affiliates and their agents and representatives any and all Records to the extent in the Sellers’ or the Subject Companies’ or their respective Affiliates’ possession or control and to which Sellers’ or the Subject Companies’ and their respective Affiliates’ personnel have reasonable access, in each case as reasonably required by Parent, its Affiliates and their agents and representatives in order to prepare financial statements (including pro forma financial statements that comply with the rules and regulations of the SEC, including the requirements of Regulation S-X) in connection with a Financing or any required filing by the Parent or its Affiliates with the SEC, meeting the requirements of Regulation S-X under the Securities Act (“Purchaser Financial Statements”), and (ii) in connection with filings by Parent with the SEC under securities Laws applicable to Parent, or as otherwise reasonably requested by Purchaser in connection with any registration of securities under the Securities Act or a Financing, to use commercially reasonable efforts to cooperate with Parent in connection with Parent’s preparation of Purchaser Financial Statements; provided that Parent shall be solely responsible for any costs or expenses associated therewith, including, for avoidance of doubt, any such costs and expenses associated with the storage, retrieval and maintenance of records for the foregoing purposes.

(b) During the Records Period, each Seller and the Subject Companies shall use commercially reasonable efforts to cause their respective accountants, counsel, agents and other Third Parties to cooperate with Parent and their representatives in connection with a Financing or the preparation by Parent of Purchaser Financial Statements that are required to be included in any filing by Parent or its Affiliates with the SEC, provided that Parent shall be solely responsible for any costs or expenses associated therewith. If requested, each of the Sellers and the Subject Companies and their respective Affiliates shall use commercially reasonable efforts to execute and deliver to the external audit firm that audits the Purchaser Financial Statements (the “Audit Firm”) such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by the Audit Firm, with respect to a Financing or the Purchaser Financial Statements, including, as requested, representations regarding internal accounting controls and disclosure controls.

Section 8.13 Credit Support. The Parties agree and acknowledge that neither (a) the Credit Support provided by or on behalf of any Seller or its Affiliates (excluding the Subject Company Groups) in support of the obligations of the Subject Company Groups nor (b) the Credit Support provided by or on behalf of the Subject Company Groups, in each case, to the extent set forth on Schedule 8.13 (collectively, the “Existing Credit Support”) shall be maintained after Closing. At or prior to the Closing, the Purchaser Parties shall post and provide evidence of any and all replacement Credit Support to the extent necessary to obtain the release, return, and replacement of all Existing Credit Support, with such replacement Credit Support to be in form and substance satisfactory to the applicable Third Party or Governmental Authority and sufficient to permit the cancellation of the Existing Credit Support posted by Sellers or any of their Affiliates (other than the Subject Company Groups). In connection with Closing, the Purchaser Parties shall use commercially reasonable efforts (at no out of pocket cost, expense or liability to any Purchaser Party or its Affiliates other than costs of obtaining the replacement Credit Support described in the preceding sentence and any fees, costs and expenses associated with such replacement Credit Support) to cooperate with Sellers in obtaining the return or reimbursement of the Sellers for any cash deposits constituting Existing Credit Support.

Section 8.14 Hedging Matters.

(a) At Closing, (i) the Subject Company Groups shall cause the termination, liquidation and unwinding of any remaining Subject Company Hedges, including the Existing Hedges, (ii) the Unadjusted Purchase Price shall be adjusted pursuant to Section 2.4(c) with respect to the Existing Hedges and (iii) a portion of the Closing Payment and/or the Closing Distribution shall be disbursed to the applicable Hedge counterparties in an amount equal to the Hedge Losses attributable to such Existing Hedges, if any, payable in connection with such termination, liquidation and unwinding.

(b) In the event that HSR Clearance has not occurred prior to the Initial Outside Date, from and after the Initial Outside Date and prior to Closing, any Subject Company may execute and enter into any Hedges to the extent such Subject Company reasonably determines such Hedges are necessary to satisfy such Subject Company’s obligations under the Credit Documents and any and all such Hedges shall constitute “Additional Subject Company Hedges”. Such Additional Subject Company Hedges shall be for the sole benefit, cost and expense of Sellers and will be treated as Subject Company Hedges for all purposes (including the obligations to terminate, liquidate and unwind any such Additional Subject Company Hedges, if remaining at Closing, pursuant to Section 8.14(a)).

Section 8.15 Subject Company Groups Credit Document Matters. Subject in all cases to the covenants and agreements in Section 8.2(b)(xiii), in the event HSR Clearance is not obtained prior to the Initial Outside Date, then from and after the Initial Outside Date until the Closing Date, any Subject Company may enter into amendments, extensions, supplements and/or replacements of any of the Credit Documents and incur such additional Post-Effective Time Credit Document Indebtedness as necessary in order to conduct the Business in the ordinary course, consistent with past practice and the general plan of operations set forth in the Ordinary Course Development Plan; provided that Sellers shall (and shall cause their respective Subject Company Group to) provide prior written notice to Purchaser of any such amendment, extension, supplement or replacement, or incurring any such additional Post-Effective Time Credit Document Indebtedness.

Section 8.16 Seismic Licenses.

(a) Purchaser acknowledges that one or more Subject Company holds the data and geophysical licenses and permits described on Schedule 8.16 (each a “Seismic License”). Pursuant to the terms of such Seismic Licenses, the consummation of the transactions contemplated hereunder may require the consent of the applicable licensor, or the payment of one or more transfer, assignment or change of control fees or payments unless the applicable Subject Company cancels or terminates such Seismic License.

(b) With respect to those Seismic Licenses described on the applicable Annex of Schedule 8.16, Part A, Purchaser has elected that at or after Closing (a) the applicable Subject Company shall pay to the applicable Third Party under such Seismic License any and all transfer, assignment or change of control fees or payments required under such Seismic Licenses in connection with the consummation of the transactions contemplated hereunder, (b) in no event shall such payment of fees or payments result in any downward reduction to the Unadjusted Purchase Price and (c) Purchaser and the Subject Company Groups shall, after Closing, indemnify, defend and hold harmless each member of the Seller Group from any and all Damages arising out of the payment, mispayment or failure to pay such fees and payments.

(c) With respect to those Seismic Licenses described on the applicable Annex of Schedule 8.16, Part B, the Subject Company Groups shall cancel and terminate such Seismic Licenses and destroy and/or return to the applicable counterparties under such Seismic Licenses any and all data, information and records required to destroyed or returned under the terms thereof.

(d) Notwithstanding anything herein to the contrary, Purchaser may elect to have the Seismic Licenses listed on Schedule 8.16, Part A moved to Schedule 8.16, Part B at any time and for any reason upon written notice to Sellers within ten (10) days after the Execution Date.

Section 8.17 Affiliate Arrangements. Effective at or prior to the Closing, Sellers shall take (or cause to be taken) all actions necessary to (a) terminate all Affiliate Arrangements (other than those set forth on Schedule 8.17) in a manner such that no Subject Company nor any of its controlled Affiliates has any liability or obligation with respect thereto at or following the Closing and (b) have the parties to such Affiliate Arrangements (other than those set forth on Schedule 8.17) release and waive any and all claims that any of them may have under such arrangements as of the termination date.

Section 8.18 Additional Leases.

(a) From and after the Effective Time until 5:00 p.m. Central Time on the date that is five (5) Business Days prior to the Closing Date (the “Additional Lease Acquisition Deadline”), any Subject Company may acquire title to any Additional Lease located within any DSUs identified on Exhibit A-3 as currently or prospectively operated by any member of any Subject Company Group (each such area, an “Acquisition Area”, and any such acquisition an “Additional Lease Acquisition”). For purposes hereof, the term “Additional Lease” means a Hydrocarbon lease, fee mineral interest, royalty interest, overriding royalty interest, net profits interest and any other similar interest that satisfies all of the following criteria: (a) is acquired by a member of the Subject Company Groups from a Third Party after the Effective Time (including any such interests acquired under a recordable lease or agreement but not yet filed of record), but excluding any such Hydrocarbon lease acquired pursuant to a term assignment, (b) burdens one or more Subject Formations located within the Acquisition Area, (c) is held by production or has a primary term that does not expire prior to August 1, 2025, (d) entitles the lessee thereunder to a Net Revenue Interest in the applicable Subject Formation(s) for such Additional Lease equal to or greater than the product of (i) seventy-eight percent (78%) multiplied by (ii) the lessee’s Working Interest in such lease as to such Subject Formation(s), (e) does not include a prohibition on pooling and (f) as of the Closing Date is free and clear of all Liens other than Permitted Encumbrances; provided, however, an “Additional Lease” shall not include any lease (i) described on any Annex to Exhibit A-1 or any renewals, replacements, or extensions thereof, (ii) any leases that cure any Title Defects, or (iii) any additional interests in the Leases or DSUs acquired by forced pooling or non-consent elections.

(b) If any member of a Subject Company Group acquires an Additional Lease prior to the Additional Lease Acquisition Deadline, the applicable Subject Company shall deliver to Purchaser no later than the Additional Lease Acquisition Deadline a written notice (“Additional Lease Notice”) which (i) identifies such Additional Lease(s), including a copy of such Additional Lease(s), (ii) sets forth each applicable Subject Formation burdened by such Additional Lease, (iii) sets forth such Subject Company’s good faith estimate of the Additional Lease Purchase Price attributable to such Additional Lease and such Subject Company’s Additional Lease Acquisition Costs with respect to such Additional Lease, and (iv) includes copies of title abstracts, title information, and any other supporting documents in such Subject Company’s possession that are reasonably necessary for the Purchaser to verify or confirm such Subject Company’s title to each such Additional Lease. Thereafter, Purchaser shall have until the earlier of the date that is one (1) Business Day before the Closing Date and the date five (5) Business Days after receipt of such Additional Lease Notice to notify such Seller whether it elects to acquire (or to have the applicable Subject Company retain) the Additional Leases subject thereto (each such Additional Lease that Purchaser elects (or is deemed to have elected) to acquire, or for the Subject Company to retain, being referred to herein as an “Accepted Additional Lease”); provided that Purchaser agrees that it shall be deemed to have elected to acquire any and all Additional Leases (and such leases shall constitute Accepted Additional Leases) pursuant to this Section 8.18(b) for which the aggregate Additional Lease Purchase Prices for all such Additional Leases do not exceed Thirty Million Dollars $30,000,000.

(c) The Accepted Additional Leases acquired by the members of the Subject Company Groups after the Effective Time shall be included in and constitute Leases as of the Closing Date and the Adjusted Purchase Price at Closing shall be increased by the Additional Lease Purchase Price attributable to all such Additional Leases. The Sellers and Purchaser shall use good faith efforts to agree on the interpretation and effect of this Section 8.18 and the validity and determination of all Additional Leases and Additional Lease Purchase Prices with respect thereto. If the Sellers and Purchaser are unable to agree on the interpretation and effect of this Section 8.18, whether a Hydrocarbon lease constitutes an Additional Lease, the existence or amount of any Additional Leases and Additional Lease Purchase Prices, or any other matter related to title to any Additional Leases for which the applicable Subject Company has delivered an Additional Lease Notice then all such disputed matters, interpretations and effect of this Section 8.18 shall be exclusively and finally resolved by the Title Referee in accordance with the terms of Section 3.2(i), mutatis mutandis.

Section 8.19 Permitted Trades.

(a) Subject to the provisions and limitations set forth in this Section 8.19, from and after the Execution Date until the Additional Lease Acquisition Deadline one or more members of a Subject Company Group may enter into certain acreage trade agreements (each, a “Trade Agreement”) with one or more Third Parties (a “Trade Counterparty”), pursuant to which (A) such member(s) of a Subject Company Group would convey and transfer to the relevant Trade Counterparty interests in Oil and Gas Properties that (1) are not operated by any member of a Subject Company Group or (2) are located within lands identified on Schedule 8.19(a) (such Oil and Gas Properties, the “Outgoing Trade Assets”) with respect to the relevant Trade Agreement and (B) in exchange such member(s) of a Subject Company Group would receive from such Trade Counterparty interests in certain oil, gas and/or mineral leases, wells or lands located within the DSUs identified on Exhibit A-3 as operated or prospectively operated by a member of a Subject Company Group (other than those lands identified on Schedule 8.19(a)) of at least equivalent value to the Outgoing Trade Assets (the “Incoming Trade Assets”). Prior to consummating any Trade Agreement, Sellers will notify Purchaser in writing (each, a “Trade Notice”), which shall (i) identify the Outgoing Trade Assets, (ii) identify the Incoming Trade Assets, (iii) describe any Wells producing from the Outgoing Trade Assets or Incoming Trade Assets, and (iv) include such additional information as is reasonably necessary for or requested by Purchaser to confirm the transaction contemplated by the Trade Agreement contemplates an exchange of substantially equivalent value. The applicable members of the Subject Company Group may enter into such Trade Agreement without Purchaser’s consent to the extent the Allocated Values of all Outgoing Trade Assets for such Trade Agreement plus all other permitted Trade Agreements do not exceed Ten Million Dollars ($10,000,000). In the event that the Allocated Values of all Outgoing Trade Assets for all other permitted Trade Agreements equals or exceeds Ten Million Dollars ($10,000,000), then for any subsequent Trade Agreements within ten (10) days of receiving a Trade Notice, Purchaser will notify Sellers whether it consent to the execution and delivery of the Trade Agreements (such consent not to be unreasonably withheld, conditioned or delayed); provided that, Purchaser may reasonably withhold its consent to a Trade Agreement if (A) Purchaser determines in good faith that the Incoming Trade Assets do not have at least the equivalent value to the Outgoing Trade Assets. Failure of Purchaser to affirmatively deny any required consent to a Trade Agreement via written Notice to Sellers under this Section 8.19(a) within such ten (10) day period shall be deemed to constitute a consent by Purchaser to such Trade Agreement. Any Trade Agreement that is permitted under this Section 8.19(a) or is consented to or deemed to be consented to by Purchaser pursuant to this Section 8.19(a) is referred to as a “Permitted Trade Agreement”.

(b) With respect to the Incoming Trade Assets, from and after the Execution Date, Sellers shall afford to Purchaser and Purchaser’s representatives reasonable access (including information requests) pursuant to Section 8.1 to the information in Sellers’ possession regarding the Incoming Trade Assets in order to facilitate Purchaser’s title review and environmental review of the Incoming Trade Assets in accordance with Article 3 (which review may inform Purchaser’s determination of whether any Incoming Trade Asset has substantially equivalent value to the Outgoing Trade Asset, without regard to the applicable deductibles and thresholds set forth in such Article 3).

(c) If the transactions contemplated by any Permitted Trade Agreement are consummated prior to Closing and the applicable Subject Company Group acquires Defensible Title to the Incoming Trade Assets covered by such Permitted Trade Agreement, then Sellers shall give Purchaser written notice within three (3) Business Day following such consummation together with a copy of the applicable conveyances into the Subject Company Groups of such Incoming Trade Assets and all other information available to Sellers regarding such Permitted Trade Agreement.

(d) If the transactions contemplated by any Permitted Trade Agreement are consummated and the Subject Company Groups acquires Defensible Title to the Incoming Trade Assets covered by such Permitted Trade Agreement at or after Closing, Purchaser shall give Sellers written notice within three (3) Business Day following such consummation together with a copy of the applicable conveyances into the Subject Company Groups of such Incoming Trade Assets and all other information available to Purchaser regarding such Permitted Trade Agreement.

(e) If any Permitted Trade Agreement is executed prior to Closing, then at Closing: (i) the Unadjusted Purchase Price shall be reduced by an amount equal to Allocated Value of the Outgoing Trade Assets; provided, however, if the effective time of the Permitted Trade Agreement is not the Effective Time or the Outgoing Trade Assets constitute less than all of the applicable Well or DSU for which an Allocated Value is ascribed, then the Allocated Value of the Outgoing Trade Assets shall be deemed to be an amount equal to the Defect Amount, mutatis mutandis, as a result of such Outgoing Trade Assets, without giving effect to the applicable Individual Defect Threshold or the Defect Deductible and (ii) the Unadjusted Purchase Price shall be increased by an amount equal to the Title Benefit Amount attributable to such Incoming Trade Assets, without giving effect to Section 3.2(h) and (iii) Exhibit A will be deemed amended to (A) delete such Outgoing Trade Assets and (B) include such Incoming Trade Assets and such amended Exhibit A shall be used for all purposes under this Agreement.

Section 8.20 Operation of Business of Parent. From the Execution Date until the Closing, except (w) as reasonably necessary or required in order for the Purchaser Parties to perform their respective obligations and covenants set forth herein (x) as expressly contemplated by this Agreement or (y) as expressly consented to by Sellers (which consent shall not be unreasonably delayed, withheld or conditioned), Parent shall not, and shall cause Purchaser Entities not to:

(a) amend or adopt any change to any Governing Documents of Parent;

(b) change in any material respect the material accounting principles, practices or methods of any Purchaser Entity, except as required by the Accounting Principles or statutory accounting requirements or similar principles in non-U.S. jurisdictions;

(c) adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby any Person or group (other than a Purchaser Entity) acquires more than a majority of the outstanding equity interests of a Purchaser Party; or

(d) agree or commit to do any of the foregoing.

Section 8.21 Listing Application. At the Closing, Parent shall issue the portion of the Equity Purchase Price as determined pursuant to Section 10.3(e) in accordance with all applicable securities Laws and the rules and policies of the NYSE. Without limiting the generality of the foregoing, Parent shall use its reasonable best efforts to complete all such filings with the NYSE and otherwise use its reasonable best efforts to take all such actions as may be reasonably necessary for such portion of the Equity Purchase Price to be approved for listing on the NYSE from and after the time of Closing, subject to official notice of issuance.

Section 8.22 Takeover Laws. If any Takeover Laws or any anti-takeover provision or restriction on ownership in the Governing Documents of Parent is or may become applicable to the transactions contemplated hereby, Parent shall grant such approvals and take all such actions as are necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in Parent’s Governing Documents on such transactions. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations, including Section 203 of the General Corporation Law of the State of Delaware.

Section 8.23 Financing Cooperation and Efforts.

(a) Prior to the Closing, each Seller shall, and until the Closing Date shall cause its applicable Subject Company Group to, use commercially reasonable efforts to provide timely assistance with Parent’s efforts to arrange and obtain the Financing in connection with the transactions contemplated by this Agreement as is reasonably requested by Parent, which assistance may include: (i) each Subject Company using its commercially reasonable efforts to make available to Parent information with respect to the preparation of the Marketing Material and rating agency presentations and reasonable and customary due diligence and drafting sessions associated therewith, which Marketing Material and presentations and the preparation thereof, for the avoidance of doubt and in spite of any such required participation and assistance from any Subject Company, shall be the sole responsibility of Parent; (ii) making available to Parent and any financing sources such other financial and operational information reasonably requested by Parent or any financing sources as promptly as reasonably practicable, including any financial statements, information, and Purchaser Financial Statements required pursuant to Section 8.12; (iii) making available to Parent such other customary documents and financial and pertinent information regarding the Subject Company Groups and Affiliates thereof as may be reasonably requested by Parent or necessary for Parent or the Parent’s Representatives to prepare all pro forma financial statements reasonably requested by Parent in connection with the Financing, including revisions that reflect comments, waivers or preclearance provided to Parent or its Affiliates by the staff of the SEC (it being understood that no Subject Company nor any of the Subsidiaries of any Subject Company, or any of their respective officers, directors, employees, accountants, legal counsel, or other Subject Company Representative shall be responsible for, and Parent shall be solely responsible for, preparation of pro forma financial statements, other than the provision of “comfort” by the independent auditors of the Subject Company Group solely to the extent reasonable and customary in the case of target company financial statements and related adjustments, and the provision of customary management representation letters to such independent auditors for such purpose); provided that no Subject Company nor any of their respective Subsidiaries or Subject Company Representatives shall be required to provide any information or assistance relating to (A) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates and fees and expenses relating to such debt and equity capitalization, (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Financing or (C) any information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Subject Companies; (iv) delivering customary authorization letters authorizing the distribution of Marketing Material to prospective financing sources and other investors; (v) furnishing Parent and any financing sources promptly, and, in any event, at least four (4) Business Days prior to the Closing Date, with all documentation and other information in respect of the Subject Company Groups or their Affiliates that Parent or any financing source has reasonably requested in writing at least nine (9) Business Days prior to the Closing Date that is required in connection with such financing by any Governmental Authority under applicable “beneficial ownership,” “know your customer” and sanctions or anti-money laundering rules and regulations, including the USA PATRIOT Act (but which shall include, for the avoidance of doubt, a certification of beneficial ownership of each Subject Company Group, as required by 31 C.F.R. §1010.230); (vi) providing reasonable and customary assistance to Parent in connection with the issuance of securities, incurrence of debt and preparation by Parent of the Financing documents and any cash management agreements or hedging agreements in connection therewith, including Parent’s preparation of schedules thereto, borrowing of loans and/or granting of a security interest (and perfection thereof) in the assets of each Subject Company Group, in each case by providing such pertinent information as may be reasonably requested by Parent and to the extent reasonably available to each Subject Company Group; (vii) using commercially reasonable efforts to obtain the consent of and assistance from any of its auditors, reserve engineers or other advisors to the use of any financial or other expert information required to be used in the Marketing Material or rating agency presentations, including participation in due diligence sessions to the extent reasonably requested by Parent and at reasonable times and upon reasonable notice, obtaining customary independent accountants’ comfort letters (including customary “negative assurance” statements), reserve engineers’ comfort letters and consents from the auditor(s) of the audited financial statements, including issuing any customary representation letters in connection therewith to such auditor(s) in connection with any financial statements included in any Marketing Material in respect of the Financing; (viii) subject to Section 8.23(b) below, taking all corporate, limited liability company, partnership or other similar actions reasonably requested by Parent or any financing sources to permit the consummation of the Financing (provided that no such action shall be required by the board or governing body of any Subject Company to be effective prior to the Closing); (ix) making introductions of Parent to each Subject Company Group’s existing lenders and facilitating relevant coordination between Parent and such lenders; (x) procuring consents (and each Subject Company Group member hereby consents) to the reasonable use of all Subject Company Group logos in connection with the Financing (provided that such logos are used solely in a manner that is not intended to and is not reasonably likely to harm or disparage the Subject Company Groups or the reputation or goodwill of the Subject Company Groups); (xi) assisting Parent and its counsel in delivery of customary legal opinions by Parent and its counsel in connection with effectuating the Financing; provided, that, the Subject Company Groups and its Affiliates shall not be required to deliver or cause the delivery of any legal opinions; (xii) assisting with the preparation of any definitive financing documents as may be reasonably requested by Parent, including by providing information for the completion of any schedules thereto, solely to the extent such materials relate to information concerning the Subject Company Groups; (xiii) delivery of all current reserve reports with respect to the Oil and Gas Properties of any Subject Company Group and (xiv) cooperating with the due diligence of financing sources and Parent’s Representatives in connection with the Financing, to the extent customary and reasonable, including the provision of all such information reasonably requested with respect to the property and assets of the Subject Company Groups. Parent shall be permitted to disclose any information to (A) any financing sources subject to their confidentiality obligations under the Financing documents and the definitive documentation evidencing the Financing and (B) otherwise to the extent reasonably necessary and consistent with customary practices in connection with the Financing subject to (other than in connection with any disclosure pursuant to a prospectus, offering memorandum or other marketing materials in connection with an offering of debt or equity securities) customary confidentiality arrangements. Any such cooperation shall be provided at Parent’s expense for reasonable and documented third party fees and expenses. Notwithstanding anything in this Agreement to the contrary, except to the extent that any such failure is caused by a willful and intentional breach by Sellers or the Subject Companies of this Section 8.23(a), (i) in no event will any failure by Sellers or the Subject Companies to comply with this Section 8.23(a) be used by the Purchaser Parties as a basis to (A) terminate this Agreement, (B) assert the failure of any of Purchaser Parties’ conditions to Closing to be satisfied, (C) assert that Sellers are not entitled to terminate this Agreement under the circumstances set forth in Section 12.1(e) or (D) assert any claim for Damages under this Agreement.

(b) Notwithstanding anything to the contrary in Section 8.23(a), (i) no Seller, Subject Company nor any of their respective Affiliates or any of their respective equityholders or governing bodies shall be required to pass resolutions or consents to approve or authorize the execution of the Financing documents and execute or deliver any certificate, document, instrument or agreement in connection therewith or the Financing that is effective prior to the Closing (except for the authorization letters, documentation or certifications, comfort letters, representation letters and consents referred to in Section 8.23(a)); (ii) no obligation of any Subject Company or any of its Affiliates or any of their respective equityholders, members or Subject Company Representatives under any certificate, document, instrument or agreement, entered into pursuant to the foregoing shall, without such Person’s prior express written consent, be effective until Closing (except for the authorization letters, documentation or certifications, comfort letters, representation letters and consents referred to in Section 8.23(a)); (iii) no Subject Company nor any of their respective Affiliates or any of their respective equityholders, members or Subject Company Representatives shall be required to pay any commitment or other similar fee, or incur any other cost or expense or liability, in connection with the Financing or any other action taken in connection with Section 8.23(a); (iv) no such cooperation shall be required to the extent that any such action, in the good faith belief of any Subject Company, would (x) unreasonably interfere with the ongoing business or operations of such Subject Company or any of its respective Affiliates or (y) subject any director, manager, officer or employee of any Subject Company or any of their respective Affiliates or Subsidiaries thereof to any actual or potential personal liability; (v) no such cooperation shall be required to the extent it would reasonably be expected to conflict with or violate any Law, or result in the contravention of, or result in a violation or breach of, or default under, any Material Contract in effect on the date hereof; (vi) no such cooperation shall be required to the extent that any Subject Company or any of their respective Subsidiaries determines that such cooperation would result in a loss or waiver of or jeopardize any attorney-client privilege, attorney work product or other legal privilege (provided, that the Subject Companies and their respective Subsidiaries shall use commercially reasonable efforts to allow for cooperation in a manner that does not result in the events set out in this clause (vi)), and (vii) no such cooperation shall be required to the extent that any Seller, Subject Company or any of their respective Subsidiaries is required to create, provide, update or have audited or reviewed any financial statements or other information except for those explicitly contemplated by Section 8.12 and Section 8.23(a). Parent shall be responsible for all fees and expenses related to the Financing, including the compensation of any contractor or advisor of any Seller or Subject Company to the extent directly related to actions taken pursuant to Section 8.12 and Section 8.23(a) and (vi) no such cooperation shall be required to the extent any Seller or any member of any Subject Company Group has to disclose or provide any Excluded Records. Accordingly, notwithstanding anything to the contrary herein, Parent shall promptly, upon written request by a Seller or Subject Company, reimburse such Seller or Subject Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented compensation or other fees of any counsel, contractor or advisor) to the extent incurred by such Seller and/or Subject Company and its Subsidiaries and any other Subject Company Representatives in connection with the Financing (including related to compliance with Section 8.12), including the cooperation of such Seller and the Subsidiaries thereof contemplated by this Section 8.23, and shall indemnify and hold harmless Sellers, Subject Companies and the respective Subsidiaries thereof and the Subject Company Representatives from and against any and all losses suffered or incurred by any of them in connection with their compliance with this Section 8.23, the arrangement of the Financing or any information used in connection therewith, in each case, except to the extent suffered or incurred as a result of the gross negligence, willful misconduct or bad faith by such Seller or Subject Company or such Person’s Subsidiaries thereof or any Subject Company Representative.

Section 8.24 Litigation Support.

(a) As and to the extent requested by any Party or its Affiliates after Closing, the Other Party shall, and shall cause its Affiliates and then-current officers and employees (with respect to such Other Party, such Other Party’s “Litigation Support Group”) to, reasonably cooperate with such requesting Party and its Affiliates in the prosecution, mitigation, defense or settlement of the Specified Litigation Matter, including by providing such requesting Party, its Affiliates and its and their legal counsel, as applicable, reasonable access, to the extent such access is within the control of such Other Party, during normal business hours to current officers, directors, employees, agents, records, documents, data and other information as such requesting Party or Affiliate thereof may reasonably request, to the extent maintained by or under the possession or control of such Other Party or its Litigation Support Group; provided that such Other Party and its Litigation Support Group may restrict the foregoing access or the provision of such information to the extent that, it is not germane to the requesting Party’s ability to prosecute, mitigate, conduct its defense or settlement of the matters described in this Section 8.24(a), and that upon advice of counsel, (a) applicable Law or Contract requires such Person to restrict or prohibit such access or the provision of such information, (b) providing such access or disclosing such information would reasonably be expected to waive the protection of attorney-client privilege or similar legal privilege of such Person or (c) providing such access or disclosing such information would reasonably be expected to breach any duty of confidentiality to a Third Party. If such Other Party or its Litigation Support Group restricts access or withholds information on the basis of the foregoing clauses (a) through (c), such Other Party shall (or shall cause its Litigation Support Group to), to the extent legally permissible and without waiving any attorney-client privilege or similar legal privilege of such Other Party or its Litigation Support Group, inform the requesting Party and its Affiliates as to the general nature of what is being restricted or withheld and the reason therefor, and use commercially reasonable efforts to make appropriate substitute arrangements to permit access to or disclosure of the relevant information in a manner that does not have such restrictions, or otherwise provide the information. The requesting Party shall reimburse such Other Party or its Litigation Support Group for their reasonable, documented, out-of-pocket expenses paid to Third Parties in performing their respective obligations under this Section 8.24(a) (including reasonable fees and expenses of legal counsel, if applicable).

(b) From and after the Execution Date, the Parties agree to be bound by the terms of Schedule 8.24(b) with respect to the matters set forth therein.

(c) Nothing in this Section 8.24 shall be construed to waive, amend or abridge any rights to indemnification of the Purchaser Parties under Section 13.2.

Section 8.25 Confidentiality.

(a) The terms of the Confidentiality Agreement are hereby incorporated by reference, and the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing, at which time the Confidentiality Agreement shall terminate; provided that, solely as it relates to any “Excluded Assets” and “Excluded Records” (as defined herein), the term of the Confidentiality Agreement shall be extended until the date that is eighteen (18) months after the Closing Date. In the event a provision contained in the Confidentiality Agreement conflicts with a provision contained in this Agreement, the provision contained in this Agreement shall control.

(b) Sellers, for themselves and on behalf of their Affiliates, acknowledge that, after the Closing, Purchaser and its Affiliates would be irreparably damaged if any confidential information regarding Purchaser, its Affiliates, the Subject Company Group, the Business, the Assets and the operation thereof (including information regarding the activities, finances, properties and other assets, marketing, pricing, suppliers, customers, licensors and licensees, and any information or reports provided by or on behalf of Purchaser in connection with its due diligence investigation of the Assets prior to Closing) were disclosed to or utilized on behalf of any other Person. Sellers, for themselves and on behalf of their Affiliates, covenant and agree that, for a period of eighteen (18) months following the Closing, they will not, without the prior written consent of Purchaser, disclose or permit to be disclosed or use or permit to be used in any way any such confidential information unless (i) it receives a request or is compelled to disclose such confidential information by judicial or administrative process or by other Order issued by a Governmental Authority, (ii) such disclosure is required by the rules of any applicable stock exchange or regulatory or self-regulatory organization or other applicable Law; (iii) such disclosure is to its accountants, attorneys, advisors and other professional consultants or Non-Recourse Persons (in each case, to the extent that each is subject to similar confidentiality obligations with such Seller); (iv) such disclosure is necessary in connection with the filing of Tax Returns or claims for refund or in defending, prosecuting or otherwise conducting any examination, audit or administrative or judicial Action regarding any Tax Return or Taxes; (v) such disclosure is made in connection with the enforcement, defense or settlement of such Seller’s rights and obligations under this Agreement, the Transaction Documents or as may be reasonably necessary to effect the transactions under this Agreement or the Transaction Documents; (vi) such information is lawfully in the possession of the Third Party recipient other than as a result of a breach of this Section 8.25 or (vii) such information is generally available to

Third Parties other than as a result of a breach of this Section 8.25. Sellers, for themselves and on behalf of their Affiliates, as applicable, shall give Purchaser prior written notice of any disclosure pursuant to clause (i) above and cooperate with Purchaser, at Purchaser’s expense, to limit or obtain confidential treatment of the information so required to be disclosed. Upon the expiration of such period of eighteen (18) months following the Closing, Sellers shall destroy or return to Purchaser copies of any and all Records retained by Sellers pursuant to Section 8.8, except to the extent such Records are needed to enforce or comply with Sellers’ rights, obligations or covenants under this Agreement, including under Article 11 and Article 13.

Section 8.26 Form S-3 Eligibility. Until the filing of the Resale Shelf pursuant to the Registration Rights Agreement, Parent shall use its reasonable best efforts to not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to be ineligible to file a Registration Statement on Form S-3 promulgated under the Securities Act (or any successor form).

Section 8.27 Escrow Matters.

(a) Each of Sellers and Purchaser will use their best efforts to execute and deliver, and to take such reasonable steps as are necessary to satisfy any and all reasonable requirements for the Escrow Agent to execute and deliver, the Escrow Agreement within one (1) Business Day after the Execution Date.

(b) Except as otherwise agreed by Purchaser and Sellers in writing, the Parties agree that the Escrow Agent shall report all interest or other income earned on any amounts held by the Escrow Agent (including, as applicable, the Performance Deposit, Holdback Amount, Defect Deposit and the Additional Lease Deposit) pursuant to the Escrow Agreement (“Escrow Earnings”) to the IRS, or any other applicable taxing authority, on IRS Form 1099 (or other appropriate form) as required by applicable Law, as follows: (i) with respect to the Escrow Earnings, to the extent earned prior to Closing, as income earned by Purchaser whether or not such Escrow Earnings had been disbursed during such period, in accordance with Treasury Regulation Section 1.468B-7(c), and (ii) with respect to the Escrow Earnings, to the extent earned after the Closing, if any, (A) as attributable to the Holdback Amount, as income earned by Sellers (pro rata in accordance with their respective Percentage Share), (B) attributable to the Additional Lease Deposit, as income earned by Sellers (in proportion to their respective ownership of the Accepted Additional Leases to which the amounts included in the Additional Lease Deposit relate, as designated by Sellers) and (C) attributable to the Defect Deposit, as income earned by Purchaser, in each case, whether or not such Escrow Earnings had been disbursed during such period, in accordance with Proposed Treasury Regulation Section 1.468B-8(h)(2) (February 1, 1999), as such Proposed Treasury Regulations may be amended or modified, including upon the issuance of temporary or final regulations. With respect to the Escrow Earnings attributable to the Holdback Amount and the Additional Lease Deposit, any interest or other income allocated to Sellers will constitute “stated interest” within the meaning of Sections 453, 483 and 1272-1275 of the Code and the Treasury Regulations. The Parties shall cooperate in good faith to provide joint written instructions to the Escrow Agent that contain instructions consistent with this Section 8.27(b) (including, if needed, the date upon which such tax reporting change, in accordance with, and as referenced in, the immediately preceding sentence, is required to take effect). Neither Purchaser nor Sellers shall take any position for U.S. federal (or applicable state and local) income tax purposes that is inconsistent with the provisions of this Section 8.27(b).

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.1 Conditions of Sellers to Closing. The obligations of each Seller to consummate the transactions contemplated by this Agreement (except for the obligations of such Seller to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of such Seller to consummate the Closing, are subject, at the option of such Seller, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 9.1, unless waived in writing by Sellers:

(a) Representations. (i) Each of the Fundamental Representations of the Purchaser Parties in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing (except, in each case, for such representations and warranties that are made as of a specific date, which shall be true and correct in all material respects as of such specific date), without regard to any Purchaser Party Material Adverse Effect or other materiality qualifier set forth therein, and (ii) each of the other representations and warranties of the Purchaser Parties in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b) Performance. Each Purchaser Party shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by each Purchaser Party under this Agreement prior to or on the Closing Date;

(c) No Injunction. On the Closing Date, no Law or Order (whether such Order is temporary, preliminary or permanent) shall be in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d) Certain Adjustments. The aggregate amount of the sum of (i) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 3.2(g) with respect to Defects in excess of the Defect Deductible (less any offsetting Title Benefit Amounts) and determined under Article 3, plus (ii) the aggregate sum of all Casualty Events shall not exceed an amount equal to twelve and one-half percent (12.5%) of the Unadjusted Purchase Price;

(e) HSR Clearance. HSR Clearance shall have occurred (and no agreement with a Governmental Authority not to consummate the transactions contemplated by this Agreement shall be in effect);

(f) Closing Deliverables. The Purchaser Parties shall (i) have delivered to Sellers the Purchaser Certificate and (ii) be ready, willing and able to deliver to Sellers at the Closing the other documents and items required to be delivered by the Purchaser Parties under Section 10.3.

Section 9.2 Conditions of Purchaser to Closing. The obligations of the Purchaser Parties to consummate the transactions contemplated by this Agreement (except for the obligations of Purchaser to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of the Purchaser Parties to consummate the Closing, are subject, at the option of the Purchaser Parties, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 9.2, unless waived in writing by the Purchaser Parties:

(a) Representations. (i) Each of the Fundamental Representations of the Sellers set forth in Section 4.7 and Section 5.5 shall be true and correct in all respects as of the Closing, as though made on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except to the extent the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis Damages to the Purchaser Parties, (ii) each of the Fundamental Representations of Sellers other than the representations and warranties set forth in Section 4.7 and Section 5.5 shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing (except, in each case, for such representations and warranties that are made as of a specific date, which shall be true and correct in all material respects as of such specific date), without regard to any Seller Material Adverse Effect or other materiality qualifier set forth therein, and (iii) each of the other representations and warranties of each Seller in this Agreement (other than the Fundamental Representations of such Seller) shall be true and correct in all respects as of the Closing, as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), without regard to any Seller Material Adverse Effect or other materiality qualifier set forth therein, except, with respect to this clause (iii), to the extent the failure of any such representations or warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(b) Performance. Each Seller and each Subject Company shall have performed and observed, in all material respects, each covenant and agreement to be performed or observed by Sellers and/or the Subject Companies under this Agreement prior to or on the Closing;

(c) No Injunction. On the Closing Date, no Law or Order (whether such Order is temporary, preliminary or permanent) shall be in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d) Certain Adjustments. The aggregate amount of the sum of (i) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 3.2(g) with respect to Defects in excess of the Defect Deductible (less any offsetting Title Benefit Amounts) and determined under Article 3, plus (ii) the aggregate sum of all Casualty Events shall not exceed an amount equal to twelve and one-half percent (12.5%) of the Unadjusted Purchase Price;

(e) HSR Clearance. HSR Clearance shall have occurred (and no agreement with a Governmental Authority not to consummate the transactions contemplated by this Agreement shall be in effect); and

(f) Closing Deliverables. Each Seller and/or applicable member of the Subject Company Group shall (i) have delivered to Purchaser the Closing Certificate and (ii) be ready, willing and able to deliver to Purchaser at the Closing the other documents and items required to be delivered by such Seller and/or Subject Company under Section 10.2.

ARTICLE 10

CLOSING

Section 10.1 Time and Place of Closing. The consummation of the purchase and sale of the Subject Securities contemplated by this Agreement (“Closing”) shall, unless otherwise agreed to in writing by Purchaser and Sellers, take place at the offices of Vinson & Elkins LLP located at 845 Texas Avenue, Houston, Texas 77002-2947 at 10:00 a.m., Central Standard Time, on the later to occur of (a) September 27, 2024 (the “Target Closing Date”), (b) ten (10) Business Days after the HSR Clearance Date, and (c) if all conditions in Article 9 to be satisfied prior to Closing have not yet been satisfied or waived as soon thereafter as such conditions have been satisfied or waived (but no sooner than five (5) Business Days following the final satisfaction or waiver), subject to the provisions of Article 12. The date on which Closing occurs is referred to herein as the “Closing Date”. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 10.2 Obligations of Sellers and the Subject Company Groups at Closing. At Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by each Purchaser Party of its obligations pursuant to Section 10.3, each Seller and/or each Subject Company shall deliver or cause to be delivered to the applicable Purchaser Party, among other things, the following:

(a) the Preliminary Settlement Statement, duly and validly executed by Sellers;

(b) joint written instructions to the Escrow Agent notifying the Escrow Agent that Closing has occurred and directing the Escrow Agent (i) to deliver the Performance Deposit (less the Holdback Amount) to the Persons designated by the Sellers to the account(s) designated by Sellers in the Preliminary Settlement Statement and (ii) to convert a portion of the Performance Deposit equal to the Holdback Amount to the indemnity holdback in accordance with Section 13.7 (the “Closing Instruction”);

(c) assignment of the Subject Securities in the form attached hereto as Exhibit B (the “Assignment”), duly executed by each Seller;

(d) a duly completed and executed Internal Revenue Service Form W-9 of each Seller (or, if a Seller is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal Income Tax purposes, the Person that is treated as its regarded tax owner for such purposes);

(e) a certificate duly executed by an authorized officer of each Seller and each Subject Company, dated as of the Closing, certifying that the conditions set forth in Section 9.2(a) and Section 9.2(b) as it relates to such Seller or such Subject Company Group have been fulfilled;

(f) payoff letters, in each case, in form and substance reasonably satisfactory to Purchaser, addressed to the applicable payees set forth therein that all Credit Document Indebtedness of the Subject Company Groups shall be paid off in full immediately upon Closing by wire transfer of immediately available funds (the “Payoff Letters”);

(g) subject to Section 10.2(f), (i) releases of all Liens securing Credit Document Indebtedness and/or Existing Hedges that are burdening the Subject Securities, the Securities of any member of the Subject Company Groups, and/or the Assets, (ii) authorizations to file UCC-3 termination statements, mortgage releases and other applicable terminations or releases, in each case, in form and substance reasonably satisfactory to Purchaser, in all applicable jurisdictions to evidence the release of all Liens securing Credit Document Indebtedness and/or Existing Hedges that are burdening the Subject Securities, the Securities of any member of the Subject Company Groups, and/or the Assets and (iii) all instruments and agreements, in each case, in form and substance reasonably satisfactory to Purchaser reasonably required to effect and file of record the release of all Liens securing Credit Document Indebtedness and/or Subject Company Hedges that are burdening the Subject Securities, the Securities of any member of the Subject Company Groups, and/or the Assets;

(h) the resignations and releases (effective as of Closing) of each of the Seller Management Persons, and all other managers, officers and directors, as applicable, of each Subject Company and their Subsidiaries;

(i) signatory change cards for each of the accounts of the Subject Company Groups listed on Schedule 5.24, duly and validly executed by each authorized signatory for the applicable account, and all such other documentation reasonably necessary to transfer or replace the signatories of such accounts;

(j) one or more Excluded Asset Assignments from the applicable Subject Company to a Seller or one or more of its designees, duly executed by such Subject Company and Seller (or its designee);

(k) a counterpart to the Registration Rights Agreement, duly executed by a Seller and/or its designees;

(l) a Post-Closing Letter Agreement substantially in the form attached as Exhibit F from each of the Persons identified on Schedule 10.2; and

(m) all other documents and instruments which are required by the other terms of this Agreement to be executed and/or delivered at Closing by any Seller, any Subject Company or any of their respective Affiliates.

Section 10.3 Obligations of Purchaser Parties at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers and each Subject Company of their respective obligations pursuant to Section 10.2, Purchaser Parties shall deliver or cause to be delivered to Sellers, among other things, the following:

(a) the Preliminary Settlement Statement, duly executed by Purchaser;

(b) a wire transfer of the Closing Payment in same-day funds to the account(s) designated in the Preliminary Settlement Statement;

(c) to the extent applicable, a wire transfer of the Additional Lease Deposit to the account designated in the Escrow Agreement for the Additional Lease Deposit to be held by the Escrow Agent in accordance with the Escrow Agreement and this Agreement;

(d) to the extent applicable, a wire transfer of the Defect Deposit to the account designated in the Escrow Agreement for the Defect Deposit to be held by the Escrow Agent in accordance with the Escrow Agreement and this Agreement;

(e) the issuance by Parent to the Persons and in the amounts allocated by Sellers of an aggregate number of shares of Parent Common Equity equal to the number of shares of Parent Common Equity included in the GM II Equity Purchase Price and GM III Equity Purchase Price, as applicable, and evidence reasonably satisfactory to Sellers of such issuance has been provided to Sellers;

(f) evidence reasonably satisfactory to Sellers that (A) Parent shall have filed a supplemental listing application with the NYSE with respect to the issuance of the Equity Purchase Price and (B) the shares of Parent Common Equity comprising the Equity Purchase Price have been approved and authorized for listing on the NYSE;

(g) a counterpart of the Closing Instruction, duly executed by Purchaser;

(h) the Assignment, duly executed by Purchaser;

(i) a certificate, duly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled;

(j) a counterpart to the Registration Rights Agreement, duly executed by Parent; and

(k) all other documents and instruments which are required by the other terms of this Agreement to be executed and/or delivered at the Closing by Purchaser.

ARTICLE 11

TAX MATTERS

Section 11.1 Company Taxes.

(a) Sellers shall be allocated and bear all Seller Subject Company Group Taxes, and Purchaser shall be allocated and bear all Purchaser Subject Company Group Taxes.

(b) Subject to Section 11.1(c), for purposes of determining the amount of any Seller Subject Company Group Taxes and Purchaser Subject Company Group Taxes, (i) Subject Company Group Taxes that are attributable to the severance or production of Hydrocarbons (other than such Subject Company Group Taxes that are ad valorem, property or similar Subject Company Group Taxes imposed on a periodic basis) shall be allocated to the Tax period (or portion of any Straddle Period) in which the severance or production giving rise to such Subject Company Group Taxes occurred; (ii) Subject Company Group Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Subject Company Group Taxes that are ad valorem, property or similar Subject Company Group Taxes imposed on a periodic basis, or described in clause (i)), shall be allocated to the Tax period (or portion of any Straddle Period) in which the transaction giving rise to such Subject Company Group Taxes occurred; and (iii) Subject Company Group Taxes that are ad valorem, property or other similar Subject Company Group Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Subject Company Group Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.

(c) Notwithstanding anything in this Agreement to the contrary, all Subject Company Group Taxes that are attributable to the severance, production or sale of Hydrocarbons described in clause (e) of the definition of “Working Capital Assets” shall be treated as Purchaser Subject Company Group Taxes.

(d) To the extent the actual amount of a Subject Company Group Tax is not known at the time an adjustment is to be made with respect to such Subject Company Group Tax pursuant to Section 2.4, Section 2.5 or Section 2.7, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Subject Company Group Tax for purposes of such adjustment. To the extent the actual amount of a Subject Company Group Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the final settlement statement as finally determined pursuant to Section 2.7, timely payments will be made from one Party to the Other Party to the extent necessary to cause each Party to bear the amount of such Subject Company Group Tax that is allocable to such Party under this Section 11.1.

Section 11.2 Transfer Taxes and Recording Fees. Purchaser shall bear and pay fifty percent (50%) of, and Sellers shall bear and pay fifty percent (50%) of, any sales, use, transfer, stamp, documentary, registration, excise or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (“Transfer Taxes”). Purchaser shall bear and pay all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey the Subject Securities to Purchaser. Each Seller and Purchaser shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 11.3 Tax Returns.

(a) Sellers shall prepare and file (or cause to be prepared and filed) all (a) Tax Returns of any member of a Subject Company Group with respect to Flow-Through Income Taxes for any Tax period ending on or before the Closing Date, (b) Seller Combined Returns and (c) Seller Prepared Corporate Income Tax Returns (collectively, “Seller Prepared Returns”) and shall timely pay (or cause to be paid) all Taxes with respect to such Seller Combined Returns and Seller Prepared Corporate Income Tax Returns. With respect to each such Seller Prepared Return that is required to be filed (taking into account any applicable extensions) after the Closing Date, (i) such Seller Prepared Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws, (ii) Seller shall, reasonably in advance of the due date of each Seller Prepared Return (taking into account any applicable extensions), deliver a draft of any such Seller Prepared Return (together with relevant supporting documentation and workpapers) to Purchaser for its review and comment and (iii) Seller will cause such Seller Prepared Return (as revised to incorporate Purchaser’s reasonable comments) to be timely filed and provide a copy thereof to Purchaser.

(b) Purchaser shall prepare or cause to be prepared all Tax Returns of any Subject Company Group with respect to Subject Company Group Taxes for all Pre-Effective Time Periods and Straddle Periods and all Tax Returns of any member of any Subject Company Group with respect to Flow-Through Income Taxes for any Straddle Periods, in each case, that are required to be filed after the Closing Date, other than the Seller Prepared Returns (“Purchaser Prepared Returns”). With respect to each such Purchaser Prepared Return, (i) Purchaser shall, reasonably in advance of the due date of each Purchaser Prepared Return (taking into account any applicable extensions), deliver a draft of any such Purchaser Prepared Return (together with all supporting documentation and workpapers) to Sellers for their review and comment and (ii) Purchaser will cause such Purchaser Prepared Return (as revised to incorporate Sellers’ comments) to be timely filed and provide a copy thereof to Sellers. Purchaser shall pay or cause to be paid all Taxes shown as due and owing on such Purchaser Prepared Returns to the appropriate Governmental Authority.

(c) The Parties agree that this Section 11.3 is intended to solely address the timing and manner in which certain Tax Returns and Subject Company Group Taxes shown thereon are paid to the applicable Governmental Authority, and nothing in this Section 11.3 shall be interpreted as altering the manner in which Subject Company Group Taxes are allocated to and economically borne by the Parties.

(d) After Closing, Purchaser shall cause (A) each member of each Subject Company Group with respect to Texas franchise Taxes (i) to be reported as part of the “combined group” (as defined in 34 Tex. Admin. Code § 3.590(b)(2)) of which Purchaser is a member for the period beginning on the date immediately following the Closing Date, (ii) to be included on the “Affiliate Schedule” for the Tax Return of such Purchaser “combined group” for the period that begins the day after the Closing Date and (iii) the “reporting entity” (as defined in 34 Tex. Admin. Code § 3.590(b)(5)) with respect to such Purchaser “combined group” to be an entity other than any member of the Subject Company Group and (B) Grayson Mill Intermediate, LLC, Grayson Mill Royalty Blocker II, LLC, Grayson Mill Bakken Nominee Corp., and Grayson Mill Royalty Blocker III, LLC with respect to U.S. federal and applicable state and local Income Taxes, (i) to elect to be included in Purchaser’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-1(h) for the period beginning on the day after the Closing Date, and (ii) to have a Tax year that ends for all U.S. federal and applicable state and local Tax purposes at the end of the date on the Closing Date as provided in Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1).

Section 11.4 Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the Other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of any member of a Seller’s respective Subject Company Group. Such cooperation shall include the retention and (upon the Other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Closing occurs on or prior to December 31, 2024, such cooperation shall include Purchaser using commercially reasonable efforts to cause the Flow-Through Subsidiaries and the NOG Tax Partnership to provide to the applicable Seller, on or before February 28, 2025, an estimated Internal Revenue Service Schedule K-1 (including corresponding state and local information, as applicable) with respect to the Flow-Through Subsidiaries and the NOG Tax Partnership reflecting such Seller’s share of income, gain, loss and deduction for the Tax period ending on the Closing Date.

Section 11.5 Post-Closing Tax Matters. Purchaser shall not (and shall cause its Affiliates (including, after the Closing, any member of a Subject Company Group ) not to), with respect to any member of a Subject Company Group for any Tax period beginning prior to the Closing Date, (a) amend, modify, supplement or re-file any Tax Return of or with respect to any member of the Subject Company Group or relating to the Assets, (b) change any method of accounting with respect to Taxes, (c) initiate any discussion with any Governmental Authority regarding any voluntary disclosure involving Taxes, (d) settle or compromise any Tax liability, (e) surrender any right to claim a refund of Taxes, or (f) effect or engage in any transaction or other action occurring on the Closing Date after the Closing outside the ordinary course of business, in each case, without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed).

Section 11.6 Tax Refunds. Sellers shall be entitled to any and all refunds (and credits in lieu thereof) attributable to Seller Subject Company Group Taxes and Seller Subject Company Group Income Taxes, and Purchaser shall be entitled to any and all refunds (and credits in lieu thereof) attributable to Purchaser Subject Company Group Taxes. If a Party or its Affiliate (i) receives a refund of Subject Company Group Taxes or Seller Subject Company Group Income Taxes or (ii) receives or realizes a Tax benefit attributable to any credit in lieu of refund, in each case, to which another Party is entitled pursuant to this Section 11.6, such recipient Party shall forward to the entitled Party the amount of such refund or Tax benefit within thirty (30) days after such refund is received or such Tax benefit is received or realized, as applicable, net of any reasonable costs or expenses (including Taxes) incurred by such recipient Party in procuring such refund or Tax benefit. Purchaser shall reasonably cooperate, and shall cause each member of each Subject Company Group to reasonably cooperate, with each Seller, at such Seller’s cost and expense, as and to the extent requested by such Seller in connection with the collection, receipt and procuring of refunds of severance Taxes from a North Dakota taxing authority for tax years 2019-2022, and to the extent Purchaser or its Affiliates (including any member of a Subject Company Group) receive such refund after Closing, Purchaser and its Affiliates (including any member of a Subject Company Group) shall forward such refund (net of any reasonable costs or expenses including Taxes) incurred by Purchaser and its Affiliates) to the applicable Seller as provided in this Section 11.6.

Section 11.7 Flow Through Income Tax Matters.

(a) Notwithstanding anything in this Agreement to the contrary, if, after the Closing Date, any Party receives notice of an audit or administrative or judicial proceeding (including any request for an extension of the statute of limitations to assess Tax) that relates to Flow-Through Income Taxes attributable to any member of a Seller’s respective Subject Company Group (including, for the avoidance of doubt, any Flow-Through Subsidiary or the NOG Tax Partnership) with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date, such Party shall notify the other Parties within ten (10) days of receipt of such notice. Sellers may control, at their sole expense, any such audit or administrative or judicial proceeding that relates to Flow-Through Income Taxes attributable to any member of a Seller’s respective Subject Company Group (including, for the avoidance of doubt, the Flow-Through Subsidiaries or the NOG Tax Partnership) for any Tax period ending on or prior to the Closing Date, including having the ability to appoint and replace the “partnership representative” and “designated individual” of such applicable member of a Seller’s Subject Company Group; provided, however, that the applicable Seller shall (x) keep Purchaser reasonably informed of the progress of such audit or administrative or judicial proceeding, (y) permit the Purchaser (or Purchaser’s counsel) to participate, at Purchaser’s sole cost and expense, in such audit or administrative or judicial proceeding, including in meetings with the applicable Governmental Authority, and (z) not settle, compromise and/or concede such audit or administrative or judicial proceeding without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall control any such audit or administrative or judicial proceeding that relates to Flow-Through Income Taxes attributable to any member of a Seller’s respective Subject Company Group (including, for the avoidance of doubt, any Flow-Through Subsidiary or the NOG Tax Partnership) with respect to any Tax period that begins before and ends after the Closing Date, including having the ability to appoint and replace the “partnership representative” and “designated individual” of such applicable member of a Seller’s Subject Company Group for such period; provided, however, that Purchaser shall (x) keep the applicable Seller reasonably informed of the progress of such audit or administrative or judicial proceeding, (y) permit the applicable Seller (or such Seller’s counsel) to participate, at such Seller’s sole cost and expense, in such audit or administrative or judicial proceeding, including in meetings with the applicable Governmental Authority, and (z) not settle, compromise and/or concede such audit or administrative or judicial proceeding without the prior written consent of the applicable Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) If, after the Closing Date, any member of a Seller’s respective Subject Company Group (including, for the avoidance of doubt, any Flow-Through Subsidiary or the NOG Tax Partnership) is subject to a U.S. federal income tax audit or administrative or judicial proceeding for a Tax period beginning on or prior to the Closing Date resulting in an “imputed underpayment” described in Section 6225 of the Code, then, at Purchaser’s request, to the extent permitted by applicable Law, the applicable Seller shall timely make (or cause to be timely made) a “push-out” election pursuant to Section 6226 of the Code for such member of such Seller’s respective Subject Company Group, as applicable, with respect to such Tax period, unless the Parties unanimously consent in writing to forego such election.

(c) Notwithstanding anything in this Agreement to the contrary, with respect to Flow-Through Income Taxes attributable to any member of a Seller’s respective Subject Company Group (including, for the avoidance of doubt, any Flow-Through Subsidiary or the NOG Tax Partnership), without the prior written consent of the applicable Seller (not to be unreasonably withheld, conditioned or delayed), Purchaser shall not (i) initiate any voluntary disclosures with any Governmental Authority regarding Flow-Through Income Taxes with respect to any Tax period ending on or prior to the Closing Date, (ii) amend, refile or otherwise modify, or cause or permit to be amended, refiled or otherwise modified, any Tax Return filed with respect to Flow-Through Income Taxes of any member of a Seller’s respective Subject Company Group for any Tax period ending on or prior to the Closing Date, (iii) make any other Tax election or change any accounting method after the Closing Date (including any entity classification election under Treasury Regulation Section 301.7701-3 but excluding, for the avoidance of doubt, any election under Section 6226 of the Code) with respect to any member of a Seller’s respective Subject Company Group that would have effect prior to the Closing Date or (iv) cause any member of a Seller’s respective Subject Company Group to effect or engage in any transaction or other action occurring on the Closing Date after the Closing that is outside of its ordinary course of business and not otherwise contemplated by this Agreement.

(d) The Parties shall reasonably cooperate to cause (x) a valid election under Section 754 of the Code (and any corresponding or similar election of applicable state or local Tax Law) to be in effect with respect to each Flow-Through Subsidiary and the NOG Tax Partnership, and (y) all items of income, gain, loss, deduction and credit of each Flow-Through Subsidiary and the NOG Tax Partnership for the taxable year that includes the Closing Date to be allocated between Purchaser (including any member of any Subject Company Group, if applicable) and Sellers based on an interim closing method as of and including the Closing Date and calendar day convention in accordance with Section 706 of the Code and the Treasury Regulations thereunder; provided, that any “extraordinary” items of each Flow-Through Subsidiary and the NOG Tax Partnership within the meaning of Treasury Regulations Section 1.706-4(e)(2) for the taxable year that includes the Closing Date will be allocated between Purchaser (including any member of any Subject Company Group, if applicable) and Sellers in accordance with the principles of Treasury Regulations Section 1.706-4(e)(1).

Section 11.8 Tax Proceedings. If, after the Closing Date, a Party or an Affiliate of such Party (including a member of a Subject Company Group) receives notice of an audit or administrative or judicial Action (including any request for an extension of the statute of limitations to assess Tax) with respect to (i) any Subject Company Group Tax or Tax Return with respect to Subject Company Group Taxes related to any taxable period ending prior to the Effective Time and (ii) any Seller Subject Company Group Income Tax or Tax Return with respect to Seller Subject Company Group Income Taxes (a “Seller Tax Contest”), such Party shall notify the Other Party within ten (10) days of receipt of such notice; provided that the failure to provide such notice shall not relieve the first Party of its obligations under this Agreement with respect to Subject Company Group Taxes or Seller Subject Company Group Income Taxes, as applicable, except to the extent such failure results in insufficient time being available to permit the Other Party to effectively defend against such Seller Tax Contest. Each Seller shall have the option, at its sole cost and expense, to control any such Seller Tax Contest and may exercise such option by providing written notice to Purchaser within fifteen (15) days of receiving notice of such Seller Tax Contest from Purchaser; provided that such Seller shall (i) keep Purchaser reasonably informed of the progress of such Seller Tax Contest, (ii) permit Purchaser (or Purchaser’s counsel) to participate, at Purchaser’s sole cost and expense, in such Seller Tax Contest, including in meetings with the applicable Governmental Authority and (iii) not settle, compromise and/or concede such portion of such Seller Tax Contest without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. If, after the Closing Date, a Party or an Affiliate of such Party (including any member of a Subject Company Group) receives notice of an audit or administrative or judicial Action (including any request for an extension of the statute of limitations to assess Tax) with respect to any Subject Company Group Tax or Tax Return with respect to Subject Company Group Taxes related to a Straddle Period (a “Straddle Period Tax Contest”), such Party shall notify the Other Party within ten (10) days of receipt of such notice; provided that the failure to provide such notice shall not relieve the first Party of its obligations under this Agreement with respect to Subject Company Group Taxes, except to the extent such failure results in insufficient time being available to permit the Other Party to effectively participate in the defense against such Straddle Period Tax Contest. Purchaser shall control any Straddle Period Tax Contest; provided that Purchaser shall (x) keep the applicable Seller(s) reasonably informed of the progress of such Straddle Period Tax Contest, (y) permit the applicable Seller(s) (or its counsel) to participate, at Sellers’ sole cost and expense, in such Straddle Period Tax Contest, including in meetings with the applicable Governmental Authority, and (z) not settle, compromise and/or concede any portion of such Straddle Period Tax Contest without the prior written consent of the applicable Seller(s), which consent shall not be unreasonably withheld, conditioned or delayed.

Section 11.9 Section 280G. Each Subject Company will use commercially reasonable efforts to secure from each Person who is a “disqualified individual” as defined in Section 280G(c) of the Code (each, a “Disqualified Individual”) to whom any payment or benefit is required or proposed to be made in connection with the transactions contemplated by this Agreement that could constitute “parachute payments” under Section 280G(b)(2) of the Code (“Section 280G Payments”) a written agreement waiving such Disqualified Individual’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Disqualified Individual will not be deemed parachute payments, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the equityholders of such Subject Company in a manner that complies with Section 280G(b)(5)(B) of the Code (the “280G Stockholder Approval”). Prior to the Closing, each Subject Company will submit the Waived Benefits of each Disqualified Individual who has executed a waiver in accordance with this Section 11.8 for approval of such Subject Company’s equityholders and such Disqualified Individual’s right to receive the Waived Benefits will be conditioned upon receipt of the requisite approval by such equityholders in a manner that complies with Section 280G(b)(5)(B) of the Code; provided, in no event will this Section 11.8 be construed to require such Subject Company (or any of its Affiliates) to compel any Disqualified Individual to waive any existing rights under any contract or agreement that such Disqualified Individual has with Sellers, such Subject Company or any other Person, and in no event will such Subject Company (or any of its Affiliates) be deemed in breach of this Section 11.8 if any such Disqualified Individual refuses to waive any such rights or if such equityholders fail to approve any Waived Benefits. Within a reasonable time prior to seeking any waiver of the Waived Benefits and the 280G Stockholder Approval, the Subject Company will provide Purchaser’s counsel with a copy of the waiver agreement, the disclosure statement, equityholder consent and calculations prepared in connection with the actions contemplated by this Section 11.8 and such Subject Company will consider in good faith any changes reasonably requested by Purchaser or its counsel. Prior to the Closing, the Subject Company will deliver to Purchaser notification that either (i) the 280G Stockholder Approval was obtained with respect to the Section 280G Payments or (ii) the 280G Stockholder Approval was not obtained with respect to the Section 280G Payments and that, as a consequence, no

Waived Benefits will be paid. Notwithstanding the foregoing, to the extent that any contract, agreement, or plan is entered into by Purchaser or any of its Affiliates and a Disqualified Individual in connection with the transactions contemplated by this Agreement before the Closing Date (the “Purchaser Arrangements”), Purchaser shall provide a copy of such contract, agreement or plan to the Subject Company before the Closing Date and shall cooperate with such Subject Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, that may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code; provided that, in any event, such Subject Company’s failure to include the Purchaser Arrangements in the 280G Stockholder Approval materials described herein, for any reason, will not result in a breach of the covenants set forth in this Section 11.8.

ARTICLE 12

TERMINATION

Section 12.1 Termination. This Agreement may be terminated at any time prior to the Closing (the date of any permitted termination of this Agreement under this Section 12.1, the “Termination Date”):

(a) by the mutual prior written consent of Sellers and Purchaser;

(b) by Sellers or Purchaser upon written Notice to the Other Party, if Closing has not occurred on or before the date thirty (30) days after the Target Closing Date (the “Initial Outside Date”); provided, however, that if Closing has not occurred on or before such date solely as a result of a failure of the Closing conditions in Section 9.1(e) and Section 9.2(e) to be satisfied, then, without any further action by the Parties, the Initial Outside Date shall be extended for all purposes hereunder until the earlier of (i) ten (10) Business Days after HSR Clearance and (ii) the date nine (9) months after the Execution Date (such extended date, the “Extended Outside Date”);

(c) by Sellers or Purchaser upon written Notice to the Other Party, if a final non-appealable Order has been entered restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d) by Purchaser upon written notice to Sellers, if no Purchaser Party is then in breach of any provision of this Agreement that would give rise to the failure of any of the conditions specified in Article 9 and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller or any Subject Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 9 and such breach, inaccuracy or failure cannot be cured by any Seller or Subject Company by the Target Closing Date (or if Closing has not occurred on or before such date solely as a result of a failure of the Closing conditions in Section 9.1(e) and Section 9.2(e) to be satisfied, the Extended Outside Date);

(e) by Sellers upon written notice to the Purchaser Parties, if no Seller or Subject Company is then in breach of any provision of this Agreement that would give rise to the failure of any of the conditions specified in Article 9 and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Purchaser Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 9 and such breach, inaccuracy or failure cannot be cured by the Purchaser Parties by the Target Closing Date (or if Closing has not occurred on or before such date solely as a result of a failure of the Closing conditions in Section 9.1(e) and Section 9.2(e) to be satisfied, the Extended Outside Date); or

(f) by Sellers, upon written notice to Purchaser, if Purchaser has not funded the Performance Deposit by 5:00 p.m. Central Time on the date that is three (3) Business Days after the Execution Date as provided in Section 2.3 (except to the extent such failure is the result of Sellers’ willful and intentional breach of Section 8.27);

provided, however, that no Party shall be entitled to terminate this Agreement under Section 12.1(b) if (i) the Closing has failed to occur as a result of the breach or failure of any of such Party’s representations, warranties or covenants hereunder that would give rise to the failure of any of the conditions specified in Article 9, including, if and when required, such Party’s obligations to consummate the transactions contemplated hereunder at Closing or (ii) a Party is entitled to and is enforcing its right to specific performance of this Agreement under Section 12.2(b) or Section 12.2(c) below.

Section 12.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 12.1, this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, Section 2.3, Article 7, Section 8.1(c), Section 8.1(d), Section 8.1(e), Section 8.1(f), Section 8.5, Article 12, and Article 14, all of which shall survive and continue in full force and effect indefinitely). The Confidentiality Agreement shall survive any termination of this Agreement; provided, however, the term of the Confidentiality Agreement shall be deemed to be extended until the date eighteen (18) months after the Termination Date.

(b) In the event that (i) all conditions precedent to the obligations of each Seller set forth in Section 9.1 have been satisfied or waived in writing by Sellers (or would have been satisfied except for the breach or failure of any Seller’s or Subject Company’s representations, warranties, or covenants hereunder) and (ii) the Closing has not occurred solely as a result of the material breach or material failure of any Seller’s or Subject Company’s representations, warranties or covenants hereunder, including, if and when required, any Seller’s or Subject Company’s obligations to consummate the transactions contemplated hereunder at the Closing, then Purchaser shall be entitled, as the sole and exclusive remedy of the Purchaser Group against any member of the Seller Group for the failure to consummate the transactions contemplated hereunder at the Closing, to either (A) seek specific performance of this Agreement, or (B) if Purchaser does not seek, or is not successful in obtaining specific performance pursuant to clause (A), terminate this Agreement and receive (x) the entirety of the Performance Deposit for the sole account and use of Purchaser, plus (y) recover from Seller(s) (jointly and severally) an aggregate amount equal to Purchaser’s and its Affiliates’ actual, documented out-of-pocket costs and expenses incurred in connection with, or in preparation for, the negotiation, diligence, performance and consummation of the Transaction Documents, in an amount up to, Twenty Million Dollars ($20,000,000).

(c) In the event that (i) all conditions precedent to the obligations of the Purchaser Parties set forth in Section 9.2 have been satisfied or waived in writing by the Purchaser Parties (or would have been satisfied except for the breach or failure of any of the Purchaser Parties’ representations, warranties or covenants hereunder) and (ii) the Closing has not occurred solely as a result of the breach or failure of any of the Purchaser Parties’ representations, warranties or covenants hereunder, including, if and when required, the Purchaser Parties’ obligations to consummate the transactions contemplated hereunder at the Closing, then Sellers shall be entitled to (A) exercise any rights at Law or in equity (including the right to specific performance of this Agreement) or (B) terminate this Agreement and receive the entirety of the Performance Deposit for the sole account and use of Sellers as liquidated damages hereunder. Each Seller and the Purchaser Parties acknowledge and agree that (x) Sellers’ actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Performance Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Sellers and (z) such liquidated damages do not constitute a penalty.

(d) In the event that this Agreement is terminated under Section 12.1 (other than Section 12.1(f)) and Sellers are not entitled or required to receive the Performance Deposit under Section 12.2(c), Purchaser shall be entitled to receive the entirety of the Performance Deposit for the account of Purchaser; provided that if this Agreement is terminated under Section 12.1(f), then the Parties shall have no additional remedies against one another as a result of such termination, and Sellers shall be free to enjoy immediately all rights of ownership of the Subject Securities, the Subject Company Group, the Business, and/or the Assets as to any Person without any restriction under this Agreement.

(e) If either (i) (A) Purchaser seeks to terminate this Agreement pursuant to Section 12.1(b) as a result of the failure of the condition of Purchaser in Section 9.2(d) to be satisfied, and (B) Sellers (1) disagree and dispute that Purchaser has the right to terminate this Agreement under Section 12.1(b) as a result of the failure of such condition of Purchaser in Section 9.2(d) and (2) do no seek the right to specific performance of this Agreement under Section 12.2(b), then (provided that such terminating Party is not otherwise in breach of this agreement that would preclude such Party from terminating this Agreement), this Agreement shall be terminated, which shall be an effective termination, and, subject to the remaining provisions of this Section 12.2(e) with respect to the treatment of the Performance Deposit, Sellers shall be free to enjoy immediately all rights of ownership of the Subject Securities, the Subject Company Group, the Business, and/or the Assets; or (ii) (A) Purchaser seeks to terminate this Agreement pursuant to Section 12.1(b) as a result of the failure of the condition of Purchaser in Section 9.2(d) to be satisfied, and (B) Sellers (1) disagree and dispute that Purchaser has the right to terminate this Agreement under Section 12.1(b) as a result of the failure of such condition of Purchaser in Section 9.2(d) and (2) seek the right to specific performance of this Agreement under Section 12.2(b), then in either case of (i) or (ii), either Purchaser or Sellers may refer the dispute as to whether Purchaser has the right to terminate this Agreement pursuant to Section 12.1(b) as a result of the failure of the condition of Purchaser in Section 9.2(d) to the Title Referee and/or Environmental Referee, as applicable, for the sole purposes of determining whether such termination right was applicable. Any such dispute will be conducted in accordance with Section 3.2(i), mutatis mutandis, but subject to the timing set forth in this provision and during the pendency of any such dispute, the Performance Deposit will remain in escrow pending final resolution by the Defect Referee pursuant to this Section 12.2(e).

(f) Promptly, but in no event later than three (3) Business Days after the Termination Date (or, to the extent applicable, the date of the Defect Referee’s issuance of a final determination of any dispute under Section 12.2(e)), Sellers and Purchaser shall execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Performance Deposit to the Party or Parties entitled to receive the Performance Deposit as provided in this Section 12.2. To the extent any Seller is entitled to receive any amounts (including the Performance Deposit) under this Section 12.2, such amounts shall be disbursed to the Persons and account(s) as designated by Sellers.

(g) Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth herein, each Party covenants and agrees that solely with respect to each Party’s rights under Section 12.2(b) and Section 12.2(c), (i) the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law, (ii) each Party would be irreparably harmed by any breaches by the Other Party of its obligations to consummate the transactions hereunder as and when required by such Party hereunder, (iii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to each Party’s rights under Section 12.2(b) and Section 12.2(c), (iv) the Other Party shall be entitled to equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement with respect to each Party’s rights under Section 12.2(b) and Section 12.2(c), in addition to all other remedies available at Law or in equity, including monetary damages, (v) neither Party, nor its representatives, shall oppose the granting of specific performance or any such relief as a remedy with respect to each Party’s rights under Section 12.2(b) and Section 12.2(c) and (vi) each Party agrees to waive any requirement for the security or posting of any bond in connection with the remedies described in Section 12.2(b) and Section 12.2(c).

Section 12.3 Return of Documentation and Confidentiality. Upon termination of this Agreement, Purchaser shall destroy or return to Sellers and the Subject Company Groups all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by or on behalf of any Subject Company or any Seller to Purchaser or prepared by or on behalf of Purchaser in connection with its due diligence investigation of any Subject Company, the Subject Securities or the Assets, in each case, in accordance with the Confidentiality Agreement and, if Purchaser elects to destroy any such information, an officer of Purchaser shall certify and confirm in writing the destruction of such information to Sellers and the Subject Company Groups in writing.

ARTICLE 13

INDEMNIFICATION; LIMITATIONS

Section 13.1 Seller’s Indemnification Rights. Subject to the terms hereof, from and after the Closing, Purchaser and each Subject Company shall be jointly and severally responsible for, shall pay, and shall jointly and severally indemnify, defend and hold harmless Sellers, each of their respective Affiliates, and each of such Person’s respective shareholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants (“Seller Group”) from and against all obligations, liabilities, claims, causes of action and Damages caused by, arising out of, attributable to or resulting from:

(a) the failure or breach of any Purchaser Party’s covenants or agreements contained in this Agreement or in any Transaction Document;

(b) the failure or breach of any member of a Subject Company Group’s covenants or agreements to be performed after Closing;

(c) any failure or breach of any representation or warranty made by any Purchaser Party contained in Article 6 of this Agreement or in the Purchaser Certificate; and/or

(d) the conduct, ownership or operation of the Subject Securities, the Subject Company Groups, the Business and/or the Assets;

EVEN IF ANY SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEES OR THIRD PARTIES, but excepting and excluding Fraud and, in the case of Section 13.1(d), any Damages with respect to which Purchaser is entitled to indemnity from Seller under Section 13.2 (subject to the terms of this Agreement, including Section 13.3) at the time the applicable Claim Notice is presented by Purchaser (but such exception and exclusion only applying to the extent and for the periods Seller is obligated hereunder to provide such indemnity under Section 13.2).

Section 13.2 Purchaser’s Indemnification Rights. Subject to the terms hereof, from and after the Closing, each Seller shall be severally, and not jointly and severally, responsible for, shall pay, and shall severally, and not jointly and severally, indemnify, defend and hold harmless Purchaser, the Affiliates of Purchaser (including Subject Company Group) and each of their respective shareholders, members, officers, directors, employees, agents, advisors, representatives, accountants, attorneys and consultants (“Purchaser Group”) from and against all obligations, liabilities, claims, causes of action and Damages caused by, arising out of, attributable to or resulting from:

(a) the failure or breach of such Seller’s covenants or agreements contained in this Agreement;

(b) the failure or breach of any member of such Seller’s Subject Company Group’s covenants or agreements contained in this Agreement to be performed on or prior to Closing;

(c) any failure or breach of any representation or warranty made by such Seller or such Seller’s Subject Company Group contained in Article 4, Article 5 or in the Closing Certificate;

(d) Seller Taxes of such Seller or its Subject Company Group; and/or

(e) any Specified Liabilities of such Seller or its Subject Company Group.

Section 13.3 Survival; Limitations.

(a) Subject to Section 13.3(b) and Section 13.3(c): (i) Non-Fundamental Representations (other than the representations and warranties set forth in Section 5.10 and Section 5.17(c)) of each Seller and/or Subject Company Group set forth herein and in the other Transaction Documents (excluding the Registration Rights Agreement and the Escrow Agreement, but including the corresponding representations and warranties given in the Closing Certificate) shall survive Closing and terminate on the Second Holdback Release Date; (ii) the representations and warranties set forth in Section 5.10 (including the corresponding representations and warranties given in the Closing Certificate) and the indemnity in Section 13.2(d) shall survive Closing and terminate on the date that is sixty (60) days after the expiration of the statutes of limitations (after giving effect to any waiver, mitigation or extension thereof) applicable to such matters; (iii) the representations and warranties in Section 5.17(c) shall terminate at Closing; (iv) Fundamental Representations of each Seller and/or Subject Company Group set forth herein and in the other Transaction Documents (including the corresponding representations and warranties given in the Closing Certificate) shall survive Closing and terminate upon expiration of the applicable statutes of limitation; (v) the covenants and agreements of each Seller and/or Subject Company Group to be performed on or prior to Closing shall survive Closing and terminate on the Second Holdback Release Date; (vi) the covenants and agreements of each Seller to be performed after Closing shall survive the Closing and terminate when fully performed (other than the covenants in Section 13.2, which shall survive the Closing and terminate on the date of the termination of the applicable representations, warranties, covenants and/or indemnities that are covered by Section 13.2); (vii) the indemnity in Section 13.2(e) (A) with respect to clause (d) of the definition of “Specified Liabilities” shall survive the Closing indefinitely, (B) with respect to clauses (a), and (b) of the definition of “Specified Liabilities” shall survive the Closing and terminate on the thirty-six (36) month anniversary of the Closing Date, (C) with respect to clauses (c), (e) and (g) of the definition of “Specified Liabilities” shall survive the Closing and terminate on the twenty-four (24) month anniversary of the Closing Date, and (D) with respect to all other “Specified Liabilities” shall survive the Closing and terminate on the fifteen (15) month anniversary of the Closing Date; and (viii) the covenants, representations and warranties of Purchaser set forth in this Agreement and the Purchaser Certificate and the covenants of Subject Company Group to be performed after Closing shall survive the Closing indefinitely; provided, however, there shall be no expiration or termination of any bona fide claim asserted pursuant to a Claim Notice pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to the expiration or termination date of the applicable survival period thereof.

(b) Subject to Section 14.11 and notwithstanding anything to the contrary contained elsewhere in this Agreement after Closing:

(i) neither Purchaser nor any member of the Purchaser Group shall be entitled to indemnity or reimbursement from either Seller under this Agreement:

(A) for any Damages relating to or arising out of any individual event, matter or occurrence that Purchaser Group is entitled to indemnity and reimbursement for pursuant to Section 13.2(c) with respect to breaches of Non-Fundamental Representations, unless and until the amount of such Damages for such individual event, matter or occurrence exceeds the Individual Indemnity Threshold (it being agreed that the Individual Indemnity Threshold represents a threshold and not a deductible);

(B) for any Damages that Purchaser Group is entitled to indemnity and reimbursement for under Section 13.2(c) with respect to breaches of Non-Fundamental Representations in excess of the Individual Indemnity Threshold, unless and until the aggregate amount of all such Damages for which Sellers would be responsible under Section 13.2(c) exceeds one and three-quarters of a percent (1.75%) of the Unadjusted Purchase Price, collectively as to all Sellers (and then only to the extent such Damages exceed one and three-quarters of a percent (1.75%) of the Unadjusted Purchase Price);

(C) for any Damages that Purchaser Group is entitled to indemnity and reimbursement for under Section 13.2(c) with respect to breaches of Non-Fundamental Representations, to the extent the aggregate Damages that Purchaser Group is entitled to indemnity and reimbursement for under Section 13.2(c) exceed the Holdback Amount (but then only to the extent of such excess);

provided, however, in no event shall the limitations set forth in this Section 13.3(b)(i)(A) through Section 13.3(b)(i)(C) apply to any Damages with respect to (x) any breaches of either Sellers’ Fundamental Representations or the representations and warranties set forth in Section 5.10, or (y) any indemnity obligations under Section 13.2(a), Section 13.2(b), Section 13.2(d); and

(D) under this Agreement for aggregate Damages in excess of an amount equal to such Sellers’ Percentage Share of the Unadjusted Purchase Price.

(c) Subject to Article 12 and Section 14.11, the liability of the Purchaser Parties (and each Subject Company after Closing) under this Agreement shall not exceed an amount equal to the amount that is one hundred percent (100%) of the Unadjusted Purchase Price.

(d) Each Seller, Subject Company Group and each Purchaser Party each acknowledge and agree that except as expressly set forth in Article 12, (1) the payment of money, as limited by the terms of this Agreement shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and (2) the Purchaser Parties, Subject Company Group and each Seller hereby irrevocably waive any and all rights to rescind, reform, cancel, terminate, revoke or void this Agreement or any of the transactions contemplated hereby; provided, however, each Party shall have the non-exclusive right to specific performance and other equitable remedies available at law or equity (including injunctive relief) for the breach or failure of the Other Party to perform its obligations hereunder required to be performed after Closing.

(e) Notwithstanding anything herein to the contrary but subject to Section 13.3(b), the rights of each member of the Purchaser Group to indemnification (and each Seller’s obligations) under Section 13.2 (as limited by the terms hereof) shall be satisfied first (A) from the Holdback Amount pursuant to Section 13.7 (on an aggregate basis and without regard to which Seller is responsible for the applicable indemnification obligation), until the Holdback Amount has been reduced to $0, and second (B) by the applicable Seller, who shall make such payment in cash.

Section 13.4 Exclusive Remedy and Certain Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, except in respect of claims of Fraud, the Purchaser Parties’ and Purchaser Group’s sole and exclusive remedy against any member of the Seller Group with respect to the Assets, the Business, the Subject Securities, Subject Company Groups, the negotiation, performance, and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants and agreements of any member of the Seller Group contained herein, and the affirmations of such representations, warranties, covenants and agreements contained in the Closing Certificate are (i) the rights set forth in Section 3.2(i) with respect to disputed Defects and (ii) the right to seek specific performance for the breach or failure of a Seller to perform any covenants required to be performed after Closing. Upon Closing, absent Fraud, each Purchaser Party irrevocably waives, releases, remises and forever discharges, and shall cause each member of the Purchaser Group to irrevocably waive, release, remise and forever discharge, each member of the Seller Group from any and all Damages, suits, legal or administrative Actions, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Purchaser Group might now or subsequently may have, based on, relating to or arising out of the Assets, the Business, the Subject Securities, Subject Company Groups, the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder, or any member of the Seller Group’s ownership, use or operation of the Assets, or the condition, quality, status or nature of any Assets, or any actions taken by managers or officers of any Subject Company prior to the Closing Date, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY ANY MEMBER OF THE PURCHASER GROUP AND ANY RIGHTS UNDER AGREEMENTS AMONG ANY MEMBERS OF THE SELLER GROUP, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PARTIES. Nothing in this Section 13.4(a) shall be construed to waive or release any member of the Seller Group from its obligations or liabilities to the extent set forth under the Escrow Agreement or the resignations and releases delivered pursuant to Section 10.2(h).

(b) Any claim for indemnity under this Article 13 by any current or former Affiliate, stockholder, member, officer, director, employee, agent, lender, advisor, representative, accountant, attorney and consultant of any Party must be brought and administered by the applicable Party to this Agreement, or such Party’s applicable successors or assigns. No Indemnified Person other than a Seller and Purchaser, or their applicable successors or assigns shall have any rights against a Seller, Purchaser or Subject Company Group under the terms of this Article 13, except as may be exercised on its behalf by Purchaser or a Seller, or such Party’s applicable successor or assigns, as applicable, pursuant to this Article 13. Each Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Agreement on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 13.4.

(c) Each Indemnified Person shall take commercially reasonable efforts to mitigate or minimize all Damages upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Damages that are indemnifiable hereunder. The amount of any Damages for which any Indemnified Person is entitled to indemnity under this Article 13 shall be reduced by the amount of insurance or other Third Party proceeds, recoupment, reimbursements or amounts actually received under the relevant insurance arrangements with respect to such Damages (net of collection costs and excluding any insurance policy underwritten or carried by such Indemnified Person or its Affiliate). If any Damages suffered by an Indemnified Person are covered by an existing policy, then such Indemnified Person shall use commercially reasonable efforts to pursue and prosecute any available claims against such policy; provided, however, if any Seller is an Indemnifying Party, such Seller may (at such Seller’s cost and expense), and only to the extent permissible under applicable Laws, seek to enforce and prosecute any and all available claims of any member of such Seller’s Subject Company Group under such policies and Purchaser and each Subject Company shall reasonably cooperate in connection with such enforcement and prosecution. If during the period that is twelve (12) months after the Second Holdback Release Date, Purchaser or any of its Affiliates receives funds or proceeds from any insurance carrier or any other Third Party with respect to any Damages previously paid to or received by any member of the Purchaser Group from Sellers (including from the Holdback Amount), Purchaser and the Subject Company Groups shall promptly pay and reimburse Sellers for such funds or proceeds to the extent of any such funds or proceeds previously paid to or received by any member of the Purchaser Group from Sellers (including from the Holdback Amount) with respect to such Damages.

(d) The Parties shall treat, for U.S. federal and applicable state and local Income Tax purposes, any amounts paid under this Article 13 as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Laws.

(e) For purposes of determining the amount of damages recoverable by Purchaser Group or Seller Group resulting from breaches of representations and warranties by the Sellers or Purchaser, respectively (but not for the purposes of determining whether Purchaser Group is entitled to indemnification under this Article 13 for breaches of representations and warranties by the Sellers or whether Seller Group is entitled to indemnification under this Article 13 for breaches of representations and warranties by Purchaser), each of the representations and warranties herein that contains any qualifications as to “material”, “materiality” or “material adverse effect” and words of similar import (other than specific monetary thresholds) in the terms of such representations and warranties shall be disregarded, except (i) the defined term “Material Contract” shall not be disregarded and (ii) the “Seller Material Adverse Effect” qualifier in Section 5.7 shall not be disregarded.

Section 13.5 Release.

(a) Effective as of immediately prior to the Closing, each Seller, for itself and on behalf of its Affiliates (excluding the Subject Company Group) and each of their respective equityholders, successors and assigns (the “Seller Releasing Group”) hereby fully and unconditionally releases, acquits and forever discharges the Purchaser Group, each member of the Subject Company Group, each of their respective direct and indirect equityholders, and each Purchaser Representative in their capacity as such, and each of their respective successors and assigns from any and all manner of actions, causes of actions, claims obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in Law or equity, of any kind, that any member of the Seller Releasing Group now has or has ever had against the members of the Subject Company Group, in respect of or arising out the ownership, operation, management, administration or use of the Subject Company Group, the Subject Securities or the Assets prior to Closing; provided, however, the foregoing notwithstanding, the release and discharge provided for herein shall not release (i) the Purchaser or the members of the Subject Company Group of their respective obligations or liabilities, if any, pursuant to this Agreement or the Transaction Documents, (ii) the members of the Subject Company Group of any indemnification or exculpation obligations of such Person to any director, manager, officer or agent of such Person in accordance with Section 8.10, (iii) the members of the Subject Company Group for claims for unpaid amounts that would, prior to Closing, constitute “Permitted Leakage” (provided that any such claim shall be finally accounted for in the final settlement statement delivered pursuant to Section 2.7(b)) or (iv) any Direct Claim or Third Party Claim for which Purchaser or a member of the Subject Company Group is obligated to indemnify any member of the Seller Group pursuant to Section 13.1. Seller hereby irrevocably covenants to refrain from, directly or indirectly (and shall cause each member of the Seller Releasing Group to refrain from), asserting any claim released pursuant to the foregoing provisions of this Section 13.5(a), or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the released Persons set forth in the first sentence of this Section 13.5(a) in their capacity as such, with respect to any such claim. Each Seller hereby represents to Purchaser that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any such claim.

(b) Effective as of immediately prior to the Closing, each Subject Company, for itself and on behalf of its Subject Company Group and each of their respective equityholders, successors and assigns (the “Subject Company Releasing Group”) and the Purchaser, for itself and on behalf of the Purchaser Group and each of their respective equityholders, successors and assigns (the “Purchaser Releasing Group”) hereby fully and unconditionally releases, acquits and forever discharges (i) Sellers, each of their respective direct and indirect equityholders, and each of their respective successors and assigns and (ii) all directors, managers, officers and agents of the Subject Company Group holding such position at any time prior to the Closing in their capacity as such from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in Law or equity, of any kind, that any member of the Subject Company Releasing Group or the Purchaser Releasing Group now has or has ever had against such Persons, arising out of or relating to (A) in respect of Sellers and their direct and indirect equityholders and their respective successors and assigns, the ownership, operation, management, administration or use of the Subject Company Group, the Subject Securities or the Assets prior to Closing, and (B) in respect of such directors, managers, officers and agents, for acts and omissions on behalf of any member of the Subject Company Group in such capacity or their relationship in such capacity with any member of the Subject Company Group; provided, however, the foregoing notwithstanding, the release and discharge provided for herein shall not release the Sellers of their respective obligations or liabilities, if any, pursuant to this Agreement or the Transaction Documents. The foregoing notwithstanding, the release and discharge provided for herein shall not release any Seller or its Affiliates from any obligations, liabilities, claims, causes of action and Damages directly arising from or relating to the ownership, operation or business of any Excluded Assets. Purchaser, for itself and, following the Closing, on behalf of the Subject Company Group hereby irrevocably covenants to refrain from, directly or indirectly (and shall cause each member of the Subject Company Releasing Group to refrain from), asserting any claim released pursuant to the foregoing provisions of this Section 13.5(b), or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the released Persons set forth in the first sentence of this Section 13.5(b), in their capacity as such, with respect to any such claim.

Section 13.6 Indemnification Actions. All claims for indemnification under this Article 13 shall be asserted and resolved as follows:

(a) For purposes of this Article 13, the term “Indemnifying Party” when used in connection with particular Damages means the Party having an obligation to indemnify any member of the Seller Group with respect to such Damages pursuant to this Article 13, and the term “Indemnified Person” when used in connection with particular Damages shall mean the Party and/or other Persons having the right to be indemnified with respect to such Damages by the Indemnifying Party pursuant to Article 13.

(b) To make a claim for indemnification, defense or reimbursement under this Article 13, an Indemnified Person shall notify the Indemnifying Party of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).

(c) In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim in such Indemnified Person’s possession or control; provided that the failure of any Indemnified Person to give Notice of any Third Party Claim as provided in this Article 13 shall not relieve the Indemnifying Party of its obligations under this Article 13 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.

(d) In the case of a claim for indemnification based upon any Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies the Indemnifying Party’s obligation to defend the Indemnified Person against such Third Party Claim under this Agreement. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Party admits or denies its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, then until such date as the Indemnifying Party admits or it is finally determined by a non-appealable judgment that such right or obligation exists, the Indemnified Person may file any motion, answer or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest subject to the remaining provisions of this Section 13.6.

(e) If the Indemnifying Party admits its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, then the applicable Indemnifying Party shall have (i) the right and obligation to diligently prosecute and control the defense of such Third Party Claim at its sole cost and expense, and (ii) have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnified Person, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Person, which shall be withheld or delayed in the Indemnified Person’s sole discretion. If requested by the Indemnifying Party, the Indemnified Person agrees at the cost and expense of the Indemnifying Party to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.6(e), provided that the Indemnified Person may file initial pleadings as described in the last sentence of subsection (d) above if required by court or procedural rules to do so within the thirty (30) day period in subsection (d) above. An Indemnifying Party shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim) or (B) may materially and adversely affect the Indemnified Person (other than as a result of money Damages covered by the indemnity).

(f) If an Indemnifying Party does not admit its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement or admits its obligation but thereafter fails to diligently defend or settle the Third Party Claim, as applicable, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (at the sole cost and expense of the Indemnifying Party if the Indemnified Person is entitled to indemnification hereunder), with one counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Party to admit its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement at any time prior to settlement or final determination thereof. If an Indemnifying Party has not yet admitted an Indemnified Person’s right to indemnity and reimbursement right against such Third Party Claim as provided in this Article 13, the Indemnified Person shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to admit its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, as applicable, and if such right or obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted such right or obligation for indemnification in writing and assumed the defense of the Third Party Claim, the Indemnified Person shall be deemed to have irrevocably waived any right to indemnity with respect to the Third Party Claim.

(g) In the case of a claim for indemnification not based upon a Third Party Claim (a “Direct Claim”), such Direct Claim shall be asserted by giving the Indemnifying Party reasonably prompt Claim Notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of the events that gave rise to such Direct Claim; provided that the failure of any Indemnified Person to give Notice of any Direct Claim as provided in this Article 13 shall not relieve the Indemnifying Party of its obligations under this Article 13 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Direct Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Direct Claim. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice to (i) cure the Damages complained of, admit its obligation to defend the Indemnified Person against such Direct Claim under this Agreement and Article 13 or (ii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Person within such sixty (60) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be deemed to have disputed its obligation to defend the Indemnified Person against such Direct Claim under this Agreement.

(h) To the extent the provisions of this Section 13.6 are inconsistent with Section 11.7 or Section 11.8, then Section 11.7 or Section 11.8, as applicable, shall control.

Section 13.7 Holdback Amount. Notwithstanding anything in this Agreement or the Escrow Agreement to the contrary, the terms and provisions set forth in this Section 13.7 shall control as to the Parties.

(a) At Closing, a portion of the Performance Deposit equal to the Holdback Amount shall be automatically converted to, and become, security for Sellers’ obligations pursuant to this Section 13.7, which shall remain deposited at Closing with the Escrow Agent. The Holdback Amount shall be held by the Escrow Agent in accordance with the Escrow Agreement and paid out in accordance with the provisions of this Section 13.7 and the Escrow Agreement, as security against, and to support the satisfaction of the obligation to defend and indemnify or otherwise pay any amounts to the Purchaser Group pursuant to Section 13.2.

(b) If, at any time prior to the Second Holdback Release Date, there are amounts remaining of the Holdback Amount, to the extent that the applicable Seller does not promptly (and in any event within thirty (30) days after receipt of a Claim Notice from Purchaser) reimburse or pay Purchaser for any amounts to which Purchaser is entitled with respect to valid and undisputed claim(s) asserted under Article 13, then Purchaser shall be entitled to deliver to Sellers and the Escrow Agent a written notice (a “Holdback Claim Notice”), which notice shall specify the nature and amount of Purchaser’s claim(s) as set forth in the applicable Holdback Claim Notice (the “Holdback Claim”), including details of and a specific basis under this Agreement entitling Purchaser to such Holdback Claim.

(c) If a Seller (i) timely delivers to Purchaser and Escrow Agent a notice that the applicable Seller does not dispute any of the alleged Damages specified in Purchaser’s Holdback Claim Notice, or (ii) timely delivers a notice to Purchaser and the Escrow Agent that the applicable Seller disputes only a portion of the Damages alleged in Purchaser’s Holdback Claim Notice, then Purchaser and Sellers shall promptly (but in no event later than three (3) Business Days after such occurrence) execute and deliver to the Escrow Agent joint written instructions authorizing the Escrow Agent to disburse to Purchaser (A) in the case of Section 13.7(c)(i), the entire amount of the alleged Damages specified in the applicable Holdback Claim Notice and (B) in the case of Section 13.7(c)(ii), the amount of the alleged Damages specified in such Seller’s notice that are not in dispute.

(d) On the First Holdback Release Date (or first Business Day after such date if such date is not a Business Day), the Parties shall deliver joint written instructions to the Escrow Agent to disburse to Sellers or their designees from the Holdback Amount an amount equal to the positive remainder (if any) of (i) one-half (1/2) of the original Holdback Amount minus (ii) the aggregate amount of all undisbursed or unpaid alleged Damages asserted by Purchaser in any and all applicable unresolved Holdback Claim Notices delivered to Sellers and Escrow Agent by Purchaser on or prior to the First Holdback Release Date.

(e) On the Second Holdback Release Date, the Parties shall deliver joint written instructions to the Escrow Agent to disburse to Sellers or their designees from the Holdback Amount an amount equal to the positive remainder (if any) of (i) the remaining Holdback Amount minus (ii) the aggregate amount of all undisbursed or unpaid alleged Damages asserted by Purchaser in any and all applicable unresolved Claim Notices delivered to Sellers and Escrow Agent by Purchaser on or prior to the Second Holdback Release Date.

(f) From and after the Second Holdback Release Date, upon resolution of each dispute of the Purchaser Group’s entitlement to such Damages from the Holdback Amount in accordance with the terms hereof, Purchaser and Sellers shall promptly (but in no event later than three (3) Business Days after such resolution) execute and deliver joint written instructions to the Escrow Agent for the release from the Holdback Amount (i) to Purchaser, any amounts to which Purchaser Group is entitled upon resolution of such dispute and (ii) to Sellers or their respective designees, any amounts to which Sellers are entitled upon resolution of such dispute.

(g) To the extent necessary to release any portion of the Holdback Amount to any Party (or its designee) entitled to receive any portion of the Holdback Amount hereunder, Purchaser and Sellers shall promptly (but in any event within three (3) Business Days) take such reasonable actions as necessary to cause the release of such amount(s) from the Holdback Amount to the applicable Party or Parties, including executing and delivering joint written instructions to the Escrow Agent for the release of such amount(s) from the Holdback Amount.

Section 13.8 Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, THE PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE 13 AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING PURCHASER (AND EACH SUBJECT COMPANY FROM AND AFTER CLOSING) TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER FAULT OF MEMBERS OF THE SELLER GROUP. PURCHASER REPRESENTS TO THE SELLER GROUP (A) THAT PURCHASER HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT PURCHASER WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO AND (B) THAT PURCHASER FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.

ARTICLE 14

MISCELLANEOUS

Section 14.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to the Other Party (herein collectively called “Notice”) shall be in writing and delivered in person by courier service or U.S. mail requiring acknowledgement of receipt or mailed by certified mail, postage prepaid, and return receipt requested, or by e-mail requesting the recipient to confirm receipt, as follows:

To each Seller (and prior to Closing, each Subject Company):	Grayson Mill 840 W. Sam Houston North, Suite 300 Houston, Texas 77024 Attn: Adam Osbeck Email: Aosbeck@gmellc.com

with a copy (that shall not constitute Notice) to:	EnCap Investments L.P. 9651 Katy Freeway, Suite 600 Houston, TX 77024 Attn: Brad Thielemann Bryan Stahl Email: BThielemann@encapinvestments.com BStahl@encapinvestments.com

with a copy (that shall not constitute Notice) to:	Vinson & Elkins LLP 845 Texas Avenue, Suite 4700 Houston, Texas 77002 Attn: Bryan Edward Loocke Email: bloocke@velaw.com

To Purchaser or Parent (or any Subject Company after Closing):

Devon Energy Corporation

333 West Sheridan Avenue

Oklahoma City, OK 73102

Attn: Bill Lambert

Telephone: 405-552-3343

Email: bill.lambert@dvn.com

Devon Energy Corporation

333 West Sheridan Avenue

Oklahoma City, OK 73102

Attn: Rachel Evans

Email: rachel.evans@dvn.com

with a copy (that shall not constitute Notice) to:

Kirkland & Ellis LLP

609 Main St., Suite 4700

Houston, Texas 77002

Attn:  David Castro Jr., P.C.

Kyle M. Watson, P.C.

Lindsey M. Jaquillard

Email:  david.castro@kirkland.com

kyle.watson@kirkland.com

lindsey.jaquillard@kirkland.com

Notice shall be effective upon actual receipt; provided, however, that Notice by e-mail shall be effective as of the date of confirmed delivery if delivered before 5:00 P.M. Central Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery is after 5:00 P.M. Central Time on any Business Day or during any non-Business Day at the place of receipt. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 14.2 Governing Law. This Agreement and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction; provided, however, in connection with the determination of the existence of any (a) Title Defect, Defect Amount attributable to any Title Defect, Title Benefit or Title Benefit Amount or with respect to conveyancing matters as to any Asset, the Laws of the State where such Asset is located shall govern and control such determination, and (b) Environmental Defect and/or Defect Amount attributable to any Environmental Defect, the federal Laws of the United States of America and the Laws of the state where such Asset is located shall govern and control such determination.

Section 14.3 Venue and Waiver of Jury Trial.

(a) Except as to any dispute, controversy, matter or claim arising out of or in relation to or in connection with (i) the calculation or determination of the Adjusted Purchase Price pursuant to Section 2.4, Section 2.5 or Section 2.8 (which shall be resolved exclusively in accordance with Section 2.7(b)) or (ii) the determination of the scope, interpretation and effect of Article 3, the existence, cure or amount of any Title Benefits, Title Benefit Amounts, Defects or Defect Amounts, or any dispute with respect to Purchaser’s right to terminate this Agreement in the manner described in Section 12.2(e) (all of which shall be resolved exclusively in accordance with Section 3.2(i)), any dispute, controversy, matter or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved between the Parties, will be instituted exclusively in the courts of the State of Texas in and for Tarrant County, Texas or the United States District Court located in Houston, Texas, and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute or Action arising out of this Agreement or any of the transactions contemplated thereby. All Disputes between the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the courts of the State of Texas in and for Harris County, Texas or the United States District Court located in Houston, Texas. Each Party irrevocably waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Action in the foregoing courts. Each Party agrees that any and all process directed to it in any such Action may be served upon it outside of the State of Texas in and for Tarrant County United States District Court or the Texas State District Court located in Houston, Texas with the same force and effect as if such service had been made within the State of Texas in and for Tarrant County or the United States District Court or the Texas State District Court located in Houston, Texas.

(b) To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 14.3(a). Further, each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Action in the foregoing courts. Each Party agrees that any and all process directed to it in any such Action may be served upon it outside of the State of Texas in and for Houston County, Texas or the United States District Court located in Houston, Texas with the same force and effect as if such service had been made within the State of Texas in and for Tarrant County, Texas or the United States District Court located in Houston, Texas.

(c) The Parties agree that a dispute under this Agreement may raise issues that are common with one or more of the other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy or claim between or among the Parties and their Affiliates. Accordingly, any Party to a new Dispute under this Agreement may elect in writing within fifteen (15) days after the initiation of a new Dispute to refer such new Dispute for resolution by the applicable court together with any existing Dispute arising under this Agreement, other Transaction Documents or other documents executed by the

Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new Dispute with the existing Dispute within thirty (30) days of receipt of written request, then the new Dispute shall not be consolidated, and the resolution of the new Dispute shall proceed separately.

(d) EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

Section 14.4 Headings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. Each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

Section 14.5 Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of any Party or its respective officers, employees, agents or representatives, and no failure by any Party to exercise any of its rights under this Agreement, shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right. No consent under this Agreement shall be valid unless set forth in an instrument in writing signed on behalf of such Party.

Section 14.6 Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable, and should any terms or provisions, in whole or in part, be held invalid, illegal or incapable of being enforced as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.7 Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the Purchaser Parties, each Seller and each Subject Company, and any transfer or delegation made without such consent shall be null and void ab initio. Unless expressly agreed to in writing by the Purchaser Parties, each Seller and each Subject Company, no permitted assignment of any Party’s rights or duties that is subject to the consent of the Purchaser Parties, each Seller and each Subject Company shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder, and such assigning Party shall be fully liable for the performance of all such rights and duties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 14.8 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 14.8.

Section 14.9 Amendment. This Agreement may be amended or modified only by an agreement in writing signed by each Seller, each Subject Company and the Purchaser Parties and expressly identified as an amendment or modification.

Section 14.10 No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than a Party to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 8.1, Section 8.5 (including any employee of any Subject Company), Section 8.10, Article 13 and/or Section 14.13, in each case, only to the extent such rights are exercised or pursued, if at all, by the applicable Seller, Subject Company, Parent or Purchaser acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Indemnified Person pursuant to this Agreement) and (b) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised, and administered by a Party hereto in accordance with Section 13.4 or by a Non-Recourse Person in connection with the enforcement of Section 14.11.

Section 14.11 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PERSON SHALL BE ENTITLED TO PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND PURCHASER, EACH SUBJECT COMPANY AND EACH SELLER, FOR ITSELF AND ON BEHALF OF ITS RESPECTIVE MEMBERS OF THE PURCHASER GROUP AND SELLER GROUP, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN PUNITIVE DAMAGES SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED AMONG THE PARTIES UNDER THE TERMS HEREOF.

Section 14.12 Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 14.13 Non-Recourse Persons. The Parties acknowledge and agree that no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate or financing source (including, without limitation, EnCap Investments L.P., any investment fund managed by EnCap Investments L.P., and any of the foregoing Persons’ respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, Affiliates (other than any of the Parties), or financing sources of any of the Parties to this Agreement (each, a “Non-Recourse Person”)), in such capacity, shall have any liability or responsibility (in contract, tort or otherwise) for any Damages, suits, legal or administrative Actions, claims, demands, losses, costs, obligations, liabilities, interests, charges or causes of action whatsoever, in law or in equity, known or unknown, which are based on, related to or arise out of the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder. Each Party hereby waives, releases, remises and forever discharges, and shall cause each member of the Purchaser Group or Seller Group (as applicable) to waive, release, remise and forever discharge, any liabilities, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interests, charges, causes of action or Damages whatsoever, in law or in equity, known or unknown, against each Non-Recourse Person which are based on, related to or arise out of the ownership, administration or operation of the Subject Companies, the Subject Securities, the Business, the Assets and/or the Excluded Assets or negotiation, performance and consummation of the Transaction Documents or the transactions contemplated thereunder. This Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 14.13.

Section 14.14 Relationship of Sellers. Notwithstanding anything herein to the contrary, each Seller shall be severally and not jointly liable for the duties and obligations of each other Seller under this Agreement and any other Transaction Documents and notwithstanding anything herein to the contrary, in no event shall any Seller have, and the Purchaser Parties hereby waive and release any rights and remedies against each Seller hereunder, for any Damages, losses or liabilities arising out of any breach or failure of this Agreement or any other Transaction Document by any other Seller or member of any other Seller’s applicable Subject Company Group.

Section 14.15 Parent Guarantee. Parent hereby irrevocably, absolutely, fully and unconditionally guarantees (the “Parent Guarantee”) to Sellers, the Subject Companies, their Representatives and their respective successors and permitted assigns the prompt and complete performance of all of Purchaser’s obligations under Section 10.3 and Section 12.2(c) (the “Guaranteed Obligations”). Parent agrees that the Parent Guarantee is a primary obligation of Parent and that Sellers, the Subject Companies and/or their Representatives may enforce the Parent Guarantee without the necessity at any time of resorting to or exhausting any other security or collateral. This is a guarantee of Purchaser’s payment of performance of the Guaranteed Obligations when and as due and not merely of collection. Parent agrees that the guarantee set forth in this Section 14.15 shall not be discharged except by the complete and irrevocable performance of all Guaranteed Obligations or the earlier consummation of the Closing of the transactions contemplated by this Agreement. Parent reserves the right to assert any and all defenses which Purchaser may assert against Sellers under this Agreement with respect to payment or performance of any Guaranteed Obligation. Parent hereby expressly waives diligence, presentment, protest and all notices whatsoever and any requirement that Sellers exhaust any right, power or remedy or proceed against Purchaser under this Agreement or any other agreement or instrument referred to herein or therein.

Section 14.16 Certain Waivers. Each Purchaser Party agrees, on its own behalf and on behalf of the other Purchaser Group (including the Subject Company Groups following Closing), that, following the Closing, Vinson & Elkins LLP may serve as counsel to any Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any dispute arising out of or relating to this Agreement and the transactions contemplated hereby, notwithstanding any representation by Vinson & Elkins LLP of any Subject Company prior to the Closing Date. Each Purchaser Party, on behalf of itself and the other members of the Purchaser Group (including the Subject Company Groups after the Closing) hereby (a) consents to Vinson & Elkins LLP’s representation of any Seller or its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby (the “Subject Representation”), (b) waives any claim it has or may have that Vinson & Elkins LLP has a conflict of interest or is otherwise prohibited from engaging in such Subject Representation based on its representation of the Subject Company Groups prior to the Closing and (c) agrees that, in the event that a dispute arises between any Purchaser Party, any Subject Company or any of their respective Affiliates, on the one hand, and any Seller and/or its Affiliates, on the other hand, none of Purchaser, Parent, any Subject Company or any of their respective Affiliates will object to Vinson & Elkins LLP representing any Seller and/or its

Affiliates in such dispute due to the interests of any Seller and its Affiliates being directly adverse to the Purchaser Parties, any Subject Company or any of their respective Affiliates or due to Vinson & Elkins LLP having represented any Subject Company in a matter substantially related to such dispute. Each Purchaser Party further agrees that, as to all communications among Vinson & Elkins LLP, any Subject Company, any Seller or their respective Affiliates and representatives prior to the Closing that relate to the Subject Representation, the attorney-client privilege belongs, to the extent such privilege exists, to Seller and its Affiliates and may be controlled by any Seller and each of its Affiliates and will not, with respect to such privileged communications, pass to or be claimed by the Purchaser Parties, any Subject Company or any of their respective Affiliates. To the extent that any Purchaser Party, any Subject Company or any of their respective Affiliates has or maintains any ownership of the privilege with respect to these communications, they agree, except as may be required by applicable Law, not to waive or to attempt to waive the privilege without the express written approval of the applicable Seller. Notwithstanding the foregoing, in the event that a dispute arises between any Purchaser Party, any Subject Company and a Third Party (other than a Seller and its Affiliates) or any Governmental Authority after the Closing, any Subject Company may assert the attorney-client privilege against such Third Party to prevent disclosure of confidential communications by or with Vinson & Elkins LLP.

Section 14.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

GM II SELLER:

GRAYSON MILL HOLDINGS II, LLC

By:	/s/ Eric Bayes
Name:	Eric Bayes
Title:	Chief Executive Officer

GM III SELLER:

GRAYSON MILL HOLDINGS III, LLC

By:	/s/ Eric Bayes
Name:	Eric Bayes
Title:	Chief Executive Officer

GM II SUBJECT COMPANY:

GRAYSON MILL INTERMEDIATE HOLDCO II, LLC

By:	/s/ Eric Bayes
Name:	Eric Bayes
Title:	Chief Executive Officer

GM III SUBJECT COMPANY:

GRAYSON MILL INTERMEDIATE HOLDCO III, LLC

By:	/s/ Eric Bayes
Name:	Eric Bayes
Title:	Chief Executive Officer

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

PURCHASER:

WPX ENERGY WILLISTON LLC

BY:	/s/ Richard E. Muncrief
Name:	Richard E. Muncrief
Title:	President and Chief Executive Officer

PARENT:

DEVON ENERGY CORPORATION

By:	/s/ Richard E. Muncrief
Name:	Richard E. Muncrief
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

EXHIBITS

EXHIBITS:

Exhibit A	Assets
Exhibit A-1	Leases
Annex I	GM II Leases
Annex II	GM III Leases
Exhibit A-2	Wells
Annex I	GM II Wells
Annex II	GM III Wells
Exhibit A-3	DSUs
Annex I	GM II DSUs
Annex II	GM III DSUs
Exhibit A-4	Surface Rights and Rights of Way
Annex I	GM II Surface Rights and Rights of Way
Annex II	GM III Surface Rights and Rights of Way
Exhibit A-5	Gathering and Disposal System
Annex I	GM II Gathering and Disposal System
Annex II	GM III Gathering and Disposal System
Exhibit B	Form of Assignment of Subject Securities
Exhibit C	Form of Excluded Asset Assignment
Exhibit D	Form of Resignation and Release
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Post-Closing Letter Agreement
Exhibit G	Form of Escrow Agreement

Exhibit E

FORM OF REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

DEVON ENERGY CORPORATION

AND

THE SELLERS NAMED HEREIN

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], 2024 (the “Closing Date”) by and among Devon Energy Corporation, a Delaware corporation (“Devon”), and the stockholders from time to time party to this Agreement (each a “Party” and collectively, the “Parties”).

WHEREAS, this Agreement is made in connection with the acquisition of all of the issued and outstanding securities of (a) Grayson Mill Intermediate HoldCo II, LLC, a Delaware limited liability company (“GM II Subject Company”) and (b) Grayson Mill Intermediate HoldCo III, LLC, a Delaware limited liability company (“GM III Subject Company” and together with the GM II Subject Company, each individually a “Subject Company” and collectively, the “Subject Companies”), in exchange for cash and the issuance of Devon’s common stock, par value $0.10 per share (the “Purchased Common Stock”) to the Holders pursuant to the securities purchase agreement (the “Purchase Agreement”), dated as of July 8, 2024, by and among (i) Grayson Mill Holdings II, LLC, a Delaware limited liability company (“GM II Seller”), Grayson Mill Holdings III, LLC, a Delaware limited liability company (“GM III Seller”, and together with the GM II Seller, each a “Seller” and collectively, the “Sellers”), the Subject Companies, WPX Energy Williston, LLC, a Delaware limited liability company and Devon;

WHEREAS, Devon has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Sellers pursuant to the Purchase Agreement; and

WHEREAS, it is a condition to the obligations of each party to the Purchase Agreement that this Agreement be executed and delivered.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement. The terms set forth below are used herein as so defined:

“Adoption Agreement” means an adoption agreement in a form reasonably acceptable to Devon.

“Affiliate” means as to any Person, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Agreement” has the meaning specified therefor in the introductory paragraph.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined under Rule 405.

“Commission” means the Securities and Exchange Commission.

“Devon” has the meaning specified therefor in the introductory paragraph.

“Devon Repurchase Exercise” has the meaning specified therefor in Section 2.07(b).

“Effectiveness Period” has the meaning specified therefor in Section 2.01(a).

“Exercised Repurchase Right Shares” has the meaning specified therefor in Section 2.07(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations promulgated by the Commission thereunder.

“Holder” means the holder of any Registrable Securities.

“Holder Repurchase Notice” has the meaning specified therefor in Section 2.07(b).

“Legend Removal Documents” has the meaning specified therefor in Section 2.09.

“Losses” has the meaning specified therefor in Section 2.05(a).

“Major Holder” means each of GM II Seller, GM III Seller and any other Holder that is an Affiliate of EnCap Investments L.P.

“Party” and “Parties” have the meaning specified therefor in the Recitals of this Agreement.

“Permitted Transferee” means (a) any Affiliate of a Holder and (b) any of the direct or indirect partners, shareholders, members or other holders of other equity interests of a Major Holder, provided that in each case, such transferee has delivered to Devon a duly executed Adoption Agreement.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Purchase Agreement” has the meaning specified therefor in the Recitals of this Agreement.

“Purchased Common Stock” has the meaning specified therefor in the Recitals of this Agreement.

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“Registrable Securities” means the Purchased Common Stock until no longer Registrable Securities pursuant to the provisions of Section 1.02.

“Registration Statement” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Repurchase Price” has the meaning specified therefor in Section 2.07(a).

“Repurchase Right” has the meaning specified therefor in Section 2.07(a).

“Repurchase Right Sale” has the meaning specified therefor in Section 2.07(a).

“Repurchase Right Shares” has the meaning specified therefor in Section 2.07(a).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act.

“Rule 405” means Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Seller” and “Sellers” have the meanings specified therefor in the recitals of this Agreement.

“Seller Affiliate” has the meaning specified therefor in Section 2.05(b).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which shares of common stock of Devon, par value $0.10, are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when: (a) a registration statement covering such Registrable Security has become effective and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) such Registrable Security can be (or has been) disposed of without regard to volume or manner-of-sale restrictions under Rule 144 (or any similar provision then in force) under the Securities Act, or (c) it is held by a Person to which the rights under this Agreement have not been assigned.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Registration. Devon shall prepare and file (if not previously filed) within five (5) business days after the Closing Date, and use commercially reasonable efforts to cause to become effective as promptly as reasonably practicable after the filing thereof (it being agreed that the Registration Statement shall be an Automatic Shelf Registration Statement if Devon is a well-

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known seasoned issuer (as defined in Rule 405) at the most recent applicable eligibility determination date), a shelf registration statement and prospectus supplement under the Securities Act (or shall file an amendment or prospectus supplement to an existing shelf registration statement) to permit the resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force), under the Securities Act with respect to all of the Registrable Securities in accordance with the method or methods of disposition thereof (other than an Underwritten Offering) as may be reasonably requested by the Selling Holders in writing prior to the filing of the Registration Statement or prospectus supplement, as applicable (the “Registration Statement”). A Registration Statement filed pursuant to this Section 2.01 shall be on Form S-3 (or any successor form or other appropriate form under the Securities Act), or, if Devon is not then permitted to file a registration statement on Form S-3, a registration statement on Form S-1 (or any successor form or other appropriate form under the Securities Act); in each case, provided that such Registration Statement shall permit the resale of the Registrable Securities in accordance with the method or methods of disposition thereof (other than an Underwritten Offering) as may be reasonably requested by the Selling Holders in writing prior to the filing of the Registration Statement. Devon will use its commercially reasonable efforts to cause the Registration Statement filed pursuant to this Section 2.01 to remain continuously effective, including by filing any supplements or amendments thereto, under the Securities Act until the earlier of (i) the date as of which all such Registrable Securities are sold by the Holders or cease to be Registrable Securities or (ii) two years from the initial effective date of such Registration Statement or prospectus supplement, if later (the “Effectiveness Period”). The Registration Statement when it becomes effective (including the documents incorporated therein by reference) shall comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 2.02 Sale Procedures. In connection with a Registration Statement prepared pursuant to Section 2.01, Devon shall:

(a) if the Registration Statement is not automatically effective upon filing, use commercially reasonable efforts to cause such Registration Statement to become effective as promptly as reasonably practicable;

(b) respond to any and all comments received from the Commission, with a view towards causing such Registration Statement or any amendment thereto to be declared effective by the Commission as soon as practicable and shall file an acceleration request, if necessary, as soon as practicable following the resolution or clearance of all Commission comments or, if applicable, following notification by the Commission that any such Registration Statement or any amendment thereto will not be subject to review;

(c) prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the Effectiveness Period and as may be necessary to comply in all material respects with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities;

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(d) before filing a Registration Statement and any amendments or supplements thereto, furnish to the Holders and to one counsel selected by the Holders of a majority of such Registrable Securities copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment by such counsel;

(e) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement or any other registration statement contemplated by this Agreement under the securities or “blue sky” laws of such jurisdictions as the Selling Holders may reasonably request and do any and all other acts and things that may be reasonably necessary or advisable to enable any Selling Holder to consummate the disposition of the Registrable Securities in such jurisdiction; provided, however, that Devon will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(f) furnish to each Selling Holder such numbers of copies of such Registration Statement, each amendment and supplement thereto, each prospectus (including each preliminary prospectus and prospectus supplement) and such other documents as such Selling Holder may reasonably request in writing in order to facilitate the disposition of the Registrable Securities;

(g) as promptly as practicable, notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Registration Statement or any prospectus or prospectus supplement thereto;

(h) as promptly as practicable, notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of (but not the nature or details concerning) any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Devon of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Devon agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the

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light of the circumstances under which they were made, not misleading and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto and shall, at the written request of any Selling Holder promptly furnish to such Selling Holder a reasonable number of copies of a supplement to or an amendment of such prospectus, or a revised prospectus, as may be necessary so that, as thereafter delivered to the purchasers of such securities, the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading;

(i) otherwise use its commercially reasonable efforts to comply in all material respects with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(j) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by Devon are then listed;

(k) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Devon to enable the Selling Holders to consummate the disposition of such Registrable Securities; and

(l) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement, in each case not later than the effective date of the Registration Statement.

Each Selling Holder, upon receipt of notice from Devon of the happening of any event of the kind described in Section 2.02(g) of this Agreement, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.02(g) of this Agreement or until it is advised in writing by Devon that the use of the prospectus may be resumed.

Section 2.03 Cooperation by Holders. Devon shall promptly provide written notice to a Holder to the extent that information related to such Holder is reasonably required for the Registration Statement or prospectus supplement, as applicable, to comply with the Securities Act. Following 10 days after providing such notice, Devon shall have no obligation to include in the Registration Statement Registrable Securities of a Holder who has failed to timely furnish such information.

Section 2.04 Expenses. Devon shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder. Devon shall pay all Commission, securities exchange, listing, inclusion, compliance and filing fees, legal fees and expenses of its counsel, fees of its accountants and other advisors and its internal expenses in connection with its performance of this Agreement, and each Selling Holder shall pay all selling expenses in connection with any sale of its Registrable Securities hereunder.

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Section 2.05 Indemnification.

(a) By Selling Holders. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Devon, its directors, officers, agents and representatives, and each Person, if any, who controls Devon within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, agents and representatives, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Registration Statement or any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the net proceeds received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification, except in cases of fraud, bad faith, gross negligence or willful misconduct.

(b) By Devon. Devon agrees to indemnify and reimburse, to the fullest extent permitted by law, each Selling Holder, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such Selling Holder (within the meaning of the Securities Act or the Exchange Act) (collectively, the “Seller Affiliates”) (i) against any and all Losses based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement or prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact necessary to be stated therein to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) against any and all Losses to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (iii) against any and all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Exchange Act, to the extent that any such reasonable and documented out-of-pocket expense or cost is not paid under clause (i) or (ii) above; except insofar as any such statements are made in reliance upon information furnished to Devon in writing by such Selling Holder or any Seller Affiliate expressly for use therein.

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(c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ one separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its prior written consent (but such consent will not be unreasonably withheld, conditioned or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party or (ii) the indemnified party otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

(d) Contribution. If the indemnification provided for in this Section 2.05 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of net proceeds received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification, except in cases of fraud, bad faith, gross negligence or willful misconduct. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any

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legal and other reasonable and documented out-of-pocket expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.05 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.06 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, Devon agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding Devon available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof; and

(b) file with the Commission in a timely manner all reports and other documents required of Devon under the Securities Act and the Exchange Act at all times from and after the date hereof.

Section 2.07 Repurchase Right.

(a) Repurchase Right. If at any time, a Major Holder shall propose to sell, dispose of or otherwise transfer any Purchased Common Stock in a block trade (other than transfers (i) to a non-Affiliate that are less than $10,000,000.00, (ii) that are pursuant to broker assisted ordinary transactions into the open market, or (iii) to a Permitted Transferee of such Major Holder that signs a joinder to this Agreement) (a “Repurchase Right Sale”), Devon, or its authorized delegate, shall have the right (the “Repurchase Right”) to repurchase from such Major Holder up to 50% of the Purchased Common Stock proposed to be sold in the Repurchase Right Sale then held by such Major Holder (the “Repurchase Right Shares”), at a price per share (the “Repurchase Price”) equal to (i) the offering or sale price per share in such Repurchase Right Sale minus (ii) any brokerage commissions or fees and the underwriting discount and commissions per share (if any) in any such Repurchase Right Sale; provided that any such brokerage commission, fee or underwriting discount and commission will be reasonably negotiated by such Major Holder with a reasonably acceptable bank or other financial institution. The Repurchase Right shall apply with respect to each Major Holder until the earlier of either (i) such time as such Major Holder holds 0.5% or less of Devon’s then-issued and outstanding common stock, par value $0.10 per share, or (ii) eighteen (18) months from the date hereof.

(b) Notices and Closing. Each Major Holder will deliver e-mail notice to Devon, or its authorized delegate (the “Holder Repurchase Notice”), of such Repurchase Right Sale at least one (1) business day before commencing such Repurchase Right Sale, setting forth the number of Purchased Common Stock that the Major Holder is selling in the Repurchase Right Sale, the intended pricing (including offering price per share and

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brokerage commissions or fees and underwriting discounts and commissions per share, if any, and as known at such time, or, as applicable, a reasonably detailed estimation of the manner in which such sale shall be priced) and the anticipated date and time, as applicable, of such transfer or sale. At any time before 2:00 p.m. CST on the anticipated date of such Repurchase Right Sale as set forth in the applicable Holder Repurchase Notice, Devon, or its authorized delegate, may exercise the Repurchase Right in whole or in part by email notice (the “Devon Repurchase Exercise”) to such Major Holder setting forth the number of Purchased Common Stock as to which Devon, or its authorized delegate, is exercising the Repurchase Right and a reasonable estimate of the number of Purchased Common Stock Devon would exercise the Repurchase Right to purchase in the event of an increase in the amount of Purchased Common Stock to be sold by such Major Holder; provided, that in the event of any decrease in the amount of Purchased Common Stock to be sold by such Major Holder, Devon shall have the right to repurchase from such Major Holder up to 60% of the Purchased Common Stock proposed to be sold in the Repurchase Right Sale then held by such Major Holder. The final number of Repurchase Right Shares as to which the Repurchase Right has been exercised is referred to herein as the “Exercised Repurchase Right Shares.” Delivery of and payment for the Exercised Repurchase Right Shares shall occur as promptly as possible following the closing and settlement of the Repurchase Right Sale and may be evidenced by a customary short-form purchase agreement if requested by either Devon, its authorized delegate, or the Major Holder.

Section 2.08 Removal of Restrictive Legends. Devon shall use its commercially reasonable efforts to facilitate the removal of the restrictive legend on any Registrable Securities if (a) such Registrable Securities are sold pursuant to an effective registration statement in accordance with the plan of distribution described therein, (b) a registration statement covering the resale of such Registrable Securities is effective under the Securities Act and the applicable Holder delivers to Devon a representation and/or “will comply” letter, as applicable, in a form reasonably acceptable to Devon, certifying that, among other things, such Holder will only transfer such Registrable Securities pursuant to such effective registration statement in accordance with the plan of distribution described therein and will, upon request following any lapse of effectiveness of such registration statement, cooperate with Devon to have any then-applicable restrictive legends reincluded on such Registrable Securities and the Registrable Securities returned to book-entry form at Devon’s transfer agent, (c) such Registrable Securities may be sold by the applicable Holder free of restrictions without regard to Rule 144(b) under the Securities Act (i.e., such Holder is not an affiliate of Devon, and has not been an affiliate of Devon for the previous three months, and has satisfied the one-year holding period under Rule 144) or (d) such Registrable Securities have been sold, assigned or otherwise transferred pursuant to Rule 144; provided, that with respect to clause (b), (c) or (d) above, the applicable Holder has provided all documentation and evidence (which may include an opinion of counsel) as may reasonably be required by Devon or its transfer agent to confirm that the legend may be removed under applicable securities laws (the “Legend Removal Documents”). Devon shall use its commercially reasonable efforts to cooperate with the applicable Holder covered by this Agreement to effect removal of the legend on such Registrable Securities pursuant to this Section 2.08 as soon as reasonably practicable after delivery of notice from such Holder that the conditions to removal are satisfied (together with any Legend Removal Documents). Devon shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 2.08; provided, that the applicable Holder shall be responsible for all fees and expenses (including of counsel for such Holder) incurred by such Holder with respect to delivering the Legend Removal Documents.

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ARTICLE III

TRANSFERS OF REGISTRATION RIGHTS

Section 3.01 Transfers of Registration Rights. The provisions hereof will inure to the benefit of, and be binding upon, the successors and assigns of each of the Parties, except as otherwise provided herein; provided, however, that the registration rights granted hereby may be transferred only (a) by operation of law, (b) if such transferee is a Permitted Transferee or (c) if such transfer is not made in accordance with clauses (a) and (b), with the express prior written consent of Devon, provided, in each case, that any such transferee shall not be entitled to the rights provided in this Agreement unless such transferee of registration rights hereunder agrees to be bound by the terms and conditions hereof and executes and delivers to Devon a duly executed Adoption Agreement. Notwithstanding anything to the contrary contained in this Section 3.01, any Holder may elect to transfer all or a portion of its Registrable Securities to any third party without assigning its rights hereunder with respect thereto; provided, that in any such event all rights under this Agreement with respect to the Registrable Securities so transferred shall cease and terminate. References to a Party in this Agreement shall be deemed to include any such transferee or assignee permitted by this Section 3.01.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:

(a) if to Holder, at 840 W. Sam Houston North, Suite 300, Houston, Texas 77024, Attn: Adam Osbeck (Email: aosbeck@gmellc.com) or such other address set forth under that Holder’s signature block or provided by such Holder from time to time;

(b) if to Devon, for any purpose other than delivering a Holder Repurchase Notice, at 333 West Sheridan Avenue, Oklahoma City, Oklahoma 73102, Attn: Joe Pullampally (Email: joe.pullampally@dvn.com), with a copy to Attn: Edward T. Highberger (Email: edward.highberger@dvn.com); and

(c) if to Devon, for the purpose of delivering a Holder Repurchase Notice, at 333 West Sheridan Avenue, Oklahoma City, Oklahoma 73102, Attn: Jeffrey L. Ritenour (Email: jeff.ritenour@dvn.com), with a copy to Attn: Edward T. Highberger (Email: edward.highberger@dvn.com).

All such notices and communications shall be deemed to have been received: at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or electronic mail; and when actually received, if sent by courier service or any other means.

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Section 4.02 Successor and Assigns. No Seller shall assign or otherwise transfer all or any part of this Agreement, nor shall any Seller delegate any of its rights or duties hereunder, without the prior written consent of Devon, and any transfer or delegation made without such consent shall be null and void ab initio. This Agreement shall inure to the benefit of and be binding upon the Holders and the successors and assigns of each of the parties.

Section 4.03 Recapitalization, Exchanges, Etc. Affecting the Stock of Devon. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all capital stock of Devon or any successor or assign of Devon (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, stock dividends, stock splits, recapitalizations and the like occurring after the date of this Agreement.

Section 4.04 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 4.05 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute the same Agreement. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 4.06 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 4.07 Governing Law. The Laws of the State of Delaware shall govern this Agreement without regard to principles of conflict of Laws.

Section 4.08 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 4.09 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Devon set forth herein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

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Section 4.10 Amendment. This Agreement may be amended only by means of a written amendment signed by Devon and the Holders of a majority of the then-outstanding Registrable Securities.

Section 4.11 No Presumption. If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

[The remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DEVON ENERGY CORPORATION

By:
Name: [•]
Title: [•]

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GM II SELLER:

GRAYSON MILL HOLDINGS II, LLC

By:
Name: [•]
Title: [•]

GM III SELLER:

GRAYSON MILL HOLDINGS III, LLC

By:
Name: [•]
Title: [•]

[Signature Page to Registration Rights Agreement]